As filed with the Securities and Exchange Commission on June 28, 2024
File No. 000-56632
U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Amendment No. 3
to FORM 10
GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g)
OF THE SECURITIES EXCHANGE ACT OF 1934
Fortress Net Lease REIT
(Exact name of registrant as specified in charter)
Maryland	92-1937121
(State or other jurisdiction of incorporation or registration)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas New York, NY (Address of principal executive offices)	10105 (Zip Code)
(212) 798-6100
(Registrant’s telephone number, including area code)
with copies to:
David Brooks General Counsel Fortress Investment Group LLC 1345 Avenue of the Americas New York, NY 10105 (212) 798-6100	Nicole M. Runyan, P.C. Ross M. Leff, P.C. David L. Perechocky A.J. Million Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 (212) 446-4800
Securities to be registered pursuant to Section 12(b) of the Act:
None

Securities to be registered pursuant to Section 12(g) of the Act:
Class F-S common shares of beneficial interest, par value $0.01 per share
Class F-D common shares of beneficial interest, par value $0.01 per share
Class F-I common shares of beneficial interest, par value $0.01 per share
Class B common shares of beneficial interest, par value $0.01 per share
Class C common shares of beneficial interest, par value $0.01 per share
Class D common shares of beneficial interest, par value $0.01 per share
Class E common shares of beneficial interest, par value $0.01 per share
(Title of class)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.
(Check one):
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

i

EXPLANATORY NOTE
Fortress Net Lease REIT is filing this registration statement on Form 10 (this “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to register under Section 12(g) of the Exchange Act and comply with applicable requirements thereunder.
We have filed this Registration Statement with the SEC under the Exchange Act on a voluntary basis to provide current information to holders of our common shares.
In this Registration Statement the following terms shall have the meanings set forth below, except where the context suggests otherwise:
•	“we,” “us,” “our,” “FNLR,” and the “Company” refer to Fortress Net Lease REIT, together with its consolidated subsidiaries;
•	“Adviser” refers to FNLR Management LLC, a Delaware limited liability company, and wholly-owned subsidiary of “FIG LLC,” a wholly-owned subsidiary of Fortress;
•	“Dealer Manager” refers to Independent Brokerage Solutions LLC;
•	“Fortress” refers to Fortress Investment Group LLC, a Delaware limited liability company;
•
“Fortress Affiliates” means all of Fortress’ affiliates, partners, members, shareholders, officers, directors and employees. Except where otherwise specifically stated herein, Fortress Affiliates does not include the indirect owner(s) of Fortress, and any person controlling, controlled by or under common control with such indirect owner(s) that is not also controlled by Fortress (the “Fortress Owner Group”);

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“Fortress Managed Accounts” means investment companies, pooled investment vehicles and/or other accounts (including accounts of institutional clients, pension plans, co-investment vehicles and certain high net worth individuals) that the Adviser and its affiliates manage assets for, or may in the future manage assets for;

•	“GAAP” means generally accepted accounting principles in the United States;
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“Initial Share Maximum Amount” means up to $300.0 million in our private offering, which the Company reserves the right to increase at its discretion, in any combination of Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares and Class D Shares;

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“Initial Share Offering Period” means the period from the commencement of our private offering until we accept subscriptions for the Initial Share Maximum Amount. The Initial Share Offering Period ended as of February 1, 2024;

•	“Operating Partnership” refers to FNLR OP LP, a Delaware limited partnership, a subsidiary of the Company;
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“Operating Partnership Agreement” refers to the Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated September 27, 2023, as amended or restated from time to time;

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“shareholders” refers to holders of our common shares of beneficial interest, par value $0.01 per share (the “shares” or “common shares”). There are seven classes of shares available to investors through the Company: Class F-S (“Class F-S” or the “Class F-S Shares”), Class F-D (“Class F-D” or the “Class F-D Shares”), Class F-I (“Class F-I” or the “Class F-I Shares”), Class B (“Class B” or the “Class B Shares”), Class C (“Class C” or the “Class C Shares”), Class D (“Class D” or the “Class D Shares”) and Class E (“Class E” or the “Class E Shares”) (each a “class”); and

•	“Special Limited Partner” refers to FNLR SLP LLC, a Delaware limited liability company.
The Company is an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and the Company will take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”).
This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, within the meaning of the Securities Act, any beneficial interests of the Company or any other Fortress entity. Once this Registration Statement has been deemed effective, we will be subject to the requirements of Section 13(a) of the

Exchange Act, including the rules and regulations promulgated thereunder, which will require us, among other things, to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. Additionally, we will be subject to the proxy rules in Section 14 of the Exchange Act and the Company, trustees, executive officers and principal shareholders will be subject to the reporting requirements of Sections 13 and 16 of the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We incorporate by reference into this Registration Statement the following documents previously filed by us with the SEC since the effective date of this Registration Statement:
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 15, 2024 ; and
•	Our Current Reports on Form 8-K filed on April 5, 2024 , April 17, 2024 , April 19, 2024 , May 6, 2024 , May 21, 2024 , June 7, 2024 and June 18, 2024 .
We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, including any exhibits included with such Items, unless otherwise indicated therein) after the date of this Registration Statement.
For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this Registration Statement constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this Registration Statement may include statements as to:
•	our future operating results;
•	our business prospects and the prospects of the assets in which we may invest;
•	the impact of the investments that we expect to make;
•	our ability to raise sufficient capital to execute our investment strategy;
•	our ability to source adequate investment opportunities to efficiently deploy capital;
•	our current and expected financing arrangements and investments;
•
the effect of global and national economic and market conditions generally upon our operating results, including, but not limited to, changes with respect to inflation, interest rate changes and supply chain disruptions, and changes in government rules, regulations and fiscal policies;

•	the adequacy of our cash resources, financing sources and working capital;
•	the timing and amount of cash flows, distributions and dividends, if any, from our investments;
•	our contractual arrangements and relationships with third parties;
•	actual and potential conflicts of interest with the Adviser or any of its affiliates;
•	the dependence of our future success on the general economy and its effect on the assets in which we may invest;
•	our use of financial leverage;
•	the ability of the Adviser to locate suitable investments for us and to monitor and administer our investments;
•	the ability of the Adviser or its affiliates to attract and retain highly talented professionals;
•	our ability to structure investments in a tax-efficient manner and the effect of changes to tax legislation and our tax position; and
•	our tax status and the tax status and attributes of entities and assets in which we may invest.
In addition, forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “target,” “project,” “estimate,” “intend,” “continue” or “believe” or the negatives thereof or other variations thereon or comparable terminology, although not all forward-looking statements include these words. The forward-looking statements contained in this Registration Statement involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Item 1A. Risk Factors,” “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this Registration Statement. Other factors that could cause our actual results to differ materially include:
•	changes in the economy, particularly those affecting the real estate industry;
•	risks associated with possible disruption in our operations or the economy generally due to terrorism, natural disasters, epidemics or other events having a broad impact on the economy;
•
investing in commercial real estate assets involves certain risks, including but not limited to: tenants’ inability to pay rent; increases in interest rates and lack of availability of financing; tenant turnover and vacancies; and changes in supply of or demand for similar properties in a given market;

•	adverse conditions in the areas where our investments or the properties underlying such investments are and may be located and local real estate conditions;

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limitations on our business and our ability to satisfy requirements to maintain our exclusion from registration under the Investment Company Act of 1940, as amended (the “Investment Company Act”), or to maintain our qualification as a real estate investment trust (a “REIT”), for U.S. federal income tax purposes;

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certain economic events may cause our shareholders to request that we repurchase their shares, and if we decide to satisfy any or all of such requests, our cash flow and our results of operations and financial condition could be materially adversely affected. Further, our board of trustees may make exceptions to, modify or suspend our share repurchase plan (including to make exceptions to the repurchase limitations or purchase fewer shares than such repurchase limitations) if it deems such action to be in our best interest;

•
distributions are not guaranteed and may be funded from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of our Shares or Operating Partnership units), and the sale of our assets, and we have no limits on the amounts we may fund from such sources;

•
the purchase and repurchase prices for our shares are generally based on our prior month’s net asset value (“NAV”) and are not based on any public trading market. The Adviser will value our properties monthly, based on current material market data and other information deemed relevant, subject to the review and confirmation for reasonableness by our independent valuation advisor. The valuation of properties is inherently subjective and our NAV may not accurately reflect the actual price at which our properties could be liquidated on any given day (see “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—Calculation and Valuation of Net Asset Value” for additional information relating to the valuations of our properties);

•	future changes in laws or regulations and conditions in our operating areas;
•	our limited opportunities to increase rents under long-term leases with tenants;
•	our ability to raise additional funds to enable us to make additional investments and diversify the risk profile of our portfolio;
•	our ability to capitalize on potential investment opportunities, or identify and purchase suitable properties on attractive terms;
•	our ability to integrate newly acquired investments into our existing portfolio or otherwise effectively manage our assets or growth;
•	our ability to accurately identify or adequately evaluate potential risks in volatile investing environments with limited market liquidity or price transparency;
•	the impact of macroeconomic and/or microeconomic developments on our tenants and potential tenants;
•	risks associated with the construction and renovation of our properties;
•	our ability to adequately maintain properties in accordance with the terms of the applicable leases or agreements;
•	the advent of any future epidemics, pandemics, or any other public health crises;
•
risks associated with the termination or expiration of leases and tenant defaults, which may be further exacerbated in the case whereby a single tenant is the counterparty to more than a single property;

•	risks associated with our use of single master leases and the enforceability of any such master leases under applicable law and/or in bankruptcy proceedings;
•	risks associated with investing outside of the United States;
•	the incurrence of contingent liabilities as a result of our investments, including our assumption of default risk or other third-party risks;
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our use of financing arrangements, including seller financing, secured and unsecured leveraged and other one-off financing solutions, could subject us to financial covenants and other covenants that could restrict our operations;

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our ability to forecast correlations between the value of our portfolio and the direction of exchange rates, interest rates and the price of securities in order to effectively or appropriately mitigate risks associated with our investments;

•	risks associated with our hedging program, including our use of options and forward trading;
•	our ability to accurately predict the pre-determined fixed repurchase price vis-à-vis the fair value of a property as of a future date;
•	certain risks associated limitations on our remedies under bankruptcy laws;
•	our limited rights and liquidity associated with our investments in non-controlling equity positions and other real-estate related interests;
•	system failures and cybersecurity breaches;
•	substantial compliance costs that may be required to meet the constantly evolving legal and regulatory landscape for data protection and privacy;
•	competition in our markets, which may prevent our ability to increase the occupancy and rental rates of our properties;
•	potential misconduct and unauthorized conduct from third-party providers;
•	substantial capital expenditures that may be required to comply with regulations and/or to obtain necessary permits and licenses to invest in certain properties;
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our ability to maintain our qualification as a REIT requires us to annually distribute at least 90% of our taxable income, and therefore, we may not be able to fund future capital needs, including financing for acquisitions, from our operating cash flow, and may need to rely on third-party sources for capital;

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our properties and properties underlying our investments may have design, construction or other defects or problems that require unforeseen capital expenditures, special repair or maintenance expenses, or the payment of damages to third parties, which may also affect their valuations;

•	compliance with state and local laws, statutes, regulations and ordinances relating to pollution, the protection of the environment and human health and safety;
•	our ability to obtain insurance for our properties at competitive market rates;
•	any limitations on our recourse under purchase and sale agreements to acquire properties;
•	risks associated with joint ventures;
•	risks associated with litigation or threatened litigation for damages that occur on, or liabilities derived from, the acquisition, ownership and disposition of our properties;
•	risks associated with our relationship with Fortress and the Adviser; and
•	changes to United States federal income tax laws.
Although we believe that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and as a result, the forward-looking statements based on those assumptions could also be inaccurate. In light of these and other uncertainties, the inclusion of a projection or forward-looking statement in this Registration Statement should not be regarded as a representation by us that our plans and objectives will be achieved. These forward-looking statements apply only as of the date of this Registration Statement. Moreover, we assume no duty and do not undertake to update the forward-looking statements, except as required by applicable law.

SUMMARY RISK FACTORS
The following is only a summary of the principal risks that may adversely affect our business, financial condition and results of operations and cash flows. The following should be read in conjunction with the complete discussion of risk factors we face, which are set forth below under “Item 1A. Risk Factors.”
Some of the more significant risks relating to our business and ownership of our shares include:
Risks Related to Our Business and Operations
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We are subject to risks related to the ownership of commercial real estate that affect the performance and value of our properties, including but not limited to risks with respect to the creditworthiness of underlying tenants.

•	We have limited opportunities to increase rents under our long-term leases with tenants.
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If we are unable to raise substantial additional funds, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.

•	We face risks associated with the deployment of our capital.
•	We may be unable to successfully integrate new investments and manage our growth.
•	The valuation of our investments may not be certain or transparent as a result of the highly volatile environments we operate in.
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We may be adversely affected by economic conditions and other events or occurrences that negatively affect the general economy in the United States or in markets in which our properties are geographically concentrated.

•	We are subject to certain risks related to incurring contingent liabilities in connection with investments, including the assumption by us of default risk or other third-party risks.
•	Inflation may materially and adversely affect us and our tenants.
•	We are subject to certain risks associated with the management of our properties.
•	We may face risks associated with options, including losing our entire investment due to the volatility of the underlying security or currency.
•	Our business and operations could suffer in the event of system failures or cybersecurity breaches.
•	Our access to external sources of capital is subject to factors outside of our control.
•	The agreements governing our indebtedness may place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks.
•	Compliance or failure to comply with regulatory requirements could result in substantial costs.
Risks Related to Our Relationship with Fortress, Our Adviser and the Management Agreement
•	We depend on the Adviser to select our investments and otherwise conduct our business.
•	We pay incentive and management fees and other expenses to our Adviser and the Special Limited Partner, which payments increase the risk that you will not earn a profit on your investment.
•	There are conflicts of interest in our relationships with our Adviser, which could result in outcomes that are not in our best interests.
•	The Adviser or its affiliates may have incentives to favor their respective other accounts and clients and/or Fortress over us, which may result in conflicts of interest that could be harmful to us.
•	We may compete for capital and investment opportunities with other entities managed by our Adviser or its affiliates, subjecting our Adviser to certain conflicts of interest.

Risks Related to Our Organization and Structure
•	Our shareholders generally have limited voting rights.
•	Our Declaration of Trust and Bylaws contain provisions that may delay, defer or prevent an acquisition of our shares or a change of control and that provide Fortress with substantial control of us.
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Conflicts of interest could arise between the interests of our shareholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our shareholders.

Risks Related to Tax Laws and Regulations
•	We may fail to qualify as a REIT.
•	REIT distribution requirements limit our available cash.
•	Complying with REIT requirements may cause us to forgo otherwise attractive business opportunities.
Risks Related to Ownership of Our Shares
•	We have a limited operating history and there is no assurance that we will be able to successfully achieve our investment objectives.
•	The cash available for distribution to shareholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future.
•	Our use of Operating Partnership units as consideration to acquire properties could result in shareholder dilution or limit our ability to sell such properties.
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Your ability to have your shares repurchased through our share repurchase plan is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, or none at all, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of trustees may make exceptions to, modify or suspend, our share repurchase plan (including to make exceptions to the repurchase limitations or purchase fewer shares than such repurchase limitations) if it deems such action to be in our best interest.

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The amount and source of distributions we may make to our shareholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.

•	There is no public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to repurchase by us.
The foregoing risks and other risks are more fully described in the section titled “Item 1A. Risk Factors” in this Registration Statement. If any of these risks actually occur, our business, financial condition, results of operations, cash flows, and prospects could be materially and adversely affected. As a result, you could lose all or part of your investment in our common shares.

ITEM 1.	BUSINESS
(a)	General Development of Business
We are a Maryland statutory trust formed on January 24, 2023. The Company is designed to offer individual investors an ability to access net lease real estate. We are externally managed by our Adviser, an affiliate of our sponsor, Fortress.
Our investment strategy is focused primarily on acquiring, owning, financing and leasing a diversified portfolio of single-tenant commercial real estate properties subject to medium- to long-term net leases with creditworthy and/or investment grade tenants or guarantors across the United States and, to a lesser extent, Canada, Europe or other jurisdictions as we see fit. We will seek to invest in any and all commercial property types that we deem appropriate, including retail, office, industrial and any other specialized use assets.
We are conducting a continuous private offering of our shares in reliance on an exemption from the registration requirements of the Securities Act to investors that are (i) accredited investors (as defined in Regulation D under the Securities Act) and (ii) in the case of shares sold outside the United States, to persons that are not “U.S. persons” (as defined in Regulation S under the Securities Act) (such offering, referred to herein as the “private offering”).
(b)	[Reserved]
(c)	Description of Business
The Company
We are a non-listed, perpetual life REIT. We intend to elect and qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) for U.S. federal income tax purposes and generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to our shareholders and maintain our qualification as a REIT. Our principal office is located at 1345 Avenue of the Americas, New York, NY 10105 and our telephone number is (212) 798-6100.
Fortress
Fortress Investment Group LLC, a Delaware limited liability company and an affiliate of the Adviser, is a leading global investment management firm founded in 1998. Fortress offers a range of alternative investment strategies, including private equity, credit and liquid markets for institutional and private investors around the world. Fortress is headquartered in New York, with affiliates that have offices in Atlanta, Dallas, Hong Kong, London, Los Angeles, New Canaan, Rome, San Francisco, Shanghai, Sydney and Tokyo. With approximately 900 employees worldwide, Fortress has $46.2 billion of assets under management as of September 30, 2023, on behalf of over 1,900 institutional clients and private investors worldwide across a range of real estate and credit, private equity and permanent capital investment strategies. Our Adviser will draw upon Fortress’s expertise in real estate investing, opportunistic lending, structured credits, corporate securities and structured finance to identify compelling risk-adjusted investments.
FIG LLC
FIG LLC, an affiliate of Fortress and the Adviser, is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) with the SEC. FIG LLC and the Adviser operate under a single set of policies and procedures that are reasonably designed to comply with the requirements of the Advisers Act. The Adviser is a relying advisor pursuant to applicable SEC guidance.
Investment Objective
Our investment objective is to deliver superior risk adjusted returns from a diversified real estate portfolio across the United States and to a lesser extent, Canada, Europe or other jurisdictions as we see fit. We will look to generate a known and predictable stream of cash flow by investing primarily in single tenant net leased assets, whereby the tenant is responsible for all property operating expenses, such as maintenance and repairs, real estate taxes and insurances, and capital expenditures, allowing us to deliver consistent dividends to our shareholders. By utilizing our Adviser’s strong financial underwriting and understanding of real estate fundamentals and corporate credit, we will attempt to construct a portfolio that will minimize risks and preserve shareholder capital while also driving shareholder value through consistent asset appreciation. Through the use of our Adviser’s extensive sourcing platform, we intend to curate a purpose-built portfolio that offers superior risk adjusted returns when compared to our peers. However, we cannot assure you that we will achieve our investment objectives. See “Item 1A. Risk Factors.”
Investment Strategies
Our strategy has been carefully developed based on Fortress’s more than 20 year track record of generating attractive risk-adjusted yields, as well as preserving and growing investors’ capital, while providing a steady stream of cash flow to pay regular cash distributions to our shareholders. We believe that our sponsor’s extensive experience, including investing through various economic cycles, will provide our Adviser with a more informed understanding of various investment strategies appropriate for specific cycles, not just during a bull market, which we believe provides us with a competitive advantage. Our investments are expected to include one or more of land, building and/or leasehold interests, in the United States primarily and in other jurisdictions as we see fit. We will seek to invest in any and all commercial property types, including retail, office, industrial and any other specialized use assets. These investments could be part of a sale-leaseback transaction directly with tenants, through a “build-to-suit” property transaction with prospective tenants and/or by purchasing the assets with leases already in place. We intend to consider asset, tenant and geographic concentrations while retaining the flexibility to invest as we consider appropriate to generate attractive risk-adjusted yields as well as preserve and grow investors’ capital. We intend to primarily focus on acquiring assets with five years or more in remaining weighted average lease terms that are leased to a single tenant. From time to time, we may acquire assets with lease durations shorter than five years if we believe that the leases can be extended on or prior to, or that the assets can be re-let to an acceptable tenant upon, lease maturity or may acquire assets that are leased to multiple tenants. We may invest on a standalone basis and may co-invest in transactions with affiliates of Fortress or third parties.
We will utilize our Adviser’s extensive sourcing platform to originate transactions. We seek to establish long-term relationships with our tenants which often lead to repeat transactions. Additionally, our Adviser has access to over 1,000 active relationships through the broader Fortress Credit and Real Estate Platform and many more historic relationships Fortress has built and cultivated over its more than 20 year history. These relationships come with considerable goodwill that we believe will enable us to source off-market opportunities not available to our peers.
We also plan to capitalize on our Adviser’s credit underwriting expertise to acquire assets at attractive yields. We intend to employ a credit-first approach to understanding the financial wherewithal of a tenant, which we believe will give us a significant advantage over our peers. We expect to enhance our credit underwriting by leveraging the Fortress Credit and Real Estate Platform, a recognized leader in the private lending and alternative investments space. The Fortress Credit and Real Estate Platform has a global team of over 600 people, with expertise in numerous industries, who we expect will be available to the Adviser to assist in underwriting, lease negotiations, asset management and financing. Fortress has more than 20 years of experience in various forms of credit and real estate investing that form the foundation of our net lease underwriting approach. The Fortress Credit Funds have invested over $185 billion across various asset classes, capital structures and credit ratings ranging from investment grade to distressed, with more than 1,500 borrowers, and have acquired more than $75 billion of total real estate assets in more than 1,000 real estate transactions. Fortress has more than 139 people globally dedicated to real estate investing.
Being sponsored by one of the largest alternative asset managers, we believe we are adept at effectively employing leverage, utilizing the capital markets and value-enhancing structures where appropriate. Our Adviser has deep-rooted relationships with various forms of lending institutions and we believe our sponsor’s long-established relationship with national money centers and regional banks is even more valuable in the current economic environment. We also may employ an interest rate and currency hedging strategy to help protect shareholder value.
Another key to our investment strategy is proactive asset management. The goal of our active monitoring is to track macro- and micro-economic and industry trends that impact our tenants as well as their financial statements when available. We believe this will allow us to seize on the opportunities to extend leases based on any opportunities we see through our monitoring. We also plan to utilize this data to recycle assets if we need to.
We may also invest in loans, preferred equity, and other alternative investments in or primarily secured by real estate, subject to the limitations imposed by reason of our intention to qualify as a REIT and maintaining our exclusion from being required to register under the Investment Company Act. We also may to a lesser extent invest in marketable securities, cash, cash equivalents and other short-term investments to provide a source of liquidity for our anticipated share repurchase plan, cash management, and other purposes.

Acquisition Strategies
We will focus our acquisition activities on real properties and related assets that are primarily located in the United States but may invest in Canada, Europe or other jurisdictions as we see fit. The assets will be primarily net leased whereby the tenant is generally responsible for insurance, maintenance and repairs, taxes, and utilities, which we believe will generate known and predictable cash flows. In addition, we may acquire multi-tenant properties which will typically (i) include a dominant anchor tenant, (ii) be a part of an acquisition of a portfolio primarily consisting of single tenant properties or (iii) be structured to create a synthetic single tenant lease. Other potential investments may include gross leases, commercial real estate debt and/or equity security investments (including equity in other property companies and partnerships, stocks of REITs and commercial real estate securitizations), preferred equity investments, vacant buildings and land (either for future development, renovation or a potential sale-leaseback).
We intend to focus on acquiring assets with five years or more in remaining weighted average lease terms leased to a single tenant. From time to time, we may acquire assets with lease durations shorter than five years if we believe that the leases can be extended on or prior to, or that the assets can be re-let to an acceptable tenant upon, lease maturity or may acquire assets leased to multiple tenants. We may acquire existing buildings or enter into build-to-suit arrangements in which we develop assets to suit the needs of prospective tenants based on an executed lease.
We will seek to invest in any and all commercial property types that we deem appropriate, including retail, office, industrial and any other specialized use assets. We may also invest in capital assets such as various types of machinery and equipment. We intend to acquire properties leased to tenants across a broad range of industries. Our strategy is to focus on acquiring tenants with a strong credit profile by utilizing our credit underwriting expertise while also finding assets with sound real estate fundamentals. We seek to acquire commercial properties occupied by creditworthy tenants, including investment-grade rated, non-investment grade rated and unrated public and private companies (collectively referred to herein as “creditworthy tenants”), that have strong cash generating ability, a strong balance sheet and/or other attractive financial metrics within their market segment. We believe that a key factor to our success will be our Adviser’s ability to underwrite a tenant’s credit. Each of our prospective tenants undergoes a comprehensive proprietary credit assessment. Our Adviser conducts credit analysis by evaluating prospective tenants’ management teams, strategic positioning within their industries, growth prospects, operating margins, financial leverage and cyclicality for an appropriate balance to ensure there is adequate downside protection in their business. The credit underwriting process also seeks to assess the strengths, weaknesses, opportunities and threats to our tenants' businesses that drive the underlying value proposition of our tenants’ businesses and their ability to create value long-term, including the outlook of the tenant’s market segment and the tenant’s relationship with its customers and suppliers. By evaluating both traditional credit metrics and the long-term value proposition of our tenants’ businesses, we seek to maximize predictable, durable and growing cash flows while mitigating risk in our portfolio.
The Adviser
The Company and Operating Partnership have entered into a management agreement (as the same may be amended or restated from time to time, the “Management Agreement”) with the Adviser, pursuant to which the Adviser will manage the Company and the Operating Partnership on a day-to-day basis. The Company and the Operating Partnership have also entered into an administration agreement (as the same may be amended or restated from time to time, the “Administration Agreement”) with the Adviser, pursuant to which the Adviser will provider certain office and administrative services to the Company and the Operating Partnership. See “—Management Agreement” and “—Administration Agreement” for additional information relating to the Management Agreement and Administration Agreement, respectively.
The Adviser is an affiliate of Fortress and, as such, our Adviser has access to the broader resources of Fortress, subject to Fortress’s policies and procedures regarding the management of conflicts of interest. See “Item 7. Certain Relationships and Related Transactions and Trustee Independence—Potential Conflicts of Interest” for additional information relating to our potential conflicts of interest.
Investment Focuses of Our Adviser
The team at Fortress that is focused on investing in real estate assets leased to single tenants under long-term leases, whereby the tenant is responsible for all (or nearly all) property-related expenses (the “Fortress Net Lease team”), has extensive experience in this space, having been one of the largest and most active acquirers and sellers of net leased investments in the marketplace. The Fortress Net Lease team’s track record spans investing across multiple cycles since its inception in 2002, while delivering consistent returns through the cycles. Over Fortress’s more than 20 year history, the Fortress Net Lease team has acquired over $16 billion of assets across over 2,900 properties and more than 82 million square feet in the retail, industrial and office sector.
We believe that a key factor to our success will be our Adviser’s ability to underwrite a tenant’s credit. Not only is the Fortress Net Lease team well-versed in credit underwriting, but it will also have the backing of the Fortress Credit and Real Estate Platform. The Fortress Credit and Real Estate Platform, a recognized leader in the private lender space, has invested over $185 billion across thousands of transactions across varied asset types, capital structures, and credits ranging from investment grade companies to highly distressed situations. The Fortress Credit and Real Estate Platform has more than 600 people, with experts in numerous industries, who have invested across multiple credit cycles, and who we expect will be available to the Fortress Net Lease team to assist in underwriting, lease negotiations, asset management and financing. We believe this will allow our Adviser to identify strong tenants and not be reliant upon the rating agencies, and may lead to us acquiring assets at attractive yields due to our Adviser’s experience and ability to underwrite non-rated or non-investment grade tenants. We believe the Fortress Net Lease team is able to bolster its credit underwriting with its strong understanding of real estate fundamentals. The Fortress Net Lease team is able to leverage the Fortress Real Estate Platform and its more than 139 person team for insights into specific markets. The Fortress Real Estate Platform has acquired over $75 billion in assets and is capable of providing real-time and comprehensive market data not available to our peers.
We are further augmented by our Adviser’s extensive sourcing network, which can lead to receiving favorable deal terms in off-market transactions. Fortress has numerous relationships directly with tenants as a result of its drive to establish long-term relationships both with existing tenants and prospective tenants from the broader Fortress Credit and Real Estate Platform, which has over 1,000 active relationships in addition to those built over Fortress’s more than 20 year history. These relationships are often with either the C-suite or sponsors. These relationships also come with considerable goodwill that we believe will enable us to source off-market opportunities not available to our peers.
Investment Origination and Underwriting Process
Our origination process is focused on both direct and indirect originations. On the direct side, we believe our strategy of establishing long-term relationships with our tenants and our ability to access over 1,000 relationships from the broader Fortress Credit and Real Estate Platform, will enable us to find off-market transactions that are not available to our peers. Additionally, we will seek to establish a direct outreach program where we endeavor to build new relationships with companies. Through our Adviser’s extensive platform, we intend to identify potential companies who may have interest in a sale-leaseback to generate capital for various corporate purposes and can sometimes lead to additional off-market transactions. On the indirect side, we will seek to work with market participants, which include real estate brokers, bankers, accountants, lawyers and other intermediaries to identify transactions. Most of these relationships span a lengthy period of time and come with the benefit of multiple successful transactions. We plan to employ a credit-first mentality in our underwriting process. Given the single tenant nature of the properties we intend to acquire, we feel that it is of the utmost importance that our tenants are able to fulfill all their obligations as agreed. Fortress has spent more than 20 years developing what we believe is a best-in-class credit underwriting methodology when compared to our peers. Our sponsor has expertise in numerous industry sectors, and has followed many of these companies over multiple credit cycles leading us to further refine our underwriting. We believe we have valuable market insights into the key drivers of the performance of companies when faced with various headwinds. Additionally, our Adviser has access to the over 600 member global team from the Fortress Credit and Real Estate Platform, which provides us with access to real-time and comprehensive market information that our peers do not have. We believe we are therefore well-positioned to identify strong companies while avoiding weak companies without having to be reliant upon published credit ratings or external sources of credit analysis. We also plan to employ a thorough real estate underwriting process to identify any potential risks associated with the property. We look to perform both property-level due diligence as well as market due diligence, which we believe we are well adept at based on our Adviser’s experience being one of the most active acquirers and sellers in the marketplace. In addition, we will also plan to be able to leverage the more than 139 person team on the Fortress Real Estate Platform to assist us in our transactions in almost any market where someone from Fortress has transacted in. Lastly, we will perform thorough analyses of our leases and ensure that such leases meet the standards set by the Adviser based on Fortress’s over 20 year history in the net lease space.

Joint Ventures
We also may acquire properties in joint ventures with affiliates, including Fortress Managed Accounts, which will allow the Company and its affiliates to collectively acquire 100% ownership of a property. We will often acquire 100% interests in properties. In addition, we intend to enter into joint ventures with third parties to source, acquire, develop, improve or dispose of properties. In certain cases, we may not control the management of joint ventures in which we invest, but we may have the right to approve major decisions of the joint venture. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Fortress Managed Accounts.
Leverage
We expect to regularly employ direct or indirect leverage in a variety of forms through borrowings, derivatives and other financial instruments as part of our investment program. The greater our total leverage relative to our equity capital base, the greater the risk of loss and possibility of gain due to market fluctuations in the values of our investments. Leverage can result in the total loss of capital. Historically, Fortress net lease investments have averaged 55-65% leverage. In certain instances, where a transaction can support it, we could add more leverage, or in the alternative, utilize lower leverage in our Adviser’s discretion.
We may borrow funds (on a secured or unsecured basis), directly or indirectly through one or more investment vehicles, to facilitate investments or otherwise in connection with our business. We may obtain a credit facility in order to finance investments or pay expenses with borrowings. Financings may take various forms, and may be entered into with brokers and dealers retained by us. In addition, we may directly or indirectly utilize seller financing when making investments, and may be assigned existing indebtedness that is not prepayable. The Adviser is under no obligation to arrange for any affiliate to lend money to us; however, we may borrow funds from affiliates of our Adviser without the approval of our board of trustees (the “board” or “board of trustees”). To the extent that any borrowing is made from, or reimbursement is made to, affiliates of our Adviser, the interest rate thereon may not exceed the prime rate of JPMorgan Chase Bank plus 3.0% per annum without the approval of a majority of the independent trustees. Moreover, without the approval of the board of trustees, we are not permitted to incur any indebtedness if such incurrence would cause our aggregate indebtedness to exceed 75% (measured at the time of incurrence) of the cost of our non-realized investments.
In addition, in an effort to have enough cash available to repurchase shares pursuant to our share repurchase plan and to fund investments, we may reserve borrowing capacity under a line of credit to borrow against, in part, to repurchase shares during periods when we may not have sufficient funds to fund all repurchase requests.
Temporary Strategies
During periods in which the Adviser determines that economic or market conditions are unfavorable to investors and a defensive strategy would benefit us, we may temporarily depart from our investment strategy without providing advance notice to, or obtaining the consent of, our shareholders. During these periods, we may deviate from our investment guidelines and invest all or any portion of our assets in U.S. government securities, including bills, notes and bonds differing as to maturity and rates of interest that are either issued or guaranteed by the U.S. Treasury or by U.S. government agencies or instrumentalities; non-U.S. government securities that have received the highest investment grade credit rating; certificates of deposit issued against funds deposited in a bank or a savings and loan association; commercial paper; bankers’ acceptances; fixed time deposits; shares of money market funds; credit-linked notes; repurchase agreements with respect to any of the foregoing; or any other fixed income securities that the Adviser considers consistent with this strategy. During these periods, we may also determine to pay down certain of our indebtedness and have indebtedness below our target leverage or we may borrow more to provide for additional liquidity causing us to exceed our target leverage. It is impossible to predict when, or for how long, the Adviser will use these alternative strategies. There can be no assurance that such strategies will be successful.

Investment Company Act Considerations
We engage primarily in the business of investing in real estate and intend to conduct our operations, directly and through wholly or majority-owned subsidiaries, so that neither we nor any of our subsidiaries is required to register as an investment company under the Investment Company Act. A company is an “investment company” under the Investment Company Act:
•	under Section 3(a)(1)(A), if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or
•
under Section 3(a)(1)(C), if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns, or proposes to acquire, “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, which we refer to as the “40% test.” The term “investment securities” generally includes all securities except U.S. government securities and securities of majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemption from the definition of investment company under Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real estate-related assets (whether in the form of debt or equity) directly, primarily by acquiring fee interests in real property. We also intend to invest in real property indirectly through investments in joint venture entities, including joint venture entities in which we do not own a controlling interest and joint venture entities in which affiliated accounts may invest. We plan to conduct our businesses primarily through the Operating Partnership, a majority-owned subsidiary, and expect to establish other direct or indirect majority-owned subsidiaries to hold particular assets.
We intend to conduct our operations so that we and most, if not all, of our wholly and majority-owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine compliance with this test. We expect that most, if not all, of our wholly owned and majority-owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute a substantial majority of our assets) generally will not constitute “investment securities.” Accordingly, we believe that we and most, if not all, of our wholly and majority-owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.
In addition, we believe that neither we nor any of our wholly- or majority-owned subsidiaries are considered an investment company under Section 3(a)(1)(A) of the Investment Company Act because they do not engage primarily or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our wholly- and majority-owned subsidiaries are primarily engaged in non-investment company businesses related to real estate. Consequently, we conduct our and our wholly- and majority-owned subsidiaries’ respective operations such that none of them are required to register as an investment company under Section 3(a)(1)(A) of the Investment Company Act. The Company will therefore not be subject to the obligations of a registered investment company and investors in the Company will not receive the protections afforded by the Investment Company Act to investors in a registered investment company.
The Company will not be registered as an investment company under the Investment Company Act in reliance upon one or more exclusions or exemptions therefrom, including, but not limited to, Section 3(c)(5)(C) of the Investment Company Act. The SEC and its staff have taken the position that this exemption generally requires that at least 55% of an entity’s assets be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least another 25% of the entity’s assets must be comprised of additional qualifying assets or a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act (and no more than 20% of the entity’s assets may be comprised of miscellaneous assets).
We classify our assets for purposes of our 3(c)(5)(C) exemption based upon no-action positions taken by, and the interpretive guidance provided by, the SEC and its staff. These no-action positions are based on specific factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than 20 years ago. No assurance can be given that the SEC or its staff will concur with our classification of our assets. In addition, the SEC or its staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exemption from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/25% test noted above, based on certain no-action letters issued by the SEC and its staff, we intend to classify our fee interests in real property, held by us directly or through our wholly-owned or majority-owned subsidiaries, as qualifying assets. In addition, based on no-action letters issued by the SEC and its staff, we will treat our investments in any joint ventures that, in turn, invest in qualifying assets such as real property, as qualifying assets, but only if we are active in the management and operation of the joint venture and have the right to approve major decisions by the joint venture; otherwise, they will be classified as real estate-related assets. We will not participate in joint ventures in which we do not have or share control to the extent that we believe such participation would potentially threaten our status as a non-investment company exempt from the Investment Company Act. This may prevent us from receiving an allocation with respect to certain investment opportunities that are suitable for both us and one or more Fortress Managed Accounts. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control or in which we share control. We will treat any investments in real estate-related securities as real estate-related assets, for purposes of determining whether we satisfy the 55%/25% test.
Qualifying for an exemption from registration under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit our and our subsidiaries’ ability to invest directly in mortgage-backed securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, non-controlling equity interests in real estate companies or in assets not related to real estate; however, we and our subsidiaries may invest in such securities to a certain extent.
Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration. A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the Section 3(c)(5)(C) exemption, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.
If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including disclosure requirements and restrictions with respect to diversification and industry concentration, and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan, which could materially adversely affect our NAV and our ability to pay distributions to our shareholders.
Fortress Net Lease REIT Structure
We intend to elect to be taxed as a REIT for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2023. A REIT is a company that derives most of its income from real property or real estate mortgages and has elected to be subject to tax as a REIT. If a corporation elects to be subject to tax as a REIT and qualifies as a REIT, it will generally not be subject to U.S. federal corporate income taxes on income that it currently distributes to its shareholders. A company’s qualification as a REIT depends on its ability to meet, on a continuing basis, various complex requirements under the Code relating to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels to its shareholders, and the concentration of ownership of its capital stock. See “—Certain U.S. Tax Considerations.”
A non-listed REIT is a REIT whose shares are not listed for trading on a stock exchange or other securities market. We use the term “perpetual-life REIT” to describe an investment vehicle of indefinite duration, whose common shares are intended to be sold by the REIT monthly on a continuous basis at a price generally equal to the REIT’s prior month’s net asset value per share. The net asset value of perpetual-life REITs may be subject to volatility related to the values of their underlying assets. In our perpetual-life structure, the investors may request that we repurchase their shares on a monthly basis, but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in our discretion. While we may consider a liquidity event at any time in the future, we are not obligated by the Company’s Second Amended and Restated Declaration of Trust (as the same may be amended or restated from time to time, the “Declaration of Trust”) or otherwise to effect a liquidity event at any time.

We plan to own all or substantially all of our assets through the Operating Partnership. FNLR GP LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner of the Operating Partnership. The Special Limited Partner, a wholly-owned subsidiary of Fortress Operating Entity I LP, an affiliate of Fortress, owns a special limited partner interest in the Operating Partnership. In addition, each of the Adviser and the Special Limited Partner may elect to receive units in the Operating Partnership in lieu of cash for the management fee and performance participation interest, respectively. The Adviser may also elect to receive units in the Operating Partnership in lieu of cash for all or a portion of certain expense reimbursements. The Adviser and the Special Limited Partner may put these units back to the Operating Partnership and receive cash, and intend to do so from time to time, unless our board of trustees determines that any such repurchase for cash would be prohibited by applicable law or our Declaration of Trust, in which case such Operating Partnership units will be repurchased for common shares. The use of our Operating Partnership to hold all of our assets is referred to as an Umbrella Partnership Real Estate Investment Trust (“UPREIT”). Using an UPREIT structure may give us an advantage in acquiring properties from persons who want to defer recognizing a gain for U.S. federal income tax purposes.
The following chart shows our current ownership structure and our relationship with FIG LLC, the Adviser, and their respective affiliates as of the date of this Registration Statement.

REIT Investors
FIG LLC
Delaware limited liability company
Fortress Operating Entity I LP
Delaware limited partnership
100%
100%
100%
FNLR Management LLC
Delaware limited liability company
Management Agreement
Fortress Net Lease REIT
Maryland statutory trust
FNLR SLP LLC
Delaware limited liability company
Management Agreement
100%
FNLR GP LLC
Delaware limited liability company
Special Limited Partner Interest
OP Unitholders
General Partner Interest + Limited Partner Interest
0%
100%
FNLR OP LP
(Operating Partnership)
Delaware limited partnership

* Percentages are as of June 15, 2024 and may fluctuate over time.
Our Board of Trustees
We operate under the direction of our board of trustees. Our board of trustees is currently comprised of five trustees, two of whom are affiliated with the Adviser and three of whom are independent of the Adviser and its affiliates. Our independent trustees are responsible for reviewing the performance of the Adviser and approving the compensation paid to the Adviser and its affiliates. See “Item 5. Trustees and Executive Officers—Biographical Information” for further information regarding the members of the board of trustees.
The Company has an audit committee of the board of trustees (the “Audit Committee”), which is comprised of three trustees, all of whom are independent trustees. The primary function of the Audit Committee is to serve as an independent and objective party to assist the board of trustees in selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (including compensation therefore), reviewing the independence of our independent accountants and reviewing the adequacy of our internal controls over financial reporting.

Management Agreement
The description below of the Management Agreement is only a summary. Statements in this Registration Statement concerning the Management Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Management Agreement filed as an exhibit to this Registration Statement.
Our board of trustees at all times has oversight responsibility for governance, financial controls, compliance and disclosure with respect to the Company and our Operating Partnership. Pursuant to the Management Agreement, our board of trustees has delegated to the Adviser the authority to source, evaluate and monitor our investment opportunities and make decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of trustees; provided, however, that the Adviser’s authority to make investments outside of the scope and criteria provided for within our investment guidelines (as such guidelines may be amended from time to time by the board of trustees) is subject to limitations and requires the prior approval of the board of trustees or any duly authorized committee of the board of trustees, as the case may be. We believe that the Adviser currently has sufficient staff and resources to be capable of fulfilling the duties set forth in the Management Agreement.
Services
Under the terms of the Management Agreement, the Adviser is responsible for the following:
•	managing the Company’s and Operating Partnership’s assets in accordance with its investment objective, policies and restrictions;
•
determining the composition of the Company’s and Operating Partnership’s portfolio, the nature and timing of the changes to the Company’s and Operating Partnership’s portfolios and the manner of implementing such changes;

•
making investment decisions for the Company and Operating Partnership, including negotiating the terms of investments in, and dispositions of, real estate, portfolio securities and other instruments on its behalf;

•	monitoring the Company’s and Operating Partnership’s investments;
•	engaging and supervising, on the Company’s and Operating Partnership’s behalf, agents and service providers to assist in making and managing the Company’s and Operating Partnership’s investments;
•	determining valuations of real estate and real estate-related assets held by the Company and Operating Partnership;
•	performing due diligence on prospective portfolio investments;
•	recommending the appropriate level of leverage and debt financing;
•	exercising voting rights in respect of portfolio securities and other investments for the Company and Operating Partnership;
•	serving on, and exercising observer rights for, boards of directors and similar committees of the Company’s and Operating Partnership’s portfolio investments;
•	providing risk management and tax services with respect to the Company’s and the Operating Partnership’s investments; and
•
providing the Company and Operating Partnership with such other investment advisory and related services as the Company and Operating Partnership may, from time to time, reasonably require for the investment of capital.

The Adviser’s services under the Management Agreement are not exclusive, and it is free to furnish similar services to other entities so long as its services to the Company and Operating Partnership are not impaired. The above summary is provided to illustrate the material functions which the Adviser will perform for us and it is not intended to include all of the services which may be provided to us by the Adviser or third parties.

Term
Unless earlier terminated as described below, the Management Agreement will remain in effect for a period of two years from the date it first became effective, and will remain in effect from year-to-year thereafter if approved annually by a majority of the board of trustees and a majority of the independent trustees.
Without payment of penalty, the Company may terminate the Management Agreement with the Adviser upon 60 days’ written notice. The decision to terminate the agreement may be made by a majority of the board of trustees. In addition, without payment of penalty, the Adviser may generally terminate the Management Agreement upon 60 days’ written notice. Notwithstanding the foregoing rights to terminate the Management Agreement, certain provisions relating to the duties of, and payments to, the Adviser, indemnification by the Company and the Operating Partnership, non-solicitation and miscellaneous considerations, will survive the termination of the Management Agreement.
For a discussion of the Adviser’s compensation and expense reimbursement, see “—Compensation of the Adviser and Expense Reimbursement.” For additional discussion of company expenses, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—General and Administrative Expenses.”
Compensation of the Adviser and Expense Reimbursement
Management Fee
As compensation for its services provided pursuant to the Management Agreement, we pay the Adviser, for Class F-S investors, Class F-D investors, Class F-I investors, Class B investors, Class C investors, Class D investors and Class E investors, a management fee equal to 1.00% of NAV per annum payable monthly. However, the management fee paid to the Adviser in respect of any Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares that are purchased by a shareholder during the Initial Share Offering Period (including any such shares issued pursuant to our distribution reinvestment plan during the Initial Share Offering Period) (collectively, “ Waiver Eligible Shares ”) will be waived for six months by the Adviser (measured, in respect of each such shareholder and such shareholder’s Waiver Eligible Shares, regardless of whether any such shares were purchased on different days, from the later of (i) the day on which such shareholder first purchased any such shares for cash and (ii) if applicable, the day on which such shares are released from escrow (and not, for the avoidance of doubt, from the day on which any such shares may have been (x) issued pursuant to our distribution reinvestment plan, (y) received in connection with a conversion or exchange of other shares or (z) later acquired); such later date in respect of any investor, the “ Issuance Date ”); provided , that with respect to any shareholder who subscribes for shares during the Initial Share Offering Period pursuant to a subscription agreement that may be drawn down in one or more closings at the Company’s discretion, the “Issuance Date” for purposes of the six month fee waiver shall be measured, in respect of each Waiver Eligible Shares issued pursuant to such subscription agreement, from the day on which such Waiver Eligible Share is issued to such shareholder. In addition, the management fee paid to the Adviser in respect of any Class E Shares will be waived by the Adviser following the time that we become a “publicly offered REIT” for U.S. federal income tax purposes ( i.e. , a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) (a “ Publicly Offered REIT ”). We expect to qualify as a Publicly Offered REIT as of April 1, 2024, the effective date of this Registration Statement. Any management fee shall be calculated and paid to the Adviser on a class-by-class basis, based on the NAV of each applicable class of our shares.
Additionally, to the extent that our Operating Partnership issues Operating Partnership units to parties other than us or any class of Operating Partnership units (other than Class A units) as determined by us, as sole member of the general partner of the Operating Partnership, our Operating Partnership will pay the Adviser a management fee equal to 1.00% of NAV per annum payable monthly, attributable to such Operating Partnership units not held by us. However, the management fee paid to the Advisor in respect of any Class F-S units, Class F-D units, Class F-I units, Class B units, Class C units, Class D units and Class E units that are issued to parties other than us during the Initial Share Offering Period (including any such Operating Partnership units issued pursuant to our distribution reinvestment plan during the Initial Share Offering Period) (collectively, “Waiver Eligible Units”) will be waived for six months by the Adviser (measured, in respect of each such unitholder and such unitholder’s Waiver Eligible Units, regardless of whether any such Operating Partnership units were issued on different days, from the day on which such unitholder was first issued any such Operating Partnership units for cash (and not, for the avoidance of doubt, from the day on which any such Operating Partnership units may have been (x) issued pursuant to our distribution reinvestment plan, (y) received in connection with a conversion or exchange of other Operating Partnership units or shares or (z) later acquired); such date in respect of any unitholder, the “OP Unit Issuance Date”). In addition, the management fee paid to the Adviser in respect of any Class E units will be waived by the Adviser following the time that we become a Publicly Offered REIT.
Similar to the calculation of the management fee payable to the Adviser with respect to our shares, any management fee payable to the Adviser with respect to each class of our Operating Partnership units shall be calculated on a class-by-class basis, based on the NAV of each applicable class of units. For the avoidance of doubt, the management fee shall not apply to the Class A units.
Further, the Operating Partnership expects to issue Operating Partnership units, with respect to which no management fee will be paid to the Adviser, to current or former Fortress affiliates, or current or former employees, officers or directors of any Fortress affiliate (or family and estate planning vehicles of, and foundations and other charitable organizations established or sponsored by, any of them).
In calculating our management fee, we will use our NAV before giving effect to accruals for the management fee, performance participation allocation, ongoing servicing fees or distributions payable on our shares. Our NAV per share for each class is calculated by EA RESIG, LLC, a subsidiary of Eisner Advisory Group LLC (“Eisner”), a third-party firm that provides us with certain administrative and accounting services, and such calculation is reviewed and confirmed by the Adviser. As part of Eisner’s calculations, Eisner will use inputs provided by the Adviser, including valuation conclusions that have been reviewed by Empire Valuation Consultants, LLC (“Empire”), our independent valuation advisor. However, the Adviser is ultimately and solely responsible for determining our NAV and overseeing the process relating to Eisner’s calculation of our NAV. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—NAV and NAV Per Share Calculation” for more information regarding the calculation of our NAV per share of each class.
All or a portion of the management fee may be paid, at the Adviser’s election, in cash, Class E Shares or Class A units of our Operating Partnership. The Adviser generally expects to elect to receive Class E Shares or Class A units of the Operating Partnership primarily for the Company’s cash management purposes and alignment of interest, but intends to have its shares or units repurchased from time to time. Any repurchase requests by the Adviser will be consistent with the Adviser’s fiduciary duties to us and our shareholders. Our Class E Shares and Class A units of our Operating Partnership obtained by the Adviser will not be subject to the repurchase limits of our share repurchase plan or any early repurchase deduction, whereby certain classes of our shares (i.e., Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares) that have not been outstanding for at least one year are repurchased at 98% of the transaction price (an “Early Repurchase Deduction”).
In addition, the Company and the Operating Partnership may offer different classes of shares or Operating Partnership units which feature a higher or lower management fee, as applicable, equal to up to 1.25% of NAV of the respective class of shares or class of units, as applicable, per annum payable monthly.
Performance Allocation
So long as the Management Agreement has not been terminated (including by means of non-renewal), the Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation from (i) the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of the Operating Partnership equal to 10% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up, and (ii) the Class C units of the Operating Partnership equal to 5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up (each such term as defined below). However, the performance participation interest to the Special Limited Partner in respect of any Waiver Eligible Units will be waived for six months by the Special Limited Partner (measured, in respect of each limited partner and such limited partner’s Waiver Eligible Units, from the applicable OP Unit Issuance Date and, in respect of any Waiver Eligible Units held by us, either directly or through the general partner of the Operating Partnership, in a manner consistent with the calculation of the six month period that is applicable to the corresponding Waiver Eligible Shares that are attributable to such Waiver Eligible Units). In addition, the Special Limited Partner’s performance participation interest with respect to Class E units of the Operating Partnership will be waived by the Special Limited Partner following the time that we become a Publicly Offered REIT. Such allocation will be measured on a calendar year basis, made annually and accrued monthly. The Special Limited Partner will not hold a performance participation interest with respect to Class A units or Class D units of the Operating Partnership.

Specifically, the Special Limited Partner in the aggregate will be allocated a performance participation in an amount equal to:
•
First, if the Total Return for the applicable period exceeds the sum of (i) the Hurdle Amount for that period and (ii) the Loss Carryforward Amount (as defined herein) (any such excess, “Excess Profits”), 100% of such Excess Profits until the total amount allocated to the Special Limited Partner equals 10% (in the case of the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of the Operating Partnership) or 5% (in the case of the Class C units of the Operating Partnership), as applicable, of the sum of (x) the Hurdle Amount for that period and (y) any amount allocated to the Special Limited Partner pursuant to this clause (this is commonly referred to as a “Catch-Up”); and

•
Second, to the extent there are remaining Excess Profits, 10% (in the case of the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of the Operating Partnership) or 5% (in the case of the Class C units of the Operating Partnership), as applicable, of such remaining Excess Profits. “Total Return” for any period since the end of the prior calendar year shall equal the sum of:

(i)	all distributions accrued or paid (without duplication) on the Operating Partnership units outstanding at the end of such period since the beginning of the then-current calendar year plus
(ii)
the change in aggregate NAV of such units since the beginning of the year, before giving effect to (x) changes resulting solely from the proceeds of issuances of Operating Partnership units, (y) any accrual to the performance participation interest and (z) applicable ongoing servicing fee expenses (including any payments made to us for payment of such expenses).

For the avoidance of doubt, the calculation of Total Return will (i) include any appreciation or depreciation in the NAV of units issued during the then-current calendar year but (ii) exclude the proceeds from the initial issuance of such units. The performance participation interest allocated to the Special Limited Partner shall be in respect of Class F-S units, Class F-D units, Class B units, Class C units, Class E units (until the REIT becomes a Publicly Offered REIT, upon which the Special Limited Partner will waive the performance participation interest with respect to the Class E units for all periods following such time) and Class F-I units only and not, for the avoidance of doubt, Class A units or Class D units.
“Hurdle Amount” for any period during a calendar year means that amount that results in a 5% annualized internal rate of return on the NAV of the Operating Partnership units outstanding at the beginning of the then-current calendar year and all Operating Partnership units issued since the beginning of the then-current calendar year, taking into account the timing and amount of all distributions accrued or paid (without duplication) on all such units and all issuances of Operating Partnership units over the period and calculated in accordance with recognized industry practices. The ending NAV of the Operating Partnership units used in calculating the internal rate of return will be calculated before giving effect to any accrual to the performance participation interest and applicable ongoing servicing fee expenses; provided that the calculation of the Hurdle Amount for any period will exclude any Operating Partnership units repurchased during such period, which units will be subject to the performance participation allocation upon repurchase as described below.
Except as described in Loss Carryforward Amount below, any amount by which Total Return falls below the Hurdle Amount will not be carried forward to subsequent periods.
“Loss Carryforward Amount” shall initially equal zero and shall cumulatively increase by the absolute value of any negative annual Total Return and decrease by any positive annual Total Return; provided that the Loss Carryforward Amount shall at no time be less than zero and provided further that the calculation of the Loss Carryforward Amount will exclude the Total Return related to any Operating Partnership units repurchased during such year, which units will be subject to the performance participation allocation upon repurchase as described below. The effect of the Loss Carryforward Amount is that the recoupment of past annual Total Return losses will offset the positive annual Total Return for purposes of the calculation of the Special Limited Partner’s performance participation. This is referred to as a “High Water Mark.”
The Special Limited Partner will also be allocated a performance participation with respect to all applicable Operating Partnership units that are repurchased at the end of any month (in connection with repurchases of our shares in our share repurchase plan) in an amount calculated as described above with the relevant period being the portion of the year for which such unit was outstanding, and proceeds for any such unit repurchase will be reduced by the amount of any such performance participation.

Distributions on the performance participation interest may be payable in cash, Class E Shares or Class A units at the election of the Special Limited Partner. If the Special Limited Partner elects to receive such distributions in Operating Partnership units, the Special Limited Partner may request the Operating Partnership to repurchase such Operating Partnership units from the Special Limited Partner at a later date. The Operating Partnership will repurchase any such Class A units for Class E Shares or cash (at the Special Limited Partner’s elections) unless our board of trustees determines that any such repurchase for cash would be prohibited by applicable law or the Operating Partnership Agreement, in which case such Class A units will be repurchased for Class E Shares. Any such repurchase request will not be subject to the Early Repurchase Deduction or similar repurchase limits that exist under our share repurchase plan or any Mandatory Holding Period (as defined under “—Share Repurchase Plan” below).
The NAV of the Operating Partnership calculated on the last trading day of a calendar year shall be the amount against which changes in NAV is measured during the subsequent calendar year. In our first calendar year of operations, the performance participation will be prorated for the portion of the calendar year.
The measurement of the foregoing net assets change is also subject to adjustment by our board of trustees to account for any unit dividend, unit split, recapitalization or any other similar change in the Operating Partnership’s capital structure or any distributions made after the commencement of our private offering that the board of trustees deems to be a return of capital (if such changes are not already reflected in the Operating Partnership’s net assets).
The Special Limited Partner will not be obligated to return any portion of performance participation paid based on our subsequent performance.
Except with respect to Class A units, changes in our Operating Partnership’s NAV per unit of each class will generally correspond to changes in our NAV per share of the corresponding class of our common shares. Distributions with respect to the performance participation interest are calculated from the Operating Partnership’s Total Return over a calendar year. As a result, the Special Limited Partner may be entitled to receive payments under the performance participation for a given year even if some of our shareholders who purchased shares during such year experienced a decline in NAV per share. Similarly, shareholders whose shares are repurchased during a given year may have their shares repurchased at a lower NAV per share as a result of an accrual for the estimated performance participation at such time, even if no performance participation allocation for such year is ultimately payable to the Special Limited Partner at the end of such calendar year.
In the event the Management Agreement is terminated, the Special Limited Partner will be allocated any accrued performance participation with respect to all Operating Partnership units as of the date of such termination. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations” below for further information about the performance allocation and management fee.
The following tables summarize performance allocation and management fee accrued from the Formation Date through December 31, 2023. Please note that the performance allocation and management fee was waived for six months for each investor currently in the fund.
From January 24, 2023 (Formation Date) Through December 31, 2023
Performance participation allocation	$0
Management fee	$0

Performance Allocation Example
The following example illustrates how we would calculate our Special Limited Partner’s performance participation allocation at the end of the year based on the assumptions set forth in rows A through E of the table below. All amounts are with respect to the units outstanding at the end of the year. Actual results may differ materially from the following example.
A.	Beginning NAV	$1,000,000,000
B.	Loss Carryforward Amount	—
C.	Net proceeds from new issuances	—
D.	Distributions paid (in twelve equal monthly installments)	40,000,000
E.	Change in NAV required to meet 5% annualized internal rate of return(1)	9,100,000
F.	Hurdle Amount (D plus E)(1)	49,100,000
G.	Ending NAV required to meet Hurdle Amount	1,009,100,000
H.	Actual change in NAV	50,000,000
I.	Actual ending NAV	1,050,000,000
J.	Annual Total Return prior to performance allocation (D plus H)	90,000,000
K.	Excess Profits (J minus the sum of B and F)	40,900,000
L.	Performance allocation is equal to 10% of annual Total Return (J) because the annual Total Return exceeds the Hurdle Amount (F) plus loss carryforward account balance (B) with enough Excess Profits (K) to achieve the full Catch-Up	$9,000,000
(1)
Amounts rounded to the nearest $100,000. The Hurdle Amount for any period is that amount that results in a 5% annualized internal rate of return on the NAV of the units outstanding at the end of the period. An internal rate of return reflects the timing and amount of all distributions accrued or paid (without duplication) and any issuances or repurchases of such units during the period. Internal rate of return is a metric used in business and asset management to measure the profitability of an investment, and is calculated according to a standard formula that determines the total return provided by gains on an investment over time. We believe our fee structure described herein, including the requirement that a minimum internal rate of return be achieved before the Adviser is entitled to any performance allocation, aligns the interests of our stockholders with the Adviser in a manner that is typically offered to institutional investors.

Once the Adviser and the Special Limited Partner waive the management fees and performance participation allocation in respect of Class E Shares and Class E units of the Operating Partnership, the Adviser may, in its discretion, reinstate management fees and performance participation allocation of any Class E shareholder or Class E unitholder who is no longer an employee, officer or director at Fortress or its affiliates, including by converting such person’s shares or units to any other class of shares or units of the Operating Partnership, including a class of shares or units that may bear different or higher management fees and performance participation allocation, at any time.
Organization and Offering Expense Reimbursement
The Adviser has agreed to advance all of our organization and offering expenses on our behalf (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by detailed and itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding the ongoing servicing fees) through November 1, 2024, the first anniversary of the date on which we broke escrow for our private offering. We will reimburse the Adviser for all such advanced expenses ratably over the 60 months following the first anniversary of the date on which we broke escrow for our private offering, which occurred on November 1, 2023. After November 1, 2024, we will reimburse the Adviser for any organization and offering expenses associated with our private offering that it incurs on our behalf as and when incurred. The Adviser may elect to receive all or a portion of any such reimbursements in the form of cash, Class E Shares or Class A units of our Operating Partnership. To the extent that the Adviser elects to receive any portion of these reimbursements in Class E Shares or Class A units of our Operating Partnership, we may repurchase such Class E Shares or Class A units of our Operating Partnership from the Adviser at a later date and such repurchases of Class E Shares or Class A units of our Operating Partnership will not be subject to the repurchase limits of our share repurchase plan or any Early Repurchase Deduction.
Acquisition Expense Reimbursement
We do not intend to pay the Adviser any acquisition, financing (except interest payments to the lender in cases where the lender is an affiliate of the Adviser) or other similar fees in connection with making investments. We will, however, reimburse the Adviser for out-of-pocket expenses in connection with the selection, acquisition and management of properties and real estate debt, whether or not such investments are acquired, which all or a portion of such reimbursements may be paid in cash, Class E Shares or Class A units of our Operating Partnership at the Adviser’s election. To the extent that the Adviser elects to receive any portion of these reimbursements in Class E Shares or Class A units of our Operating Partnership, we may repurchase such Class E Shares or Class A units of our Operating Partnership from the Adviser at a later date and such repurchases of Class E Shares or Class A units of our Operating Partnership will not be subject to the repurchase limits of our share repurchase plan, any Early Repurchase Deduction or any Mandatory Holding Period. We will also make payments to third parties or certain of the Adviser’s affiliates in connection with making investments as described in “—Fees from Other Services of the Adviser” below.
Fees from Other Services of the Adviser
We may retain certain of the Adviser’s affiliates, from time to time, for services relating to our investments or our operations, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, trusteeship services, information technology services, finance and budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, leasing services, property, title and/or other types of insurance and related services, asset management services, transaction support services, transaction consulting services and other similar operational matters. Our Operating Partnership or its subsidiaries may also issue equity incentives to certain employees of such affiliates. Any payments made to the Adviser’s affiliates will not reduce the management fee or performance participation allocation. Any such arrangements will be at or below market rates. For more information about such services, please see “Item 7. Certain Relationships and Related Transactions, and Trustee Independence—Other Conflicts.”
Administration Agreement
The description below of the Administration Agreement is only a summary. Statements in this Registration Statement concerning the Administration Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Administration Agreement filed as an exhibit to this Registration Statement.
The Adviser serves as our administrator. Pursuant to the Administration Agreement, the Adviser will perform, or oversee the performance of, administrative services necessary for our continued operation, which will include providing office space, equipment and office services, maintaining financial records, preparing reports to shareholders and reports filed with the SEC (as applicable), and managing the payment of expenses and the performance of administrative and professional services rendered by others. We believe the Adviser currently has sufficient staff and resources so as to be capable of fulfilling the duties set forth in the Administration Agreement.
We will reimburse our Adviser for services performed for us pursuant to the terms of the Administration Agreement, which will include certain costs and expenses, and for certain organization costs incurred prior to the commencement of our operations, and for certain offering costs. In addition, we will reimburse the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to certain individuals who devote time to our business and affairs and act on our behalf, in each case, based on the applicable percentage of time such individual allocated, on an estimated basis, to our operations. The Adviser may elect to receive all or a portion of any such reimbursements in the form of cash, Class E Shares of the Company or Class A units of our Operating Partnership. In addition, pursuant to the terms of the Administration Agreement, the Adviser may delegate its obligations under the Administration Agreement to an affiliate or to a third party and we will reimburse the Adviser for any services performed for us by such affiliate or third party. To the extent that the Adviser outsources any of its functions, we will pay the fees associated with such functions on a direct basis, without profit to the Adviser.
Unless earlier terminated as described below, the Administration Agreement will remain in effect for a period of two years from the date it first became effective, and will remain in effect from year-to-year thereafter if approved annually by a majority of the board of trustees and a majority of the independent trustees. We or the Adviser may terminate the Administration Agreement, without payment of any penalty, upon 60 days’ written notice. Our decision to terminate the agreement may be made by a majority of the board of trustees.
The Administration Agreement provides that the Adviser and its affiliates’ respective officers, directors, members, managers, shareholders and employees are entitled to indemnification from us from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Administration Agreement, except where attributable to willful misfeasance, bad faith or gross negligence in the performance of such person’s duties or reckless disregard of such person’s obligations and duties under the Administration Agreement.
Operating Partnership
The description below of the Operating Partnership Agreement is only a summary. Statements in this Registration Statement concerning the Operating Partnership Agreement include the material provisions of the agreement. The description set forth below is qualified in its entirety by reference to the Operating Partnership Agreement filed as an exhibit to this Registration Statement.
Management of Our Operating Partnership
The Operating Partnership was formed on January 3, 2023, to acquire and hold assets on our behalf.
We intend to hold substantially all of our assets in the Operating Partnership or in subsidiary entities in which the Operating Partnership owns an interest. For purposes of determining our compliance with the asset and gross income tests for qualification as a REIT for U.S. federal income tax purposes, our proportionate share of the assets and income of the Operating Partnership will be deemed to be our assets and income.
FNLR GP LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner of the Operating Partnership. The limited partnership interests in the Operating Partnership are held by the Special Limited Partner and may be held by controlled subsidiaries of Fortress, current or former affiliates of the Adviser, current or former employees, officers or directors of Fortress or its affiliates (including eligible family members), and certain investors who have exchanged property, cash or other assets for limited partnership units.
As the sole general partner of the Operating Partnership, FNLR GP LLC has the exclusive power to manage and conduct the business of the Operating Partnership. A general partner is accountable to a limited partnership as a fiduciary and consequently must exercise good faith and integrity in handling partnership affairs. No limited partner of the Operating Partnership may transact business for the Operating Partnership, or participate in management activities or decisions, except as provided in the Operating Partnership Agreement and as required by applicable law. FNLR GP LLC may not be removed as general partner by the limited partners. FNLR GP LLC will at all times have oversight and policy-making authority, including responsibility for governance, financial controls, compliance and disclosure with respect to the Operating Partnership. Pursuant to the Management Agreement, we, as sole member of the general partner, have delegated to the Adviser authority to make decisions related to the management of our and the Operating Partnership’s assets, including sourcing, evaluating and monitoring our investment opportunities and making decisions related to the acquisition, management, financing and disposition of our assets, in accordance with our investment objectives, guidelines, policies and limitations, subject to oversight by our board of trustees.
The Special Limited Partner has expressly acknowledged, and any future limited partners of the Operating Partnership will expressly acknowledge, that we, as the sole member of FNLR GP LLC, as the general partner of the Operating Partnership, are acting on behalf of the Operating Partnership, ourselves and our shareholders, collectively. Neither we nor our board of trustees is under any obligation to give priority to the separate interests of the limited partners of the Operating Partnership or our shareholders in deciding whether to cause the Operating Partnership to take or decline to take any actions. If there is a conflict between the interests of our shareholders on the one hand and the Operating Partnership’s limited partners on the other, we will endeavor in good faith to resolve the conflict in a manner not adverse to either our shareholders or the Operating Partnership’s limited partners; provided, however, that for so long as we own a controlling interest in the Operating Partnership, any conflict that cannot be resolved in a manner not adverse to either our shareholders or the Operating Partnership’s limited partners may be resolved in favor of our shareholders. We are not liable under the Operating Partnership Agreement to the Operating Partnership or to any of its limited partners for monetary damages for losses sustained, liabilities incurred or benefits not derived by such limited partners in connection with such decisions; provided that we have acted in good faith.
The Operating Partnership Agreement generally requires that the Operating Partnership be operated in a manner that will enable us to (1) satisfy the requirements for qualification as a REIT for U.S. federal income tax purposes, unless we have determined not to so qualify in accordance with our Declaration of Trust, and (2) to avoid any income or excise tax liability imposed by the Code or analogous provisions of state law. See “—Certain U.S. Tax Considerations.”

Capital Contributions
We intend to contribute net offering proceeds after payment of fees and expenses attributable to our offering and operations, to the Operating Partnership as capital contributions. However, we will be deemed to have made capital contributions in the amount of the gross offering proceeds received from investors, and the Operating Partnership will be deemed to have simultaneously paid the fees, commissions and other costs associated with our private offering and our operations.
If the Operating Partnership requires additional funds at any time in excess of capital contributions made by us, the Operating Partnership may borrow funds from a financial institution or other lenders or we or any of our affiliates may provide such additional funds through loans, purchase of additional partnership interests or otherwise (which we or such affiliates will have the option, but not the obligation, of providing). In addition, the Operating Partnership may admit additional limited partners whose investments may be subject to a different management fee and repurchase limitations if our board of trustees concludes in good faith that such admittance is in our best interest.
Operating Partnership Units Generally
Operating Partnership units represent an interest as a limited partner in the Operating Partnership. The Operating Partnership may issue additional Operating Partnership units and classes of Operating Partnership units with rights different from, and superior to, those of Operating Partnership units of any class, without the consent of the limited partners or our shareholders. Additionally, the Operating Partnership may issue Operating Partnership units to others that will be subject to a higher or lower Special Limited Partner participation interest or no participation interest. Further, the Operating Partnership expects to issue Operating Partnership units, which the Special Limited Partner will not be entitled to a participation interest, to current or former affiliates of the Adviser or current or former employees, officers or directors of Fortress or its affiliates. Holders of Operating Partnership units do not have any preemptive rights with respect to the issuance of additional units.
Limited partners of any class do not have the right to participate in the management of the Operating Partnership. Limited partners of any class who do not participate in the management of the Operating Partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the Operating Partnership beyond the amount of their capital contributions. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the Operating Partnership Agreement.
Operating Partnership units, other than the Special Limited Partner interest and general partner interest, are currently divided into eight classes of units: (a) Class F-S units, (b) Class F-D units, (c) Class F-I units, (d) Class B units, (e) Class C units, (f) Class D units, (g) Class E units, and (h) Class A units.
Description of Units
In general, the Class F-S units, Class F-D units, Class F-I units, Class B units, Class C units, Class D units and Class E units are intended to correspond on a one-for-one basis with our Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares, respectively. When we receive proceeds from the sale of common shares, we will contribute such proceeds to the Operating Partnership and receive Operating Partnership units that correspond to the classes of our shares sold.
In general, the units will share in distributions from the Operating Partnership when such distributions are declared by us, as sole member of the general partner, which decision will be made in our sole discretion. In the case of a conversion of Operating Partnership units for our shares, such Operating Partnership units shall convert to the corresponding share class of the Company. Class A units shall convert to Class E Shares of the Company. Upon the Operating Partnership’s liquidation, Class F-S units, Class F-D units, Class B units, Class C units, Class D units, Class E units, and Class A units will automatically convert to Class F-I units, in each case in proportion to the NAV per unit of each class, and the resulting Class F-I units will share on a unit-by-unit basis in the assets of the Operating Partnership that are available for distribution, after payment of all liabilities, establishment of reserves and after payment of any preferred return owed to holders of any Operating Partnership preferred units and payment of the portion distributable to the holder of the Special Limited Partner interest. In addition, a portion of the items of income, gain, loss and deduction of the Operating Partnership for U.S. federal income tax purposes will be allocated to each Operating Partnership unit, regardless of whether any distributions are made by the Operating Partnership.
For each unit, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Operating Partnership units will not be obligated to make additional capital contributions to the Operating Partnership. Further, these holders will not have the right to make additional capital contributions to the Operating Partnership or to purchase additional Operating Partnership units without our consent as sole member of the general partner.
Each class of units, other than the Class A units, may be subject to a management fee as described under “—Compensation of the Adviser and Expense Reimbursement—Management Fee” and each class of units, other than the Class A units and Class D units, may be subject to a performance participation allocation as described under “—Compensation of the Adviser and Expense Reimbursement—Performance Allocation.” See “Item 11. Description of Registrant’s Securities to be Registered” for additional information on the fees associated with the shares that correspond to the respective units.
The Adviser may elect to receive its management fee in cash, Class E Shares or Class A units of the Operating Partnership, and distributions on the Special Limited Partner’s performance participation allocation may be payable in cash, Class E Shares or Class A units at the election of the Special Limited Partner. See “—Special Limited Partner Interest” below.
Operating Partnership unitholders (other than us, the Adviser or the Special Limited Partner) after owning one or more Operating Partnership units for one year, generally may, subject to certain restrictions, exchange such Operating Partnership units for a corresponding number of our common shares; provided, that Class C units and Class D units that have not been outstanding for at least two years may not be exchanged or redeemed. Furthermore, the general partner of the Operating Partnership, in its discretion, and at any time, shall have the right to convert all or any portion of any class of a unitholder’s Operating Partnership units into the corresponding class of our shares. However, if a corresponding class of our shares does not exist for an Operating Partnership unit, such Operating Partnership units shall convert to a class of our shares as determined by us as sole member of the general partner in our discretion so long as the economic terms applicable to such class of our shares are not materially less favorable than the economic terms of the applicable class of Operating Partnership units; provided, that Class A units may be converted to Class E Shares.
The Adviser and the Special Limited Partner may exchange Class A units for a corresponding number of Class E Shares at any time. The Adviser and the Special Limited Partner will have the option of exchanging Class E Shares for an equivalent aggregate NAV amount of any other respective class of shares.
Special Limited Partner Interest
The Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation from (i) the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of the Operating Partnership equal to 10% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up, and (ii) the Class C units of the Operating Partnership equal to 5% of the Total Return, subject to a 5% Hurdle Amount and a High Water Mark, with a Catch-Up. However, the performance participation interest to the Special Limited Partner in respect of any Waiver Eligible Units will be waived for six months by the Special Limited Partner (measured, in respect of each limited partner and such limited partner’s Waiver Eligible Units, from the applicable OP Unit Issuance Date, and, in respect of any Waiver Eligible Units held by us, either directly or through the general partner of the Operating Partnership, in a manner consistent with the calculation of the six month period that is applicable to the corresponding Waiver Eligible Shares that are attributable to such Waiver Eligible Units). In addition, the performance participation interest to the Special Limited Partner with respect to Class E units will be waived by the Special Limited Partner following the time that we become a Publicly Offered REIT. Such allocation will be measured on a calendar year basis, made annually and accrued monthly. The Special Limited Partner will not hold a performance participation interest with respect to Class A units or Class D units of the Operating Partnership. Distributions on the Special Limited Partner’s performance participation allocation may be payable in cash, Class E Shares or Class A units at the election of the Special Limited Partner. See “—Compensation of the Adviser and Expense Reimbursement—Performance Allocation” for more information.
Issuance of Additional Limited Partnership Interests
As sole manager of the sole general partner of the Operating Partnership, we will have the ability to cause the Operating Partnership to issue additional limited partnership interests (including Operating Partnership units), preferred partnership interests or convertible securities. We have issued Operating Partnership units, and may issue more in the future.

Our Operating Partnership allows us to be organized as an UPREIT. A sale of property directly to a REIT is generally a taxable transaction to the selling property owner. In an UPREIT structure, a seller of appreciated property who desires to defer taxable gain on the transfer of such property may, subject to meeting applicable tax requirements, transfer the property to the Operating Partnership in exchange for limited partnership interests (including Operating Partnership units) on a tax-deferred basis. Being able to offer a seller the opportunity to defer taxation of gain until the seller disposes of its interest in the Operating Partnership may give us a competitive advantage in acquiring desired properties relative to buyers who cannot offer this opportunity.
In addition, investing in the Operating Partnership, rather than in our common shares, may be more attractive to certain institutional or other investors due to their business or tax structure.
Transferability of Interests
Without the consent of a majority in interest of the limited partners of the Operating Partnership, other than any interests held by us, we may not voluntarily cause FNLR GP LLC to withdraw as the general partner of the Operating Partnership or withdraw as the sole member of FNLR GP LLC, engage in any merger, consolidation or other business combination or transfer our general partnership interest in the Operating Partnership (except to a wholly owned subsidiary), unless: (1) the transaction in which such withdrawal, business combination or transfer results in the limited partners of the Operating Partnership receiving or having the right to receive an amount of cash, securities or other property equal in value to the amount they would have received if they had exercised their exchange rights immediately prior to such transaction or (2) in the case of a merger or other business combination, the successor entity contributes substantially all of its assets to the Operating Partnership in return for an interest in the Operating Partnership and agrees to assume all obligations of the general partner of the Operating Partnership.
With certain exceptions, the limited partners may not transfer their interests in the Operating Partnership, in whole or in part, without our written consent, as sole member of the general partner.
Exculpation
We, as sole member of the general partner, will not be liable to the Operating Partnership or limited partners for errors in judgment or other acts or omissions not amounting to Disabling Conduct (as defined herein under “Item 12. Indemnification of Trustees and Officers—Management Agreement”) with regard to the Operating Partnership Agreement since a provision has been made in the Operating Partnership Agreement for exculpation of the general partner. Therefore, purchasers of interests in the Operating Partnership have a more limited right of action than they would have absent the limitation in the Operating Partnership Agreement.
Indemnification
The Operating Partnership Agreement provides for the indemnification of us, as general partner, by the Operating Partnership for liabilities we incur in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.
Tax Matters
FNLR GP LLC, as the sole general partner of the Operating Partnership, is the Operating Partnership’s partnership representative and has the authority to make tax elections under the Code on the Operating Partnership’s behalf.
Allocation of Investment Opportunities
Fortress Affiliates invest their own capital in a broad range of investments. In certain cases, the investment objectives and programs of Fortress Affiliates are similar to, or overlap with, our investment objectives and proposed investment programs. We do not have the exclusive right to any investment opportunity. Accordingly, Fortress Affiliates are under no obligation to offer investment opportunities to us and may choose to allocate all or part of any such opportunity to any Fortress Affiliate or any business in which a Fortress Affiliate has invested. Fortress Affiliates may give advice and recommend investments to other Fortress Managed Accounts which may differ from advice given to, or investments recommended or bought for, us, even though the investment objectives of such Fortress Managed Accounts may be the same or similar.

Fortress Affiliates may also offer additional investment products that are similar to ours, and Fortress may permit existing or future Fortress Affiliates to have exclusive rights or priority with respect to certain investment opportunities. As a result, we may not be afforded the chance to participate in attractive investment opportunities in which other Fortress Affiliates are given the opportunity to participate, or in some cases may be allocated a small part of an investment opportunity within our investment objectives when other Fortress Affiliates are allocated a larger portion. We may be prohibited (due to, for example, exclusivity rights granted to other investment funds or regulatory limitations) from pursuing certain investment opportunities and may find that our ability to participate in any particular opportunity may be substantially limited. In addition, the creation of new Fortress Managed Accounts may give rise to additional conflicts of interest that may not be foreseeable.
In making allocation decisions with respect to investment opportunities that could reasonably be expected to fit the investment objectives of one or more Fortress Affiliates, on the one hand, and us, on the other hand, Fortress anticipates that it will consider one or more of the following: the objectives and investment program of a Fortress Affiliate, any exclusive and/or priority rights to investment opportunities that may have been granted to certain Fortress Affiliates, the expected duration of the investment in light of a Fortress Affiliate’s objectives and investment program, the amount of available capital (including financing), the magnitude of the investment opportunity, regulatory and tax considerations, the degree of risk arising from an investment, the expected investment return, the internal source of the investment opportunity, relative liquidity, likelihood of current income and/or such other factors as Fortress deems to be appropriate. These factors provide substantial discretion to Fortress to resolve conflicts of interest arising from limited investment opportunities.
For additional information, see “Item 7. Certain Relationships and Related Transactions, and Trustee Independence—Potential Conflicts of Interest—Allocation of Investment Opportunities.”
Term
The Company has been established, and is expected to continue, for an indefinite period of time. As part of the Company’s indefinite term structure, investors may request the repurchase of their shares on a monthly basis (as further discussed below). See “—Share Repurchase Plan” below for more information regarding repurchases.
Governmental Regulations
As an owner of real estate, our operations are subject, in certain instances, to supervision and regulation by U.S. and other governmental authorities, and may be subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which include, among other things: (i) federal and state securities laws and regulations; (ii) federal, state and local tax laws and regulations, (iii) state and local laws relating to real property; and (iv) federal, state and local environmental laws, ordinances, and regulations.
Compliance with the federal, state and local laws described above has not had a material adverse effect on our business, assets, results of operations, financial condition and ability to pay distributions, and we do not believe that our existing portfolio will require us to incur material expenditures to comply with these laws and regulations.
Competition
We face competition from various entities for investment opportunities, including other REITs, pension funds, insurance companies, investment funds and companies, partnerships and developers. In addition to third-party competitors, other programs sponsored by the Adviser and its affiliates, particularly those with investment strategies that overlap with ours, will seek investment opportunities under Fortress’s prevailing policies and procedures.
In the face of this competition, our Adviser has access to Fortress’ professionals and their industry expertise and relationships, which we believe provide us with a competitive advantage and help us source, evaluate and compete for potential investments. We believe these relationships will enable us to compete more effectively for attractive investment opportunities. However, we may not be able to achieve our business goals or expectations due to the competitive risks that we face.
Emerging Growth Company
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the Securities Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). We cannot predict if investors will find our shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby shareholders will have their cash distributions automatically reinvested in additional common shares unless they elect to receive their distributions in cash. If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class. The purchase price for shares purchased under our distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable. Shareholders will not pay any upfront selling commission, dealer manager fees, or other similar placement fees (together, the “Upfront Sales Load”) when purchasing shares under our distribution reinvestment plan; however, all outstanding Class F-S Shares and Class F-D Shares, including those purchased under our distribution reinvestment plan, will be subject to ongoing servicing fees. No ongoing servicing fees are paid with respect to Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us. See “Item 11. Description of Registrant’s Securities to be Registered—Description of our Shares—Distribution Reinvestment Plan” for more information regarding the reinvestment of distributions investors may receive from us.
Share Repurchase Plan
Shareholders may request on a monthly basis that we repurchase all or any portion of their shares pursuant to our share repurchase plan. Under our share repurchase plan, to the extent we choose to repurchase shares in any particular month, we will only repurchase shares as of the opening of the last business day of that month (each such date, a “Repurchase Date”). Repurchases will be made at the transaction price in effect on the Repurchase Date, except that (i) Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares that have not been outstanding for at least one year will be repurchased in accordance with the Early Repurchase Deduction and subject to certain limited exceptions and (ii) Class C Shares and Class D Shares that have not been outstanding for at least two years may not be repurchased. The one-year and two-year holding periods are each measured as of the first calendar day immediately following the prospective repurchase date. Additionally, any shareholder who has received Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares or Class E Shares in exchange for its Operating Partnership units may include the period of time such shareholder held such Operating Partnership units for purposes of calculating the relevant holding period for such shares, as applicable.
However, while shareholders may request on a monthly basis that we repurchase all or any portion of their shares pursuant to our share repurchase plan, we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in the discretion of our board of trustees. In addition, our ability to fulfill repurchase requests is subject to a number of limitations. As a result, share repurchases may not be available each month.
To have shares repurchased under our share repurchase plan, an investor’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Settlements of share repurchases will be made within three business days of the Repurchase Date at a repurchase price equal to the transaction price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month NAV per share), subject to any Early Repurchase Deduction. We will disclose the repurchase price for each quarter when available on our website at https://pws.fortress.com/repurchase-offers-fnlr and directly to financial intermediaries. We are providing our website address solely for the information of investors. The information on our website, however, is not incorporated by reference in or otherwise part of this Registration Statement. The Early Repurchase Deduction and the Mandatory Holding Period do not apply to shares acquired through our distribution reinvestment plan. An investor may withdraw its repurchase request by notifying the transfer agent before 4:00 p.m. (Eastern time) on the second to last business day of the applicable month.
The aggregate NAV of total repurchases of Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares (including repurchases at certain non-U.S. investor access funds primarily created to hold our common shares but excluding any Early Repurchase Deduction applicable to the repurchased shares) under our share repurchase plan and redemptions of Class F-S units, Class F-D units, Class F-I units, Class B units, Class C units, Class D units, Class E units and Class A units of our Operating Partnership is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to shareholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to shareholders as of the end of the immediately preceding three months). Shares or units issued to the Adviser and its affiliates under our management fee or as reimbursements of expenses or for the Special Limited Partner’s performance participation interest are not subject to these repurchase limitations.
Mandatory Holding Period (Class C and Class D Shares)
Class C Shares and Class D Shares may only be repurchased by us to the extent they have been outstanding for at least two years (such period with respect to any such shares, a “Mandatory Holding Period”). The Mandatory Holding Period is measured as of the first calendar day immediately following the prospective repurchase date. Additionally, any shareholder who has received Class C Shares or Class D Shares in exchange for its Operating Partnership units may include the period of time such shareholder held such Operating Partnership units for purposes of calculating the holding period for such shares. The Mandatory Holding Period will not apply to Class C Shares and Class D Shares acquired through our distribution reinvestment plan.
We may, from time to time, waive the Mandatory Holding Period in the following circumstances (subject to the conditions described below):
•	repurchases resulting from death or qualifying disability; or
•	in the event that a shareholder’s Class C Shares and/or Class D Shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance.
As set forth above, we may waive the Mandatory Holding Period in respect of repurchases of Class C Shares and Class D Shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a shareholder who is a natural person, including such shares held by such shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the shareholder, the recipient of such shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code; provided that the condition causing the qualifying disability was not pre-existing on the date that the shareholder became a shareholder. We must receive the written repurchase request within 12 months after the death of the shareholder or the initial determination of the shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the shareholder. If spouses are joint registered holders of any Class C Shares and Class D Shares, the request to have such shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Mandatory Holding Period upon death or disability does not apply.
In addition, Class C Shares and Class D Shares may be sold to certain feeder vehicles primarily created to hold such shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not to apply the Mandatory Holding Period to the feeder vehicles or underlying investors, often because of administrative or systems limitations. Further, the Company will not apply the Mandatory Holding Period on repurchases of any Class C Shares or Class D Shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company.
Early Repurchase Deduction
For Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares, there is no minimum holding period and shareholders holding any such shares can request that we repurchase such shares at any time. However, subject to limited exceptions, Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price. The one-year holding period is measured as of the first calendar day immediately following the prospective repurchase date. Additionally, any shareholder who has received Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares or Class E Shares in exchange for its Operating Partnership units may include the period of time such shareholder held such Operating Partnership units for purposes of calculating the holding period for such shares, as applicable. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to (i) Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares acquired through our distribution reinvestment plan and (ii) Class C Shares and Class D Shares.
The Early Repurchase Deduction will inure indirectly to the benefit of our remaining shareholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in our shares. We may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):
•	repurchases resulting from death or qualifying disability; or
•
in the event that a shareholder’s Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and/or Class E Shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance.

As set forth above, we may waive the Early Repurchase Deduction in respect of repurchase of Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares resulting from the death or qualifying disability (as such term is defined in Section 72(m)(7) of the Code) of a shareholder who is a natural person, including such shares held by such shareholder through a trust or an IRA or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the shareholder, the recipient of such shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust or (ii) in the case of qualified disability, receiving written notice from such shareholder along with a physician’s certification of disability as defined in Section 72(m)(7) of the Code; provided that the condition causing the qualifying disability was not pre-existing on the date that the shareholder became a shareholder. We must receive the written repurchase request within 12 months after the death of the shareholder or the initial determination of the shareholder’s disability in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death or disability of a shareholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the shareholder. If spouses are joint registered holders of any Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares, the request to have such shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death or disability does not apply.
In addition, Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares may be sold to certain feeder vehicles primarily created to hold such shares that in turn offer interests in such feeder vehicles to non-U.S. persons. For such feeder vehicles and similar arrangements in certain markets, the Company may agree not to apply the Early Repurchase Deduction to the feeder vehicles or underlying investors, often because of administrative or systems limitations. Further, the Company will not apply the Early Repurchase Deduction on repurchases of any Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares or Class E Shares submitted by discretionary model portfolio management programs (and similar arrangements) as approved by the Company.

In the event that we determine to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of our share repurchase plan, as applicable.
We may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment under our assets, borrowings or offering proceeds, and we have no limits on the amounts we may pay from such sources. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real estate or other investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, our board of trustees may make exceptions to, modify or suspend our share repurchase plan if it deems in its reasonable judgment such action to be in our best interest and the best interest of our shareholders.
Notwithstanding the foregoing, any shares and/or Operating Partnership units held by the Adviser acquired as payment of the Adviser’s management fee or held by the Special Limited Partner for its performance participation interest will not be subject to the limits of the Share Repurchase Plan, including the Early Repurchase Deduction. Shareholders who are exchanging any class of shares for an equivalent aggregate NAV of another class of shares will not be subject to, and such exchanges will not be treated as repurchases for the calculation of, the 2% monthly or 5% quarterly limitations on repurchases and will not be subject to the Early Repurchase Deduction.
Human Capital
We do not currently have any employees and do not expect to have any employees. Services necessary for our business are provided by individuals who are employees of the Adviser or its affiliates pursuant to the terms of the Management Agreement and Declaration of Trust. See “—Management Agreement.”
The Private Offering
Subscriptions to purchase our shares may be made on an ongoing basis, but investors may only purchase our shares pursuant to accepted subscription orders as of the first business day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be received in good order at least five business days prior to the first business day of the month (unless waived by the Dealer Manager). A subscription order may be canceled at any time before the time it has been accepted.
The purchase price per share of any class of shares will be equal to the then-current transaction price of such class of shares, which will generally be our prior month’s NAV per share of the applicable class of shares as of the last calendar day of such month. Our NAV may vary significantly from one month to the next. We may offer shares of any class at a price that we believe reflects the NAV per share of the applicable class of shares more appropriately than the prior month’s NAV per share of the applicable class, including by updating a previously available offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share of such class of shares since the end of the prior month. In contrast to securities traded on an exchange or over-the-counter, where the price often fluctuates as a result of, among other things, the supply and demand of securities in the trading market, our NAV will be calculated once monthly using our valuation methodology, and the price at which we sell new shares of any class and repurchase outstanding shares of any class will not change depending on the level of demand by investors or the volume of requests for repurchases. See “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—Calculation and Valuation of Net Asset Value” for more information about the calculation of NAV per share of any class.
On each business day, our transfer agent will collect purchase orders. Notwithstanding the submission of an initial purchase order, we can reject purchase orders for any reason, even if a prospective investor meets the minimum suitability requirements outlined in the private placement memorandum for our private offering. Investors may only purchase our common shares pursuant to accepted subscription orders as of the first business day of each month (based on the prior month’s transaction price), and to be accepted, a subscription request must be made with a completed and executed subscription agreement in good order and payment of the full purchase price of our common shares being subscribed at least five business days prior to the first business day of the month. If a purchase order is received less than five business days prior to the first business day of the month, unless waived by the Dealer Manager, the purchase order will be executed in the next month’s closing at the transaction price applicable to that month. As a result of this process, the price per share at which your order is executed may be different than the price per share for the month in which you submitted your purchase order.
Generally, within 15 calendar days after the last calendar day of each month, we will determine our NAV per share for each share class as of the last calendar day of the prior month, which will generally be the transaction price for the then-current month for such share class. However, in certain circumstances, the transaction price will not be made available until a later time.
As of December 31, 2023, we issued and sold 11,868,294 common shares in the private offering to accredited investors (consisting of 2,341,750 Class F-I Shares, 2,101,803 Class B Shares, 7,222,741 Class C Shares and 202,000 Class E Shares). See “Item 10. Recent Sales of Unregistered Securities” for additional information regarding the sale of securities in connection with our private offering.
Reporting Obligations
We will file our annual reports containing audited financial statements, quarterly reports, and such other periodic reports as we determine to be appropriate or as may be required by law.
Investors may obtain copies of our filings with the SEC, free of charge, from the website maintained by the SEC at www.sec.gov. In addition, from time to time, we may use our website (https://pws.fortress.com/repurchase-offers-fnlr) as a distribution channel for company information. Accordingly, investors should monitor this channel, in addition to following our SEC filings. Our filings with the SEC, however, are the primary source for current, material information about us. We are providing our website address solely for the information of investors. The information on our website, however, is not incorporated by reference in or otherwise part of this Registration Statement.
Certain U.S. Tax Considerations
The discussion of tax matters set forth in this Registration Statement was not intended to be used, and cannot be used by any prospective investor, for the purpose of avoiding penalties that may be imposed. Each prospective investor should seek advice based on its particular circumstances from an independent tax advisor.
The following discussion is a summary of the U.S. federal income tax considerations generally applicable to an investment in Fortress Net Lease REIT common shares. This summary does not discuss the consequences of an investment in Operating Partnership units or other securities that may be issued by Fortress Net Lease REIT or the Operating Partnership. This summary is based upon the Code, the regulations promulgated thereunder (“Treasury Regulations”), rulings, and other administrative pronouncements issued by the Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. This summary is also based on the assumptions that the operation of Fortress Net Lease REIT, the Operating Partnership, and the limited liability companies and limited partnerships in which they own interests, subsidiary REITs, and any affiliated entities will be in accordance with their respective organizational documents and partnership agreements. As used in this section, references to “Fortress Net Lease REIT,” “we,” “our,” and “us” mean only Fortress Net Lease REIT and not its subsidiaries or other lower-tier entities, except as otherwise indicated.
This summary is for general information only and does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor, or to certain types of investors subject to special tax rules (including financial institutions; insurance companies; broker-dealers; regulated investment companies; partnerships and trusts; persons who hold Fortress Net Lease REIT common shares on behalf of other persons as nominees; holders that receive Fortress Net Lease REIT common shares through the exercise of stock options or otherwise as compensation; persons holding Fortress Net Lease REIT common shares as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security,” or other integrated investment; and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for U.S. federal income tax purposes). If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Fortress Net Lease REIT common shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership, or disposition of Fortress Net Lease REIT common shares.
This summary does not discuss any state, local, or non-U.S. tax laws, or any tax considerations other than with respect to regular U.S. federal income taxation. This summary assumes that investors will hold Fortress Net Lease REIT common shares as a capital asset (generally, property held for investment). No advance ruling from the IRS has been or will be sought regarding any matter discussed in this Registration Statement. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
The U.S. federal income tax treatment of a particular holder depends upon determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any holder of Fortress Net Lease REIT common shares will depend on the holder’s particular tax circumstances. Accordingly, each holder is urged to consult its tax advisor regarding the federal, state, local, and foreign tax consequences of acquiring, holding, exchanging, or otherwise disposing of Fortress Net Lease REIT common shares and of Fortress Net Lease REIT’s election to be subject to tax as a REIT for U.S. federal income tax purposes.
Taxation of Fortress Net Lease REIT
Fortress Net Lease REIT intends to qualify and elect to be subject to tax as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ended December 31, 2023. We believe that we will be organized, and expect to operate in such a manner as to qualify for taxation, as a REIT. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels, and diversity of stock ownership. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that we will be organized and operate in a manner so as to qualify or remain qualified as a REIT for any particular year. See “—Failure to Qualify.”
The REIT provisions of the Code are highly technical and complex. The following summary sets forth certain aspects of the provisions of the Code that govern the U.S. federal income tax treatment of a REIT and its shareholders. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly with retroactive effect.
Taxation of REITs in General
Provided Fortress Net Lease REIT qualifies as a REIT, it will generally be entitled to a deduction for dividends that it pays and therefore will not be subject to U.S. federal corporate income tax on its net income that is currently distributed to its shareholders. This deduction for dividends paid substantially eliminates the “double taxation” of corporate income (i.e., taxation at both the corporate and stockholder levels) that generally results from investment in a corporation. Rather, income generated by a REIT is generally taxed only at the stockholder level upon a distribution of dividends by the REIT.
Any net operating losses, foreign tax credits, and other tax attributes of a REIT generally do not pass through to the shareholders of the REIT, subject to special rules for certain items such as capital gains recognized by REITs. See “—Taxation of Shareholders—Taxation of Taxable U.S. Holders—Taxation of Taxable U.S. Holders.”
If Fortress Net Lease REIT qualifies as a REIT, it will nonetheless be subject to U.S. federal income tax in the following circumstances:
1.	Fortress Net Lease REIT will be taxed at regular corporate rates on any undistributed “real estate investment trust taxable income,” including undistributed net capital gains.
2.
A 100% excise tax may be imposed on some items of income and expense that are directly or constructively paid between Fortress Net Lease REIT and its TRSs (as described below) if and to the extent that the IRS successfully asserts that the economic arrangements between Fortress Net Lease REIT and its TRSs are not comparable to similar arrangements between unrelated third parties.

3.
If Fortress Net Lease REIT has net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax.

4.
If Fortress Net Lease REIT elects to treat property that it acquires in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” Fortress Net Lease REIT may thereby avoid the 100% prohibited transactions tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate. Fortress Net Lease REIT does not currently anticipate receiving any income from foreclosure property.
5.
If Fortress Net Lease REIT should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but nonetheless maintains its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount based on the magnitude of the failure, adjusted to reflect the profit margin associated with Fortress Net Lease REIT’s gross income.

6.
If Fortress Net Lease REIT should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet nonetheless maintains its qualification as a REIT because there is reasonable cause for the failure, and other applicable requirements are met, it may be subject to an excise tax. In that case, the amount of the tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

7.
If Fortress Net Lease REIT should fail to distribute during each calendar year at least the sum of: (i) 85% of its REIT ordinary income for such year; (ii) 95% of its REIT capital gain net income for such year; and (iii) any undistributed net taxable income from prior periods, Fortress Net Lease REIT will be required to pay a 4% excise tax on the excess of the required distribution over the sum of: (a) the amounts actually distributed; plus (b) retained amounts on which income tax was paid at the corporate level.

8.
Fortress Net Lease REIT may be required to pay monetary penalties to the IRS in certain circumstances, including if it fails to meet the record-keeping requirements intended to monitor its compliance with rules relating to the composition of a REIT’s shareholders, as described below in “—Requirements for Qualification—General.”

9.
If Fortress Net Lease REIT acquires appreciated assets from a corporation that is not a REIT (i.e., a subchapter C corporation) in a transaction in which the adjusted tax basis of the assets in the hands of Fortress Net Lease REIT is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, Fortress Net Lease REIT may be subject to tax on such appreciation at the highest U.S. federal corporate income tax rate then applicable if Fortress Net Lease REIT subsequently recognizes gain on the disposition of any such assets during the five-year period following the acquisition of such assets from the subchapter C corporation.

10.	The earnings of any Fortress Net Lease REIT subsidiary that is taxed as a C corporation (including any TRS) will generally be subject to U.S. federal corporate income tax.
Fortress Net Lease REIT and its subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income taxes, property taxes, and other taxes on their assets and operations. Fortress Net Lease REIT could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification—General
The Code defines a REIT as a corporation, trust, or association:
1.	that is managed by one or more trustees or directors;
2.	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
3.	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
4.	that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
5.	the beneficial ownership of which is held by 100 or more persons;
6.
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

7.	that meets other tests described below (including with respect to the nature of its income and assets); and

8.	that makes an election to be taxed as a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.
The Code provides that conditions (1) through (4) must be met during the entire taxable year, that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year, and that condition (6) applies during the last half of the taxable year (and is waived for the REIT’s first taxable year). Fortress Net Lease REIT’s Declaration of Trust will provide certain restrictions regarding transfers of its shares, which are intended to assist Fortress Net Lease REIT in satisfying the share ownership requirements described in conditions (5) and (6) above. These restrictions, however, may not ensure that Fortress Net Lease REIT will, in all cases, be able to satisfy the share ownership requirements described in (5) and (6) above.
To monitor Fortress Net Lease REIT’s compliance with the share ownership requirements, Fortress Net Lease REIT will generally be required to maintain records regarding the actual ownership of its shares. To do so, Fortress Net Lease REIT must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by Fortress Net Lease REIT). A list of those persons failing or refusing to comply with this demand must be maintained as part of Fortress Net Lease REIT’s records. Failure by Fortress Net Lease REIT to comply with these record keeping requirements could subject it to monetary penalties. A stockholder who fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. Fortress Net Lease REIT will satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the partnership’s assets and to earn its proportionate share of the partnership’s income for purposes of the asset and gross income tests applicable to REITs as described below, regardless of whether the REIT receives a distribution from the partnership. A REIT’s proportionate share of a partnership’s assets and income is based on its capital interest in the partnership (except that for purposes of the 10% value test, described below, a REIT’s proportionate share of the partnership’s assets is based on its proportionate interest in the equity and certain debt securities issued by the partnership). Similarly, the assets and gross income of the partnership are deemed to retain the same character in the hands of the REIT. Thus, Fortress Net Lease REIT’s proportionate share of the assets and items of income of any entities in which it owns interests and that are treated as partnerships for U.S. federal income tax purposes (“Subsidiary Partnerships”) will be treated as assets and items of income of Fortress Net Lease REIT for purposes of applying the REIT requirements described below.
Substantially all of Fortress Net Lease REIT’s investments will be held indirectly through the Operating Partnership. Fortress Net Lease REIT will include in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of its “real estate investment trust taxable income.” Moreover, for purposes of the REIT asset tests, Fortress Net Lease REIT will include its proportionate share of assets held by the Operating Partnership and any other Subsidiary Partnerships.
Fortress Net Lease REIT’s direct and indirect investment in partnerships will involve special tax considerations, including the possibility of a challenge by the IRS of the tax status of any of the Subsidiary Partnerships as a partnership for U.S. federal income tax purposes. If any of these entities were treated as an association for U.S. federal income tax purposes, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of Fortress Net Lease REIT’s assets and items of gross income would change and could preclude Fortress Net Lease REIT from satisfying the REIT asset tests and gross income tests (see “—Asset Tests” and “—Income Tests”) and in turn could prevent Fortress Net Lease REIT from qualifying as a REIT unless Fortress Net Lease REIT is eligible for relief from the violation pursuant to relief provisions described below (see “—Failure to Qualify”). In addition, any change in the status of any of the Subsidiary Partnerships for U.S. federal income tax purposes might be treated as a taxable event, in which case Fortress Net Lease REIT might recognize taxable income or gain without any related cash distributions.
If Fortress Net Lease REIT were to be a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize Fortress Net Lease REIT’s status as a REIT or require Fortress Net Lease REIT to pay tax, Fortress Net Lease REIT may be forced to dispose of its interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action that could cause Fortress Net Lease REIT to fail a gross income or asset test, and that Fortress Net Lease REIT would not become aware of such action in time to dispose of its interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, Fortress Net Lease REIT could fail to qualify as a REIT unless it were entitled to relief, as described below.
In addition, under the Code and the Treasury Regulations, income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes in a manner such that the contributing partner is charged with, or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership at a time that the partnership holds appreciated (or depreciated) property, the Treasury Regulations provide for a similar allocation of these items to the other (i.e., noncontributing) partners. The Operating Partnership may acquire properties in connection by way of contributions. Consequently, the Operating Partnership Agreement requires allocations to be made in a manner consistent with these requirements.
In general, a unitholder who has contributed appreciated property to the Operating Partnership will be allocated reduced amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the Operating Partnership or other Subsidiary Partnerships of the contributed properties. This will tend to eliminate the Book-Tax Difference over the depreciable life of the contributed property. However, these special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. This could cause Fortress Net Lease REIT (a) to be allocated lower depreciation deductions for tax purposes than would be allocated to it if all properties were to have a tax basis equal to their fair market value at the time of contribution and (b) to be allocated lower amounts of taxable loss in the event of a sale of interests in such contributed properties at a book loss, than the economic or book loss allocated to Fortress Net Lease REIT as a result of such sale, with a corresponding benefit to the other partners in the Operating Partnership. These allocations might adversely affect Fortress Net Lease REIT’s ability to comply with the REIT distribution requirements, although Fortress Net Lease REIT does not anticipate that this will occur. These allocations may also affect Fortress Net Lease REIT’s earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had Fortress Net Lease REIT purchased interests in the properties at their agreed values.
With respect to any property purchased or to be purchased by any of the Subsidiary Partnerships (other than through the issuance of units) subsequent to the formation of Fortress Net Lease REIT, such property initially will have a tax basis equal to its fair market value and the special allocation provisions described above will not apply.
Finally, the rules applicable to U.S. federal income tax audits of partnerships (such as the Operating Partnership) provide that, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in the Operating Partnership or other Subsidiary Partnerships in which Fortress Net Lease REIT directly or indirect invests being required to pay additional taxes, interest, and penalties as a result of an audit adjustment, and Fortress Net Lease REIT, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though Fortress Net Lease REIT, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Disregarded Subsidiaries. Any entities that will be wholly owned by Fortress Net Lease REIT or by the Operating Partnership or other Subsidiary Partnerships, including single member limited liability companies, will generally be disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. In addition, Fortress Net Lease REIT could own corporate subsidiaries that are organized and operated as “qualified REIT subsidiaries” within the meaning of the Code. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that is wholly owned by a REIT, or by other disregarded subsidiaries, or by a combination of the two. If a REIT owns a qualified REIT subsidiary, that subsidiary is disregarded for U.S. federal income tax purposes, and all assets, liabilities, and items of income, deduction, and credit of the subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT itself, including for purposes of the gross income and asset tests applicable to REITs as summarized below. Each qualified REIT subsidiary, therefore, will not be subject to U.S. federal corporate income taxation, although it may be subject to state or local taxation. Disregarded subsidiaries, along with partnerships in which Fortress Net Lease REIT holds an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of Fortress Net Lease REIT ceases to be wholly-owned—for example, if any equity interest in the subsidiary is acquired by an unrelated person—the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect Fortress Net Lease REIT’s ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “—Asset Tests” and “—Income Tests.”
Subsidiary REITs. Fortress Net Lease REIT may own interests in one or more corporations that have elected to be taxed as REITs; provided that each such entity qualifies as a REIT, Fortress Net Lease REIT’s interest in the entity will be treated as a qualifying real estate asset for purposes of the REIT asset tests and any dividend income or gains derived by Fortress Net Lease REIT from such entity will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each such entity will need to independently satisfy the various REIT qualification requirements described in this summary. If such an entity were to fail to qualify as a REIT, and certain relief provisions do not apply, it would be treated as a regular taxable corporation and its income would be subject to U.S. federal income tax. In addition, a failure of the entity to qualify as a REIT would have an adverse effect on Fortress Net Lease REIT’s ability to comply with the REIT income and asset tests, and thus its ability to qualify as a REIT.
Taxable REIT Subsidiaries. A REIT, in general, may jointly elect with a subsidiary corporation, whether or not wholly owned (including a corporation owned by the Operating Partnership), to treat such subsidiary corporation as a taxable REIT subsidiary (“TRS”). A TRS also includes any corporation, other than a REIT, with respect to which a TRS owns securities possessing 35% of the total voting power or total value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation, unlike a disregarded subsidiary as discussed above, is not ignored for U.S. federal income tax purposes. As a result, a parent REIT is not treated as holding the assets of a TRS or as receiving any income that the TRS earns. Rather, the stock issued by the TRS is an asset in the hands of the parent REIT, and the REIT recognizes as income the dividends, if any, that it receives from the subsidiary. This treatment can affect the income and asset test calculations that apply to the REIT, as described below. Because a parent REIT does not include the assets and income of such subsidiary corporations in determining the parent’s compliance with the REIT requirements, such entities may be used by the parent REIT to indirectly undertake activities that the REIT rules might otherwise preclude it from doing directly or through pass-through subsidiaries (for example, activities that give rise to certain categories of income such as management fees or other fees for services or foreign currency gains).
Certain of Fortress Net Lease REIT’s operations may be conducted through its TRSs. Because Fortress Net Lease REIT will not be required to include the assets and income of such TRSs in determining Fortress Net Lease REIT’s compliance with the REIT requirements, Fortress Net Lease REIT could use its TRSs to facilitate its ability to offer services and activities to its tenants that are not generally considered as qualifying REIT services and activities. If Fortress Net Lease REIT fails to properly structure and provide such nonqualifying services and activities through its TRSs, its ability to satisfy the REIT gross income requirement, and also its REIT status, may be jeopardized.
A TRS may generally engage in any business except the operation or management of a lodging or health care facility. If any of Fortress Net Lease REIT’s TRSs were deemed to operate or manage a health care or lodging facility, they would fail to qualify as TRSs, and this would generally cause Fortress Net Lease REIT to fail to qualify as a REIT. Fortress Net Lease REIT believes that none of its TRSs will operate or manage any health care or lodging facilities. However, there can be no assurance that the IRS will not contend that any of Fortress Net Lease REIT’s TRSs operate or manage a health care or lodging facility, disqualifying it from treatment as a TRS, and thereby potentially resulting in the disqualification of Fortress Net Lease REIT as a REIT.
Several provisions of the Code regarding arrangements between a REIT and a TRS seek to ensure that a TRS will be subject to an appropriate level of U.S. federal income taxation. For example, a TRS is limited in its ability to deduct interest payments made to its REIT owner. In addition, Fortress Net Lease REIT would be obligated to pay a 100% penalty tax on certain payments that it receives from, or on certain expenses deducted by, a TRS if the IRS were to successfully assert that the economic arrangements between Fortress Net Lease REIT and the TRS were not comparable to similar arrangements among unrelated third parties.
In general, TRSs pay U.S. federal, state, and local income taxes on their taxable income at normal corporate rates. Any U.S. federal, state, or local income taxes that Fortress Net Lease REIT’s TRSs are required to pay will reduce Fortress Net Lease REIT’s cash flow from operating activities and its ability to make payments to holders of its securities.
Income Tests
To maintain qualification as a REIT, Fortress Net Lease REIT must annually satisfy two gross income requirements:
•
First, at least 75% of Fortress Net Lease REIT’s gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness, and certain hedging transactions, generally must be derived from “rents from real property,” dividends received from other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), and gains from the sale of real estate assets, as well as specified income from temporary investments.

•
Second, at least 95% of Fortress Net Lease REIT’s gross income for each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness, and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gains from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.

Rents received by Fortress Net Lease REIT directly or through the Subsidiary Partnerships will qualify as “rents from real property” in satisfying the gross income requirements described above only if several conditions are met. If rent is partly attributable to personal property leased in connection with a lease of real property, the portion of the total rent attributable to the personal property will not qualify as “rents from real property” unless it constitutes 15% or less of the total rent received under the lease. In addition, the amount of rent must not be based in whole or in part on the income or profits of any person. Amounts received or accrued as rent, however, generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of gross receipts or sales. Also, neither Fortress Net Lease REIT nor an actual or constructive owner of 10% or more of Fortress Net Lease REIT’s stock may actually or constructively own 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote, or 10% or more of the total value of all classes of stock of the tenant.
Moreover, Fortress Net Lease REIT generally must not operate or manage a property (subject to certain exceptions) or furnish or render services to the tenants of such property, other than through an “independent contractor” from which Fortress Net Lease REIT derives no revenue. Fortress Net Lease REIT and its affiliates will be permitted, however, to directly perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. In addition, Fortress Net Lease REIT and its affiliates may directly or indirectly provide non-customary services to tenants of its properties without disqualifying all of the rent from the property if the payments for such services do not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services will be deemed to be at least 150% of the direct cost of providing the services. Moreover, Fortress Net Lease REIT will generally be permitted to provide services to tenants or others through a TRS without disqualifying the rental income received from tenants for purposes of the REIT income requirements. Fortress Net Lease REIT believes that substantially all of the services it will render at its properties will be of the type that are usually or customarily performed in connection with the rental of space and will not be primarily for the benefit or convenience of its tenants. Therefore, Fortress Net Lease REIT believes that its provision of these services will not cause rents received with respect to its properties to fail to qualify as “rents from real property.” Subject to Fortress Net Lease REIT’s ability to provide a de minimis amount of non-customary services to tenants, Fortress Net Lease REIT intends to cause services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with Fortress Net Lease REIT’s determination as to whether a particular service is usual or customary, or otherwise in this regard.
Any income or gain derived by Fortress Net Lease REIT directly or through its Subsidiary Partnerships from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests; provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of Fortress Net Lease REIT’s business and that the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test. See “—Derivatives and Hedging Transactions.”
If Fortress Net Lease REIT fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. These relief provisions will generally be available if Fortress Net Lease REIT’s failure to meet these tests was due to reasonable cause and not due to willful neglect, and Fortress Net Lease REIT attaches a schedule of the sources of its income to its tax return. It is not possible to state whether Fortress Net Lease REIT would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances involving Fortress Net Lease REIT, Fortress Net Lease REIT will not qualify as a REIT. Even where these relief provisions apply, the Code imposes a tax based upon the amount by which Fortress Net Lease REIT fails to satisfy the particular gross income test.
Asset Tests
Fortress Net Lease REIT, at the close of each calendar quarter of its taxable year, must also satisfy five tests relating to the nature of its assets.
(1)
First, at least 75% of the value of the total assets of Fortress Net Lease REIT must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, “real estate assets” include interests in real property, such as land, buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some kinds of mortgage backed securities, and mortgage loans and debt instruments (whether or not secured by real property) that are issued by a Publicly Offered REIT. Assets that qualify for purposes of the 75% asset test are generally not subject to the additional asset tests described below (except as described in clause (5)).

(2)	Second, the value of any one issuer’s securities owned by Fortress Net Lease REIT may not exceed 5% of the value of Fortress Net Lease REIT’s total assets.
(3)
Third, Fortress Net Lease REIT may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs or qualified REIT subsidiaries, and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of its interest in the assets of a partnership in which Fortress Net Lease REIT owns an interest will be based on its proportionate interest in the equity and certain debt securities issued by the partnership.

(4)	Fourth, the aggregate value of all securities of TRSs held by Fortress Net Lease REIT may not exceed 20% of the value of Fortress Net Lease REIT’s total assets.
(5)
Fifth, no more than 25% of the value of Fortress Net Lease REIT’s total assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by Publicly Offered REITs were not included in the definition of real estate assets).

Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, Fortress Net Lease REIT will be treated as owning its proportionate share of the underlying assets of a subsidiary partnership, if it holds indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions, described below, are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-Publicly Offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% value test, as explained below).
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer that do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset value test. Such securities include: (i) any loan made to an individual or an estate; (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security (including debt securities) issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.
Fortress Net Lease REIT believes that its holdings of securities and other assets will comply with the foregoing REIT asset requirements, and it intends to monitor compliance on an ongoing basis. Generally, independent appraisals have not been obtained to support Fortress Net Lease REIT’s conclusions as to the value of its assets, including the Operating Partnership’s total assets and the value of the Operating Partnership’s interest in any TRSs. Moreover, values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that Fortress Net Lease REIT’s interests in its subsidiaries or in the securities of other issuers will cause a violation of the REIT asset requirements and loss of REIT status.
Certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. One such provision allows a REIT that fails one or more of the asset tests to nevertheless maintain its REIT qualification if: (a) it provides the IRS with a description of each asset causing the failure; (b) the failure is due to reasonable cause and not willful neglect; (c) the REIT pays a tax equal to the greater of (i) $50,000 per failure and (ii) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate; and (d) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or otherwise satisfies the relevant asset tests within that time frame.
A second relief provision contained in the Code applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (a) the value of the assets causing the violation do not exceed the lesser of 1% of the REIT’s total assets and $10,000,000, and (b) either (i) the REIT disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure or (ii) the relevant tests are otherwise satisfied within that time frame.
If Fortress Net Lease REIT should fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause Fortress Net Lease REIT to lose its REIT status if (1) Fortress Net Lease REIT satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of its assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the market value of its assets. If the condition described in (2) were not satisfied, Fortress Net Lease REIT still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose. No assurance can be given that Fortress Net Lease REIT would qualify for relief under these provisions.
Annual Distribution Requirements
For Fortress Net Lease REIT to qualify as a REIT, Fortress Net Lease REIT will be required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to the sum of 90% of Fortress Net Lease REIT’s “real estate investment trust taxable income,” computed without regard to the deduction for dividends paid and net capital gain of Fortress Net Lease REIT, and 90% of Fortress Net Lease REIT’s net

income, if any, (after tax) from foreclosure property (as described below); minus the sum of specified items of non-cash income. For so long as Fortress Net Lease REIT is not a Publicly Offered REIT, then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction by Fortress Net Lease REIT, the distributions must not be “preferential dividends.” Although Fortress Net Lease REIT expects to qualify as a Publicly Offered REIT as of April 1, 2024, the effective date of this Registration Statement, it was not a Publicly Offered REIT prior to that time. A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents. There is no controlling authority addressing a REIT that has different classes of shares that bear different shareholder service fees such as the Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares, and the IRS could assert that such differences cause distributions by Fortress Net Lease REIT to be preferential dividends. Although we believe that differences in distributions between the Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares as a result of different service fees that are reflected in our organizational documents should not cause distributions in respect of these shares to be preferential dividends prior to our becoming a Publicly Offered REIT, no assurance can be given in that regard. If the IRS were to successfully assert that our distributions were preferential dividends prior to our becoming a Publicly Offered REIT, we could cease to qualify for taxation as a REIT or could be required to pay penalty taxes or additional distributions and interest charges in order to maintain our qualification for taxation as a REIT.
For distributions to qualify to satisfy the distribution requirement for any given year, such distributions generally must be paid in the taxable year to which they relate, or in the following taxable year if declared before Fortress Net Lease REIT timely files its tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by Fortress Net Lease REIT and received by the stockholder on December 31 of such year, so long as the dividend is actually paid by Fortress Net Lease REIT before the end of January of the next calendar year.
To the extent that Fortress Net Lease REIT distributes at least 90%, but less than 100%, of its “real estate investment trust taxable income,” as adjusted, including its capital gains, it will be subject to tax on the retained amount at ordinary corporate tax rates. In any year, Fortress Net Lease REIT may elect to retain, rather than distribute, its net long-term capital gain and pay tax on such gain. In such a case, Fortress Net Lease REIT’s shareholders would include their proportionate share of such undistributed long-term capital gain in income and receive a corresponding credit for their share of the tax paid by Fortress Net Lease REIT. Fortress Net Lease REIT’s shareholders would then increase the adjusted basis of their Fortress Net Lease REIT common shares by the difference between the designated amounts included in their income as long-term capital gains and the tax deemed paid with respect to their shares.
To the extent that a REIT has available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that it must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of shareholders, of any distributions that are actually made by the REIT, which are generally taxable to shareholders to the extent that the REIT has current or accumulated earnings and profits. See “—Taxation of Shareholders—Taxation of Taxable U.S. Holders—Distributions.”
If Fortress Net Lease REIT should fail to distribute during each calendar year at least the sum of:
•	85% of its REIT ordinary income for such year;
•	95% of its REIT capital gain net income for such year (excluding retained net capital gain); and
•	any undistributed taxable income from prior periods.
Fortress Net Lease REIT would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts actually distributed plus (y) the amounts of income retained on which Fortress Net Lease REIT has paid U.S. federal corporate income tax.
It is possible that Fortress Net Lease REIT, from time to time, may not have sufficient cash to meet the distribution requirements due to timing differences between (i) the actual receipt or payment of cash (including receipt of distributions from the Operating Partnership) and (ii) the inclusion of certain items in income or the recognition of certain deductions, as applicable, by Fortress Net Lease REIT for U.S. federal income tax purposes.

In the event that such timing differences occur, in order to meet the distribution requirements Fortress Net Lease REIT may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, it may be possible for Fortress Net Lease REIT to declare a taxable dividend payable in cash or stock at the election of each stockholder, including where the aggregate amount of cash and/or stock to be distributed in such dividend is subject to limitation. In such case, for U.S. federal income tax purposes, assuming certain conditions are satisfied, taxable shareholders receiving such dividends will be required to include the full amount of the dividend in income (including the portion payable in stock) to the extent of Fortress Net Lease REIT’s current and accumulated earnings and profits.
Under certain circumstances, Fortress Net Lease REIT may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in Fortress Net Lease REIT’s deduction for dividends paid for the earlier year. In this case, Fortress Net Lease REIT may be able to avoid losing its REIT status or being taxed on amounts distributed as deficiency dividends; however, Fortress Net Lease REIT will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income derived by a REIT from a prohibited transaction is subject to a 100% excise tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. Fortress Net Lease REIT intends to conduct its operations so that no asset owned by Fortress Net Lease REIT or its pass-through subsidiaries will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be in the ordinary course of Fortress Net Lease REIT’s business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the particular facts and circumstances. No assurance can be given that no property sold by Fortress Net Lease REIT will be treated as inventory or as property held for sale to customers or that Fortress Net Lease REIT can comply with certain safe-harbor provisions of the Code that would prevent the imposition of the 100% excise tax. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that Fortress Net Lease REIT acquires as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by Fortress Net Lease REIT and secured by the property; (ii) for which Fortress Net Lease REIT acquired the related loan or lease at a time when default was not imminent or anticipated; and (iii) with respect to which Fortress Net Lease REIT made a proper election to treat the property as foreclosure property. Fortress Net Lease REIT generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.
Derivatives and Hedging Transactions
Fortress Net Lease REIT may enter into hedging transactions with respect to interest rate exposure on one or more of its assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury Regulations, any income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) will not constitute gross income for purposes of the 75% or 95% gross income test if Fortress Net Lease REIT properly identifies the transaction as specified in applicable Treasury Regulations and Fortress Net Lease REIT enters into such transaction (i) in the normal course of Fortress Net Lease REIT’s business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which Fortress Net Lease REIT has entered into a qualified hedging position described in the foregoing clause (i) or the disposition of property with respect to which Fortress Net Lease REIT entered into a qualified hedging position described in the foregoing clause (ii), primarily to manage the risks of such hedging positions. To the extent that Fortress Net Lease REIT enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. Fortress Net Lease REIT intends to structure any hedging transactions in a manner that will not jeopardize its qualification as a REIT. Fortress Net Lease REIT may conduct some or all of its hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that Fortress Net Lease REIT’s hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that Fortress Net Lease REIT’s hedging activities will not adversely affect its ability to satisfy the REIT qualification requirements.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that Fortress Net Lease REIT or its TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of Fortress Net Lease REIT’s tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to Fortress Net Lease REIT that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, Fortress Net Lease REIT (other than services furnished or rendered to a customer of Fortress Net Lease REIT) to the extent such income is lower than the income the TRS would have earned based on arm’s-length negotiations. Rents that Fortress Net Lease REIT receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
This determination of whether any amount is arm’s length is inherently factual, and the IRS may assert that any such amounts paid or received by a TRS of Fortress Net Lease REIT do not represent arm’s-length amounts. If the IRS successfully made such an assertion, Fortress Net Lease REIT would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.
Failure to Qualify
If Fortress Net Lease REIT fails to satisfy one or more requirements for REIT qualification other than the income or asset tests, Fortress Net Lease REIT could avoid disqualification if the failure is due to reasonable cause and not to willful neglect, and Fortress Net Lease REIT pays a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If Fortress Net Lease REIT fails to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, Fortress Net Lease REIT will be subject to tax on its taxable income at regular corporate rates. Distributions to shareholders in any year in which Fortress Net Lease REIT fails to qualify will not be deductible by Fortress Net Lease REIT nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders that are individuals will generally be taxable at the preferential income tax rates for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction.
Unless Fortress Net Lease REIT is entitled to relief under specific statutory provisions, Fortress Net Lease REIT would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether, in all circumstances, Fortress Net Lease REIT would be entitled to this statutory relief.
The remainder of this discussion assumes Fortress Net Lease REIT will retain its qualification for taxation as a REIT.

Taxation of Shareholders
As used herein, the term “U.S. Holder” means a holder of Fortress Net Lease REIT’s stock who for U.S. federal income tax purposes is:
1.	an individual who is a citizen or resident of the United States;
2.
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

3.	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
4.
a trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of interests that is neither a partnership nor a U.S. Holder.
Taxation of Taxable U.S. Holders
Distributions. Provided that Fortress Net Lease REIT qualifies as a REIT, distributions made to Fortress Net Lease REIT’s U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. The amount of Fortress Net Lease REIT’s earnings and profits for this purpose will include any undistributed earnings and profits attributable to periods beginning prior to the holder’s acquisition of its Fortress Net Lease REIT common shares, meaning that a shareholder could receive a taxable distribution that, economically, represents a return of its invested capital. With limited exceptions, dividends received from REITs are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. Holders that are individuals, trusts, and estates from taxable C corporations. Such U.S. Holders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to: (i) income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax); (ii) dividends received by the REIT from TRSs or other taxable C corporations; or (iii) income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
In addition, for taxable years that begin before January 1, 2026, shareholders that are individuals, trusts, or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends, as described below, or dividends eligible or reduced rates applicable to qualified dividend income, as described above), subject to certain limitations.
Distributions that are designated as capital gain dividends will generally be taxed to U.S. Holders as long-term capital gains, to the extent that such distributions do not exceed Fortress Net Lease REIT’s actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder that receives such distribution has held its stock. However, corporate U.S. Holders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal rates in the case of shareholders that are individuals, trusts, or estates, and ordinary income rates in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions. Fortress Net Lease REIT may elect to retain, rather than distribute, some or all of its net long-term capital gains and pay taxes on such gains. In this case, Fortress Net Lease REIT could elect for its shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that Fortress Net Lease REIT pays. Fortress Net Lease REIT’s shareholders would increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that Fortress Net Lease REIT designated and that they include in their taxable income, minus (ii) the tax that Fortress Net Lease REIT paid on their behalf with respect to that income. See “—Taxation of Fortress Net Lease REIT—Annual Distribution Requirements.”
Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. Holder to the extent that they do not exceed the adjusted basis of the U.S. Holder’s shares in respect of which the distributions were made, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a U.S. Holder’s shares, they will be included in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend declared by Fortress Net Lease REIT in October, November, or December of any year, and payable to a U.S. Holder of record on a specified date in any such month, will be treated as both paid by Fortress Net Lease REIT and received by the U.S. Holder on December 31 of such year; provided that the dividend is actually paid by Fortress Net Lease REIT before the end of January of the following calendar year.
To the extent that a REIT has available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that must be made in order to comply with the REIT distribution requirements. See “—Taxation of Fortress Net Lease REIT—Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would they affect the character of any distributions that are actually made by a REIT, which are generally subject to tax in the hands of shareholders to the extent that the REIT has current or accumulated earnings and profits.
Dispositions of Fortress Net Lease REIT Common Shares. Except as described below under “—Repurchases,” a U.S. Holder will realize gain or loss upon the sale or other taxable disposition of Fortress Net Lease REIT common shares in an amount equal to the difference between the sum of the fair market value of any property and cash received in such disposition and the U.S. Holder’s adjusted tax basis in the stock at the time of the disposition. In general, capital gains recognized by individuals upon the sale or disposition of shares of Fortress Net Lease REIT common shares will be subject to a taxation at long-term capital gains rates if the Fortress Net Lease REIT common shares are held for more than 12 months and will be taxed at ordinary income rates if the Fortress Net Lease REIT common shares are held for 12 months or less. Gains recognized by U.S. Holders that are corporations are currently subject to U.S. federal income tax at ordinary income rates, whether or not classified as long-term capital gains. Capital losses recognized by a U.S. Holder upon the disposition of Fortress Net Lease REIT common shares held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the U.S. Holder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of Fortress Net Lease REIT common shares by a U.S. Holder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions received from Fortress Net Lease REIT that are required to be treated by the U.S. Holder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of stock or other securities of Fortress Net Lease REIT in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss generating transaction to the IRS. While these Treasury Regulations are directed towards “tax shelters,” they are written quite broadly and apply to transactions that would not typically be considered tax shelters. In addition, the Code imposes penalties for failure to comply with these requirements. Prospective investors should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of stock or securities of Fortress Net Lease REIT or transactions that might be undertaken directly or indirectly by Fortress Net Lease REIT. Moreover, prospective investors should be aware that Fortress Net Lease REIT and other participants in the transactions involving Fortress Net Lease REIT (including their advisors) might be subject to disclosure or other requirements pursuant to these Treasury Regulations.
Repurchases. A repurchase of Fortress Net Lease REIT common shares will be treated under Section 302 of the Code as a distribution, generally taxable in accordance with the sections of this discussion relating to distributions to U.S. Holders, unless the repurchase satisfies one or more of the tests set forth in Section 302(b) of the Code that enable the repurchase to be treated as a sale or exchange of the redeemed shares. A repurchase will satisfy such tests if it: (i) is “substantially disproportionate” with respect to the holder’s interest in our stock; (ii) results in a “complete termination” of the holder’s interest in all classes of our stock; or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.

If a repurchase of the Fortress Net Lease REIT common shares is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the holder in the repurchase. The holder’s adjusted tax basis in the Fortress Net Lease REIT common shares redeemed would, in that case, be transferred to the holder’s remaining stockholdings in us. If, however, the holder has no remaining Fortress Net Lease REIT common shares, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.
With respect to a repurchase of Fortress Net Lease REIT common shares that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds our earnings and profits, the method by which a holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different bases. Each U.S. Holder should consult its own tax advisor with respect to the treatment of a repurchase of Fortress Net Lease REIT common shares that is treated as a distribution.
If a repurchase is not treated as a distribution to a particular U.S. Holder under the Section 302(b) tests described above, it will generally be treated as to that holder as a taxable sale or other disposition, in accordance with the sections of this discussion relating to dispositions of Fortress Net Lease REIT common shares by our shareholders.
Taxation of Non-U.S. Holders
The following is a summary of certain anticipated U.S. federal income and estate tax considerations for the ownership and disposition of Fortress Net Lease REIT common shares applicable to Non-U.S. Holders. The discussion is based on current law, is for general information only and addresses only selected, and not all, aspects of U.S. federal income and estate taxation relevant to Non-U.S. Holders.
Ordinary Dividends. The portion of distributions received by Non-U.S. Holders that is: (i) payable out of Fortress Net Lease REIT’s earnings and profits; (ii) not attributable to capital gains of Fortress Net Lease REIT; and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty or under the Code, and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for such benefits). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of Fortress Net Lease REIT common shares. In cases where the dividend income from a Non-U.S. Holder’s investment in Fortress Net Lease REIT common shares is, or is treated as, effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to U.S. tax at graduated rates, in the same manner as domestic shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the Non-U.S. Holder. The income may also be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a corporation.
Non-Dividend Distributions. Unless Fortress Net Lease REIT common shares constitutes a U.S. real property interest (“USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”), distributions by Fortress Net Lease REIT that are not payable out of Fortress Net Lease REIT’s earnings and profits will not be subject to U.S. income tax. If it cannot be determined at the time at which a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of current and accumulated earnings and profits of Fortress Net Lease REIT. If Fortress Net Lease REIT common shares constitute USRPIs, distributions by Fortress Net Lease REIT in excess of the sum of its earnings and profits plus the stockholder’s basis in its Fortress Net Lease REIT common shares will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a domestic stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of Fortress Net Lease REIT’s earnings and profits.
Capital Gain Dividends. Under FIRPTA, a distribution made by Fortress Net Lease REIT to a Non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs that Fortress Net Lease REIT held directly or through pass-through subsidiaries (such gains, “USRPI Capital Gains”), will, except as described below, be considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether the distribution is designated as a capital gain dividend. In addition, Fortress Net Lease REIT will be required to withhold tax equal to 21% of the maximum amount attributable to USRPI Capital Gains. Distributions subject to FIRPTA may also be subject to a

30% branch profits tax in the hands of a Non-U.S. Holder that is a corporation. A distribution is not a USRPI Capital Gain dividend if Fortress Net Lease REIT held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a Non-U.S. Holder that are attributable to dispositions by Fortress Net Lease REIT of assets other than USRPIs will generally not be subject to U.S. federal income or withholding tax, unless: (i) the gain is effectively connected with the Non-U.S. Holder’s U.S. trade or business, in which case the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain; or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains, which may be offset by certain U.S.-source capital losses.
Dispositions of Fortress Net Lease REIT common shares. Unless Fortress Net Lease REIT common shares constitute a USRPI, a sale of Fortress Net Lease REIT common shares by a Non-U.S. Holder generally will not be subject to U.S. taxation under FIRPTA. The stock generally will be treated as a USRPI if 50% or more of Fortress Net Lease REIT’s assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. Fortress Net Lease REIT believes that substantially all of its assets will consist of USRPIs. Even if the foregoing test is met, however, Fortress Net Lease REIT common shares nonetheless will not constitute a USRPI if Fortress Net Lease REIT is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of Fortress Net Lease REIT common shares, as described in the Code). Fortress Net Lease REIT cannot predict whether it will be a domestically controlled qualified investment entity. Fortress Net Lease REIT further does not expect that its shares will be “regularly traded” for purposes of the FIRPTA exceptions that apply to certain small shareholders of regularly traded stock.
If Fortress Net Lease REIT is and continues to be a domestically controlled qualified investment entity, the sale of Fortress Net Lease REIT common shares should not be subject to taxation under FIRPTA (except in the case of a repurchase to the extent the repurchase proceeds are attributable to Fortress Net Lease REIT’s gain from USRPIs). No assurance can be given that Fortress Net Lease REIT will be a domestically controlled qualified investment entity. If gain on the sale of stock of Fortress Net Lease REIT were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of Fortress Net Lease REIT common shares that would not otherwise be subject to taxation under FIRPTA will nonetheless be taxable in the United States to a Non-U.S. Holder in two cases: (i) if the Non-U.S. Holder’s investment in the Fortress Net Lease REIT common shares is effectively connected with a U.S. trade or business conducted by such Non-U.S. Holder, the Non-U.S. Holder will be subject to the same treatment as a domestic stockholder with respect to such gain, and a Non-U.S. Holder that is a corporation may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty); or (ii) the Non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met, in which case the Non-U.S. Holder will incur a 30% tax on his or her capital gains, which may be offset by certain U.S.-source capital losses.
In addition, even if Fortress Net Lease REIT is and continues to be a domestically controlled qualified investment entity, upon disposition of Fortress Net Lease REIT common shares, a Non-U.S. Holder may be treated as having capital gain from the sale or exchange of a USRPI if the Non-U.S. Holder: (i) disposes of its Fortress Net Lease REIT common shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI; and (ii) acquires, or enters into a contract or option to acquire, other shares of Fortress Net Lease REIT common shares within 61 days of the first day of the 30-day period described in (i), unless such Non-U.S. Holder held 5% or less of our stock at all times during the one-year period ending on the distribution date.
Special FIRPTA Rules. There are certain exemptions from FIRPTA for particular types of foreign investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries, and certain widely held, publicly traded “qualified collective investment vehicles.” Any distribution to a qualified foreign pension fund (or an entity all of the interests of which are held by a qualified foreign pension fund) who holds our common shares directly or indirectly (through one or more partnerships) will not be subject to FIRPTA withholding on distributions by us or dispositions of our common shares. Non-U.S. Holders are urged to consult their tax advisers to determine their eligibility for exemption from FIRPTA withholding and their qualification as a qualified shareholder, a qualified foreign pension fund or a qualified collective investment vehicle.
Repurchases. As described under “Taxation of Taxable U.S. Holders—Repurchases,” depending on a holder’s particular circumstances, a repurchase of Fortress Net Lease REIT common shares will be treated under Section 302 of the Code either as a distribution, generally taxable in accordance with the sections of this discussion relating to distributions to Non-U.S. Holders, or a sale or exchange, generally taxable in accordance with the sections of this discussion relating to dispositions of Fortress Net Lease REIT common shares by Non-U.S. Holders. If we cannot determine whether the distribution should be treated is “not essentially equivalent to a dividend” under Section 302(b), we may choose to treat as a distribution and therefore withhold as if it were a dividend.
Estate Tax. Fortress Net Lease REIT common shares owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Shareholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt stockholder has not held its Fortress Net Lease REIT common shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder), and (2) the Fortress Net Lease REIT common shares is not otherwise used in an unrelated trade or business, Fortress Net Lease REIT believes that distributions from Fortress Net Lease REIT and income from the sale of the Fortress Net Lease REIT common shares generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17), and (c)(20) of the Code are subject to different UBTI rules, which will generally require such shareholders to characterize distributions from Fortress Net Lease REIT as UBTI.
In certain circumstances, a pension trust that owns more than 10% of Fortress Net Lease REIT’s stock could be required to treat a percentage of the dividends as UBTI if Fortress Net Lease REIT is a “pension-held REIT.” Fortress Net Lease REIT will not be a pension-held REIT unless: (1) it is required to “look through” one or more of its pension trust shareholders in order to satisfy the REIT “closely-held” test; and (2) either (i) one pension trust owns more than 25% of the value of Fortress Net Lease REIT’s stock, or (ii) one or more pension trusts, each individually holding more than 10% of the value of Fortress Net Lease REIT’s stock, collectively owns more than 50% of the value of Fortress Net Lease REIT’s stock. Certain restrictions on ownership and transfer of Fortress Net Lease REIT’s stock generally should prevent a tax-exempt entity from owning more than 10% of the value of Fortress Net Lease REIT’s stock and generally should prevent Fortress Net Lease REIT from becoming a pension-held REIT.
Other Tax Considerations
Distribution Reinvestment Plan
Holders who participate in the distribution reinvestment plan will recognize taxable income in the amount they would have received had they elected not to participate, even though they receive no cash. These deemed distributions will be treated as actual distributions from us to the participating holders and will retain the character and U.S. federal income tax effects applicable to all distributions. Stock received under the plan will have a holding period beginning with the day after the reinvestment, and a U.S. federal income tax basis equal to its cost, which is the gross amount of the deemed distribution.
Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Holders are urged to consult with their tax advisors with respect to the status of legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in Fortress Net Lease REIT common shares.
Medicare 3.8% Tax on Investment Income
Certain U.S. Holders who are individuals, estates, or trusts, and whose income exceeds certain thresholds, are required to pay a 3.8% Medicare tax on their “net investment income,” which will include dividends received from Fortress Net Lease REIT and capital gains from the sale or other disposition of Fortress Net Lease REIT common shares.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% generally will be required on dividends made in respect of Fortress Net Lease REIT common shares held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and the accounts maintained by, the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons, and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which Fortress Net Lease REIT common shares is held will affect the determination of whether such withholding is required. Similarly, dividends made in respect of Fortress Net Lease REIT common shares held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury Regulations or other guidance, may modify these requirements. Fortress Net Lease REIT will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these withholding taxes on their investment in Fortress Net Lease REIT common shares.
State, Local and Foreign Taxes
Fortress Net Lease REIT, the Operating Partnership, and Fortress Net Lease REIT common shareholders may be subject to state, local, or foreign taxation in various jurisdictions, including those in which it or they transact business, own property, or reside. It should be noted that the Operating Partnership intends to own properties located in a number of states and local jurisdictions and may be required to file income tax returns in some or all of those jurisdictions. The state, local, or foreign tax treatment of the Operating Partnership, Fortress Net Lease REIT, and Fortress Net Lease REIT common shares holders may not conform to the U.S. federal income tax consequences discussed above. Consequently, prospective investors are urged to consult their tax advisors regarding the application and effect of state, local, or foreign tax laws on an investment in Fortress Net Lease REIT.
Certain ERISA Considerations
The following is a summary of certain considerations associated with an investment in the REIT by (i) “employee benefit plans” (within the meaning of Section 3(3) of Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that are subject to Title I of ERISA, (ii) plans, individual retirement accounts (“IRAs”), “Keogh” plans and other arrangements that are subject to Section 4975 of the Code or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, “Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any of the foregoing described in clauses (i) and (ii) (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Rules
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of a Covered Plan or the management or disposition of the assets of a Covered Plan, or who renders investment advice for a fee or other compensation to a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the REIT of a portion of the assets of any Plan, a fiduciary should determine, particularly in light of the risks and lack of liquidity inherent in an investment in the REIT, whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control, conflicts of interest and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws, the role that an investment in the REIT has in the Plan’s investment portfolio, taking into account the Plan’s purposes, the risk of loss and the potential return in respect of such investment, the composition of the Plan’s portfolio, the liquidity and current return of the total portfolio relative to the anticipated cash flow needs of the Plan and the projected return of the portfolio relative to the Plan’s funding objectives.
Prohibited Transactions
ERISA and Section 4975 of the Code generally prohibit a fiduciary from causing a Covered Plan to engage in a broad range of transactions involving the assets of the Covered Plan and persons having a specified relationship to the Plan (“parties in interest” under ERISA and “disqualified persons” under the Code) unless a statutory or administrative exemption applies. Among other matters, an excise tax may be imposed pursuant to section 4975 of the Code on disqualified persons in respect of non-exempt prohibited transactions involving the assets of the Covered Plan. Generally speaking, parties in interest for purposes of ERISA would be disqualified persons under section 4975 of the Code.
For example, the acquisition of shares with “plan assets” of a Covered Plan with respect to which the REIT, the Adviser and their respective affiliates is considered a party in interest or a disqualified person could result in a direct or indirect prohibited transaction, unless the investment is acquired in accordance with an applicable statutory, regulatory or administrative exemption. The U.S. Department of Labor (the “DOL”) has issued a number of prohibited transaction class exemptions (“PTCEs”) that potentially may apply to the acquisition of shares. These class exemptions include, without limitation, PTCE 84-14 for certain transactions determined by independent qualified professional asset managers, PTCE 90-1 for certain transactions involving insurance company pooled separate accounts, PTCE 91-38 for certain transactions involving bank collective investment funds, PTCE 95-60 for certain transactions involving life insurance company general accounts, and PTCE 96-23 for certain transactions determined by in-house asset managers. In addition, ERISA section 408(b)(17) and section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and the Code for certain transactions; provided that neither the party in interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Covered Plan involved in the transaction and provided further that the Covered Plan receives no less, nor pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring shares in reliance on these or any other exemption should carefully review the exemption in consultation with its legal advisors to assure it is applicable. There can be no assurance that any exemption will be available with respect to all prohibited transactions that might arise in connection with an investment in shares, or that all of the conditions of any such exemptions will be satisfied with respect to any particular Covered Plan.
Plan Assets
Certain U.S. Department of Labor regulations promulgated under ERISA, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) describe what constitutes the assets of a Covered Plan for purposes of various provisions of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and section 4975 of the Code when a Covered Plan makes an equity investment in an entity, such as an investment in the REIT. If a Covered Plan invests in an equity interest of an entity that is neither a “publicly-offered security” (within the meaning of the Plan Asset Regulations) nor a security issued by an investment company registered under the Investment Company Act, the Covered Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation in the entity by “benefit plan investors” is not “significant” (each within the meaning of the Plan Asset Regulations). The term “benefit plan investor” (“Benefit Plan Investor”) is defined in the Plan Asset Regulations as (a) any “employee benefit plan” (as defined in section 3(3) of ERISA) that is subject to the provisions of Title I of ERISA, (b) any plan described in section 4975(e)(1) of the Code subject to Section 4975 of the Code, and (c) any entity whose underlying assets include plan assets by reason of such an employee benefit plan’s or plan’s investment in the entity.
Under the Plan Asset Regulations, equity participation in an entity by Benefit Plan Investors is “significant” on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the total value of any class of equity interests is held by Benefit Plan Investors. For purposes of this determination, the value of equity interests held by a person (other than a Benefit Plan Investor) who has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of such a person) is disregarded (any such person, a “Controlling Person”). Under the Plan Asset Regulations, a publicly-offered security includes a security that is “freely transferable,” part of a class of securities that is “widely held” and either sold as a part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within 120 days (or such other time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred.
Accordingly, Fortress will have the power to take certain actions to avoid having the assets of the Company characterized as “plan assets,” including, without limitation, placing restrictions on share purchases, redemptions and participation in the distribution reinvestment plan, and requiring a shareholder to dispose of all or part of its shares. With respect to each class of shares, the Company intends to limit Benefit Plan Investors’ holding of such shares to less than 25%, disregarding equity interests held by Controlling Persons, within the meaning of the Plan Asset Regulations, but may decline to do so to the extent it determines that such shares qualify as “publicly-offered securities” within the meaning of the Plan Asset Regulations.
If the assets of the Company were deemed to be “plan assets” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Company, and (ii) the possibility that certain transactions in which the Company might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, the Adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the Covered Plan any profit realized on the transaction and (ii) reimburse the Covered Plan for any losses suffered by the Covered Plan as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of a Covered Plan who decide to invest in the REIT could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the REIT or as co-fiduciaries for actions taken by or on behalf of the REIT, Fortress or the Adviser. With respect to an IRA that invests in the REIT, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.
Independent Fiduciaries with Financial Expertise. This Registration Statement does not constitute an undertaking to provide investment advice and neither the Company, the Manager, the Adviser nor any of their affiliates or agents will act in a fiduciary capacity to any Plan. Fortress, the Adviser, and their respective affiliates have a financial interest in investors’ investment in shares on account of the fees and other compensation they expect to receive (as the case may be) from the Company and their other relationships with the Company as contemplated in this Registration Statement. Any such fees and compensation do not constitute fees or compensation rendered for the provision of investment advice to any Plan. Each Plan will be deemed to represent and warrant that it is advised by a fiduciary that is (a) independent of Fortress, the Adviser, and their respective affiliates; (b) capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies contemplated in this Registration Statement; (c) a fiduciary (under ERISA, Section 4975 of the Code or applicable Similar Law) with respect to the Plan’s investment in the shares, who is responsible for exercising independent judgment in evaluating the Plan’s investment in the shares and any related transactions; and (d) neither the Company, the Manager, the Adviser nor any of their affiliates or agents have acted in a fiduciary capacity to the Plan with respect to its decision to invest in shares.
Reporting of Indirect Compensation. Under ERISA’s general reporting and disclosure rules, certain Covered Plans subject to ERISA are required to file annual reports (Form 5500) with the DOL regarding their assets, liabilities and expenses. To facilitate a plan administrator’s compliance with these requirements it is noted that the descriptions contained in this Registration Statement of fees and compensation, including the management fee payable to the Adviser and the performance participation allocation allocable to the Special Limited Partner, are intended to satisfy the disclosure requirements for “eligible indirect compensation” for which the alternative reporting option on Schedule C of Form 5500 may be available.
The foregoing discussion of ERISA and Code issues is not and should not be construed as legal advice. Fiduciaries of Covered Plans should consult their own counsel with respect to issues arising under ERISA and the Code and are solely responsible for making their own independent decision that an investment in the REIT satisfies its fiduciary obligations under ERISA and will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.
Governmental Plans and Non-U.S. Plans
Certain Plans, such as governmental plans and non-U.S. plans, may not be subject to ERISA or Section 4975 of the Code, but may be subject to provisions of Similar Laws which may restrict the type of investments such a Plan may make or otherwise have an impact on such a Plan’s ability to invest the REIT. Accordingly, each Plan, including governmental and foreign plans, considering an investment in the shares should consult with their counsel regarding their proposed investment in the shares.
The foregoing discussion is general in nature and is not intended to be all-inclusive. Each Plan fiduciary should consult with its legal advisor concerning the considerations discussed above before making an investment in the REIT. As indicated above, Similar Laws governing the investment and management of the assets of Plans that are not subject to ERISA or Section 4975 of the Code, such as governmental and non-U.S. plans, may contain fiduciary and prohibited transaction requirements similar to those under ERISA and Section 4975 of the Code. Accordingly, Plans, in consultation with their advisors, should consider the impact of their respective laws and regulations on an investment in the REIT and the considerations discussed above, if applicable.

ITEM 1A.	RISK FACTORS
A purchase of the Company’s shares involves a high degree of risk and is suitable only for sophisticated individuals and institutions for whom a purchase of the Company’s shares does not represent a complete investment program and who fully understand and are capable of bearing the risks of a purchase of the Company’s shares. There can be no assurance that the business objectives of the Company will be achieved, that any acquisitions targeted pursuant to the Company’s business objectives will be made by the Company or that a shareholder will receive a return of its capital. In addition, there will be occasions when the Adviser and its affiliates will encounter potential conflicts of interest in connection with the Company, as described below under “Item 7. Certain Relationships and Related Transactions, and Trustee Independence—Potential Conflicts of Interest.” The following discussion enumerates certain risk factors that should be carefully evaluated before making a purchase of the Company’s shares. This summary does not purport to be a complete discussion of all of the risks and other factors and considerations which relate to or might arise from investing in the Company.
Risks Related to Our Business and Operations
We are subject to risks related to the ownership of commercial real estate that could affect the performance and value of our properties.
Factors beyond our control can affect the performance and value of our properties and may cause the performance and value of our properties to decline. Our core business is to invest in net leased assets, primarily to single tenants, either individually or as a portfolio. The investments are expected to include a combination of land, building and/or leasehold interests, primarily in the United States. However, we may invest in other jurisdictions as our Adviser deems appropriate. We will seek to invest in any and all commercial property types, including retail, office, industrial and any other specialized use assets. These investments could be originated as part of a sale-leaseback transaction directly with tenants, through a “build-to-suit” property transaction with prospective tenants (in which we develop assets to suit the needs of prospective tenants that are either net-leased at the start of construction or net-leased shortly after completion of construction) and/or by purchasing the assets with leases already in place.
Accordingly, our performance is subject to risks incident to the ownership of commercial real estate, including:
•	inability to collect rents from tenants due to financial hardship, including bankruptcy;
•	changes in local real estate conditions in the markets where our properties are located, including real estate taxes and the availability and demand for the properties we own;
•
changes in trends and preferences among consumers and tenants that affect the demand for products and services offered by our tenants or reduce the attractiveness and marketability of our properties to tenants or cause decreases in market rental rates;

•	adverse changes in the general economic climate or in international, national, regional and local economic conditions;
•
inability to renew leases, lease vacant space or re-let space upon expiration or termination of existing leases thereby increasing or prolonging vacancies, which could adversely affect our financial condition, cash flows and results of operations;

•	environmental risks, including the presence of hazardous or toxic substances on our properties;
•	environmental claims arising in respect of real estate acquired with undisclosed or unknown environmental problems or as to which inadequate reserves had been established;
•	the subjectivity of real estate valuations and decreases in such valuations over time;
•	illiquidity of real estate investments, which may limit our ability to quickly modify our portfolio in response to changes in economic or other conditions;
•	changes in operating costs and expenses or energy, labor and supply shortages;
•
changes in governmental laws and regulations, zoning or other local regulatory restrictions, fiscal policies or other factors pertaining to local government institutions and the related costs of compliance which inhibit interest in the markets in which our properties are located;

•	negative changes in interest rates and the availability of financing;
•
significant liquidated damages, loss of deposits or other financial or governance penalties if we fail to consummate transactions or fail to fund capital commitments contemplated by any agreements we make;

•	successor liability for investments in existing entities (e.g., buying out a distressed partner or acquiring an interest in an entity that owns a real property);
•
competition from other real estate companies similar to ours and competition for tenants, including competition based on rental rates, age and location of properties and the quality of maintenance, insurance and management services;

•	acts of God, including natural disasters and public health crises, which may result in uninsured losses; and
•	strikes, riots, social or civil unrest, or acts of war (declared and undeclared) or terrorism, including consequences of such activities.
We have limited opportunities to increase rents under our long-term leases with tenants, which could impede our growth and materially and adversely affect us.
We typically lease our properties pursuant to long-term net leases that often have renewal options. Substantially all of our leases provide for annual rent escalations, but these built-in increases may be less than what we otherwise could achieve in the market.
Long-term net leases generally provide the tenant greater discretion in using the leased property than ordinary property leases, such as the right to freely sublease the property (while holding the original tenant liable unless we agree to swap with an equal or higher tenant), and to make alterations in the leased premises and, in limited circumstances, to terminate the lease prior to its expiration under specified circumstances. Furthermore, long-term net leases have an increased risk that contractual rental increases in future years will fail to result in fair market rental rates during those years. If we do not accurately judge the potential for increases in market rental rates when negotiating these long-term leases, significant increases in future property operating costs, to the extent not covered under the net leases could result in us receiving less than fair value from these leases. As a result, income to and distributions from us could be lower than they would otherwise be if we did not engage in long-term net leases. See “—We may be unable to lease vacant space or renew leases or re-lease space on favorable terms as leases expire.”
If we are unable to raise substantial additional funds, we will be limited in the number and type of investments we make and the value of your investment in us will fluctuate with the performance of the specific assets we acquire.
Our private offering is being made on a “best efforts” basis, meaning that the Dealer Manager and participating broker-dealers are only required to use their best efforts to sell our common shares and have no firm commitment or obligation to purchase any shares. As a result, the amount of proceeds we raise in our private offering may be substantially less than the amount we would need to create a diversified portfolio of investments. If we are unable to raise substantial funds, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments that we make. Moreover, the potential impact of any single asset’s performance on the overall performance of our portfolio will increase unless and until we raise sufficient proceeds to diversify the portfolio. Further, we expect to have certain fixed operating expenses, regardless of whether we are able to raise substantial funds in our private offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions to you.
We face risks associated with the deployment of our capital.
In light of the nature of our continuous offering in relation to our investment strategy and the need to be able to deploy potentially large amounts of capital quickly to capitalize on potential investment opportunities, if we have difficulty identifying and purchasing suitable properties on attractive terms, there could be a delay between the time we receive net proceeds from the sale of our common shares in our private offering or any private offering and the time we invest the net proceeds. We may also from time to time hold cash pending deployment into investments or have less than our targeted leverage, which cash or shortfall in target leverage may at times be significant, particularly at times when we are receiving high amounts of offering proceeds and/or times when there are few attractive investment opportunities. Such cash may be held in an account for the benefit of our shareholders that may be invested in money market accounts or other similar temporary investments, each of which are subject to the management fees.

The business of identifying, structuring and completing real estate and real estate-related transactions is highly competitive and involves a high degree of uncertainty. In the event we are unable to find suitable investments, such cash may be maintained for longer periods which would be dilutive to overall investment returns. For example, we will continue to pay the Adviser the management fee based on our NAV, which includes cash, money market accounts and other similar temporary investments. This could cause a substantial delay in the time it takes for your investment to realize its full potential return and could adversely affect our ability to pay regular distributions of cash flow from operations to you. It is not anticipated that the temporary investment of such cash into money market accounts or other similar temporary investments pending deployment into investments will generate significant interest, and investors should understand that such low interest payments on the temporarily invested cash may adversely affect overall returns. In the event we fail to timely invest the net proceeds of sales of our common shares or do not deploy sufficient capital to meet our targeted leverage, our results of operations and financial condition may be adversely affected.
In addition, the targeted nature of our investment strategy means that significant amounts of our capital may be committed to a single investment or group of related investments. Accordingly, we may be obligated to devote future capital raised in our private offering to such committed investments and unable to pursue other potential investment opportunities at ideal times, if at all.
Following our initial investment in any investment, we are permitted to invest additional funds in such investment or could have the opportunity to increase our investment in such investment by investing in additional real estate assets related thereto (whether for opportunistic reasons, to fund the needs of the investment, as an equity cure under applicable debt documents or for other reasons). There can be no assurance that we will make follow-on investments or that we will have sufficient funds to make all or any of such follow-on investments (including an event of default under applicable debt documents in the event an equity cure cannot be made). Any decision by us not to make follow on investments or our inability to make such investments could have a substantial adverse effect on a particular real estate asset in need of such an investment.
If we are unable to successfully integrate new investments and manage our growth, our results of operations and financial condition may suffer.
We have in the past and may in the future significantly increase the size and/or change the types of investments in our portfolio. We may be unable to successfully and efficiently integrate newly acquired investments into our existing portfolio or otherwise effectively manage our assets or growth. In addition, increases in the size of our investment portfolio and/or changes in our investment focus may place significant demands on our Adviser’s administrative, operational, asset management, financial and other resources which could lead to decreased efficiency. Any failure to effectively manage such growth or increase in scale could adversely affect our results of operations and financial condition.
Adverse economic conditions, including the resulting effect on consumer spending, could have a material and adverse effect on our business, financial condition, results of operations and cash flows.
Our business could be significantly affected by global and national economic and market conditions generally and by the local economic conditions where our properties are concentrated. A recession, slowdown and/or sustained downturn in the U.S. real estate market and the markets in which our tenants operate would have a pronounced impact on us, the value of our assets and our profitability. Reduction in consumer or corporate spending could have a material adverse effect on our business, financial condition, results of operations and cash flows. Our primary business is to lease properties. When individuals and companies purchase and produce fewer goods, our tenants have less demand for our properties. We could also be materially and adversely affected by any overall weakening of, or disruptions in, the financial markets. Specific risks related to adverse economic conditions, among others, may include:
•	increased re-leasing exposure, which may require tenant concessions or reduced rental rates, or the inability to capture increased rental rates upon the expiration of below-market leases;
•	increased levels of tenant defaults under, or non-renewals of, leases; and
•
volatility and uncertainty in equity and credit markets or reduced access to credit that may restrict our ability to access additional financing for our capital needs, including expansion, acquisition activities, refinancing and other purposes, on favorable terms or at all.

The length and severity of any economic slowdown or downturn cannot be predicted. As a result, we may see increases in bankruptcies of our tenants and increased defaults by tenants, and we may experience higher vacancy rates and delays in re-leasing vacant space. The occurrence of any of the foregoing could have a material and adverse effect on our business, financial condition, results of operations and cash flows.
Global economic, political and market conditions may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.
The current worldwide financial markets situation, as well as various social and political tensions in the United States and around the world (including wars and other forms of conflict, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may contribute to increased market volatility, may have long-term effects on the United States and worldwide financial markets, and may cause economic uncertainties or deterioration in the United States and worldwide. For example, the conflict between Russia and Ukraine or the conflict in the Middle East, including between Israel and Hamas, and resulting market volatility, could adversely affect our business, financial condition or results of operations. In response to the conflict between Russia and Ukraine, the U.S. and other countries have imposed sanctions or other restrictive actions against Russia. In addition, other government actions, including sanctions, export controls, tariffs and trade wars (including with respect to China, Iran or otherwise), could have a material adverse effect on our business, financial condition, cash flows and results of operations and could cause the market value of our common shares and/or debt securities to decline. We will continue to monitor developments and seek to manage our investments in a manner consistent with achieving our investment objectives, but there can be no assurance that we will be successful in doing so.
The valuation of our investments may not be certain or transparent as a result of the highly volatile environments we operate in.
Investing in highly volatile environments presents certain inherent risks, including reduced market liquidity, reduced price transparency and less certainty in core assumptions in respect of a particular investment or an investment strategy as a whole. While such investment environments provide the opportunity for significant returns, they also present significant risks, many of which cannot be predicted, managed or hedged against. If we fail to identify or adequately evaluate potential risks or changes, we may invest at a valuation that is not commensurate with the risk profile of a particular investment or where we would otherwise not invest were more accurate information available, resulting in reduced returns or a complete or partial loss of capital. There can be no assurance that we will accurately identify all potential considerations that may adversely affect the performance of any one or more of our investments or investment strategies.
Adverse economic conditions and other events or occurrences that negatively affect the general economy in the United States or in markets in which our properties are geographically concentrated may materially and adversely affect our results of operations.
Our operating performance may be impacted by the economic conditions of specific markets in which we have concentrations of properties. Our revenues from, and the value of, our properties located in geographic markets may be affected by local or regional real estate conditions (such as an oversupply of or reduced demand for properties) and the local or regional economic climate. Business layoffs, downsizing, industry slowdowns, changing demographics and other factors may adversely impact the economic climate in these markets. Because of the number of properties we have located in certain of our geographic markets, a downturn in their economies or real estate conditions or any decrease in demand for properties resulting from the regulatory environment, business climate or energy or fiscal problems therein could materially and adversely affect our and our tenants’ businesses.
We are exposed to general economic conditions, local, regional, national and international economic conditions and other events and occurrences that negatively affect the markets in which we own properties. For example, if commercial real estate property values decrease materially it may cause borrowers to default on their mortgages or negotiate more favorable terms and conditions on their mortgages. All of the foregoing factors may adversely affect the value of the collateral securing loans and other assets held by us and thereby lower or even eliminate any value to be derived from a restructuring or liquidation of such investments.
In addition, given that our properties and related assets are expected to primarily be located in the United States, a downturn in the United States economy, or unfavorable political or economic changes in the United States, could materially and adversely affect us disproportionately to our competitors whose portfolios are more geographically diverse.

Tenant and industry concentrations may make us more susceptible to adverse events than if our portfolio were more diversified.
Any adverse change in the financial condition of our tenants we have significant concentrations of now or in the future, or any downturn in the industries in which our tenants operate, or in any other industry in which we may have a significant concentration now or in the future, could adversely affect our tenants that are involved in such industries, their demand for our properties, their ability to renew or re-lease our properties at the same or increased rent, or at all, and their ability to make rental payments on properties already leased to them.
To the extent that tenants and potential tenants are adversely affected by macro or microeconomic changes, our properties may experience decreases in demand, higher default rates on leases or other payments and amounts due, or other adverse results, all of which may have a material and adverse effect on our business, financial condition, results of operations and cash flows.
We may be unable to lease vacant space or renew leases or re-lease space on favorable terms as leases expire.
We are subject to the risk that, upon the expiration of leases for space located in our properties, leases may not be renewed by existing tenants at the same or increased rents, or at all, the space may not be re-leased to new tenants or the terms of renewal or re-leasing (including the cost of required renovations or concessions to tenants) may be less favorable to us than current lease terms. If our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose potential tenants, and we may be pressured to reduce our rental rates below those we currently charge to retain tenants when our tenants’ leases expire. In addition, there may be certain tenants who have the ability to sublease properties to third parties without our consent. If a tenant subleases a property to a third party, the original tenant remains obligated under the lease. However, if one of our existing tenants subleases a property, it could increase the likelihood that a lease will not be renewed at the end of its term or that the original tenant may default under its obligations under the lease. In the event of default by a significant number of tenants, we may experience delays and incur substantial costs in enforcing our rights as landlord, and we may be unable to re-lease spaces. If rental rates for our properties decrease, our existing tenants do not renew their leases or we do not re-let a significant portion of our available space and space for which leases expire, our financial condition, results of operations and cash flows, could be materially and adversely affected.
The vacancy of one or more of our properties could result in us having to incur significant capital expenditures to re-lease the property.
The loss of a tenant, either through lease expiration or tenant bankruptcy or insolvency, may require us to spend significant amounts of capital before the property is suitable for a new tenant and cause us to incur significant costs to source new tenants. In many instances, the leases we enter into or assume through acquisition are for properties that are specifically suited to the particular business of our tenants. Because these properties have been designed or physically modified for a particular tenant, if the current lease is terminated or not renewed, we may be required to renovate the property at substantial costs, decrease the rent we charge or provide other concessions in order to lease the property to another tenant.
In addition, in the event we decide to sell certain properties, we may have difficulty selling it to a party other than the tenant due to the special purpose for which any such property may have been designed or modified. This potential limitation on our ability to sell a property may limit our ability to quickly modify our portfolio in response to changes in our tenants’ business prospects, economic or other conditions, including tenant demand, which could materially and adversely affect our results of operations and financial condition.
We are subject to certain risks associated with construction and renovation of our properties.
We are permitted to acquire direct or indirect interests in underdeveloped real property (which could be non-income producing), and properties in which we invest may require construction and/or renovation in order to meet tenant needs. To the extent that we invest in such assets, it will be subject to the risks normally associated with such assets and construction activities, including the possibility of construction cost overruns and delays due to various factors (including inclement weather, labor or material shortages, the unavailability of construction and permanent financing and timely receipt of zoning and other regulatory approvals), the availability of both construction and permanent financing on favorable terms and market or site deterioration after acquisition. Any unanticipated delays or expenses could have an adverse effect on our operations and financial condition. Properties under construction or renovation are likely to receive little or no cash flow from the date of acquisition through the date of completion of such work and would likely continue to experience operating deficits after the date of completion. In addition, market conditions could change during the course of construction that make such construction less attractive than at the time it was commenced.
Additionally, the renovation, refurbishment or expansion by us or by a tenant under a mortgaged property involves risks of cost overruns and non-completion. Estimates of the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. Other risks may include rehabilitation costs exceeding original estimates, possibly making a project uneconomical and disrupting subsequent leasing of the property. If such renovation is not completed in a timely manner, or if it costs more than expected, we or a borrower may experience a prolonged impairment of net operating income.
We are subject to certain risks related to build-to-suit properties including difficulties to sell or re-let upon tenant defaults or lease terminations and additional risks related to properties under development.
Certain of the properties that we expect to acquire will be designed and built for a particular use or tenant. If we own a property when the lease terminates and the tenant does not renew its occupancy under the lease, if the tenant terminates its lease, if the tenant defaults on its lease or if the tenant rejects its lease pursuant to a bankruptcy proceeding, the property might not be marketable without substantial capital improvements or rent concessions. Improvements could require the use of cash that would otherwise be distributed to investors. Attempting to sell the property without improvements may also result in a lower sales price. In the event we are forced to sell a property, we may have difficulty selling it to a party other than the tenant due to the special purpose for which the related property may have been designed.
Risks related to build-to-suit projects also include the potential for failing to meet an agreed-upon delivery schedule and cost overruns, which may among other things, cause the total project costs to exceed the original budget. In some cases, the prospective tenant will bear these risks. However, in other instances, we may be required to bear these risks, which means that we may have to advance funds to cover cost overruns that we would not be able to recover through increased rent payments or that we may experience delays in the project that delay commencement of rent. The incurrence of these costs or any non-occupancy by the tenant upon completion may reduce our returns or result in losses to us.
In addition, in connection with build-to-suit programs and the acquisition of properties under development, we may enter into purchase and sale arrangements with developers of suitable properties under development or construction pursuant to which we would be obligated to purchase the property at the completion of construction. We may also engage in development and construction activities involving existing properties, including the expansion of existing facilities (e.g., at the request of a tenant) or the development or build-out of vacant space. We may advance significant amounts in connection with certain development projects. As a result, we will be subject to potential development risks and construction delays and the resultant increased costs and risks which could adversely affect our results of operations and financial condition.
Certain of our investments may be in the form of ground leases, which provide limited rights to the underlying property.
We may acquire leasehold interests in respect of properties that are the subject of a ground lease, where third party owners hold the fee interest in those properties (each, a “Fee Owner”). In such cases, our interest in such a property will be subordinate to the Fee Owner’s interest in that property, and our investment in the leasehold interest will be subject not only to the potentially competing interests of the Fee Owner, but also to interests held by third parties, such as mortgages or other liens (e.g., mechanic’s liens) that encumber the Fee Owner’s fee interest and which may be superior and potentially adverse to our interests. A default by the Fee Owner under any of these competing interests and the enforcement or foreclosure of those interests by the holders thereof may also result in the termination or impairment of our leasehold interest. In addition, any bankruptcy or insolvency of the Fee Owner could potentially impair or terminate our leasehold interest. This risk is increased if the fee interest were itself subject to financing liens. In the event of the Fee Owner’s bankruptcy, there can be no assurance that a tenant will not acquiesce in a rejection or disaffirmance of the lease by the Fee Owner or its trustee in bankruptcy, or that the Fee Owner’s bankruptcy trustee will not seek to sell the property free and clear of the lease. The occurrence of the foregoing could have an adverse effect on our results of operations and financial condition.

We are subject to certain risks associated with the management of our properties.
Property managers and tenants of net lease properties are responsible for the maintenance and other day-to-day management of the properties. If a property is not adequately maintained in accordance with the terms of the applicable lease or agreement, we may incur expenses for deferred maintenance expenditures or other liabilities once the relationship is terminated. While it is expected that our leases will generally provide for recourse against the tenant in these instances, a bankrupt or financially troubled tenant may be more likely to defer maintenance and it may be more difficult to enforce remedies against such a tenant. In addition, to the extent tenants are unable to conduct their operation of the property on a financially successful basis, their ability to pay rent may be adversely affected. Although we will endeavor to monitor, on an ongoing basis, compliance by tenants and managers with their obligations and other factors that could affect the financial performance of its properties, such monitoring may not in all circumstances ascertain or forestall deterioration in the condition of a property or the financial circumstances of a tenant. The occurrence of the foregoing could have an adverse effect on our results of operations and financial condition.
Actual or perceived threats associated with epidemics, pandemics or public health crises could have a material adverse effect on our results of operations and the businesses of our tenants.
Epidemics, pandemics, and other public health crises, such as the COVID-19 pandemic, could materially and adversely affect our ability to pay distributions, and our and our tenants’ results of operations and liquidity. While many of the direct impacts of the COVID-19 pandemic have eased, the longer-term macroeconomic effects continue to impact many industries.
The extent to which such epidemics, pandemics and other public health crises, such as the COVID-19 pandemic, may impact our investments and operations will depend on a variety of factors, including, among others, the duration of the pandemic, information that may emerge concerning severity, and the actions taken to contain the pandemic or treat the disease, particularly in the markets in which our properties are located. As a result, the full impact of any pandemic on our business is highly uncertain and cannot be predicted with confidence. Nevertheless, any future epidemics, pandemics or public health crises could materially and adversely affect our business, financial condition, liquidity and results of operations, as well as our ability to pay distributions to our shareholders, for the reasons discussed above.
Properties occupied by a single tenant pursuant to a single lease subject us to risk of tenant default.
Our strategy focuses on owning, operating and investing in single-tenant, net leased commercial properties. Therefore, the financial failure of, or default in payment by, a tenant under its lease is likely to cause a significant or complete reduction in our rental revenue from that property and possibly a reduction in the value of the property. We may also experience difficulty or a significant delay in re-leasing or selling such property. This risk is magnified in situations where we lease multiple properties to a single tenant and the financial failure of the tenant’s business affects more than a single property. A failure or default by such a tenant could reduce or eliminate rental revenue from multiple properties and reduce the value of such properties, which could materially and adversely affect our results of operations and financial condition.
There are risks associated with the termination or expiration of leases and tenant defaults.
Our properties are generally expected to be subject to a single tenant occupying 100% of each property. There can be no assurance that we will be able to retain tenants in any of our respective properties upon the expiration of our leases. Upon the expiration or early termination of such leases, the availability of the entire building may have an adverse effect on our ability to achieve the lease terms and rents we might otherwise be able to achieve if space were to turn over in smaller portions, spread out over a period of time. If the space is suited to the particular needs of a former tenant, then we may have difficulty finding a new tenant for the space or may need to redevelop such space.
The success of our investments will materially depend on the financial stability of our tenants. A default by a tenant on its lease payments would cause us to lose the revenue associated with such lease and require us to find an alternative source of revenue to meet mortgage payments and prevent a foreclosure if the property is subject to a mortgage. The Adviser could fail to, or be unable to, discover factors that would indicate a heightened level of uncertainty with respect to particular key tenants when performing due diligence on prospective investments. An early termination of a lease by a bankrupt tenant would result in unanticipated expenses to re-let the premises. Tenant defaults thus increase the risk that we, and hence investors, could suffer a loss.

In addition, if a tenant defaults or goes bankrupt, we would likely experience delays in enforcing our rights as landlord and could incur substantial costs in protecting our investment and re-letting the property. In the event of a tenant’s bankruptcy or insolvency, we could be restricted from evicting such tenant solely because of its bankruptcy. However, a bankruptcy court could potentially authorize the tenant to terminate its leases with us. In such instances, our claim against the bankrupt tenant for unpaid future rent would be an unsecured prepetition claim subject to statutory limitations, and therefore such amounts received in bankruptcy are likely to be substantially less than the remaining rent we otherwise would be owed under the lease. Further, any claim we have for unpaid past rent could be substantially less than the amount owed. If a lease is terminated, we could be unable to lease property for the rent previously received or sell the investment without incurring a loss. These events could limit our ability to make distributions and decrease the value of an investment in us.
We may be concentrated with exposure to a limited number of tenants. We are more likely to experience higher rates of lease default or termination in the event of a downturn in a particular industry or market than we would if the tenant base were more diversified. Our revenue from and the value of the investments in our portfolio could be affected by a number of factors, including a deterioration in the financial condition of a particular tenant and the corresponding downgrading of its credit rating. These factors could have a material adverse effect on our operating results and financial condition. Our ability to sell or lease our investments could be difficult due to economic factors beyond our control. If, due to credit default and/or vacancy, the Company is unable to obtain favorable lease terms for its properties, it could be forced to sell investments at a loss due to the repositioning expenses likely to be incurred.
There are risks associated with Master Leases, including the enforceability of certain terms in connection with tenant bankruptcy proceedings.
We expect, in certain cases, to bundle leases to multiple properties together under a single master lease (each, a “Master Lease”). It is anticipated that such Master Lease agreements may include non-monetary cross-default provisions and require that all tenants and properties subject to the Master Lease support the rental obligations under the Master Lease on a joint and several basis. The terms of a Master Lease may also limit tenants’ rights to terminate a Master Lease with respect to individual properties. While the use of a Master Lease structure may reduce the risks associated with the financial failure of a single asset or tenant, it may pose other risks to us. For example, tenants may seek to argue that certain provisions of a Master Lease are not enforceable in general or under certain circumstances. Further, tenants involved in bankruptcy proceedings may seek to reject their obligations with respect to certain but not all properties under the Master Lease. We believe that our Master Leases will be enforceable and not rejectable in part, and certain of our Adviser’s affiliates have been successful in enforcing Master Leases and overcoming bankrupt tenants’ attempts to reject Master Leases with respect to some but not all properties subject thereto. Nonetheless, any court’s decision with respect to our Master Leases would be based on the facts and circumstances that exist at the time that the issues are raised, including the terms of the Master Lease. In this regard, we may seek to include certain cross-default or other provisions in the Master Leases that benefit us, as lessor, but that also may be cited by tenants as support for their arguments. There can be no assurance that a tenant’s argument in any particular instance would not succeed in court. In particular, bankruptcy courts have broad equitable powers that may result in rulings that favor a tenant’s attempt to reject a Master Lease, and, in turn, benefit other similarly situated tenants in their attempts to reject their obligations under a Master Lease, resulting in the loss of revenue from all such properties. The occurrence of any of the foregoing could have a material and adverse effect on our results of operations and financial condition.
There are risks associated with investing in capital assets, such as machinery and equipment, that may not be present with respect to other types of real estate investments.
In connection with net leased property investments, we may invest in capital assets such as various types of machinery and equipment. These investments are subject to risks (including destruction, loss, industry-specific regulation, operating failures, labor relations, etc.) that typically may not be present with respect to types of real estate investments. These investments may also be subject to claims of the tenant’s other creditors, and could be subject to security perfection under the Uniform Commercial Code, mechanics’ liens and other potential creditors’ claims that may impair our ability to sell or liquidate such assets. In addition, the regulation of such assets is extensive and variable, and our commitment to certain of such assets could be wholly illiquid for long periods of time, which could result in lower income to and distributions from us than they would otherwise be if we did not invest in capital assets.

We are subject to certain risks related to difficulties in selling or reletting upon tenant defaults or lease terminations.
We may invest in commercial or industrial properties, including special use single tenant properties. With these properties, if the current lease is terminated or not renewed, we may be required to renovate the property or to make rent concessions in order to lease the property to another tenant or sell the property. In addition, we may have difficulty selling the property to a party other than the tenant due to the special purpose for which the property may have been designed. These and other limitations may affect our ability to sell or release properties and may adversely affect returns to investors.
Continued government intervention and instability in Europe may adversely affect our business, financial condition and results of operations, including our revenue growth and profitability.
The already challenged economic and political environment in Europe may be adversely affected by events outside our control, such as changes in government policies, European Union (the “EU”) directives in the credit sector and other areas, the impact of the COVID-19 pandemic and resulting increase in sovereign debt, political instability, terrorist attacks, social unrest and rioting or military action affecting Europe and/or other areas abroad and taxation and other political, economic or social developments in or affecting Europe. Policymakers in many advanced economies have publicly acknowledged the need to urgently adopt credible strategies to contain public debt and excessive fiscal deficits and later bring them down to more sustainable levels, which pressures may be acutely present following the conclusion of stimulus measures introduced or expected to be introduced in response to the COVID-19 pandemic. The implementation of these policies may restrict economic recovery. Against a background of increasing unease over the macro/financial implications of sizeable fiscal imbalances, investors have reduced their investment in many Eurozone countries. Continued reduction in investment flows may restrict economic recovery. Due to the uncertainty regarding the success of any austerity measures and reforms, new taxes may be imposed on us and existing taxes may be increased. There can be no assurance that such government intervention, political instability or additional taxes will not have an adverse effect on our returns.
The need to reduce Europe’s dependency on European Central Bank funding will also increase the likelihood of deleveraging, reducing some European countries’ loans to the economy. In the context of continued market turmoil, worsening macroeconomic conditions and increasing unemployment, coupled with declining consumer spending and business investment and the worsening credit profile of some European corporate and retail borrowers, the value of assets collateralizing secured loans, including houses and other real estate, could decline significantly. Such a decline could result in impairment of the value of the loan assets or an increase in the level of non-performing loans, either of which may have a material adverse effect on our returns.
We are subject to risks investing outside of the United States, including business uncertainties, currency exchange risks and political, social and economic uncertainty.
We may invest a portion of our net assets in properties or assets located outside the United States. In addition to business uncertainties and currency exchange risks, such investments may be affected by political, social and economic uncertainty affecting a country or region. Many real estate markets are not as developed or as efficient as those in the United States, and as a result, liquidity may be reduced and price volatility may be higher. The legal and regulatory environment may also be different, particularly as to bankruptcy and reorganization. Financial accounting and auditing standards and practices may differ, and there may be less publicly available information in respect of such companies. For a company that keeps accounting records in local currency, inflation accounting rules in some countries require, for both tax and accounting purposes, that certain assets and liabilities be restated on the company’s balance sheet in order to express items in terms of a currency of constant purchasing power. As a result, financial data may be materially affected by restatements for inflation and may not accurately reflect the real condition of real estate and companies. Accordingly, our ability to conduct due diligence in connection with an investment and to monitor the investment may be adversely affected by these factors.
We may be subject to additional risks which include possible adverse political and economic developments, possible seizure or nationalization of foreign deposits and possible adoption of governmental restrictions which might adversely affect payment to investors located outside the country of the issuer/property owner, whether from currency blockage or otherwise. Furthermore, some of the investments and/or the income they generate may be subject to taxes levied by governments which have the effect of increasing the cost of such investments and reducing the realized gain or increasing the realized loss on such investments at the time of sale. Income received by us from sources within some countries may be reduced by withholding and other taxes imposed by such countries. Any such taxes paid by us will reduce our net income or return from such investments and our ability to make distributions. While we may take these factors into consideration in making our investment decisions, no assurance can be given that we will be able to fully avoid these risks.
We are subject to certain risks related to incurring contingent liabilities in connection with investments, including the assumption by us of default risk or other third-party risks.
We may from time to time incur contingent liabilities in connection with an investment. For example, in order to procure financing in connection with our investment activities, we may enter into agreements pursuant to which we agree to assume responsibility for default risk or other risk presented by a third party, a warehouse financing vehicle or an investment vehicle. In addition, in connection with the disposition of an asset by us, we may be required to make certain representations about such asset, and may also be required to indemnify the purchasers of such asset with respect to certain matters, including the accuracy of such representations. Any such representations made by us may survive for a period of time subsequent to the disposition of an asset. We may incur numerous other types of contingent liabilities. There can be no assurance that we will adequately reserve for our contingent liabilities and that such liabilities will not have an adverse effect on our business.
The use of seller financing may increase the risks associated with the use of leverage, including the risk of loss of an investment and the exposure of such investment to adverse economic factors such as deteriorations in overall conditions in the economy, the real estate markets or in the condition of the particular issuer.
We may directly or indirectly utilize seller financing (i.e., make investments that are financed, in whole or in part, by borrowing from the sellers of the investments or their affiliates) (and may be assigned existing indebtedness that is not prepayable) and other one-off financing solutions on a case-by-case basis. Providers of seller financing may be motivated to sell a particular asset, and may be willing to provide a prospective purchaser of such asset with more favorable pricing and/or greater amounts of leverage than would otherwise be the case if such purchaser sought financing from unrelated, third-party providers of leverage. To the extent that we are able to obtain seller financing in connection with a particular investment, we may seek to employ more leverage than would otherwise be the case in the absence of such seller financing. While our use of seller financing could increase the potential return to investors to the extent that there are gains associated with such investment, such use of seller financing will increase risks associated with the use of leverage generally, including the risks associated with such investment, including the risk of loss of that investment and the exposure of such investment to adverse economic factors such as deteriorations in overall conditions in the economy, the real estate markets or in the condition of the particular issuer, which could have an adverse effect on our business, financial condition, results of operations and cash flows.
We are subject to certain risks related to using secured leverage, including having such parties seeking recourse against our assets generally, and such recourse may not be limited to any particular investment or asset.
To the extent that we determine to utilize leverage, one or more investments or our other assets may be pledged to secure the indebtedness. If we become subject to a liability, parties seeking to have the liability satisfied may have recourse to our assets generally and such recourse may not be limited to any particular investment or asset, such as the loan or property giving rise to the liability. To the extent we choose to use special purpose entities for individual transactions to reduce recourse risk, the bona fides of such entities may be subject to later challenge based on a number of theories, including veil piercing, substantive consolidation and other grounds. We may provide either direct or contingent guarantees in support of credit facilities used to acquire investments, fund expenses relating to investments and/or in connection with derivative transactions, and there can be no assurance that such guarantees will not have adverse consequences on our business, financial condition, results of operations or cash flows.
There are risks associated with entering into financing arrangements, and such arrangements may contain provisions that expose us to particular risk of loss.
To the extent that we enter into financing arrangements, such arrangements may contain provisions that expose us to particular risk of loss. For example, any cross-default provisions could magnify the effect of an individual default. If a cross-default provision were exercised, this could result in a substantial loss. Also, we or any investment vehicle may, in the future, enter into financing arrangements that contain financial covenants that could require us to maintain certain financial ratios. If we or an investment vehicle were to breach the financial covenants contained in any such financing arrangement, we might be required to repay such debt immediately in whole or in part, together with any attendant costs, and we might be forced to sell some of our assets to fund such costs. We might also be required to reduce or suspend distributions to our investors. Such financial covenants may also limit our ability to adopt the financial structure (e.g., by reducing levels of borrowing) which we would have adopted in the absence of such covenants.
Failure to hedge effectively may materially and adversely affect our financial condition, results of operations, cash flows, cash available for distribution and our ability to service our debt obligations.
We may from time to time purchase or sell various financial instruments, including interest rate cap or collar agreements and interest rate swap agreements, when seeking to mitigate risk associated with our investments (e.g., our exposure to interest rate volatility); however, it is generally impossible to fully hedge an investment given the uncertainty as to the amount and timing of projected cash flows and investment returns, if any, on our investments. Such investments may also be used for investment or speculative purposes which can lead to losses on both our investments and the related transactions. Conversely, there will be times in which we believe that it is not advisable to enter into hedging transactions and instead elect to remain unhedged against particular types of risks that in other cases we hedge against. Accordingly, we may be exposed to fluctuations in currencies and other market conditions specific to the underlying asset.
Interest rate hedging agreements also involve specific risks, such as the risk that counterparties may fail to honor their obligations under these arrangements and that these arrangements may not be effective in reducing our exposure to interest rate changes. These interest rate hedging arrangements may create additional assets or liabilities from time to time that may be held or liquidated separately from the underlying property or loan for which they were originally established.
The success of our hedging transactions will be subject to our ability to predict correlations between the value of the portfolios’ assets and the direction of currency exchange rates, interest rates and securities prices and similar matters. Therefore, while we may enter into such transactions to seek to reduce perceived risks, unanticipated changes in values may result in a poorer overall performance than if we had not engaged in any such hedging transaction. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio position being hedged may vary, potentially leaving us with exposure to all or a portion of the risks being hedged.
Due to our size, particularly at the commencement of our operations, or due to other factors, we may not always be able to obtain hedging from third parties at attractive rates. Accordingly, Fortress or its affiliates may provide us with hedging services but are under no obligation to do so. To the extent that any hedging services are provided, Fortress or its affiliates may charge us a service fee of up to five basis points on the gross notional amount of the amount subject to hedging and such services shall not require board of trustees approval.
Hedging may reduce the overall returns on our investments. Failure to hedge effectively may materially adversely affect our results of operations and financial condition.
We are subject to additional counterparty risks in connection with engaging in private transactions, which are typically not subject to credit evaluation and regulatory oversight.
We will be subject to various counterparty risks. For example, we may effect a portion of our transactions in “over-the-counter” or “interdealer” markets or through private transactions. The participants in such markets and the counterparties in such private transactions are typically not subject to credit evaluation and regulatory oversight as are members of “exchange based” markets. This may expose us to the risk that a counterparty will not settle a transaction because of a credit or liquidity problem, thus causing us to suffer losses. In addition, in the case of a default, we could become subject to adverse market movements while replacement transactions are executed. Such “counterparty risk” is accentuated for contracts with longer maturities where events may intervene to prevent settlement, or where we have concentrated our transactions with a single or small group of counterparties. Furthermore, upon the bankruptcy, insolvency or liquidation of any counterparty, we may be deemed to be a general unsecured creditor of such counterparty and could suffer a total loss with respect to any positions and/or transactions with such counterparty. In the recent market conditions, counterparty risk has substantially increased and is more difficult to predict. In addition to heightened risks of bankruptcy, in this environment there is a greater risk that counterparties may have their assets frozen or seized as a result of government intervention or regulation. We are not restricted from dealing with any particular counterparty or from concentrating any or all of our transactions with a single counterparty. Our ability to transact business with any one or number of counterparties, the lack of any meaningful and independent evaluation of such counterparties’ financial capabilities and the absence of a regulated market to facilitate settlement may increase the potential for losses and could materially and adversely affect our results of operations and financial condition.
We may be affected by our inability to access or renew short-term financing credit facilities in connection with an anticipated portfolio-level financing.
In some cases, relatively short-term credit facilities may be used to finance the acquisition of assets until a sufficient quantity of assets is accumulated, at which time the assets are refinanced through portfolio-level financing, which may include a securitization. As a result, we are subject to the risk that we will not be able to acquire, during the period that the short-term facilities are available, a sufficient amount of eligible assets for the purposes of a portfolio-level financing. We also bear the risk that we will not be able to obtain such short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to obtain extensions for such short-term credit facilities to allow more time to seek and acquire the necessary eligible instruments for a long-term financing. Our inability to renew or extend these short-term credit facilities may require us to seek more costly financing for these assets or to lose the ability to utilize them in connection with a portfolio-level financing. We may provide guarantees in support of credit facilities used to acquire assets, and there can be no assurance that any recourse exercised under such guarantees will not have adverse consequences for us. The occurrence of the foregoing could have an adverse effect on our business, financial condition, results of operations and cash flows.
We may face risks associated with options, including losing our entire investment due to the volatility of the underlying security or currency.
As part of our hedging program, we may purchase and sell (“write”) options on securities and currencies on national and international securities exchanges and in the domestic and international over-the-counter markets. The seller (“writer”) of an uncovered put option assumes the risk of a decline in the market price of the underlying security or currency below the exercise price of the option. The seller of a put option which is covered (e.g., the writer has a short position in the underlying security or currency) assumes the risk of an increase in the market price of the underlying security or currency above the sales price (in establishing the short position) of the underlying security or currency, plus the premium received, and gives up the opportunity for gain on the underlying security or currency below the exercise price of the option. The buyer of a put option assumes the risk of losing its entire investment in the put option. The seller of an uncovered call option assumes the risk of a theoretically unlimited increase in the market price of the underlying security or currency above the exercise price of the option. The writer of a call option which is covered (e.g., the writer holds the underlying security or currency) assumes the risk of a decline in the market price of the underlying security or currency less the premium received, and gives up the opportunity for gain on the underlying security or currency above the exercise price of the option. The buyer of a call option assumes the risk of losing its entire investment in the call option.
Options on securities may be cash settled, settled by physical delivery or settled by entering into a closing purchase transaction. In entering into a closing purchase transaction, we may be subject to the risk of loss to the extent that the premium paid for entering into such closing purchase transaction exceeds the premium received when the option was written, which could have an adverse effect on our business, financial conditions, results of operations and cash flows.
We may face risks associated with forward trading, including illiquidity and revenue losses due to disruptions in the market.
Forward contracts and options thereon, unlike futures contracts, are not traded on exchanges and are not standardized; rather, banks and dealers act as principals in these markets, negotiating each transaction on an individual basis. Forward and “cash” trading is substantially unregulated; there is no limitation on daily price movements and speculative position limits are not applicable. The principals who deal in the forward markets are not required to continue to make markets in the currencies or commodities they trade and these markets can experience periods of illiquidity, sometimes of significant duration. There have been periods during which certain participants in these markets have refused to quote prices for certain currencies or commodities or have quoted prices with an unusually wide spread between the price at which they were prepared to buy and that at which they were prepared to sell. Disruptions can occur in any market traded by us due to unusually high trading volume, political intervention or other factors. The imposition of controls by governmental authorities might also limit such forward trading, to our possible detriment. The occurrence of any of the foregoing could have an adverse effect on our business, financial conditions, results of operations and cash flows.
Our performance depends on the collection of rent from our tenants, those tenants’ financial conditions and the ability of those tenants to maintain their leases.
A substantial portion of our income is derived from rental revenues. As a result, our performance depends on the collection of rent from our tenants at the properties in our portfolio. Our income would be negatively affected if a significant number of our tenants at the properties in our portfolio or any major tenants, among other things: (i) fail to make rental payments when due; (ii) renew leases at lower rates; (iii) decline to extend or renew leases upon expiration; (iv) become bankrupt or insolvent; (v) experience a downturn in their business, or (vi) downsize operations during the lease and decide to go-dark on a portion of the facility (although the tenant continues to pay rent over the lease term, the vacancy could diminish the residual value of the property). Any of these actions could result in the termination of the tenant’s lease and our loss of rental revenue. We cannot be certain that any tenant whose lease expires will renew or that we will be able to re-lease space on economically advantageous terms. The loss of rental revenue from a number of tenants and difficulty replacing such tenants, particularly in the case of a substantial tenant with leases in multiple locations, may materially and adversely affect our profitability and our ability to meet our debt and other financial obligations.
We may receive below-market value on predetermined fixed price property investments involving repurchase rights.
In some circumstances, we may grant a tenant a right to repurchase the property it leases from us or may acquire or invest in a property subject to a right of repurchase. The purchase price may be a predetermined fixed price or based on the market value at the time of exercise or it may be based on a formula. If a tenant exercises its right to purchase the property and the property’s market value has increased beyond that price, we could be limited in fully realizing the appreciation on that property.
Bankruptcy laws may limit our remedies if a tenant becomes bankrupt and rejects the lease and we may be unable to collect balances due on our leases.
If a tenant becomes bankrupt or insolvent, that could adversely affect the income we receive from the leases we have with that tenant. Our tenants may experience downturns in their operating results due to adverse changes to their business or economic conditions, and those tenants that are highly leveraged may have a higher possibility of filing for bankruptcy or insolvency. We may not be able to evict a tenant solely because of its bankruptcy. On the other hand, a bankruptcy court might authorize the tenant to terminate its leases with us. If that happens, our claim against the bankrupt tenant for unpaid future rent would be an unsecured prepetition claim subject to statutory limitations, and therefore such amounts received in bankruptcy are likely to be substantially less than the remaining rent we otherwise were owed under the leases. Additionally, any claim we have for unpaid past rent could be substantially less than the amount owed. If the lease for such a property is rejected in bankruptcy, our revenue would be reduced. To the extent a tenant vacates specialized space in one of our properties, re-leasing the vacated space could be more difficult than re-leasing less specialized space. Furthermore, dealing with a tenant bankruptcy or other default may divert management’s attention and cause us to incur substantial legal and other costs, which could materially and adversely affect our ability to execute our business strategies. Any such event could have a material and adverse effect on our financial condition, results of operations, cash flows, cash available for distribution and ability to service our debt obligations.
Some net lease provisions included in the written agreements may be determined unenforceable by a court.
Our rights and obligations with respect to our net leases are governed by written agreements. A court could determine that one or more provisions of such net leases are unenforceable, including, without limitation, provisions related to a particular remedy or prepayment provisions. We could be adversely impacted if this were to happen with respect to a tenant with which it holds a net lease.
We may invest significantly in real estate-related equity, which is subordinate to any indebtedness, but involves different rights.
We may invest significantly in non-controlling preferred equity positions, common equity and other real estate-related interests. Preferred equity investments generally rank junior to all existing and future indebtedness, including commercial mezzanine and mortgage loans, but rank senior to the owners’ common equity. Preferred equity investments typically pay a dividend rather than interest payments and often have the right for such dividends to accrue if there is insufficient cash flow to pay currently. These interests are not secured by the underlying real estate, but upon the occurrence of a default, the preferred equity provider typically (but not always) has the right to effectuate a change of control with respect to the ownership of the property. In addition, equity investments may be illiquid or have limited liquidity due to lock-out periods, limited trading volume or other limitations or prohibitions against their transfer, sale, pledge or disposition, including any necessary registration with the SEC requiring coordination with the issuer for the sale of such securities. Our investments in real estate-related equity securities will involve risks relating to the particular issuer of the equity securities, including the financial condition and business outlook of the issuer. Issuers of real estate-related equity securities are subject to their own operating and other expenses and may be subject to a management fee and/or performance-based compensation (e.g., promote), which we as equity holders will indirectly bear. Issuers of real estate-related common equity securities generally invest in real estate or real estate-related assets and are subject to the inherent risks associated with real estate discussed in “—Risks Related to Our Business and Operations.”
We may invest in equity of other REITs that invest in real estate or real estate debt as one of their core businesses and other real estate-related companies, which subjects us to certain risks including those risks associated with an investment in our common shares.
REITs that invest primarily in real estate or real estate debt are subject to the risks of the real estate market, the real estate debt market and the securities market.
REITs are dependent upon specialized management skills, have limited diversification and are, therefore, subject to risks inherent in financing a limited number of projects. REITs may be subject to management fees and other expenses, and so when we invest in REITs we will bear our proportionate share of the costs of the REITs’ operations. Investing in REITs and real estate-related companies involves certain unique risks in addition to those risks associated with investing in the real estate industry in general. The market value of REIT shares and the ability of the REIT to distribute income may be adversely affected by several factors, including the risks described herein that relate to an investment in our common shares. REITs depend generally on their ability to generate cash flow to make distributions to shareholders, and certain REITs have self-liquidation provisions by which mortgages held may be paid in full and distributions of capital returns may be made at any time. In addition, distributions received by us from REITs may consist of dividends, capital gains and/or return of capital. Generally, dividends received by us from REIT shares and distributed to our shareholders will not constitute “qualified dividend income” eligible for the reduced tax rate applicable to qualified dividend income. In addition, the performance of a REIT may be affected by changes in the tax laws or by its failure to qualify for the favorable tax treatment accorded to REITs.
REITs (especially mortgage REITs) are also subject to interest rate risk. Rising interest rates may cause REIT investors to demand a higher annual yield, which may, in turn, cause a decline in the market price of the equity securities issued by a REIT.
Investing in certain REITs and real estate-related companies, which often have small market capitalizations, may also involve the same risks as investing in other small capitalization companies. REITs and real estate-related companies may have limited financial resources and their securities may trade less frequently and in limited volume and may be subject to more abrupt or erratic price movements than larger company securities.
Inflation may materially and adversely affect us and our tenants.
Inflation in the United States has recently accelerated and may continue to do so in the future. It remains uncertain whether substantial inflation in the United States will be sustained over an extended period of time or have a significant effect on the United States or other economies. Increased inflation could lead to interest rate increases that could have a negative impact on variable rate debt that we may incur in the future. During times when inflation is greater than the increases in rent provided by many of our leases, rent increases will not keep up with the rate of inflation, which could cause the value of our properties to decline. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us, which in turn could materially and adversely affect us. Inflationary expectations or periods of rising inflation could also be accompanied by rising prices of commodities that are critical to the construction and/or operation of real estate properties. The market value of our investments could potentially decline in value in times of higher inflation rates. Some of our investments could have income linked to inflation, whether by regulation or contractual arrangement or other means. However, although inflation could affect both income and expenses, any increase in income may not be sufficient to cover increases in expenses.

Moreover, as inflation increases, the real value of our investments and distributions therefrom can decline. If we are unable to increase the revenue and profits of our investments at times of higher inflation, we may not be able to pay out higher distributions to shareholders to compensate for the relative decrease in the value of money, thereby affecting the expected return of investors.
Our business and operations could suffer in the event of system failures or cybersecurity breaches.
Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal and hosted information technology systems, our systems are vulnerable to damages from any number of sources, including energy blackouts, natural disasters, terrorism, war, telecommunication failures and cybersecurity attacks, such as computer viruses, malware or unauthorized access. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. Even the most well protected information, networks, systems and facilities remain potentially vulnerable because the techniques used in such attempted security breaches evolve and generally are not recognized until launched against a target, and in some cases are designed to not be detected and, in fact, may not be detected. We may also incur additional costs to remedy damages caused by such disruptions. Any compromise of our security could result in a violation of applicable privacy and other laws, unauthorized access to information of ours and others, significant legal and financial exposure, damage to our reputation among our tenants and investors generally, loss or misuse of the information and a loss of confidence in our security measures, any of which could harm our business.
Third parties with which the Adviser does business are also sources of cybersecurity or other technological risk. The Adviser outsources certain functions and these relationships allow for the storage and processing of the Adviser’s information, as well as client, counterparty, employee, and borrower information. While the Adviser engages in actions to reduce its exposure resulting from outsourcing, ongoing threats may result in unauthorized access, loss, exposure, destruction, or other cybersecurity incidents that adversely affects the Adviser’s data, resulting in increased costs and other consequences as described above.
Actions by our competitors in the markets in which we own properties may decrease or prevent increases in the occupancy and rental rates of our properties.
We are subject to competition in the leasing of our properties. We compete with other owners and operators of real estate and real estate developers, some of which have greater financial resources and greater access to debt and equity capital than we do. Many of our competitors own properties similar to ours in the same markets in which our properties are located. If one of our properties is nearing the end of the lease term or becomes vacant and our competitors offer space at rental rates below current market rates or below the rental rates we currently charge our tenants, we may lose existing or potential tenants and we may be pressured to reduce our rental rates below those we currently charge or to offer substantial rent concessions to retain tenants when such tenants’ leases expire or to attract new tenants. In addition, if our competitors sell assets similar to assets we intend to divest in the same markets and/or at valuations below our internal valuations for comparable assets, we may be unable to divest our assets at favorable pricing or on favorable terms, if at all.
We could be subject to misconduct and unauthorized conduct from third party providers, which could result in litigation or serious financial harm.
Misconduct by employees of the Adviser or its affiliates or by our third-party service providers could cause us significant losses. Employee misconduct may include binding us to transactions that present unacceptable risks and unauthorized activities or concealing unsuccessful activities (which, in either case, may result in unknown and unmanaged risks or losses). Losses could also result from actions by third-party service providers, including failing to record transactions or improperly performing custodial, administrative and other responsibilities. In addition, employees and third-party service providers may improperly use or disclose confidential information, which could result in litigation or serious financial harm, including limiting our business prospects. There can be no assurance that the measures that we, the Adviser and its affiliates expect to implement to prevent and detect employee misconduct and to select reliable third-party providers will be effective in all cases.
Compliance with fire, safety and other land use regulations may require us to make unanticipated expenditures that materially and adversely affect us.
We are required to operate our properties in compliance with fire and safety regulations, building codes, environmental regulations, and other land use regulations, as they may be adopted by governmental agencies and bodies and become applicable to our properties. We may be required to make substantial capital expenditures to comply with those requirements and may be required to obtain approvals from various authorities with respect to our properties, including prior to acquiring a property or when undertaking improvements of any of our existing properties. There can be no assurance that existing laws and regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or improvements, or that additional regulations will not be adopted that increase such delays or result in additional costs. Additionally, failure to comply with any of these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants or other types of liability in which the limited liability characteristic of business ownership could potentially be ignored, and the Company could suffer a significant loss. While we intend to only acquire properties that we believe are currently in substantial compliance with all regulatory requirements, these requirements may change and new requirements may be imposed which would require significant unanticipated expenditures by us and could materially and adversely affect us.
We may not be able to obtain the necessary permits and licenses to invest in certain properties.
Our ability to invest in certain properties, obtain financing for investments, lease properties to tenants and/or engage in lending, advisory and broker activities may be subject to the issuance of permits or licenses. We have not applied for, and do not believe we are currently required to apply for, any licenses or permits, but, to the extent any such licenses or permits are required or advisable, there can be no assurance as to whether and when such licenses or permits will be obtained. However, we may, from time to time, apply to obtain licenses or permits at the instruction of our Adviser, and in certain cases, subject to the discretion of our board of trustees, so long as such actions are deemed to be in the best interest of the Company. We expect that if we apply for such licenses or permits, this process could be costly and take several months. Furthermore, we may be subject to various information and other requirements in order to maintain any such licenses, and there is no assurance that we would satisfy those requirements. In addition, certain of our tenants may be required to obtain licenses or permits from federal, state or local authorities in order to conduct their operations on our properties. Although we anticipate that such tenants will be solely responsible for obtaining such licenses or permits, we may from time to time assist or otherwise support our tenants in obtaining any such required licenses or permits. However, our leases typically do not provide the tenant the right to terminate the lease due to failure to obtain required licenses or permits. If we are unable to obtain any necessary permits or licenses for ourselves or on behalf of our tenants in a timely manner, or at all, we may not be able to pursue certain investment opportunities and we may be required to adapt our investment strategies accordingly, which may limit the types of properties that we acquire and the tenants with which we transact. Therefore, our inability to obtain necessary permits or licenses could have a material adverse effect on our operations.
Our access to external sources of capital is subject to factors outside of our control and could materially and adversely affect our growth prospects and our ability to take advantage of strategic opportunities, satisfy debt obligations and make distributions to our shareholders.
In order to maintain our qualification as a REIT, we are generally required under the Code to annually distribute at least 90% of our REIT taxable income, determined without regard to the dividends paid deduction and excluding any net capital gain. In addition, we will be subject to U.S. federal corporate income tax to the extent that we distribute less than 100% of our REIT taxable income, including any net capital gains. Because of these distribution requirements, we may not be able to fund future capital needs, including acquisition financing, from operating cash flow due to differences in timing between the actual receipt of cash and inclusion of income for U.S. federal income tax purposes or the effect of nondeductible capital expenditures, the creation of reserves, certain restrictions on distributions under loan documents or required debt or amortization payments. Consequently, in order to meet the REIT distribution requirements and maintain our REIT status and to avoid the payment of income and excise taxes, we may need to borrow funds on a short-term basis in order to meet the REIT distribution requirements even if the then-prevailing market conditions are not favorable for these borrowings.
Therefore, we may need to rely on third-party sources to fund our capital needs. We may not be able to obtain financing on favorable terms or at all. In addition, any additional debt we incur will increase our leverage and debt service obligations. Our access to third-party sources of capital depends, in part, on:
•	general market conditions;
•	the market’s perception of our growth potential;
•	our current debt levels;
•	our current and expected future earnings;

•	our cash flow and dividends; and
•	the NAV of our shares.
If we cannot obtain capital from third-party sources, we may not be able to acquire properties when strategic opportunities exist, meet the capital and operating needs of our existing properties or satisfy our debt service obligations.
To the extent that capital is not available to acquire additional properties, profits may not be realized or their realization may be delayed, which could result in an earnings stream that is less predictable than some of our competitors or a failure to meet our projected earnings and distributable cash flow levels in a particular reporting period. Such a failure to meet our projected earnings and distributable cash flow levels in a particular reporting period could have an adverse effect on our financial condition and on the NAV of our shares.
The acquisition of properties involves risks that could materially and adversely affect our business, financial condition, results of operations and cash flows.
We have acquired properties and will continue to acquire properties both through the direct acquisition of real estate and through the acquisition of entities that own real estate. The acquisition of properties involves risks, including the risk that we may not be successful in identifying attractive properties or that, once identified, we may not be successful in consummating an acquisition. We may incur significant transaction expenses, including finder’s fees, in connection with our acquisition of properties. When we acquire properties in new markets, we may face risks associated with a lack of market knowledge or understanding of the local economy, forging new business relationships in the area and unfamiliarity with local government and permitting procedures. The acquired single-tenant net leased property may not perform as anticipated and any costs for rehabilitation, repositioning, renovation and improvements may exceed our estimates. Furthermore, the acquired properties or entities may be subject to liabilities, which may be without any recourse, or with only limited recourse, with respect to unknown liabilities, such as liabilities for clean-up of undisclosed environmental contaminations, claims by tenants, vendors or other persons dealing with the former owners of the properties, liabilities incurred in the ordinary course of business and claims for indemnification by general partners, trustees, officers and others indemnified by the former owners of the properties. As a result, if a liability were asserted against us based on ownership of any of these entities or properties, then we may have to pay substantial sums to defend or settle it which could materially and adversely affect our cash flows.
Additionally, there is, and it is expected there will continue to be, significant competition for properties that meet our investment criteria from other well-capitalized investors, including both publicly traded REITs and private institutional investment funds, some of which could have greater financial resources and a greater access to debt and equity capital to acquire properties than we do.
Some of the properties we acquire may be defective and we may experience loss as a result.
Our properties and properties underlying our investments may have design, construction or other defects or problems that require unforeseen capital expenditures, special repair or maintenance expenses, or the payment of damages to third parties. Engineering, seismic and other reports on which we rely as part of our pre-acquisition due diligence investigations of these properties may be inaccurate or deficient, at least in part because defects may be difficult or impossible to ascertain. Statutory or contractual representations and warranties made by various sellers of properties that we acquire may not protect us from liabilities arising from property defects. Furthermore, after selling a property in our portfolio, we may continue to owe a statutory warranty obligation to the purchaser if any latent defects in such property are subsequently discovered. The occurrence of any of the foregoing could have an adverse effect on our business, financial conditions, results of operations and cash flows.
Declining real estate valuations and impairment charges could materially and adversely affect our business, financial condition, results of operations and cash flows.
We continuously monitor events and changes in circumstances, including those resulting from an economic downturn that could indicate that the carrying value of the real estate and related intangible assets in which we have an ownership interest may not be recoverable. Examples of such indicators may include a significant decrease in NAV, a significant adverse change in the extent or manner in which the property is being used or in its physical condition, an accumulation of costs significantly in excess of the amount originally expected for the acquisition or development, or a history of operating or cash flow losses.

When such impairment indicators exist, we review an estimate of the future undiscounted net property cash flows expected to result from the real estate investment’s use and eventual disposition and compare it to the carrying value of the property. We consider factors such as future rental rates and occupancy, trends and prospects, leasing demand, competition and other factors. If our future undiscounted net cash flow evaluation indicates that we are unable to recover the net carrying value of a real estate investment, an impairment loss is recorded to the extent that the net carrying value exceeds the estimated fair value of the property. These losses have a direct impact on our net income because recording an impairment loss results in an immediate negative adjustment to net income. The evaluation of anticipated future cash flows is highly subjective and is based on numerous assumptions, including future occupancy, rental rates, property operating expenses, capital requirements and holding periods. These assumptions could differ materially from actual results in future periods. A worsening real estate market may cause us to re-evaluate the assumptions used in our impairment analysis. Impairment charges could materially and adversely affect our business, financial condition, results of operations and cash flows.
There are additional risks associated with sale-leaseback transactions.
We invest in sale-leaseback transactions, whereby we lease the properties we purchase back to the sellers of such properties. A transaction structured as a sale-leaseback could be re-characterized as either a financing or a joint venture, either of which outcomes could adversely affect us from a business and financial perspective. If the sale-leaseback were re-characterized as a financing, we may not be considered the owner of the property, and as a result, would have the status of a creditor in relation to the tenant. In that event, we would have a claim against the tenant for the amounts owed under the lease, with the claim arguably secured by the property. The tenant/debtor might have the ability to propose a plan restructuring the term, interest rate and amortization schedule of its outstanding balance. If confirmed by the bankruptcy court, we could be bound by the new terms, and prevented from foreclosing our lien on the property. If the sale-leaseback were re-characterized as a joint venture, we and our tenant could be treated as co-venturers with respect to the property. As a result, we could be held liable, under some circumstances, for debts incurred by the tenant relating to the property. Either of these outcomes could adversely affect our cash flow and the amount available for distributions to shareholders. Any sale-leaseback transaction could also be re-characterized as a financing transaction or a loan for U.S. federal income tax purposes, in which case characterization of the transaction for REIT testing purposes and deductions relating to such property could be affected.
We are exposed to various environmental risks, which may result in unanticipated losses that could affect our business, financial condition, results of operations and cash flows.
We are subject to federal, state and local laws, statutes, regulations and ordinances relating to pollution, the protection of the environment and human health and safety. Under certain environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances, including, without limitation, asbestos, asbestos-containing materials, lead-based paint, polychlorinated biphenyls, mold or mildew, or waste or petroleum products, released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with contamination. These laws often impose liability without regard to whether the owner or operator knew of, or caused, the contamination, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination may adversely affect the owner’s ability to sell or lease real estate or to borrow using the real estate as collateral.
Because certain environmental laws are retroactive, and impose liability on persons who owned a property at the time it became contaminated, it is possible we could incur clean-up costs or other environmental liabilities even after we sell the properties. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on our properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all.
Environmental laws that govern the presence, maintenance and removal of asbestos-containing building materials may impose fines and penalties on building owners or operators for failure to comply with these requirements or expose such owners and operators to third-party liability for personal injury associated with exposure to asbestos fibers. Such laws require that building owners or operators properly manage and maintain asbestos, adequately notify or train those that come into contact with asbestos and undertake special precautions, including removal or other abatement, if asbestos would be disturbed. The cost of removing and disposing of any material containing asbestos, if found, may be significant and we could be liable for related damages, fines and penalties. In addition, third parties may seek recovery from owners or operators for personal injury associated with exposure to asbestos-containing building materials. Some of the properties that we may acquire may be known to contain asbestos-containing building materials.
In addition, properties historically used for industrial, manufacturing and commercial purposes are more likely to contain, or may have contained, underground storage tanks for the storage of petroleum products and other hazardous or toxic substances. Investing in industrial properties that conduct industrial, manufacturing and commercial activities may cause us to be subject to increased risk of liabilities under environmental laws and regulations and may adversely affect our ability to sell or rent a property.
There may also be environmental liabilities associated with our properties of which we are unaware. We expect to obtain phase I environmental assessments on all properties we acquire upon acquisition. Phase I environmental site assessments are limited in scope and therefore may not reveal all environmental conditions affecting a property. Therefore, there could be undiscovered environmental liabilities on the properties we own. Some of the properties that we may acquire use, or may have used in the past, underground tanks for the storage of petroleum-based products or waste products that could create a potential for release of hazardous substances or penalties if tanks do not comply with legal standards. Some of the properties we acquire may contain asbestos-containing materials. Liabilities and costs associated with environmental contamination at, on, under or emanating from such properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could have a material and adverse effect on our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
In addition, although our leases will generally require our tenants to operate in compliance with all applicable laws and to indemnify us against any environmental liabilities arising from a tenant’s activities on the property, we could be subject to strict liability by virtue of our ownership interest. We cannot be sure that our tenants will, or will be able to, satisfy their indemnification obligations, if any, under our leases. Furthermore, the discovery of environmental liabilities on any of our properties could lead to significant remediation costs or to other liabilities or obligations attributable to the tenant of that property or could result in material interference with the ability of our tenants to operate their businesses as currently operated. Noncompliance with environmental laws or discovery of environmental liabilities could each individually or collectively affect such tenant’s ability to make payments to us, including rental payments and, where applicable, indemnification payments. Any occurrence of the foregoing could have an adverse effect on our business, financial conditions, results of operations and cash flows.
We are exposed to the potential impacts of future climate change and climate change-related risks.
We are exposed to potential physical risks from possible future changes in climate. Our properties may be exposed to rare catastrophic weather events, such as severe storms or floods. If the frequency of extreme weather events increases due to climate change, our exposure to these events could increase. In addition, we may be adversely impacted by regulatory changes related to climate change as a result of potential impacts of such changes on the supply chain or stricter energy efficiency standards for buildings. We cannot provide any assurance that any existing or future regulatory changes will not materially and adversely impact our business in the future.
We may have to incur additional operational and/or compliance costs if EU regulations on data protection and privacy have an extraterritorial effect on our business.
Through their participation in the Company, investors may provide to the Adviser or other service providers “personal data” as such term is defined in Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data. The Adviser and its affiliates are subject to Fortress’s Privacy Policy pursuant to which the Adviser and its affiliates handle, safeguard and protect such personal data. Investors should review and be cognizant of the contents of the Adviser’s Privacy Policy. In particular, investors should be aware that by transferring personal data to the Adviser, they will be transferring it outside of the EU. In addition, the Adviser may subsequently transfer such personal data to other entities that are also located outside of the EU. A copy of the Adviser’s Privacy Policy is included in each investor’s subscription agreement.

The legal and regulatory landscape for data protection and privacy is constantly evolving and recent legislative changes in the European Economic Area (the “EEA”) have, among other things, increased the regulatory scrutiny of the handling of personal data by data controllers and processors, and raised the prospect of sanctions in the event of a personal data breach.
Although our sponsor, the Adviser and FNLR are not domiciled in the EEA, certain EEA laws relating to data protection and privacy may have extraterritorial effect on us, including (i) the General Data Protection Regulation 2016/679/EU on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (the “GDPR”), the UK General Data Protection Regulation as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”) and any national laws supplementing the GDPR or the UK GDPR; (ii) Directive 2002/58/EC on privacy and electronic communications as implemented under national laws; and (iii) other EEA data protection laws, regulations or regulatory requirements, guidance and codes of practice issued by any supervisory authority or any applicable national, international, regional or other data privacy authority, applicable to the processing of personal data (as amended and supplemented from time to time) (together, along with any other data protection laws, regulations or regulatory requirements, guidance and codes of practice in any jurisdiction anywhere in the world, “Data Protection Laws”).
In particular, certain Data Protection Laws may apply to FNLR’s investment in certain investments, to the extent our sponsor or the Adviser (or any person on FNLR’s behalf) processes personal data (as defined under the GDPR) relating to underlying tenants, obligors or their representatives who are themselves natural persons in the EEA. As such, the Adviser may be required to implement certain policies and procedures and update agreements, in order to ensure FNLR are compliant with the Data Protection Laws, including relating to the transfer of personal data to countries outside the EEA in the course of managing such investments. As industry best practices and the implementation of the Data Protection Laws develop, additional compliance requirements relating to the processing of personal data may also be imposed on FNLR from time to time. In addition, if our sponsor, the Adviser or any person processing personal data on FNLR’s behalf, suffers a personal data breach (as defined under the GDPR) or otherwise fails to comply with its obligations under the Data Protection Laws, FNLR (including through its representatives in the EEA) may be directly or indirectly exposed to claims, investigative or other enforcement actions (including criminal proceedings and significant administrative fines) brought by the affected individuals and/or the relevant EEA regulatory authorities. Any costs, expenses, penalties and administrative fines incurred or suffered by FNLR in connection with the foregoing, together with any operational and/or compliance costs associated with ensuring FNLR are compliant with the Data Protection Laws, may ultimately be borne by investors, and can be expected to reduce the returns that would otherwise be distributable to investors if no processing of personal data was carried out. Additionally, any violations of Data Protection Laws could delay or prevent potential acquisitions, and could also materially damage our reputation, our brand, our international expansion efforts, our ability to attract and retain employees, our business and our results of operations.
Insurance on our properties may not adequately cover all losses and uninsured losses could materially and adversely affect us.
The properties owned by us or underlying our investments are generally expected to be covered by comprehensive liability, fire, flood and extended insurance coverage. We expect that the insurance carried on our properties will be adequate in accordance with industry standards. There are, however, types of losses (such as from hurricanes, floods, wars, terrorist attacks or earthquakes or other natural or man-made disasters or casualty events) which may be uninsurable, or the cost of insuring against these losses may not be economically justifiable. If an uninsured loss occurs or a loss exceeds policy limits, we could lose both our invested capital and anticipated revenues from the affected properties, thereby reducing our cash flow. Such events could also have unforeseeable consequences and could have a material adverse effect on our investments.
Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, may make any insurance proceeds we receive insufficient to repair or replace a property if it is damaged or destroyed. In that situation, the insurance proceeds received may not be adequate to restore our economic position with respect to the affected real property. Furthermore, in the event we experience a substantial or comprehensive loss of one of our properties, we may not be able to rebuild such property to its existing specifications without significant capital expenditures which may exceed any amounts received pursuant to insurance policies, as reconstruction or improvement of such a property would likely require significant upgrades to meet zoning and building code requirements. The loss of our capital investment in or anticipated future returns from our properties due to material uninsured losses could materially and adversely affect us.
We may obtain only limited representations and warranties when we acquire a property and may only have limited recourse if our due diligence did not identify issues that may subject us to unknown liabilities or lower the value of our property, which could adversely affect our financial condition and ability to make distributions to you.
The seller of a property often sells the property in its “as is” condition on a “where is” basis and “with all faults,” without any warranties of merchantability or fitness for a particular use or purpose. In addition, purchase agreements may contain only limited representations, warranties and indemnifications that will survive for only a limited period after the closing. Also, many sellers of real estate are single-purpose entities without any other significant assets. The acquisition of, or purchase of, properties with limited representations and warranties or from undercapitalized sellers increases the risk that we may lose some or all of our invested capital in the property, lose rental income from that property or may be subject to unknown liabilities with respect to such properties.
The Adviser will perform due diligence on each investment prior to its acquisition. Regardless of the thoroughness of the due diligence process, not all circumstances affecting the value of an investment can be ascertained through the due diligence process. The due diligence process also at times requires the Adviser to rely on limited resources available to the Adviser, including information provided by the target of the investment and third-party consultants, legal advisors, accountants and investment banks. As a result, there can be no assurance that the due diligence process will reveal or highlight all relevant facts that are necessary or helpful in evaluating an investment opportunity. The Adviser’s due diligence process cannot ensure the Company will not acquire an investment that results in significant losses to the Company or that the Company will not overpay for an investment, which would cause the Company’s performance to suffer.
The amount of our debt may subject us to increased risk of loss and could adversely affect our results of operations and financial condition.
We may incur a significant amount of debt through bank credit facilities (including term loans and revolving facilities), warehouse facilities and structured financing arrangements, public and private debt or bond issuances (including through securitizations), repurchase agreements and derivative instruments, in addition to transaction or asset specific funding arrangements. We may also issue additional debt securities to fund our growth. The percentage and forms of direct or indirect leverage we employ will vary depending on our available capital, our ability to obtain and access financing arrangements with lenders, the type of assets we are funding, whether the financing is recourse or non-recourse, debt restrictions contained in those financing arrangements and the lenders’ and rating agencies’ estimate of the stability of our investment portfolio’s cash flow. We may significantly increase the amount of leverage we utilize at any time without approval of our board of trustees. In addition, we may leverage individual assets at substantially higher levels.
If we are unable to refinance our debt on acceptable terms, or at all, we may be forced to dispose of one or more of our properties on disadvantageous terms, which may result in losses to us and may adversely affect cash available for distributions to our shareholders. In addition, if then prevailing interest rates or other factors at the time of refinancing result in higher interest rates upon refinancing, our interest expense would increase, which would materially and adversely affect our future operating results and liquidity. We may also refinance our debt through equity financings, which may not be available on acceptable terms or at all and which could be dilutive to our shareholders.
Our substantial outstanding indebtedness, and the limitations imposed on us by our financing agreements, could have other significant adverse consequences, including the following:
•	fluctuations in our net assets;
•
we may be required to dedicate a substantial portion of our cash flow (including capital contributions) to paying principal and interest payments on our indebtedness, reducing the cash flow available to fund our business, to pay dividends (and investors may be allocated income in excess of cash available for distribution), including those necessary to maintain our REIT qualification, or to use for other purposes;

•	we may be unable to sell assets (including assets held by any investment vehicle) that are pledged to secure an indebtedness;

•
we may be unable to borrow additional funds as needed or on favorable terms, which could, among other things, adversely affect our ability to capitalize upon emerging acquisition opportunities or meet operational needs;

•	we may be unable to refinance our indebtedness at maturity or the refinancing terms may be less favorable than the terms of our original indebtedness;
•
we may violate restrictive covenants in our loan documents, which would entitle the lenders to require us to retain cash for reserves or to pay down loan balances, and we may be unable to hedge floating rate debt, counterparties may fail to honor their obligations under our hedge agreements and these agreements may not effectively hedge interest rate fluctuation risk;

•
we may default on our obligations and the lenders or mortgagees may foreclose on our properties that secure their loans (and in such circumstances the recovery we receive may be significantly diminished as compared to our expected return of such property investment); and

•	during the term of any indebtedness, our returns may be materially reduced by increased costs attributable to regulatory changes, including a possible gross-up for taxes.
If any one of these events were to occur, our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders could be materially and adversely affected.
We may incur or increase our mortgage debt by obtaining loans secured by a portfolio of some or all of the real estate acquired and may borrow under mortgages on properties after they are acquired. Depending on the level of leverage and decline in value, if mortgage payments are not made when due, one or more of the properties may be lost (and our investment therein rendered valueless) as a result of foreclosure by the mortgagee(s). A foreclosure may also have substantial adverse tax consequences for us.
In addition, many of these same issues may also apply to the credit facilities which we have in place. For example, the loan documents for such facilities may include various coverage ratios, the continued compliance with which may not be completely within our control. If such coverage ratios are not met, the lenders under such credit facilities may declare any unfunded commitments to be terminated and declare any amounts outstanding to be due and payable. We may also rely on short-term financing that would be especially exposed to changes in availability.
Conflicts of interest also have the potential to arise to the extent that a line is used to make an investment that is later sold in part to co-investors since, to the extent co-investors are not required to act as guarantors under the relevant facility or pay related costs or expenses, co-investors nevertheless stand to receive the benefit of the use of the line and neither the Company nor investors generally will be compensated for providing the relevant guarantee(s) or being subject to the related costs, expenses and/or liabilities.
Although borrowings by us have the potential to enhance overall returns that exceed our cost of funds, they will further diminish returns (or increase losses on capital) to the extent overall returns are less than our cost of funds. As a result, the possibilities of profit and loss are increased. Borrowing money to purchase properties provides us with the advantages of leverage, but exposes us to greater market risks and higher current expenses.
There can be no assurance that a leveraging strategy will be successful, and such strategy may subject us to increased risk of loss, which could result in the total loss of capital and could adversely affect our results of operations and financial condition.
We may encounter adverse changes in the credit markets.
Any adverse changes in the global credit markets could make it more difficult for us to obtain favorable financing. Our ability to generate attractive investment returns for our shareholders will be adversely affected to the extent we are unable to obtain favorable financing terms. If we are unable to obtain favorable financing terms, we may not be able to adequately leverage our portfolio, may face increased financing expenses or may face increased restrictions on our investment activities, any of which would negatively impact our performance.
Our investments are substantially illiquid.
Our ability to dispose of investments could be limited for several reasons. Illiquidity could result from the absence of an established market for the investments, as well as legal, contractual or other restrictions on their resale by us. Dispositions of investments could be subject to contractual and other limitations on transfer or other restrictions that would interfere with subsequent sales of such investments or adversely affect the terms that could be obtained upon any disposition thereof. In view of these limitations on liquidity, the return of capital and the realization of gains, if any, generally will occur only upon the partial or complete disposition of an investment. While an investment could be sold at any time, it is generally expected that this will not occur until a number of years after the initial investment. Before such time, there could potentially be no current return on the investment. Furthermore, the expenses of operating the Company (including the management fee payable to the Adviser or its designee) could potentially exceed its income, thereby requiring that the difference be paid from the Company’s capital.
Furthermore, the market prices for our assets may fluctuate due to a variety of factors that are inherently difficult to predict, including, but not limited to, changes in interest rates, prevailing credit spreads, general economic, real estate and financial market conditions, and domestic or international economic or political events. In times of extreme market disruption, there may be no market at all for one or more investment assets, potentially resulting in our inability to dispose of our assets for an indefinite period of time, which could have an adverse effect on our business, financial conditions, results of operations and cash flows.
The agreements governing our indebtedness may place restrictions on us and our subsidiaries, reducing operational flexibility and creating default risks, and our failure to comply with all covenants in our existing or future financing agreements could materially and adversely affect us.
The agreements governing our indebtedness, including the mortgages on our properties and on certain equity interests in certain property-owning subsidiaries and the mortgages on properties or equity interests that we may incur in the future may contain covenants that place restrictions on us and our subsidiaries. Risks related to these covenants would also apply to agreements governing future indebtedness. These covenants may restrict, among other things, our and our subsidiaries’ ability to:
•	incur additional indebtedness (including guarantee obligations);
•	incur liens;
•	engage in certain fundamental changes, including changes in the nature of the business, mergers, liquidations and dissolutions;
•	sell assets;
•	pay dividends and make share repurchases and redemptions (with exceptions for customary REIT distributions and certain payments to be made with the proceeds of a qualified initial public offering);
•	make acquisitions, investments, loans and advances;
•	pay certain subordinated indebtedness;
•	modify the terms of organizational documents;
•	engage in certain transactions with affiliates; and
•	enter into negative pledge clauses and clauses restricting subsidiary distributions.
These covenants could impair our ability to grow our business, take advantage of attractive business opportunities or successfully compete. A breach of any of these covenants or covenants under any other agreements governing our indebtedness, as well as our inability to make required payments, could result in an event of default under the instruments governing the applicable indebtedness. Upon the occurrence of an event of default under any of our financing agreements, the lenders could elect to declare all outstanding debt under such agreements to be immediately due and payable. Capital obtained from other sources may not be available to us or may be available only on unattractive terms. If we were unable to repay or refinance the accelerated debt, the lenders could proceed against any assets pledged to secure that debt, including foreclosing on or requiring the sale of our properties, and our assets may not be sufficient to repay such debt in full. In addition, financing agreements may contain specific cross-default provisions with respect to specified other indebtedness, giving the lenders the right to declare a default on its debt and to enforce remedies, including acceleration of the maturity of such debt upon the occurrence of a default under such other indebtedness. If we default on several of our financing agreements or any significant financing agreement, we could be materially and adversely affected.

Covenants in the agreements governing our indebtedness could restrict our ability to make distributions to our shareholders necessary to qualify as a REIT, which could materially and adversely affect us and the NAV of our shares.
We intend to operate in a manner to allow us to qualify as a REIT for U.S. federal income tax purposes. In order to qualify as a REIT, we generally are required to distribute at least 90% of our REIT taxable income, determined without regard to the dividends-paid deduction and excluding net capital gain, each year to our shareholders. To the extent that we satisfy this distribution requirement, but distribute less than 100% of our REIT taxable income, including net capital gains, we will be subject to U.S. federal corporate income tax on our undistributed taxable income. In addition, we will be subject to a 4% nondeductible excise tax if the actual amount that we distribute or are deemed to have distributed to our shareholders in a calendar year is less than a minimum amount specified under the Code. Certain of the agreements governing our existing and future indebtedness may contain, restrictions on our ability to make distributions to our shareholders, and we may be unable to make distributions necessary for us to avoid U.S. federal corporate income and excise taxes and maintain our qualification as a REIT without breaching such agreements. If we default under covenants that restrict our ability to make distributions and are unable to cure the default, refinance the indebtedness or meet payment obligations, our business, financial condition, results of operations and cash flows generally and, in particular, the amount of our distributable cash flow could be materially and adversely affected.
The financial covenants in our loan agreements may restrict our operating or acquisition activities, which may harm our financial condition and operating results.
The financial covenants in our loan agreements may restrict our operating, acquisition and divestiture activities, which may harm our financial condition and operating results. Our unsecured credit facility and the mortgages on our properties and on certain equity interests in certain property-owning subsidiaries contain customary negative covenants, such as those that limit our ability, without the prior consent of the lender, to sell or otherwise transfer any ownership interest, to further mortgage the applicable property, to enter into leases, or to discontinue insurance coverage. Our ability to borrow under our unsecured credit facility is subject to compliance with these financial and other covenants, including restrictions on the maximum availability, which is based on the adjusted net operating income of designated unencumbered properties, the payment of dividends, and overall restrictions on the amount of indebtedness we can incur. If we breach covenants in our debt agreements, the lenders could declare a default and require us to repay the debt immediately and, if the debt is secured, take possession of the property or properties securing the loan.
An increase in market interest rates may materially and adversely affect us and our tenants.
If interest rates increase, so could our interest costs for new debt, including variable-rate debt obligations under any credit facility or other financing. This increased cost could make the financing of any development or acquisition more costly. Rising interest rates could limit our ability to refinance existing debt when it matures or cause it to pay higher interest rates upon refinancing, which would adversely impact liquidity and profitability. Furthermore, the inability to refinance investments could lead to increased risk as a result of us having a larger and longer-term investment than expected and reduced diversification. In addition, an increase in interest rates could decrease the access third parties have to credit or the amount they are willing to pay for the Company’s assets.
The success of any joint venture investments that we may make could be materially and adversely affected by our lack of sole decision-making authority, our reliance on joint venture partners’ financial condition and liquidity and disputes between us and our joint venture partners.
We may enter into joint ventures to acquire, develop, improve, or dispose of properties, thereby reducing the amount of capital required by us to make investments and diversifying our capital sources for growth. We may acquire non-controlling interests or shared control interests in joint ventures. Even if we have some control in a joint venture, we would not be in a position to exercise sole decision-making authority regarding the joint venture. There can be no assurance that we will be able to form new joint ventures, or attract third-party investment or that additional investments in new or existing ventures to develop or acquire properties will be successful. Further, there can be no assurance that we are able to realize value from such investments.
Such joint venture investments involve risks not otherwise present in a wholly owned single-tenant net leased property or a redevelopment project, including (i) potentially inferior financial capacity, diverging business goals and strategies and the need for our joint venture partners’ continued cooperation; (ii) the possibility that our joint venture partners might become bankrupt, default on its obligations, encounter liquidity or insolvency issues, suffer a deterioration in their creditworthiness, or fail to fund their share of required capital contributions; (iii) our inability to take certain actions with respect to the joint ventures’ activities that we believe are favorable to us if our joint venture partners do not agree; (iv) our inability to control the legal entities that have title to the real estate associated with the joint ventures, meaning the joint venture partners could take actions that subject the property to liabilities in excess of, or other than, those contemplated; (v) our lenders may not be easily able to sell our joint venture assets and investments or may view them less favorably as collateral, which could negatively affect our liquidity and capital resources; (vi) our joint venture partners can take actions that we may not be able to anticipate or prevent, which could result in negative impacts on our debt and equity; (vii) our joint venture partners could have rights with respect to the disposition of certain investments or the liquidation of their interest therein; (viii) in certain circumstances, we could be liable for the actions of our joint venture partners; (ix) our joint venture partners’ business decisions or other actions or omissions may be inconsistent with the business interests or goals of the Company, may be contrary to the Company’s investment objective, or may result in harm to our reputation or adversely affect the value of our investments; and (x) our joint venture partners may be in a position to take actions that could conflict with our ability to maintain our qualification as a REIT.
In addition, the joint venture partner could have authority to remove the Fortress affiliated investment manager of the joint venture. If such removal were to occur, we would be joint venture partners with a third-party manager, in which case it could be significantly more difficult for us to implement our investment objective with respect to any of our investments held through such joint ventures. Under a joint venture arrangement, we and the joint venture partner could each have preemptive rights in respect of future issuances by the joint venture, which could limit a joint venture’s ability to attract new third-party capital.
The joint venture partner could from time to time be a joint venture partner or interest holder in another joint venture or other vehicle in which the Adviser or its affiliates has an interest or otherwise controls. The joint venture partner could also be entitled to receive payments from, or allocations or performance-based payments (e.g., carried interest) in respect of, the Company as well as such investments, and in such circumstances, any such amounts could be treated as a Company expense and will not, even if they have the effect of reducing any retainers or minimum amounts otherwise payable by the Adviser, be deemed paid to or received by the Adviser or reduce the management fee. Moreover, the Adviser could receive fees associated with capital invested by a joint venture partner relating to investments in which we participate. This could be in connection with a joint venture in which we participate or other similar arrangements with respect to assets or other interests retained by a seller or other commercial counterparty with respect to which the Adviser performs services. In addition, we are permitted to co-invest with non-affiliated co-investors or partners whose ability to influence the affairs of the companies in which we invest could be significant and even greater than ours and as such, we could be required to rely upon the abilities and management expertise of such joint venture partner. It could also potentially be more difficult for us to sell our interest in any joint venture, partnership or entity with other owners than to sell our interest in other types of investments (and any such investment could be subject to a buy-sell right, right of first refusal, right of first offer or other similar right). Under a joint venture arrangement, we and the joint venture partner could be subject to lock-ups, which could prevent us from disposing of our interests in the joint venture at a time we determine it would be advantageous to exit. We are permitted to grant joint venture partners approval rights with respect to major decisions concerning the management and disposition of the investment, which would increase the risk of deadlocks or unanticipated exits from an investment. A joint venture partner could have a right of first offer, tag-along rights, drag-along rights, consent rights or other similar rights in respect of any transfers of the ownership interests in the joint venture to third parties, which could have the effect of making such transfers more complicated or limiting or delaying us from selling our interest in the applicable investment. A deadlock could delay the execution of the business plan for the investment, require us to engage in a buy-sell of the venture with the joint venture partner, conduct the forced sale or other liquidation of such investment or require alternative dispute resolution in order to resolve such deadlock. Additionally, in certain scenarios, we are permitted to grant joint venture partners the right to put (i.e., sell) their interests in an investment to us, or call (i.e., buy) our interests in an investment. As a result of these risks, we could be unable to fully realize its expected return on any such investment.
Any of the foregoing might subject a single-tenant net leased property to liabilities in excess of those contemplated and could have a material adverse effect on the value of our joint venture investments.
Compliance or failure to comply with regulatory requirements could result in substantial costs.
Government authorities at all levels are actively involved in the regulation of land use and zoning, environmental protection and safety, and other matters affecting the ownership, use and operation of real property.

Regulations could be promulgated that could restrict or curtail certain usages of existing structures, or require that such structures be renovated or altered in some manner. The promulgation and enforcement of such regulations could increase expenses, and lower the income or rate of return, as well as adversely affect the value of any of our investments. Operators are also subject to laws governing their relationship with employees, including minimum wage requirements, overtime, working conditions and work permit requirements. Compliance with, or changes in, these laws could reduce our revenue and profitability.
Our properties are subject to various federal, state and local regulatory requirements, such as the ADA and state and local fire and life safety requirements, building codes and other land use regulations. Noncompliance could result in the imposition of governmental fines or the award of damages to private litigants. While we believe that we are currently in material compliance with these regulatory requirements, the requirements may change or new requirements may be imposed that could require significant unanticipated expenditures by us that could affect our cash flow and results of operations. If we are required to make substantial modifications to the properties that we own or acquire, whether to comply with the ADA or other changes in governmental rules and regulations, our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders could be materially and adversely affected.
Our businesses and the Adviser and its affiliates, as well as the financial services industry generally, are subject to extensive regulation, including periodic examinations, by governmental agencies and self-regulatory organizations or exchanges in the United States and other jurisdictions in which they operate relating to, among other things, antitrust law, anti-money laundering laws, anti-bribery laws, laws relating to foreign officials, privacy laws with respect to client information and the regulatory oversight of the trading and other investment activities of investment managers, including the Adviser. Each of the regulatory bodies with jurisdiction over us and the Adviser or its affiliates, has regulatory powers dealing with many aspects of financial services, including the authority to grant, and in specific circumstances to cancel, permissions to carry on particular activities. Any failure to comply with these rules and regulations could expose us or the Adviser to liability or other risks.
Additionally, such oversight and regulation will likely cause us to incur additional expenses, divert the attention of the Adviser and its personnel and may result in fines if we are deemed to have violated any regulations. Regulation generally as well as regulation more specifically addressed to the alternative asset management industry, including tax laws and regulation, could increase the cost of identifying, structuring and completing loan transactions, the profitability of enterprises and the cost of operating the Company. Additional regulation could also increase the risk of third-party litigation. The transactional nature of our business exposes us and the Adviser and certain related parties generally to the risks of third-party litigation. Under the Declaration of Trust, we will generally, to the extent permitted by law, be responsible for indemnifying the Adviser and certain related parties for losses or obligations they may incur with respect to such litigation.
We may be subject to litigation or threatened litigation, which may divert management’s time and attention, require us to pay damages and expenses or restrict the operation of our business.
We may be subject to litigation or threatened litigation for damages that occur on, or liabilities derived from, the acquisition, ownership and disposition of our properties. In particular, we are subject to the risk of personal injury claims, employment and labor claims and others. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. Additionally, whether or not any dispute actually proceeds to litigation, we may be required to devote significant management time and attention to its successful resolution (through litigation, settlement or otherwise), which would detract from our management’s ability to focus on our business. Any such resolution could involve the payment of damages or expenses by us, which may be significant, or involve our agreement with terms that restrict the operation of our business. We generally intend to vigorously defend ourselves; however, we cannot be certain of the ultimate outcomes of such claims or of those that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could have a material adverse effect on our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage and could expose us to increased risks that would be uninsured, or adversely impact our ability to attract officers and trustees, which could have a material adverse effect on our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.

We may use our assets or return of investor’s distributions to pay for existing exculpation and indemnification obligations.
Certain exculpation provisions contained in the agreements we have entered into may limit the rights of action otherwise available to us or our investors against certain person identified under such agreements absent such limitations. We are also responsible for indemnifying such indemnified persons for any losses incurred by them except to the extent such persons fail to meet the applicable standard of conduct set forth in such agreements. Liabilities arising from such indemnification obligations may be material. Any such indemnification obligations would be payable out of our assets and/or return of distributions previously made to investors.
Investments could become subject to condemnation actions.
Municipalities and other government subdivisions may, in certain circumstances, seek to acquire certain of our assets through eminent domain proceedings. While we may seek to contest these proceedings which may be costly and may divert the attention of our management from the operation of the Company, there can be no assurance that a municipality or other government subdivision will not succeed in acquiring our assets. In such event, there is a risk that we will not receive adequate compensation for the assets acquired or that we will not be able to recover all charges associated with divesting these assets which could materially and adversely affect us.
Some of our sales and purchases of real property may be canceled and reclaimed if there is later determined to have been a fraudulent transaction.
The sale and purchase of real property or trust beneficiary interests therein at fair market value can be canceled or avoided by a trustee in bankruptcy, corporate reorganization, civil rehabilitation or similar procedure, or by the seller’s creditors. Even if the purchase price was set at the fair market value of such real property, the transaction may be canceled under certain circumstances, e.g., if the seller intended to conceal, donate or otherwise dispose of the sale proceeds in a manner that would harm the seller’s creditors, and the purchaser knew such intention at the time of the transaction. Under certain circumstances, payments to us may be reclaimed if any such payment or distribution is later determined to have been a fraudulent conveyance or a preferential payment. The occurrence of the foregoing could have an adverse effect on our business, financial conditions, results of operations and cash flows.
Sustainability risks may have a greater impact on us than that assessed by the Adviser.
We may be affected by the impact of a number of sustainability factors, also referred to as environmental, social and governance (“ESG”) factors (such factors, the “sustainability risks”). The reach of sustainability themes may be broad and the following is therefore not an exhaustive list of all risks related to ESG factors which could have a negative impact (whether or not material) on the value of an underlying or related real estate asset and therefore adversely impact our returns.
Our investments may be negatively affected by actions taken to improve the sustainability profile of any of our properties, as well as our real estate portfolio as a whole, such as energy efficiency, clean energy production and consumption, waste reduction and water treatment, any of which can impose significant short-term costs. Similarly, social initiatives and the adherence to high governance standards, for example in the areas of transparency, corporate governance, management of conflicts of interest and fair remuneration principles may require material investments and effort where economic returns may be uncertain.
Prospective investors should consider the adverse impacts that our investments may have on sustainability themes: the failure to support assets which provide a positive contribution to the sustainability factors or to support the generation of a negative impact may result in a number of negative fallouts ranging from reputational damages and, in some circumstances, fines and direct economic consequences from ESG related regulatory requirements that range from energy performance standards to mandatory disclosure.
We may also be negatively impacted (e.g., from a reputational point of view) if we do business with parties who fail to meet key ESG targets or make misleading statements with respect to ESG related objectives. In the event a counter-party of ours, or the real estate underlying an investment of ours, uses manipulation or misinformation to bolster its ESG claims, we could be negatively impacted through no fault of our own.
Shareholders may differ in their views of whether or how ESG matters should be addressed and, as a result, we may invest in investments or manage our investments in a manner that does not reflect the beliefs and values of any particular investor. In considering investment opportunities and making ongoing decisions with respect to our investments, including decisions relating to follow-on investments, the Adviser may consider certain ESG factors. We may forego particular investments that do not meet certain ESG criteria or present material ESG risk that we may otherwise have made if we were seeking to make investments solely on the basis of financial returns. Further, it is possible that our investments are unable to obtain or realize the intended ESG outcomes.
Climate change and regulations intended to control its impact may affect the value of our real estate portfolio. We and the Adviser cannot predict the long-term impacts on real estate investments from climate change or related regulations. Laws enacted to mitigate climate change could increase energy costs, could make some buildings of property owners obsolete or cause such owners to make material investments in their properties to meet carbon or energy performance standards, which could materially and adversely affect the value of older properties underlying or relating to our investments. Climate change may also have indirect effects on property owners by increasing the cost of (or making unavailable) property insurance. Moreover, compliance with new laws or regulations related to climate change, including compliance with “green” building codes or tenant preferences for “green” buildings, may cause property owners to incur additional costs when renovating older properties. There can be no assurance that climate change will not have a material adverse effect on our assets, operations or business.
There can be no guarantee that the actual impact of the sustainability factors on our returns will not be materially greater than the impact assessed or expected by the Adviser.
Risks Related to Our Relationship with Fortress, Our Adviser and the Management Agreement
We depend on the Adviser to select our investments and otherwise conduct our business, and any material adverse change in its financial condition or our relationship with the Adviser could have a material adverse effect on our business and ability to achieve our investment objectives.
Our success is dependent upon our relationship with, and the performance of, the Adviser in the acquisition and management of our real estate portfolio and our corporate operations, as well as the persons and firms the Adviser retains to provide services on our behalf. The Adviser may suffer or become distracted by adverse financial or operational problems in connection with Fortress’s (or its affiliate’s) businesses and activities unrelated to us and over which we have no control. Should the Adviser fail to allocate sufficient resources to perform its responsibilities to us for any reason, we may be unable to achieve our investment objectives or to pay distributions to our shareholders.
The Adviser’s inability to retain the services of key professionals could hurt our performance.
The Adviser’s power to approve the acquisition of a particular investment, finance or refinance any new or existing investment or dispose of an existing investment rests with the Adviser’s investment committee (the “Investment Committee”). Accordingly, our success depends to a significant degree upon the contributions of certain key professionals employed by the Adviser or its affiliates, each of whom would be difficult to replace. There is ever increasing competition among alternative asset firms, financial institutions, private equity firms, investment advisors, investment managers, real estate investment companies, real estate investment trusts and other industry participants for hiring and retaining qualified investment professionals and there can be no assurance that such professionals will continue to be associated with us or the Adviser, particularly in light of our perpetual-life nature, or that replacements will perform well. If any of these persons were to cease their association with us, our operating results could suffer. Our future success depends, in large part, upon the Adviser’s ability to attract and retain highly skilled managerial, operational and marketing professionals. If the Adviser loses or is unable to obtain the services of highly skilled professionals, our ability to implement our investment strategies could be delayed or hindered.
We pay incentive and management fees and other expenses to our Adviser and the Special Limited Partner, which payments increase the risk that you will not earn a profit on your investment.
Pursuant to the Management Agreement, we pay significant fees to our Adviser, and the Special Limited Partner holds a significant performance participation interest. These payments may reduce our total return.
The existence of the Special Limited Partner’s (i) 10% performance participation interest in the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units (until the REIT becomes a Publicly Offered REIT, upon which the Special Limited Partner will waive the performance participation interest for the Class E units for all periods following such time) of the Operating Partnership and (ii) 5% performance participation interest in the Class C units of the Operating Partnership, each of which is based on our total distributions plus the change in NAV per share, may create an incentive for the Adviser to make riskier or more speculative investments on our behalf or cause us to use more leverage than it would otherwise make in the absence of such performance-based payments. In addition, the change in NAV per share will be based on the value of our investments on the applicable measurement dates and not on realized gains or losses. As a result, the performance participation interest may receive distributions based on unrealized gains in certain assets at the time of such distributions and such gains may not be realized when those assets are eventually disposed of. The Special Limited Partner will not be obligated to return any portion of performance participation allocation due to the subsequent negative performance. The Special Limited Partner will not hold a performance participation interest with respect to Class A units or Class D units.
In addition, we are required to reimburse the Adviser or its affiliates for certain costs and expenses incurred by it and its affiliates on our behalf, except those specifically required to be borne by the Adviser under our Management Agreement. Accordingly, to the extent that the Adviser retains other parties to provide services to us, expenses allocable to us will increase.
There are conflicts of interest in our relationships with our Adviser, which could result in outcomes that are not in our best interests.
We are subject to conflicts of interest arising out of our relationship with our Adviser. Pursuant to the Management Agreement, our Adviser is obligated to supply us with our management team. However, our Adviser is not obligated to dedicate any specific personnel exclusively to us, nor are Fortress personnel provided to us by our Adviser obligated to dedicate any specific portion of their time to the management of our business. Additionally, our Adviser is a wholly owned subsidiary of FIG LLC, which is a wholly owned subsidiary of Fortress.
We may acquire or sell properties in which Fortress or its affiliates may have an interest. Although such acquisitions or dispositions may present conflicts of interest, we nonetheless may pursue and consummate such transactions, subject to any requirements in our organizational documents, including any required approvals by our independent trustees. Additionally, we may engage in transactions directly with Fortress, our Adviser or their affiliates, subject to any requirements in our organizational documents. When we acquire a property from Fortress or one of its affiliates, or sell a property to Fortress or one of its affiliates, the purchase price we pay to Fortress or one of its affiliates or the purchase price paid to us by Fortress or one of its affiliates may be higher or lower, respectively, than the purchase price that would have been paid to or by us if the transaction were the result of arms’ length negotiations with an unaffiliated third party. Fortress will face conflicts of interest in determining this purchase price and there is no assurance that any conflict will be resolved in our favor.
Additionally, Fortress sponsors investment funds and intends to sponsor investment funds in the future and the economic terms of such funds may be more advantageous to Fortress than the economic terms received by the Adviser. As such, Fortress may be incentivized to prioritize the acquisition or disposition of any properties by such funds over us.
Fortress also faces conflicts of interest with respect to our continuous offering. As our NAV grows the Adviser’s management fee will grow as well and there will also be the potential for a larger performance participation allocation. This may incentivize the Adviser and Fortress to continue our offering even at times when it is not otherwise beneficial to us.
Our Adviser’s liability is limited under the Management Agreement, and we have agreed to indemnify our Adviser against certain liabilities. As a result, we could experience unfavorable operating results or incur losses for which our Adviser would not be liable.
Pursuant to the Management Agreement, our Adviser will not assume any responsibility other than to render the services called for thereunder and will not be responsible for any action of our board of trustees in following or declining to follow its directives. Our Adviser maintains a contractual relationship with us. Under the terms of the Management Agreement, our Adviser, its officers, members and personnel, any person controlling or controlled by our Adviser and any person providing sub-advisory services to our Adviser will not be liable to us, any subsidiary of ours, our trustees, our shareholders or any subsidiary’s shareholders or partners for acts or omissions performed in accordance with and pursuant to the Management Agreement, except those resulting from acts or omissions by such persons constituting Disabling Conduct.
In addition, we have agreed to indemnify our Adviser and each of its officers, directors, members, advisers and employees from and against any claims or liabilities, including reasonable legal fees and other expenses reasonably incurred, arising out of or in connection with our business and operations or any action taken or omitted on our behalf pursuant to authority granted by the Management Agreement, except where attributable to Disabling Conduct. As a result, we could experience unfavorable operating results or incur losses for which our Adviser would not be liable.

Termination of the Management Agreement without cause could be difficult and costly and may cause us to be unable to execute our business plan, which could materially and adversely affect us.
If we fail to renew the Management Agreement or the Management Agreement is terminated, our Adviser’s obligation to provide us with our executive officers and personnel upon whom we rely for the operation of our business will end. As a result, the termination of the Management Agreement could materially and adversely affect us and may inhibit change of control transactions that may be in the interest of our non-Fortress affiliated shareholders.
If our Adviser ceases to be our Adviser pursuant to the Management Agreement, counterparties to our agreements may cease doing business with us.
If our Adviser ceases to be our Adviser, it could constitute an event of default or early termination event under financing and other agreements we may enter into in the future, upon which our counterparties may have the right to terminate their agreements with us. If our Adviser ceases to be our Adviser for any reason, including upon the non-renewal of the Management Agreement our business and our ability to make distributions to our shareholders may be materially and adversely affected.
The time and resources that individuals associated with our Adviser devote to us may be diverted, and we may face additional competition due to, among other things, the fact that neither our Adviser nor its affiliates is prohibited from raising money for or managing another entity that makes the same types of investments that we target.
Fortress is not prohibited from raising money for and managing future investment entities, in addition to the Fortress clients, that make the same or similar types of investments as those we target. As a result, the time and resources that our Adviser devotes to us may be diverted, and during times of intense activity in other investment programs they may devote less time and resources to our business than is necessary or appropriate. In addition, we may compete with any such investment entity also managed by the Adviser or its affiliates for the same investors and investment opportunities. Furthermore, certain members of the Investment Committee are officers of Fortress and will devote a portion of their time to the operations of Fortress.
The Adviser and its affiliates may face conflicts of interest with respect to services performed for issuers to which we may have exposure as landlord.
Our Adviser and its affiliates may provide a broad range of financial services to companies that may be our tenants, including providing arrangement, syndication, origination, structuring and other services to such companies, and will generally be paid fees for such services, in compliance with applicable law, by the companies. Any payment received by our Adviser or its affiliates for providing these services will not be shared with us and may be received before we realize a return on our investment. In addition, we may enter into sale leaseback transactions with companies to which other Fortress Managed Accounts provide financing or hold an interest. In the event of a restructuring, such other Fortress Managed Accounts may be a secured lender of the company and we would be an unsecured lender. Fortress could, in certain circumstances, have an incentive not to pursue actions against a tenant that would be in our best interest. While Fortress will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among the Fortress Managed Accounts, such transactions are not required to be presented to our board of trustees for approval (unless otherwise required by our Declaration of Trust or investment guidelines), and there can be no assurance that any conflicts will be resolved in our favor.
The Adviser or its affiliates may have incentives to favor their respective other accounts and clients and/or Fortress over us, which may result in conflicts of interest that could be harmful to us.
Because our Adviser and its affiliates manage assets for, or may in the future manage assets for, other Fortress Managed Accounts, certain conflicts of interest are present. For instance, our Adviser and its affiliates may receive asset management performance-based, or other fees from certain accounts that are higher than the fees received by our Adviser from us. In addition, certain members of the Investment Committee and other executives and employees of our Adviser may hold and receive interests in Fortress and for its affiliates, in addition to cash and carried interest. In these instances, a portfolio manager for our Adviser may have an incentive to favor the higher fee and/or performance-based fee accounts over us and/or to favor Fortress. In addition, a conflict of interest exists to the extent our Adviser, its affiliates, or any of their respective executives, portfolio managers or employees have proprietary or personal investments in other investment companies or accounts or when certain other investment companies or accounts are investment options in our Adviser’s or its affiliates’ employee benefit plans. In these circumstances, our Adviser has an incentive to favor these other investment companies or accounts over us. Our board of trustees will seek to monitor these conflicts but there can be no assurances that such monitoring will fully mitigate any such conflicts.
Our fee structure may create incentives for our Adviser to make speculative investments or use substantial leverage.
The management fee payable to our Adviser pursuant to the Management Agreement is payable regardless of the performance of our portfolio, which may reduce our Adviser’s incentive to devote the time and effort increasing our total return.
The performance participation allocation payable by us to the Special Limited Partner, an affiliate of our Adviser, may create an incentive for our Adviser to make investments on our behalf that are risky or more speculative than would be the case in the absence of such payment arrangements. The way in which the performance participation allocation is determined may encourage our Adviser to use leverage to increase the leveraged return on our investment portfolio. Such a practice could make such investments more risky than would otherwise be the case, which could result in higher investment losses, particularly during cyclical economic downturns. Under certain circumstances, the use of substantial leverage may increase the likelihood of our defaulting on our borrowings, which would be detrimental to holders of our shares.
Because the management fee and performance participation are based on our NAV, the Adviser may also be motivated to accelerate acquisitions in order to increase NAV or, similarly, delay or curtail repurchases to maintain a higher NAV, and the Dealer Manager may also be incentivized to sell more of our common shares to increase aggregate NAV, which would, in each case, increase amounts payable to the Adviser and the Special Limited Partner, but may make it more difficult for us to efficiently deploy new capital.
We may compete for capital and investment opportunities with other entities managed by our Adviser or its affiliates, subjecting our Adviser to certain conflicts of interest.
Our Adviser will experience conflicts of interest in connection with the management of our business affairs relating to and arising from a number of matters, including: the allocation of investment opportunities by our Adviser and its affiliates; payment to our Adviser; services that may be provided by our Adviser and its affiliates to issuers in which we may invest; investments by us and other clients of our Adviser; the formation of additional investment funds managed by our Adviser; differing recommendations given by our Adviser to us versus other clients; our Adviser’s use of information gained from issuers in our portfolio for investments by other clients, subject to applicable law; and restrictions on our Adviser’s use of “inside information” with respect to potential investments by us.
We do not have the exclusive right to any investment opportunity. Accordingly, Fortress Affiliates are under no obligation to offer investment opportunities to us and may choose to allocate all or part of any such opportunity to any Fortress Affiliate or any business in which a Fortress Affiliate has invested. Fortress Affiliates may give advice and recommend investments to other Fortress Managed Accounts which may differ from advice given to, or investments recommended or bought for, us, even though the investment objectives of such Fortress Managed Accounts may be the same or similar.
During the term, Fortress Affiliates may offer additional investment products that are similar to FNLR and Fortress may permit existing or future Fortress Affiliates to have exclusive rights or priority with respect to certain investment opportunities. As a result, we may not be afforded the chance to participate in attractive investment opportunities in which other Fortress Affiliates are given the opportunity to participate, or in some cases may be allocated a small part of an investment opportunity within the investment objectives of ours when other Fortress Affiliates are allocated a larger portion. We may be prohibited (due to, for example, exclusivity rights granted to other investment funds or regulatory limitations) from pursuing certain investment opportunities and may find that its ability to participate in any particular opportunity may be substantially limited. In addition, the creation of new Fortress Managed Accounts may give rise to additional conflicts of interest that may not be foreseeable.
In making allocation decisions with respect to investment opportunities that could reasonably be expected to fit the investment objectives of one or more Fortress Affiliates, on the one hand, and us, on the other hand, Fortress anticipates that it will consider one or more of the following: the objectives and investment program of a Fortress Affiliate, any exclusive and/or priority rights to investment opportunities that may have been granted to certain

Fortress Affiliates, the expected duration of the investment in light of a Fortress Affiliate’s objectives and investment program, the amount of available capital (including financing), the magnitude of the investment opportunity, regulatory and tax considerations, the degree of risk arising from an investment, the expected holding period of an investment, the expected investment return, the internal source of the investment opportunity, relative liquidity, likelihood of current income and/or such other factors as Fortress deems to be appropriate. These factors provide substantial discretion to Fortress to resolve conflicts of interest arising from limited investment opportunities.
Additionally, we may co-invest in and/or compete for investments with the other Fortress Managed Accounts, subjecting our Adviser and its affiliates to certain conflicts of interest in evaluating the suitability of investment opportunities and making or recommending investments on our behalf. To mitigate these conflicts, the Adviser will seek to execute such transactions for all of the participating investment accounts, including us, on a fair and reasonable basis and in accordance with Fortress’s investment allocation policy in effect at the time (and subject to change).
Fortress’s allocation policy seeks to ensure equitable allocation of investment opportunities between us and/or other Fortress Managed Accounts.
Our access to confidential information may restrict our ability to take action with respect to some investments, which, in turn, may negatively affect our results of operations.
We, directly or through our Adviser, may obtain confidential information about the companies that become our tenants or be deemed to have such confidential information. Our Adviser may come into possession of material, non-public information through its members, officers, directors, employees, principals or affiliates. In addition, Fortress clients may invest in entities that manage companies that are our tenants and, as a result, may obtain additional confidential information about such companies. The possession of such information may, to our detriment, limit the ability of us and our Adviser to buy or sell a security or otherwise to participate in an investment opportunity. In certain circumstances, employees of our Adviser or its affiliates may serve as board members or in other capacities for portfolio or potential portfolio companies, which could restrict our ability to trade in the securities of such companies. For example, if personnel of our Adviser come into possession of material non-public information with respect to our investments, such personnel will be restricted by our Adviser’s information-sharing policies and procedures or by law or contract from sharing such information with our management team, even where the disclosure of such information would be in our best interests or would otherwise influence decisions taken by the members of our management team with respect to that investment. This conflict and these procedures and practices may limit the freedom of our Adviser to enter into or exit from potentially profitable investments for us, which could have an adverse effect on our results of operations. Accordingly, there can be no assurance that we will be able to fully leverage the resources and industry expertise of our Adviser in the course of its duties. Additionally, there may be circumstances in which one or more individuals associated with our Adviser will be precluded from providing services to us because of certain confidential information available to those individuals or to other parts of our Adviser or Fortress.
The recommendations given to us by our Adviser may differ from those rendered to their other clients.
Our Adviser and its affiliates may give advice and recommend an investment to other Fortress Managed Accounts which may differ from advice given to, or investments recommended or bought for, us even though such other clients’ investment objectives may be similar to ours, which could have an adverse effect on our business, financial condition and results of operations.
The past performance of the Adviser and Fortress are not a predictor of our future results.
This Registration Statement includes certain information regarding our Adviser and Fortress, including information regarding their historical activities, investment experience and relationships with tenants. However, neither the track record, investment experience, nor the relationships of the Adviser or Fortress should be understood to imply or predict, whether directly or indirectly, any level of our future performance. Our performance is dependent upon future events and is therefore inherently uncertain. Past performance cannot be relied upon to predict future events due to a variety of factors, including, without limitation, varying business strategies, different local and national economic circumstances, different supply and demand characteristics, varying degrees of competition and varying circumstances pertaining to the real estate markets.

Risks Related to Our Organization and Structure
Our shareholders generally have limited voting rights.
As permitted by Maryland law, our Declaration of Trust provides that we generally cannot (a) amend our Declaration of Trust if such amendment would materially and adversely affect the contract rights of our outstanding shares, or (b) subject to certain exceptions, consolidate, merge, convert, or transfer all or substantially all of our assets, unless the action is advised by our board of trustees and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our shareholders can also vote on the removal of trustees under limited circumstances and the election of successor trustees if the vacancy was created by removal of the trustee by shareholder vote, and such other matters as may be (a) provided in our Bylaws or (b) submitted to a shareholder vote by our board of trustees.
All other matters are subject to the discretion of our board of trustees. Thus, except as set forth above or in any class or series of our shares and subject to the restrictions on transfer and ownership of our shares contained in our Declaration of Trust, holders of common shares do not have the right to vote on any matter.
Pursuant to our Declaration of Trust, our board of trustees may, from time to time, change our investment strategy, including our related operational policies, without providing advance notice to, or obtaining the consent of, our shareholders.
Pursuant to our Declaration of Trust, our board of trustees may, from time to time, change our investment strategy, including our related operational policies with respect to investments, indebtedness, capitalization and distributions, at any time without providing advance notice to, or obtaining the consent of, our shareholders, which could result in us making investments that are different from, or that provide a lower yield compared to, the types of investments described in this Registration Statement and in our investment guidelines. We may also determine to pay down certain of our indebtedness and have indebtedness below our target leverage or we may borrow more to provide for additional liquidity causing us to exceed our target leverage. A change in our investment strategy may, among other things, increase our exposure to real estate market fluctuations, default risk and interest rate risk, all of which could have a material adverse effect on our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
Our Declaration of Trust and Bylaws contain provisions that may delay, defer or prevent an acquisition of our shares or a change of control and that provide Fortress with substantial control of us.
Our Declaration of Trust, with certain exceptions, authorizes our board of trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exception is granted by our board of trustees, no person may own more than 9.8% in value or in number, whichever is more restrictive, of our outstanding common shares, or 9.8% in value of the aggregate of our outstanding shares of beneficial interest. These restrictions may have the effect of delaying, deferring or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or transfer of all or substantially all of our assets) that might provide a premium to the purchase price of our shares for our shareholders.
Conflicts of interest could arise between the interests of our shareholders and the interests of holders of units in our Operating Partnership, which may impede business decisions that could benefit our shareholders.
Conflicts of interest could arise as a result of the relationships between us, on the one hand, and our Operating Partnership or any limited partner thereof, on the other. Our trustees and officers have certain legal duties to us under applicable Maryland law. At the same time, we, as the sole member of the general partner of our Operating Partnership, have fiduciary duties and obligations to our Operating Partnership and its limited partners under Delaware law and the Operating Partnership Agreement in connection with the management of our Operating Partnership. Our duties as sole member of the general partner of our Operating Partnership and its limited partners may come into conflict with the duties of our trustees and officers to our Company.
Unless otherwise provided for in a partnership agreement, Delaware law generally requires a general partner of a Delaware limited partnership to adhere to fiduciary duty standards under which it owes its limited partners the highest duties of good faith, fairness and loyalty and which generally prohibit such general partner from taking any action or engaging in any transaction as to which it has a conflict of interest. The Operating Partnership Agreement provides that, in the event of a conflict between the interests of the shareholders, on the one hand, and the separate interests of the limited partners of our Operating Partnership, on the other hand, we, in our capacity as the general partner shall endeavor in good faith to resolve the conflict in a manner not adverse to either the shareholders or the limited partners of our Operating Partnership and, in the event of such a conflict that cannot be resolved in a manner not adverse to both us, as the sole member of the general partner, and the shareholders and to the limited partners of our Operating Partnership, may be resolved in favor of us, as the sole member of the general partner, and the shareholders, and any action or failure to act on our part as the sole member of the general partner of our Operating Partnership that gives priority to the separate interests of us, as the sole member of the general partner, or our shareholders that does not result in a violation of the contract rights of the limited partners under the partnership agreement, does not violate any duty owed by us, as the sole member of the general partner, to the Operating Partnership and/or its partners or violate the obligation of good faith and fair dealing. The Operating Partnership Agreement further provides that to the extent that we, in our capacity as the sole member of the general partner of our Operating Partnership, have duties (including fiduciary duties) and liabilities relating thereto to the Operating Partnership or the limited partners of the Operating Partnership, we, as the sole member of the general partner, shall not be liable to the Operating Partnership or to any other partners for all actions taken in good faith.
Our conflict of interest policy may not be successful in eliminating the influence of future conflicts of interest that may arise between us and our trustees, officers and employees.
We have adopted a policy that transactions in which our trustees, officers or employees have a material direct or indirect pecuniary interest must be approved by a majority of our disinterested trustees. Other than this policy, however, we may not adopt additional formal procedures for the review and approval of conflict of interest transactions generally. As such, our policies and procedures may not be successful in eliminating the influence of conflicts of interest.
Our Declaration of Trust contains a provision that expressly permits the Adviser, each of its affiliates and each of our trustees and officers to pursue transactions that may be competitive with, or complementary to, our business.
Our Declaration of Trust provides that if the Adviser, each of its affiliates and each of our trustees and officers, acquires knowledge of a potential business opportunity, we renounce any potential interest or expectation in such business opportunity. Accordingly, the Adviser, each of its affiliates and each of our trustees and officers may exploit any business opportunity or direct such opportunity to any person or entity other than us, including acquisition opportunities that may be competitive with, or complementary to, our business. As a result, those acquisition opportunities may not be available to us and could materially and adversely affect our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders. See “—We may compete for capital and investment opportunities with other entities managed by our Adviser or its affiliates, subjecting our Adviser to certain conflicts of interest.”
Our board of trustees may change our major corporate, investment and financing policies without shareholder approval and those changes may materially and adversely affect our business, financial condition, results of operations and cash flows.
Our board of trustees will determine and may alter or eliminate our major corporate policies, including our acquisition, investment, financing, growth, operations and distribution policies and whether to maintain our status as a REIT. While our shareholders have the power to remove trustees in certain situations, our shareholders will have limited direct control over changes in our policies and those changes could materially and adversely affect our business, financial condition, results of operations, cash flows, the NAV of our shares and our ability to satisfy our debt obligations and to make distributions to our shareholders.
Risks Related to Tax Laws and Regulations
We may fail to qualify as a REIT.
If we fail to qualify as a REIT, we will not be allowed a deduction for dividends paid to our shareholders in computing our taxable income and will be subject to U.S. federal income tax at regular corporate rates on all such income. This would substantially reduce our funds available for distribution to our investors. Unless entitled to relief under certain provisions of the Code, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.
We believe that we will operate in a manner that enables us to meet the requirements for qualification and taxation as a REIT. However, qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Moreover, even a technical or inadvertent mistake could jeopardize our REIT status. Our qualification as a REIT will depend on our satisfaction of certain asset, income, investment, organizational, distribution, shareholder ownership, and other requirements on a continuing basis. Our ability to satisfy the asset tests will depend upon our analysis of the fair market values of our assets, some of which are not susceptible to a precise determination, and for which we do not obtain independent appraisals. Our compliance with the REIT annual income and quarterly asset requirements will also depend upon our ability to manage successfully the composition of our income and assets on an ongoing basis. Moreover, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT qualification requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in subsidiaries or other issuers constitutes a violation of the REIT requirements. Moreover, future economic, market, legal, tax, or other considerations may cause us to fail to qualify as a REIT, or our board of trustees may determine to revoke our REIT status.
REIT distribution requirements limit our available cash.
As a REIT, we will be subject to annual distribution requirements. The Operating Partnership expects to pay distributions intended to enable us to satisfy our distribution requirements. This will limit the amount of cash available for other business purposes, including amounts to fund our growth. We will generally be required to distribute annually at least 90% of our “real estate investment trust taxable income,” which is generally equivalent to net taxable ordinary income, determined without regard to the dividends paid deduction and excluding any net capital gain, in order for our distributed earnings not to be subject to U.S. federal corporate income tax. In addition, we will be required to distribute 100% of our taxable income and capital gains in order not to be subject to corporate-level tax on undistributed income. We intend to make distributions to our shareholders to comply with the requirements applicable to REITs under the Code and to generally avoid corporate-level tax on undistributed income. However, differences in timing between the recognition of taxable income and the actual receipt of cash could require us to sell assets or borrow funds on a short-term or long-term basis to make such distributions.
We may be subject to federal, state, and local income taxes in certain circumstances.
Even as a REIT, we may be subject to U.S. federal income and excise taxes in various situations, such as on our undistributed income. We could also be required to pay a 100% tax on any net income on non-arm’s-length transactions between us and a TRS and on any net income from sales of properties that are treated as held for sale primarily in the ordinary course. State and local tax laws may not conform to the U.S. federal income tax treatment, and we may be subject to state or local taxation in various state or local jurisdictions in which we own assets or transacts business. Any taxes imposed on us would reduce our operating cash flow and net income and could negatively impact our ability to pay dividends and distributions.
Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.
REITs are entitled to a U.S. federal tax deduction for dividends paid to their shareholders. As compared to other taxable corporations, this ability to reduce or eliminate the REIT’s taxable income by paying dividends to shareholders is a principal benefit of maintaining REIT status, generally resulting in a lower combined tax liability of the REIT and its shareholders as compared to that of the combined tax liability of other taxable corporations and their shareholders. Notwithstanding this combined benefit, dividends payable by REITs may result in marginally higher taxes to the shareholder.
C-corporations are generally required to pay U.S. federal income tax on earnings. After tax earnings are then available for shareholder dividends. The maximum U.S. federal tax rate applicable to income from “qualified dividends” payable to United States shareholders that are individuals, trusts, or estates is currently 20%, plus the 3.8% Medicare investment tax surcharge. While dividends payable by REITs are generally not eligible for the qualified dividend reduced rates, shareholders that are individuals, trusts, or estates, and meet certain requirements, may generally deduct 20% of the aggregate amount of ordinary dividends from REITs. This deduction is available for taxable years beginning before January 1, 2026, and will generally cause the maximum tax rate for ordinary dividends from REITs to be 29.6%, plus the 3.8% Medicare investment tax surcharge. The more favorable tax rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts, or estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the common shares.

Complying with the REIT requirements may cause us to forgo otherwise attractive business opportunities.
To qualify as a REIT, we will need to continually satisfy tests concerning, among other things, the sources of our income, the nature and diversification of our assets, the amounts distributed to our shareholders, and the ownership of our shares. As a result of these tests, we may be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution, forgo otherwise attractive investment opportunities, liquidate assets in adverse market conditions, or contribute assets to a TRS that is subject to regular corporate federal income tax.
Complying with the REIT requirements may limit our ability to hedge effectively and may cause us to incur tax liabilities.
The REIT provisions of the Code substantially limit our ability to hedge our assets and liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets does not constitute “gross income” for purposes of the 75% or 95% gross income tests; provided that certain requirements are met. To the extent that we fail to properly identify such transactions as hedges, or enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the gross income tests. As a result of these rules, we may be limited in our ability to use advantageous hedging techniques, and we may implement those hedges through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. This could increase the cost of our hedging activities because our TRS would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in our TRS will generally not provide any tax benefit, except for being carried forward against future taxable income in the TRS. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Changes to U.S. federal income tax laws could materially and adversely affect us and our shareholders.
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time, which could affect the U.S. federal income tax treatment of an investment in our common shares. The United States federal income tax rules dealing with REITs are constantly under review by persons involved in the legislative process, the IRS, and the United States Treasury Department, which results in statutory changes as well as frequent revisions to regulations and interpretations. We cannot predict how changes in the tax laws might affect us and our shareholders. Revisions in federal tax laws and interpretations thereof could significantly and negatively affect our ability to qualify as a REIT and the tax considerations relevant to an investment in our common shares, or could cause us to change our investments and commitments.
Special considerations relating to benefit plan investors.
We intend to conduct our affairs so that our assets should not be deemed to be “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations. In this regard, with respect to each class of shares, the Company intends to limit Benefit Plan Investors’ (as defined herein) holding of such shares to less than 25% of the total value of each class of shares (as determined for purposes of the Plan Asset Regulations), but may decline to do so to the extent it determines that such shares qualify as “publicly-offered securities” within the meaning of the Plan Asset Regulations. Accordingly, the Adviser will have the power to take certain actions to avoid having the assets of the REIT characterized as “plan assets,” including, without limitation, placing restrictions on share purchases, redemptions and participation in the distribution reinvestment plan, and requiring a shareholder to dispose of all or part of its shares.
If, notwithstanding our intent, assets of the REIT were deemed to be “plan assets” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the REIT, and (ii) the possibility that certain transactions in which the Company might seek to engage could constitute “prohibited transactions” under ERISA and the Code. If a prohibited transaction occurs for which no exemption is available, the Adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the “benefit plan investor” any profit realized on the transaction and (ii) reimburse the “benefit plan investor” for any losses suffered by the “benefit plan investor”

as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. Fiduciaries of “benefit plan investors” who decide to invest in the REIT could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the REIT or as co-fiduciaries for actions taken by or on behalf of the REIT, FNLR or the Adviser. With respect to a “benefit plan investor” that is an individual retirement account (“IRA”) that invests in the REIT, the occurrence of a prohibited transaction involving the individual who established the IRA, or his or her beneficiaries, would cause the IRA to lose its tax-exempt status.
The fiduciary of each prospective investor must independently determine that our shares are an appropriate investment, taking into account the fiduciary’s obligations under ERISA, the Code and applicable Similar Laws, and the facts and circumstances of each investing Plan investor.
Non-U.S. holders may be subject to U.S. federal income tax upon their receipt of certain distributions from us or upon their disposition of our shares.
The portion of distributions received by Non-U.S. Holders that is: (i) payable out of FNLR’s earnings and profits; (ii) not attributable to capital gains of FNLR; and (iii) not effectively connected with a U.S. trade or business of the Non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30% (unless reduced by an applicable tax treaty and the Non-U.S. Holder provides appropriate documentation regarding its eligibility for treaty benefits). In addition, a repurchase of our shares, to the extent not treated as a sale or exchange (as discussed under “Item 1(c). Description of Business—Certain U.S. Tax Considerations”), may be treated as an ordinary dividend that is subject to the same withholding.
If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (a) the shareholder’s proportionate share of our earnings and profits, plus (b) the shareholder’s basis in our common shares, will be taxed under FIRPTA in the same manner as if our common shares had been sold (as described below), and the collection of the tax would be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.
Subject to certain exceptions discussed below, our shares will be treated as a USRPI if, at any time during a prescribed testing period, 50% or more of our assets consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs. Even if the foregoing 50% test is met, however, our shares nonetheless will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by Non-U.S. Holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of the shares, as described in the Code). Proposed regulations, including for example, the U.S. Treasury Department’s proposed regulations issued on December 28, 2022 to modify the existing criteria for qualification as a domestically controlled REIT and to provide that the ownership by non-U.S. persons will be determined by looking through pass through entities and certain U.S. corporations, among others, would change the manner in which domestic control is determined. We cannot predict whether we will be a domestically controlled qualified investment entity or how the proposed regulations or rules would impact our status if finalized. We further do not expect that our shares will be “regularly traded” for purposes of the FIRPTA exceptions that apply to certain small shareholders of regularly traded shares.
In addition, regardless of whether our shares are USRPIs, a Non-U.S. Holder that receives a distribution from us that is attributable to our gains from the disposition of USRPIs (which are expected to include substantially all of FNLR’s assets), including in connection with a repurchase of our shares (whether treated as a distribution or a sale or exchange), is generally subject to U.S. federal income tax under FIRPTA to the extent such distribution is attributable to gains from such disposition, regardless of whether the difference between the fair market value and the tax basis of the USRPI giving rise to such gains is attributable to periods prior to or during such Non-U.S. Holder’s ownership of our shares, and regardless of the amount of tax basis or gain or loss that the holder has in shares with respect to which the distribution or repurchase is made. See “Item 1(c). Description of Business—Certain U.S. Tax Considerations—Taxation of Non-U.S. Holders—Repurchases.”
If we are and continue to be a domestically controlled qualified investment entity, the sale of our common shares should not be subject to taxation under FIRPTA (except in the case of a repurchase to the extent the repurchase proceeds are attributable to our gain from USRPIs). No assurance can be given that we will be a domestically controlled qualified investment entity. If gain on the sale of our shares were subject to taxation under FIRPTA, the Non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Potential Non-U.S. Holders are urged to consult their tax advisors regarding FIRPTA and other federal, state, local, and foreign income and other tax considerations relevant to an investment in our shares in light of their particular investment or tax circumstances.
Our board of trustees is authorized to revoke our REIT election without investors approval, which may cause adverse consequences to our investors.
The Declaration of Trust authorizes our board of trustees to revoke or otherwise terminate our REIT election, without the approval of our investors, if it determines that changes to U.S. federal income tax laws and regulations or other considerations mean it is no longer in our best interests to qualify as a REIT. Our board of trustees has certain legal duties to us and our investors and could only cause such changes in our tax treatment in good faith. In this event, we would become subject to U.S. federal income tax on our taxable income and we would no longer be required to distribute most of our net income to our investors, which may cause a reduction in the total return to our investors.
Risks Related to Ownership of Our Shares
We have a limited operating history and there is no assurance that we will be able to successfully achieve our investment objectives.
We have a limited operating history and may not be able to achieve our investment objectives. We cannot assure you that the past experiences of Fortress or the Adviser and its affiliates will be sufficient to allow us to successfully achieve our investment objectives, and performance and investment profile of other Fortress Managed Accounts or other affiliates should not be used as an indicator of our likely performance or investment profile. As a result, an investment in our common shares may entail more risk than the common shares of beneficial ownership of a REIT with a substantial operating history.
The cash available for distribution to shareholders may not be sufficient to pay dividends at expected levels, nor can we assure you of our ability to make distributions in the future. We may use borrowed funds to make distributions.
All distributions will be made at the discretion of our board of trustees and will depend on our earnings, our financial condition, maintenance of our REIT qualification, limitations under Maryland law and other factors as our board of trustees may deem relevant from time to time. We may not be able to make distributions in the future. If we borrow to fund distributions, our future interest costs would increase, thereby reducing our earnings and cash available for distribution from what they otherwise would have been.
Our use of Operating Partnership units as consideration to acquire properties could result in shareholder dilution or limit our ability to sell such properties, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
We may acquire properties or portfolios of properties through tax deferred contribution transactions in exchange for units in our Operating Partnership, which may result in shareholder dilution. The value attributable to such units will be determined based on negotiations with the property seller and, therefore, may not reflect the fair market value of such units if a public market for such units existed. If the value of such units is greater than the value of the related property, your interest in us may be diluted. Additionally, this acquisition structure may have the effect of, among other things, reducing the amount of tax depreciation we could deduct over the tax life of the acquired properties and may require that we agree to protect the contributors’ ability to defer recognition of taxable gain through restrictions on our ability to dispose of the acquired properties and/or the allocation of partnership debt to the contributors to maintain their tax bases. These restrictions could limit our ability to sell properties at a time, or on terms, that would be favorable absent such restrictions, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.
You may be restricted from acquiring or transferring certain amounts of our shares.
The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our Declaration of Trust may inhibit market activity in our shares and restrict our business combination opportunities.

For us to qualify as a REIT, for every taxable year after the taxable year ended December 31, 2023, not more than 50% in value of our outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
Our Declaration of Trust, with certain exceptions, requires our trustees to take such actions as are necessary and desirable to preserve our qualification as a REIT. Unless exempted by our board of trustees, our Declaration of Trust prohibits any person from beneficially or constructively owning (a) more than 9.8% in value or number of shares, whichever is more restrictive, of the outstanding common shares or (b) more than 9.8% (in value or number of shares, whichever is more restrictive) of the aggregate of our shares of all classes or series, or such other percentages determined by our board of trustees in accordance with our Declaration of Trust. Our board of trustees may not grant an exemption from this restriction to any person if such exemption would result in our failing to qualify as a REIT. This as well as other restrictions on transferability and ownership will not apply, however, if our board of trustees determines in good faith that it is no longer in our best interests to continue to qualify as a REIT.
Your interest in us will be diluted if we issue additional shares. Your interest in our assets will also be diluted if the Operating Partnership issues additional units.
Holders of our shares will not have preemptive rights to any shares we issue in the future. Our Declaration of Trust authorizes us to issue an unlimited number of shares of beneficial interest, par value $0.01 per share, including an unlimited number of common shares, of which an unlimited number of shares are classified as Class F-S Shares, an unlimited number of shares are classified as Class F-D Shares, an unlimited number of shares are classified as Class F-I Shares, an unlimited number of shares are classified as Class B Shares, an unlimited number of shares are classified as Class C Shares, an unlimited number of shares are classified as Class D Shares, and an unlimited number of shares are classified as Class E Shares, and an unlimited number of preferred shares of beneficial interest, par value $0.01 per share. In addition, our board of trustees may amend our Declaration of Trust from time to time to decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without shareholder approval. After a shareholder purchases shares in our private offering, our board of trustees may elect, without shareholder approval, to: (1) sell additional shares in this or future offerings; (2) issue common shares or units in our Operating Partnership in private offerings; (3) issue common shares or units in our Operating Partnership upon the exercise of the options we may grant to our independent trustees, officers, or future employees; (4) issue common shares or units in our Operating Partnership to the Adviser or the Special Limited Partner, or their successors or assigns, in payment of an outstanding obligation to pay fees for services rendered to us or the performance participation allocation; (5) issue common shares or units in our Operating Partnership to sellers of properties we acquire; or (6) issue equity incentives to certain employees of affiliated service providers or to third parties as satisfaction of obligations under incentive arrangements. To the extent we issue additional common shares after a shareholder purchases shares in our private offering, such shareholder’s percentage ownership interest in us will be diluted. Because we hold all of our assets through the Operating Partnership, to the extent we issue additional units of our Operating Partnership after a unitholder purchases units of our Operating Partnership in our private offering, such unitholder’s percentage ownership interest in our assets will be diluted. Because certain classes of the units of our Operating Partnership may, in the discretion of our board of trustees, be exchanged for common shares, any merger, exchange or conversion between our Operating Partnership and another entity ultimately could result in the issuance of a substantial number of common shares, thereby diluting the percentage ownership interest of other shareholders. Because of these and other reasons, our shareholders may experience substantial dilution in their percentage ownership of our shares or their interests in the underlying assets held by our Operating Partnership. Operating Partnership units may have different and preferential rights to the claims of common units of our Operating Partnership which correspond to the common shares held by our shareholders. Certain units in our Operating Partnership may have different and preferential rights to the terms of the common Operating Partnership units which correspond to the common shares held by our shareholders.
There is no public trading market for our shares; therefore, your ability to dispose of your shares will likely be limited to repurchase by us. If you do sell your shares to us, you may receive less than the price you paid.
There is no current public trading market for our shares, and we do not expect that such a market will ever develop in the future. In our perpetual-life structure, the investor may request that we repurchase their shares on a monthly basis, but we are not obligated to repurchase any shares and may choose to repurchase only some, or even none, of the shares that have been requested to be repurchased in any particular month in our discretion. While we may consider a liquidity event at any time in the future, we are not obligated by the Declaration of Trust or otherwise to effect a liquidity event at any time. Therefore, repurchase of shares by us will likely be the only way for you to dispose of your shares. An investment in the Company should be viewed as an illiquid investment. We expect to repurchase shares at a price equal to the transaction price of the class of shares being repurchased on the date of repurchase (which will generally be equal to our prior month’s NAV per share) and not based on the price at which you initially purchased your shares, except that, subject to limited exceptions, (i) Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares and Class E Shares that have not been outstanding for at least one year will be repurchased at 98% of the transaction price and (ii) in the case of Class C Shares and Class D Shares, such shares may only be repurchased to the extent they have been outstanding for at least two years. As a result, you may receive less than the price you paid for your shares when you sell them to us pursuant to our share repurchase plan. See “Item 1(c). Description of Business—Share Repurchase Plan.”
Your ability to have your shares repurchased through our share repurchase plan is limited. We may choose to repurchase fewer shares than have been requested to be repurchased, or none at all, in our discretion at any time, and the amount of shares we may repurchase is subject to caps. Further, our board of trustees may make exceptions to, modify or suspend our share repurchase plan (including to make exceptions to the repurchase limitations or purchase fewer shares than such repurchase limitations) if it deems such action to be in our best interest.
We may choose to repurchase fewer shares than have been requested in any particular month to be repurchased under our share repurchase plan, or none at all, in our discretion at any time. We may repurchase fewer shares than have been requested to be repurchased due to, among other reasons, in our board of trustees’ discretion, lack of readily available funds because of adverse market conditions beyond our control, the need to maintain liquidity for our operations or because we have determined that investing in additional real property or other illiquid investments is a better use of our capital than repurchasing our shares. In addition, the aggregate NAV of total repurchases of our Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares (including repurchases at certain non-U.S. investor access funds primarily created to hold our shares but excluding any Early Repurchase Deduction applicable to the repurchased shares) under our share repurchase plan and redemptions of Class F-S units, Class F-D units, Class F-I units, Class B units, Class C units, Class D units, Class E units and Class A units of our Operating Partnership is limited to no more than 2% of our aggregate NAV per month (measured using the aggregate NAV attributable to shareholders as of the end of the immediately preceding month) and no more than 5% of our aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to shareholders as of the end of the immediately preceding three months). For the avoidance of doubt, both of these limits are assessed each month in a calendar quarter. Shares or units issued to the Adviser and its affiliates under our management fee or as reimbursements of expenses or for the Special Limited Partner’s performance participation interest are not subject to these repurchase limitations. Further, our board of trustees may make exceptions to, modify or suspend our share repurchase plan (including to make exceptions to the repurchase limitations, or repurchase fewer shares than such repurchase limitations) if in its reasonable judgment it deems such action to be in our best interest. Our board of trustees cannot terminate our share repurchase plan absent a liquidity event which results in our shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law. If the full amount of all our shares requested to be repurchased in any given month are not repurchased, funds will be allocated pro rata based on the total number of shares being repurchased without regard to class and subject to the volume limitation. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
The vast majority of our assets consist of properties that cannot generally be readily liquidated without impacting our ability to realize full value upon their disposition. Therefore, we may not always have a sufficient amount of cash to immediately satisfy repurchase requests. Should repurchase requests, in our judgment, place an undue burden on our liquidity, adversely affect our operations or risk having an adverse impact on the Company as a whole, or should we otherwise determine that investing our liquid assets in real properties or other illiquid investments rather than repurchasing our shares is in the best interests of the Company as a whole, then we may choose to repurchase fewer shares than have been requested to be repurchased (including relative to the 2% monthly limit and 5% quarterly limit under our share repurchase plan), or none at all. Upon suspension of our share repurchase plan, our share repurchase plan requires our board of trustees to consider at least quarterly whether the continued suspension of the plan is in the best interest of the Company and its shareholders; however, we are not required to authorize the recommencement of the share repurchase plan within any specified period of time. As a result, your ability to have your shares repurchased by us may be limited and at times you may not be able to liquidate your investment. See “Item 1(c). Description of Business—Share Repurchase Plan.”
Economic events that may cause our shareholders to request that we repurchase their shares may materially adversely affect our cash flow and our results of operations and financial condition.
Events affecting economic conditions in the United States and/or elsewhere or globally, such as the general negative performance of the real estate sector (including as a result of inflation or higher interest rates), actual or perceived instability in the U.S. banking system, disruptions in the labor market (including labor shortages and unemployment), market volatility (including volatility as a result of geopolitical events and military conflicts) and increasing inflation, could cause our shareholders to seek to sell their shares to us pursuant to our share repurchase plan at a time when such events are adversely affecting the performance of our assets. Even if we decide to satisfy all resulting repurchase requests, our cash flow could be materially adversely affected. In addition, if we determine to sell assets to satisfy repurchase requests, we may not be able to realize the return on such assets that we may have been able to achieve had we sold at a more favorable time, and our results of operations and financial condition, including, without limitation, breadth and diversification of our portfolio by property type and location, could be materially adversely affected. In addition, a significant volume of repurchase requests in a given period may cause requests to exceed the 2% monthly and 5% quarterly limits under our share repurchase plan, resulting in less than the full amount of repurchase requests being satisfied in such period.
We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our shares less attractive to investors.
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the Securities Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates and may result in less investor confidence.
The amount and source of distributions we may make to our shareholders is uncertain, and we may be unable to generate sufficient cash flows from our operations to make distributions to our shareholders at any time in the future.
We have not established a minimum distribution payment level, and our ability to make distributions to our shareholders may be adversely affected by a number of factors, including the risk factors described in this Registration Statement. We have a limited track record and may not generate sufficient income to make distributions to our shareholders. Our board of trustees (or a committee of our board of trustees) will make determinations regarding distributions based upon, among other factors, our financial performance, debt service obligations, debt covenants, REIT qualification and tax requirements and capital expenditure requirements. Among the factors that could impair our ability to make distributions to our shareholders are:
•	our inability to invest the proceeds from sales of our shares on a timely basis in income-producing properties;
•	our inability to realize attractive risk-adjusted returns on our investments;

•	high levels of expenses or reduced revenues that reduce our cash flow or non-cash earnings; and
•	defaults in our investment portfolio or decreases in the value of our investments.
As a result, we may not be able to make distributions to our shareholders at any time in the future, and the level of any distributions we do make to our shareholders may not increase or even be maintained over time, any of which could materially and adversely affect the value of your investment.
We may not generate sufficient cash flow from operations to fully fund distributions to shareholders. Therefore, we may fund distributions to our shareholders from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of our shares or Operating Partnership units), the sale of our assets, and repayments of our real estate debt investments. The extent to which we fund distributions from sources other than cash flow from operations will depend on various factors, including, but not limited to, the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee and/or expense reimbursements in Class E Shares or Class A units of our Operating Partnership (in lieu of cash) or the Special Limited Partner elects to receive its performance allocation in Class A units of our Operating Partnership (in lieu of cash), how quickly we invest the proceeds from this and any future offering and the performance of our properties and other investments. Funding distributions from borrowings, offering proceeds (including from sales of our shares or other securities to Fortress or its affiliates), the sale of our assets or repayments of our real estate debt investments will result in us having less funds available to purchase properties or other investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional shares or other securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares. We may be required to continue to fund our regular distributions from a combination of some of these sources if our investments fail to perform, if expenses are greater than our revenues or due to numerous other factors. We cannot predict when, if ever, distribution payments sourced from borrowings and from offering net proceeds may occur, and an extended period of such payments would likely be unsustainable. We have not established a limit on the amount of our distributions that may be funded from any of these sources. To the extent we borrow funds to pay distributions, we would incur borrowing costs (including interest) and these borrowings would require a future repayment. The use of these sources for distributions and the ultimate repayment of any liabilities incurred could adversely impact our ability to pay distributions in future periods, decrease our NAV, decrease the amount of cash we have available for operations and new investments and materially adversely impact the value of your investment.
We may also defer operating expenses or pay expenses (including the fees of the Adviser or distributions to the Special Limited Partner) with our shares or Operating Partnership units in order to preserve cash flow for the payment of distributions. The ultimate repayment of these deferred expenses could adversely affect our operations and reduce the future return on your investment. We may repurchase shares or redeem Operating Partnership units from the Adviser or the Special Limited Partner shortly after issuing such units or shares. The payment of expenses in our shares or with Operating Partnership units will dilute your ownership interest in our portfolio of assets. There is no guarantee any of our operating expenses will be deferred and the Adviser and Special Limited Partner are under no obligation to receive future fees or distributions in our shares or Operating Partnership units and may elect to receive such amounts in cash.
Purchases and repurchases of our shares are not made based on the current NAV per share of our shares.
Generally, our transaction price per share and the price at which we make repurchases of our shares will equal the NAV per share of the applicable class as of the last calendar day of the prior month. The NAV per share, if calculated as of the date on which you make your subscription request or repurchase request, may be significantly different than the transaction price you pay or the repurchase price you receive. Certain of our investments or liabilities are subject to high levels of volatility from time to time and could change in value significantly between the end of the prior month as of which our NAV is determined and the date that you acquire or repurchase our shares, however the prior month’s NAV per share will generally continue to be used as the transaction price per share and repurchase price per share. In exceptional circumstances, we may in our sole discretion, but are not obligated to, offer and repurchase shares at a different price that we believe reflects the NAV per share of such shares more appropriately than the prior month’s NAV per share, including by updating a previously available offering price, in cases where we believe there has been a material change (positive or negative) to our NAV per share since the end of the prior month and we believe an updated price is appropriate. In such exceptional cases, the transaction price and the repurchase price will not equal our NAV per share as of any time.

Valuations and appraisals of our real estate and real estate debt are estimates of fair value and may not necessarily correspond to realizable value.
For the purposes of calculating our monthly NAV, our properties will generally initially be valued at cost, which we expect to represent fair value at that time. Each property will be valued by an independent third-party appraisal firm annually. Annual appraisals may be delayed for a short period in exceptional circumstances. Thereafter, valuations of properties will generally be determined by the Adviser based in part on appraisals of each of our properties by independent third-party appraisal firms at least once per year in accordance with valuation guidelines and expected to be approved by our board of trustees. The Adviser will value our properties monthly, based on current material market data and other information deemed relevant, with monthly review and confirmation for reasonableness by our independent valuation advisor.
Investments in real estate debt and other securities with readily available market quotations will be valued monthly at fair value. Certain investments, such as mortgages, mezzanine loans, preferred equity or private company investments, are unlikely to have market quotations and thus will generally be fair valued by the Adviser. In the case of loans acquired by us, such initial value will generally be the acquisition price of such loan. In the case of loans originated by us, such initial value will generally be the cost of such loan. Each such investment will then be valued by the Adviser no later than the end of the first full month after we invest in such investment and no less than monthly thereafter. Additionally, the Adviser may in its discretion consider material market data and other information that becomes available after the end of the applicable month in valuing our assets and liabilities and calculating our NAV for a particular month. For more information regarding our valuation process, see “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—Calculation and Valuation of Net Asset Value.”
Although monthly valuations of our real properties will be reviewed and confirmed for reasonableness by our independent valuation advisor, such valuations are based on asset- and portfolio-level information provided by the Adviser, including historical operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned capital expenditures and any other information relevant to valuing the real property, which information will not be independently verified by our independent valuation advisor. Similarly, each month, an independent valuation advisor will review and confirm for reasonableness our monthly valuations of our real estate debt and other securities for which market quotations are not readily available. However, such valuations are based on information provided by the Adviser, which information will not be verified by our independent valuation advisor. While the independent valuation advisor reviews for reasonableness the assumptions, methodologies and valuation conclusions applied by the Adviser for our property and certain real estate debt and other securities valuations as set forth in our valuation guidelines, the independent valuation advisor is not responsible for, and does not calculate, our NAV, and the Adviser is ultimately and solely responsible for the determination of our NAV.
Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties and certain of our investments will involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and other investments will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. Further, valuations do not necessarily represent the price at which an asset would sell, since market prices of assets can only be determined by negotiation between a willing buyer and seller. As such, the carrying value of an asset may not reflect the price at which the asset could be sold in the market, and the difference between carrying value and the ultimate sales price could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal. There will be no retroactive adjustment in the valuation of such assets, the offering price of our shares, the price we paid to repurchase our shares or NAV-based fees we paid to the Adviser and the Dealer Manager to the extent such valuations prove to not accurately reflect the realizable value of our assets. Because the price you will pay for shares of our shares in our private offering, and the price at which your shares may be repurchased by us pursuant to our share repurchase plan are generally based on our prior month’s NAV per share, you may pay more than reliable value or receive less than realizable value for your investment.

Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month.
We anticipate that the annual appraisals of our properties will be conducted on a rolling basis, such that properties may be appraised at different times but each property would be appraised at least once per year. When these appraisals are considered by the Adviser for purposes of valuing the relevant property, there may be a material change in our NAV per share amounts for each class of our shares from those previously reported. In addition, actual operating results for a given month may differ from what we originally budgeted for that month, which may cause a material increase or decrease in the NAV per share amounts. We will not retroactively adjust the NAV per share of each class reported for the previous month. Therefore, because a new annual appraisal may differ materially from the prior appraisal or the actual results from operations may be better or worse than what we previously budgeted for a particular month, the adjustment to take into consideration the new appraisal or actual operating results may cause the NAV per share for each class of our shares to increase or decrease, and such increase or decrease will occur in the month the adjustment is made.
It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.
The Adviser’s determination of our monthly NAV per share will be based in part on appraisals of each of our properties provided annually by independent third-party firms in individual appraisal reports and monthly valuations of our properties, real estate debt and other securities for which market prices are not readily available provided by the Adviser (with valuations reviewed by the independent valuation advisor), each in accordance with valuation guidelines approved by our board of trustees. As a result, our published NAV per share in any given month may not fully reflect any or all changes in value that may have occurred since the most recent appraisal or valuation. The Adviser will review appraisal reports and monitor our real estate and real estate debt, and is responsible for notifying the independent valuation advisor of the occurrence of any property-specific or market-driven event it believes may cause a material valuation change in the real estate valuation, but it may be difficult to reflect fully and accurately rapidly changing market conditions or material events that may impact the value of our real estate and real estate debt or liabilities between valuations, or to obtain complete information regarding any such events in a timely manner. For example, an unexpected termination or renewal of a material lease, a material increase or decrease in vacancies or an unanticipated structural or environmental event at a property may cause the value of a property to change materially, yet obtaining sufficient relevant information after the occurrence has come to light and/or analyzing fully the financial impact of such an event may be difficult to do and may require some time. As a result, the NAV per share may not reflect a material event until such time as sufficient information is available and analyzed, and the financial impact is fully evaluated, such that our NAV may be appropriately adjusted in accordance with our valuation guidelines. Depending on the circumstance, the resulting potential disparity in our NAV may be in favor or to the detriment of either shareholders who repurchase their shares, or shareholders who buy new shares, or existing shareholders.
NAV calculations are not governed by governmental or independent securities, financial or accounting rules or standards.
The methods used by Eisner to calculate our NAV, including the components used in calculating our NAV, and our Advisor in its review and confirmation of the calculations in connection therewith, in each case, are not prescribed by rules of the SEC or any other regulatory agency. Further, there are no accounting rules or standards that prescribe which components should be used in calculating NAV, and our NAV is not audited by our independent registered public accounting firm. We publish our NAV solely for purposes of establishing the price at which we sell and repurchase our shares, and you should not view our NAV as a measure of our historical or future financial condition or performance. The components and methodology used in calculating our NAV may differ from those used by other companies now or in the future.
In addition, calculations of our NAV, to the extent that they incorporate valuations of our assets and liabilities, are not prepared in accordance with GAAP. These valuations may differ from liquidation values that could be realized in the event that we were forced to sell assets.
Additionally, errors may occur in calculating our NAV, which could impact the price at which we sell and repurchase our shares and the amount of the Adviser’s management fee and the Special Limited Partner’s performance participation interests. The Adviser has implemented certain policies and procedures to address such errors in NAV calculations. If such errors were to occur, the Adviser, depending on the circumstances surrounding each error and the extent of any impact the error has on the price at which our shares were sold or repurchased or on the amount of the Adviser’s management fee or the Special Limited Partner’s performance participation interests, may determine in its sole discretion to take certain corrective actions in response to such errors, including, subject to FNLR’s policies and procedures, making adjustments to prior NAV calculations. You should carefully review the disclosure of our valuation policies and how NAV will be calculated under “Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Shareholder Matters—Calculation and Valuation of Net Asset Value.”
You may have current tax liability on distributions you elect to reinvest in our shares.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will generally be taxed on, the amount reinvested in our shares to the extent the amount reinvested was not a tax-free return of capital. Therefore, you may be forced to use funds from other sources to pay your tax liability on the reinvested dividends.
Our success and possibility of returns depend on our ability to identify and select appropriate investments, and there is no assurance that investors will receive return on their capital.
Our success depends on the ability of the Adviser to identify and select appropriate investments, as well as our ability to acquire, lease, manage and dispose of those investments. In connection therewith, although the Adviser may identify certain prospective investment opportunities in entities in which affiliates have or are concurrently making an investment, the terms of any such Fortress Affiliate’s investment may restrict us from investing in such entities as a result of its potential status as an affiliate of the entity or of another investor. There can be no assurance that we will achieve our investment or performance objectives, including the identification of suitable investment opportunities and the achievement of targeted returns, or that we will be able to fully invest our committed capital. The possibility of partial or total loss of our capital exists and no assurance can be given that investors will receive a return of their capital. Moreover, the returns and the performance of other Fortress Managed Accounts or other affiliates are not indicative of our future returns or performance.
Investors do not have the protections provided under the Investment Company Act.
While we may be considered similar to an investment company, we are not required to be and are not registered as such under the Investment Company Act in reliance upon an exemption thereunder and, accordingly, the provisions of the Investment Company Act (which may provide certain regulatory safeguards to investors) are not applicable to the shareholders.
Certain of our confidentiality provisions may limit an investor’s access to information and may require investors to also maintain confidentiality.
Subject to certain exceptions, investors will be required to keep information relating to FNLR confidential. Except as permitted by us or as required by applicable law, all information, documents, reports, understandings, agreements and other arrangements between and among our partners, and all other non-public information received from, or otherwise relating to, us, any of our partners or any investment, will be confidential, and investors must use their reasonable best efforts not to disclose or otherwise release to any other party such matters without our written consent. To protect the sensitive nature of such confidential information, we will have the right to keep confidential from investors any information that we reasonably believe to be in the nature of trade secrets, legally privileged materials related to a claim or other information the disclosure of which we in good faith believe is not in our best interest or could damage us or our investments or which we are required by law or by agreement with a third-party to keep confidential. In addition, we will not provide and will not be required to provide access to information pertaining to us or our investments if we, in our discretion, desire or seek to protect such information in connection with privileged information. To the extent that investors are provided with information which is subsequently found to be subject to privileged information, the value of assets held by us and the strategy in respect of such assets may be adversely affected.

ITEM 2.	FINANCIAL INFORMATION
Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Registration Statement on Form 10. In addition to historical data, this discussion contains forward-looking statements about our business, operations and financial performance based on current expectations that involve risks, uncertainties and assumptions. Our actual results may differ materially from those in this discussion as a result of various factors, including but not limited to those discussed in “Item 1A. Risk Factors” in this Registration Statement on Form 10.
Overview
Fortress Net Lease REIT invests primarily in single-tenant, net leased assets, whereby the tenant is responsible for all property operating expenses, such as maintenance and repairs, real estate taxes and insurance and capital expenditures, allowing us to deliver consistent dividends to our shareholders. We plan to own all or substantially all of our assets through the Operating Partnership. FNLR GP LLC, a Delaware limited liability company and our wholly-owned subsidiary, is the sole general partner of the Operating Partnership. The Special Limited Partner, a wholly-owned subsidiary of Fortress Operating Entity I LP, an affiliate of Fortress, owns a special limited partner interest in the Operating Partnership. We are externally managed by FNLR Management, LLC. Our principal business is the acquisition, ownership, financing and leasing of single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors, and our management does not distinguish our principal business, or group our operations, by geography or property type for purposes of measuring performance. Accordingly, we have only one reportable segment.
The Company was formed on January 24, 2023 as a Maryland statutory trust (the “Formation Date”); however, no activity occurred until the first property acquisition on September 28, 2023.
We are a non-listed, perpetual life REIT that intends to qualify as a REIT under the Code for U.S. federal income tax purposes commencing with our initial taxable year ended December 31, 2023. We generally will not be subject to U.S. federal income taxes on our taxable income to the extent we annually distribute all of our net taxable income to shareholders and maintain our qualification as a REIT.
As of December 31, 2023, we have received proceeds of approximately $118.7 million from the sale of our common shares. We have contributed the proceeds to the Operating Partnership in exchange for a corresponding number of Operating Partnership units that correspond to the classes of our shares sold. The Operating Partnership has primarily used the proceeds to make investments in real estate as further described below under “—Investment Portfolio.” We intend to continue selling shares on a monthly basis.
Recent Developments
On January 2, 2024, the Company issued and sold 12,022,878 common shares, consisting of 350,755 Class F-I Shares, 948,066 Class B Shares, 121,258 Class C Shares, 10,602,404 Class D Shares and 395 Class E Shares to accredited investors in the private offering, amounting to proceeds of $120,347,804 million to the Company as payment for such shares, including shares issued pursuant to the distribution reinvestment plan. See “Item 10. Recent Sales of Unregistered Securities” for additional information regarding the sale of securities in connection with our private offering. Additionally, pursuant to the terms of the Class B Shares, Class C Shares and Class D Shares, 1,000,000 Class B Shares were automatically converted into 999,391 Class D Shares, and 4,343,271 Class C Shares were automatically converted into 4,342,273 Class D Shares.
On January 29, 2024, the Company acquired an industrial property located in Parkesburg, PA for approximately $21.9 million. The property was subsequently leased back to the seller under an absolute triple net lease.
On February 29, 2024, the Company acquired two industrial properties located in Tiffin, OH and Newburg, OR for an aggregate amount of approximately $25.4 million, which were subsequently leased back to the seller under an absolute triple net master lease.
On January 29, 2024, the Company entered into a subscription agreement (the “TTC Subscription Agreement”) with TTC Multi-Strategy Fund QP, LP, pursuant to which TTC Multi-Strategy Fund QP, LP agreed to purchase an aggregate of $65.0 million of our Class D shares in one or more closings, as determined by us in our sole discretion. See “Item 7. Certain Relationships and Related Transactions, and Trustee Independence—Transactions with Certain Beneficial Owners” and “Item 10. Recent Sales of Unregistered Securities” for additional information.
On March 29, 2024, the Company acquired three industrial properties located in Orem, UT for approximately $45.5 million, which were subsequently leased back to the seller under an absolute triple net lease.
On April 11, 2024, the Company acquired a portfolio of twenty-seven industrial properties for approximately $133.2 million. The properties in this portfolio are located in California, Florida, Georgia, Louisiana, Maryland, Mississippi, Pennsylvania, Texas and Utah. The properties were subsequently leased back to the seller under an absolute triple net master lease.
On May 7, 2024, the Company acquired a portfolio of six retail properties located in Washington for approximately $15.2 million, which were subsequently leased back to the seller under an absolute triple net master lease.
On June 11, 2024, the Company acquired (i) a portfolio of seven retail properties located in Kentucky for approximately $12.1 million, which were subsequently leased back to the seller under an absolute triple net master lease, and (ii) a portfolio of four retail properties located in New Hampshire for $7.8 million, which were subsequently leased back to the seller under an absolute triple net master lease.
See “Item 3. Properties” for additional information about our recent acquisitions.
See “Item 10. Recent Sales of Unregistered Securities” for additional information on recent sales of shares in the private offering.
Emerging Growth Company Status
We will be and we will remain an “emerging growth company” as defined in the JOBS Act until the earlier of (a) the last day of the fiscal year (i) following the fifth anniversary of the date of an initial public offering pursuant to an effective registration statement under the Securities Act, (ii) in which we have total annual gross revenue of at least $1.235 billion, or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our shares that is held by non-affiliates exceeds $700 million as of the date of our most recently completed second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. For so long as we remain an “emerging growth company” we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. We cannot predict if investors will find our shares less attractive because we may rely on some or all of these exemptions.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We will take advantage of the extended transition period for complying with new or revised accounting standards, which may make it more difficult for investors and securities analysts to evaluate us since our financial statements may not be comparable to companies that comply with public company effective dates.
2023 Highlights (Results of Operations)
Investments
•
Acquired a land parcel, a leasehold interest in a property, a property under development, all subject to build-to-suit leases, and a property for which the Company executed a triple net lease agreement to fully lease the property. The purchase price plus construction draws advanced from the Formation Date through December 31, 2023 totaled approximately $109.9 million. As of December 31, 2023, the Company had approximately $183.5 million in outstanding commitments to fund remaining development costs of the build-to-suit properties. The acquisitions are consistent with our strategy of acquiring diversified, income-producing, single-tenant, net leased commercial properties.

Capital Activity and Financings
•
Raised proceeds of approximately $118.7 million from the sale of our common shares from the Formation Date through December 31, 2023. The Company intends to begin to offer discretionary repurchases in January 2024.

•	Borrowed and subsequently repaid $14.9 million of unsecured debt owed to FIG LLC from the Formation Date through December 31, 2023.
Overall Portfolio
•
As of December 31, 2023, our portfolio was comprised entirely of industrial properties, with buildings, land and properties under development, representing approximately 50%, 13% and 37%, respectively, of our total portfolio value based on historical cost.

Investment Portfolio
Real Estate Investments
The following table provides a summary of our portfolio as of December 31, 2023:
Property Type	Location	Number of Properties	Square Feet(1) (in thousands)	Occupancy Rate(1)	Acquisition Date	Ownership Interest
Industrial	Hannover, PA	1	N/A	N/A	9/28/2023	100%
Industrial	Berkeley, MO	1	N/A	N/A	11/1/2023	100%
Industrial	Stanton, TN	1	N/A	N/A	11/30/2023	100%
Industrial	Appleton, WI	1	983	100%	12/28/2023	100%
Total		4
(1)	Information is excluded for land investments and properties under development.
Lease Expirations
The following schedule details the expiring leases at our real estate properties by annualized base rent and square footage as of December 31, 2023:
Year	Number of Expiring Leases	Annualized Base Rent ($ in thousands)	% of Total Annualized Base Rent Expiring	Square Feet(1) (in thousands)	% of Total Square Feet Expiring
2024	—	$—	—%	—	—%
2025	—	—	—%	—	—%
2026	—	—	—%	—	—%
2027	—	—	—%	—	—%
2028	—	—	—%	—	—%
2029	—	—	—%	—	—%
2030	—	—	—%	—	—%
2031	—	—	—%	—	—%
2032	—	—	—%	—	—%
Thereafter	4	67,367	100%	983	100%
Total	4	$ 67,367	100%	983	100%
(1)	Information is excluded for land investments and properties under development.
Basis of Presentation
Our financial statements will be prepared in accordance with GAAP, which requires the use of estimates, assumptions and the exercise of subjective judgment as to future uncertainties.

Results of Operations
Rental Revenue
Rental revenue consists of fixed contractual base rent arising from the tenant lease at our property classified as an operating lease. The Company collected rental income of $84,745 during the period from the Formation Date through December 31, 2023.
General and Administrative Expenses
General and administrative expenses were $175,608 during the period from the Formation Date through December 31, 2023 consisting of accounting and administrative-related fees, audit fees and various other professional fees.
Other Income
Other income was $412,516 during the period from the Formation Date through December 31, 2023 and was due to an investment in money market account.
Net Asset Value
Eisner calculates our NAV per share, which our Advisor subsequently reviews and confirms the calculations in connection therewith, in each case, in accordance with the valuation guidelines that have been approved by our board of trustees. Our total NAV presented in the following tables includes the NAV of our Class F-S, Class F-D, Class F-I, Class B, Class C, Class D and Class E common shares, as well as the partnership interests of the Operating Partnership held by parties other than the Company. The following table provides a breakdown of the major components of our NAV as of December 31, 2023 ($ and shares/units in thousands):
Components of NAV	Amount
Cash and cash equivalents	$4,515
Restricted cash	127,889
Investments in real estate, net	99,076
Intangible assets, net	20,918
Other assets	646
Due to affiliate	(10)
Accounts payable and accrued expenses	(10,052)
Subscriptions received in advance	(123,192)
Other liabilities	(450)
Distribution payable	(470)
Net Asset Value	$118,870
Number of outstanding shares/units	11,877
The following table provides a breakdown of our total NAV and NAV per share/unit by class as of December 31, 2023 ($ and shares in thousands, except per share/data):
NAV per share	Class F-S Shares	Class F-D Shares	Class F-I Shares	Class B Shares	Class C Shares	Class D Shares	Class E Shares	Total
NAV	$ —	$—	$ 23,485	$ 21,032	$ 72,326	$ —	$ 2,027	$ 118,870
Number of outstanding shares/units	—	—	2,346	2,102	7,227	—	202	11,877
NAV Per Share/Unit as of December 31, 2023	$—	$—	$ 10.0107	$ 10.0057	$ 10.0079	$—	$ 10.0347

The following table reconciles shareholders’ equity and Operating Partnership’s capital per our Consolidated Balance Sheet to our NAV ($ in thousands):
December 31, 2023
Shareholders’ equity	$109,089
Adjustments:
Accrued organization and offering costs	9,195
Other	586
NAV	$118,870
The following details the adjustments to reconcile GAAP shareholders’ equity and total partners’ capital of the Operating Partnership to our NAV:
•
The Adviser agreed to advance certain organization and offering costs on our behalf through November 1, 2024. The Adviser will be reimbursed for such costs on a pro-rata basis over a 60-month period beginning November 1, 2024, the first anniversary of the date on which the Company broke escrow for its private offering. Under GAAP, organization costs have been accrued as a liability. For purposes of calculating NAV, such costs will be recognized as paid over the 60-month reimbursement period.

•	The Company recognizes rental revenue on a straight-line basis under GAAP. Such straight-line rent adjustments are excluded for purposes of calculating NAV.
•
The Company depreciates investments in real estate and amortize certain other assets and liabilities in accordance with GAAP. Such depreciation and amortization is not recorded for purposes of calculating our NAV.

•
Investments in real estate, net are presented at their depreciated cost basis in the GAAP consolidated financial statements. For purposes of calculating NAV, operating properties will be initially valued at cost and subsequently measured at fair value. Properties under development are recorded at the transaction price plus gross fundings, which include construction interest paid to the Company until the applicable construction is completed.

Distributions
Beginning on November 30, 2023, we declared monthly distributions for each class of our common shares, which are generally paid four days after month-end. Each class of our common shares received the same aggregate gross distribution per share, which was $0.0792 per share from the Formation Date through December 31, 2023. The net distribution may vary for each class based on the applicable shareholder servicing fee, which is deducted from the monthly distribution per share and paid directly to the Dealer Manager for further remittance to the applicable distributor.
The following table details the total net distribution for each of our share classes from the Formation Date through December 31, 2023:
Declaration Year	Class F-S Shares	Class F-D Shares	Class F-I Shares	Class B Shares	Class C Shares	Class D Shares	Class E Shares
2023	$—	$—	$0.0792	$0.0792	$0.0792	$—	$0.0792
From the Formation Date through December 31, 2023, we declared net distributions in the amount of $700,831. The Company intends for long-term cumulative distributions to be funded primarily from operating cash flows.
The following table details our distributions declared from the Formation Date through December 31, 2023 ($ in thousands):
	Amount	Percentage
Distributions
Payable in cash	$379	54%
Reinvested in shares	322	46%
Total distributions	$701	100%

	Amount	Percentage
Sources of Distributions
Cash flows from operating activities	$536	77%
Other proceeds(1)	165	23%
Offering proceeds	—	0%
Total sources of distributions	$701	100%
(1)	Build-to-suit construction interest of $587,805 was used as a source to support dividend payments. Build-to-suit construction interest is not recognized as operating cash flow under GAAP.
For U.S. federal income tax purposes, the distributions paid in 2023 are characterized as return of capital. The U.S. federal income tax characterization of the distribution declared on December 31, 2023 and paid in January of the following year will depend on whether Fortress Net Lease REIT is treated as realizing earnings and profits in 2024, and if so, the amount and component thereof.
Liquidity and Capital Resources
Liquidity
We believe we have sufficient liquidity to operate our business, with approximately $4.5 million of immediate liquidity as of December 31, 2023, comprised of cash and cash equivalents. In addition to our immediate liquidity, we obtain incremental liquidity through the sale of our common shares, from which we generated proceeds of approximately $118.7 million from the Formation Date through December 31, 2023. In addition, we may incur indebtedness secured by our real estate and real estate debt investments, borrow money through unsecured financings, or incur other forms of indebtedness. We may also generate incremental liquidity through the sale of our real estate and other real estate investments.
Our primary liquidity needs are to fund our investments, make distributions to our shareholders, repurchase common shares pursuant to our share repurchase plan, pay operating expenses, fund capital expenditures, and repay indebtedness. Our operating expenses include, among other things, the management fee we pay to the Adviser and the performance participation allocation that the Operating Partnership pays to the Special Limited Partner, both of which will impact our liquidity to the extent the Adviser or the Special Limited Partner elect to receive such payments in cash, or subsequently redeem shares or Operating Partnership units previously issued to them.
Our cash needs for acquisitions and other capital investments will be funded primarily from the sale of common shares and through the incurrence or assumption of debt. We plan on fulfilling our outstanding commitment obligations for properties under development from the sale of common shares. Other potential future sources of capital include secured or unsecured financings from banks or other lenders and proceeds from the sale of assets. If necessary, we may use financings or other sources of capital in the event of unforeseen significant capital expenditures. We continue to believe that our current liquidity position is sufficient to meet the need of our expected investment activity.
Capital Resources
On May 1, 2023, the Company commenced the offering of its shares through a continuous private placement offering. The Company is authorized to issue an unlimited number of shares of each of the following seven classes of common shares: Class F-S, Class F-D, Class F-I, Class B, Class C, Class D and Class E.
As of December 31, 2023, we had received proceeds of approximately $118.7 million from selling an aggregate 11,877,463 common shares in the private offering (consisting of 2,345,533 Class F-I shares, 2,102,371 Class B shares, 7,227,165 Class C shares and 202,394 Class E shares).
Subsequent to our fiscal year ending December 31, 2023, on January 2, 2024, we received proceeds of approximately $120.3 million from the sale of common shares. In addition, on January 29, 2024, we entered into the TTC Subscription Agreement, pursuant to which TTC Multi-Strategy Fund QP, LP agreed to purchase an aggregate of $65.0 million of our Class D shares in one or more closings, as determined by us in our sole discretion.

On February 1, 2024, we issued and sold 11,997,722 common shares, consisting of 288,344 Class F-I Shares, 2,727,182 Class B Shares, 947,873 Class C Shares, 8,033,926 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 397 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $120.1 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On March 1, 2024, we issued and sold 6,040,640 common shares, consisting of 2,868,117 Class F-I Shares (of which 6,985 shares were Waiver Eligible Shares, see “Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement”), 7,547 Class B Shares, 9,236 Class C Shares, 3,147,821 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 7,919 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $60.6 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. Additionally, pursuant to the terms of the Class C Shares and Class D Shares, 3,962,260 Class C Shares were automatically converted into 3,961,984 Class D Shares.
On April 1, 2024, we issued and sold 5,360,973 common shares, consisting of 1,891,785 Class F-I Shares (of which 6,994 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 7,589 Class B Shares, 3,451,175 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 10,424 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $53.8 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. See “ I tem 10. Recent Sales of Unregistered Securities ” for additional information.
On May 1, 2024, we issued and sold 3,423,125 common shares, consisting of 3,101,739 Class F-I Shares (of which 7,668 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 8,248 Class B Shares, 307,602 Class D Shares (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 5,536 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $34.4 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On May 15, 2024, we issued 3,900 Class E Shares to the Adviser as payment for $39,260 of management fees. The price per share of the Class E Shares was equal to the NAV per share of the Class E Shares as of the applicable calculation date.
On June 3, 2024, we issued and sold 3,637,449 common shares, consisting of 3,255,501 Class F-I Shares (of which 9,629 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 377,902 Class D Shares (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 4,046 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $36.5 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. See “ Item 10. Recent Sales of Unregistered Securities ” for additional information.
On June 18, 2024, we issued 12,170 Class E Shares to the Adviser as payment for $122,580 of management fees. The price per share of the Class E Shares was equal to the NAV per share of the Class E Shares as of the applicable calculation date.
Cash Flows
Cash flows provided by operating activities was $536,429 from the Formation Date through December 31, 2023.
Cash flows used in investing activities was approximately $109.9 million from the Formation Date through December 31, 2023. Cash flows used in investing activities were primarily used to fund the investment in a property accounted for as a sales-leaseback which made up approximately $66.4 million of cash flows used in investing activities. Cash flows of approximately $43.5 million were also used to finance the acquisition and development of build-to-suit leases.
Cash flows provided by financing activities was approximately $241.7 million from the Formation Date through December 31, 2023 primarily due to approximately $118.7 million from the issuance of our common shares and approximately $123.2 million of pending share subscription orders.

Future Cash Requirements
The following table aggregates our contractual obligations and commitments with payments due subsequent to December 31, 2023 ($ in thousands):
Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Organizational and offering costs	$9,195	$307	$3,678	$3,678	$1,533
Commitments	183,542	183,542	—	—	—
Total	$ 192,737	$ 183,849	$ 3,678	$ 3,678	$1,533
Critical Accounting Estimates
The preparation of our financial statements in accordance with GAAP involve significant judgments and assumptions and require estimates about matters that are inherently uncertain. These judgments will affect our reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our consolidated financial statements. The following is a summary of our significant accounting policies that we believe are the most affected by our judgments, estimates, and assumptions. See Note 2 to our consolidated financial statements for further descriptions of the below accounting policies.
Investments in Real Estate
We expect that most of our acquisitions will qualify as asset acquisitions rather than business combinations pursuant to ASC 805, Business Combinations. Upon the acquisition of a property, we assess the fair value of the acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identified intangible assets and assumed liabilities) and we allocate the purchase price to the acquired assets and assumed liabilities, on a relative fair value basis. The most significant portion of the allocation is to buildings, land, and construction in process and requires the use of market based estimates and assumptions. We assess and consider fair value based on estimated cash flow projections that utilize appropriate discount and/or capitalization rates, as well as other available market information. Estimates of future cash flows are based on a number of factors including historical operating results, known and anticipated trends, and market and economic conditions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. We also consider an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have intangible value, such as customer relationships, including (but not limited to) the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals.
Acquired above-market and below-market leases are recorded at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases.
Other intangible assets acquired include amounts for in-place lease values that are based on our evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include estimates of carrying costs during hypothetical expected lease-up periods considering current market conditions, and costs to execute similar leases. In estimating carrying costs, we include real estate taxes, insurance and other operating expenses, if any, and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. In estimating costs to execute similar leases, we consider leasing commissions, legal and other related expenses.
Impairment of Investments in Real Estate and Intangible Assets
We review real estate properties for impairment each quarter or when there is an event or change in circumstances that indicates an impaired value. If the carrying amount of the real estate investment is no longer recoverable and exceeds the fair value of such investment, an impairment loss is recognized. The impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. The evaluation of anticipated future cash flows is highly subjective and is based in part on assumptions regarding future occupancy, rental rates and capital requirements that could differ materially from actual results. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are considered on an undiscounted basis to determine whether an asset has been impaired, our strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If our strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized, and such loss could be material to our results. If we determine that an impairment has occurred, the affected assets must be reduced to their fair value.
We review indefinite-lived intangible assets for impairment annually or when there is an event or change in circumstances that indicates a decrease in value. If there are qualitative factors that indicate it is more likely than not that the indefinite-lived intangible asset is impaired, we calculate the fair value of the asset and record the impairment charge if the carrying amount exceeds the fair value. This new cost basis will be used for future periods when recording subsequent income or loss and cannot be written up to a higher value as a result of increases in fair value.
Recent Accounting Pronouncements
From time to time, new accounting pronouncements may be issued by the Financial Accounting Standards Board or other standard setting bodies that will be adopted by the Company as of the specified effective date. The Company believes that the impact of the recently issued standards that are not yet effective and not adopted will not have a material impact on its financial statements upon adoption.
Quantitative and Qualitative Disclosures about Market Risk
The primary components of our market risk are related to interest rates, credit risk, credit market values, liquidity and foreign currency exchange rates. While we do not seek to avoid risk completely, we believe that risk can be quantified from historical experience, and we seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.
Interest Rate Risk
Through our investment portfolio and floating rate leverage facilities that we may use to finance our investment portfolio, we are exposed to risk from changes in interest rates and inflation. An increase in interest rates could increase the cost of variable rate debt that we may incur in the future, which may affect our ability to make distributions or payments to our investors. During times when inflation is greater than the increases in rent provided by many of our leases, rent increases will not keep up with the rate of inflation, which could cause the value of our properties to decline. Increased costs may have an adverse impact on our tenants if increases in their operating expenses exceed increases in revenue, which may adversely affect the tenants’ ability to pay rent owed to us, which in turn could materially and adversely affect us. Inflationary expectations or periods of rising inflation could also be accompanied by rising prices of commodities that are critical to the construction and/or operation of real estate properties. The market value of our investments could potentially decline in value in times of higher inflation rates. Some of our investments could have income linked to inflation, whether by regulation or contractual arrangement or other means. However, as inflation could affect both income and expenses, any increase in income could potentially not be sufficient to cover increases in expenses. Moreover, as inflation increases, the real value of our investments and distributions therefrom can decline. If we are unable to increase the revenue and profits of our investments at times of higher inflation, we could be unable to pay out higher distributions to shareholders to compensate for the relative decrease in the value of money, thereby affecting the expected return of investors.
We generally expect to mitigate this exposure to interest rate risk by purchasing or selling various financial instruments, including interest rate cap or collar agreements and interest rate swap agreements. While we have not experienced any significant credit losses since we commenced operations, in the event of a significant rising interest rate environment and/or economic downturn, tenant vacancies or defaults could increase and result in losses, which could adversely affect our operating results and liquidity, including our ability to pay any debt obligations we may incur. However, our interest rate hedging strategies may not eliminate all of our interest rate risk due to, among other things, uncertainties in the timing and/or amounts of inflation or the general interest rate environment and/or unequal, inaccurate, or unavailable hedges to offset changes in future interest rates.
As of December 31, 2023, we had no variable rate indebtedness.

Credit Risk
We are exposed to credit risk in our investments with respect to a tenant’s ability to make required rent payments to us. We intend to manage this risk by employing a credit-first approach to understanding the financial wherewithal of a tenant prior to entering into a lease and by actively monitoring the macro- and micro-economic and industry trends that impact our tenants as well as their financial statements when available.
Market Value Risks
We may also be exposed to market value risk with respect to the fair value of our investments, including debt securities, and borrowings due to changes in market conditions, including real estate property values, interest rates and property cash flows. The fair value of our investments may fluctuate, therefore the amount we will realize upon any repayment, sale, or an alternative liquidation event is unknown. Within the parameters of our valuation guidelines, the valuation methodologies used to value our properties and certain of our investments will involve subjective judgments and projections and may not be accurate. Valuation methodologies will also involve assumptions and opinions about future events, which may or may not turn out to be correct. Valuations and appraisals of our properties and other investments will be only estimates of fair value. Ultimate realization of the value of an asset depends to a great extent on economic, market and other conditions beyond our control and the control of the Adviser and our independent valuation advisor. In addition, commercial property values are subject to volatility and may be adversely affected by a number of factors, including: national, regional and local economic conditions; local real estate conditions; changes or continued weakness in specific industry segments; construction quality, age and design; demographic factors; and retroactive changes to building or similar codes and/or tax and legal considerations.
Liquidity Risk
Market disruptions may lead to a significant decline in transaction activity in all or a significant portion of the asset classes in which we intend to invest and may at the same time lead to a significant contraction in short-term and long-term debt and equity funding sources. A decline in liquidity of real estate and real estate-related investments, as well as a lack of availability of observable transaction data and inputs, may make it more difficult to sell our investments or determine their fair values. As a result, we may be unable to sell investments, or only be able to sell investments at a price that may be materially different from the fair values presented. In addition, a decline in market value of our assets may have particular adverse consequences in instances where we borrowed money based on the fair value of our assets.
Foreign Currency Risk
Any of our investments that may be denominated in a foreign currency will also be subject to risks related to fluctuations in exchange rates. We generally expect to mitigate this exposure by hedging the net currency exposure of our foreign currency assets to the U.S. Dollar. As a result, we expect to reduce our exposure to changes in portfolio value related to changes in foreign exchange rates. However, our currency hedging strategies may not eliminate all of our currency risk due to, among other things, uncertainties in the timing and/or amounts of payments received on the related investments, and/or unequal, inaccurate, or unavailable hedges to offset changes in future exchange rates.

ITEM 3.	PROPERTIES
Our principal office is located at 1345 Avenue of the Americas, New York, NY 10105. As part of the Management Agreement, the Adviser is responsible for providing office space and office services required in rendering services to us. We consider these facilities to be suitable and adequate for the management and operations of our business. For an overview of our real estate investments, see “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Portfolio.”
We have acquired, signed or identified the properties in the table below using proceeds of our continuous private offering and other financing sources available to us. Each of the investments is consistent with our strategy of acquiring diversified, income-producing, single-tenant, net leased commercial properties.
Closed Portfolio Investments (as of June 15, 2024)
Property Type	Location	Number of Properties	Purchase Price ($ in thousands)	Annual Escalations	Lease Term
Industrial	Hannover, PA	1	$ 12,545	3.25%	30
Industrial	Berkeley, MO	1	13,665	2.85%	25
Industrial	Stanton, TN	1	3,04 1	3.00%	10
Industrial	Appleton, WI	1	66,3 95	3.00%	25
Industrial	Parkesburg, PA [1]	1	21,884	3.00%	25
Industrial	Tiffin, OH and Newberg, OR [1]	2 [2]	25,353	3.00%	20
Industrial	Orem, UT [1]	3 [2]	45,524	2.50%	20
Industrial	Various [1,3]	27 [2]	133, 204	2.75%	20
Retail	Washington	6 [2]	15 ,161	2.00%	15
Retail	Kentucky	7 [2]	12,149	2.00%	15
Retail	New Hampshire	4 [2]	7,822	2.50%	15
Total		54	$ 356,743
1	Property acquired subsequent to December 31, 2023.
2	Properties are subject to master lease agreements.
3	The properties in this portfolio are located in California, Florida, Georgia, Louisiana, Maryland, Mississippi, Pennsylvania, Texas and Utah.

ITEM 4.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
As of June 15, 2024, the following table sets out certain ownership information with respect to our common shares for those persons who directly or indirectly own, control or hold with the power to vote more than 5% of our outstanding common shares, each of our trustees and named executive officers and all officers and trustees as a group. As of June 15, 2024, there were a total of 54,377,680 common shares issued and outstanding. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Unless otherwise stated, the address for each of the persons named below is in care of our principal executive offices at 1345 Avenue of the Americas, New York, NY 10105.
Name and Address	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Beneficial Owner of More than 5%
TTC Multi-Strategy Fund QP, LP (1)	5,129,848	9.43%
Trustees and Named Executive Officers
Ahsan Aijaz	—	—
Joshua Pack	—	—
Lewis A. Burleigh	—	—
Deborah Doyle McWhinney	—	—
David Weinreb	—	—
Avraham Dreyfuss	—	—
All current executive officers and trustees as a group (6 persons)	—	— %
(1)
All shares indicated as beneficially owned are Class D Shares and held directly by TTC Multi-Strategy Fund QP, LP (“TTC Multi-Strategy Fund”). Tiedemann Advisors GO, LLC (“Tiedemann Advisors”) is the general partner of TTC Multi-Strategy Fund. Voting and investment decisions for Tiedemann Advisors are made by an investment committee comprised of three or more individuals, and therefore no individual is the beneficial owner of the shares held by Tiedemann Advisors or TTC Multi-Strategy Fund. The address of TTC Multi-Strategy Fund and Tiedemann Advisors is 520 Madison Avenue, 26th Floor, New York, NY 10022.

Except as otherwise noted, all common shares listed in the table above are Class E Shares, and includes Class E Shares that will be made available upon the exchange or conversion of Class A units of our Operating Partnership into Class E Shares, subject to certain restrictions (see “Item 1(c). Description of Business—Operating Partnership—Description of Units” for information relating to the exchange or conversion of Class A units to Class E Shares).

ITEM 5.	TRUSTEES AND EXECUTIVE OFFICERS
We operate under the direction of our board of trustees. Our board of trustees has retained the Adviser to manage the acquisition and dispositions of our investments, subject to the board of trustees’ supervision.
Our board of trustees currently has five members, three of whom are independent directors, as defined by our Declaration of Trust. Our Declaration of Trust provides that a trustee is independent if he or she qualifies as “independent” within the meaning of NYSE Listing Manual Rule 303A.02, as such rules or requirements may be amended from time to time.
Trustees and Executive Officers
Information regarding our trustees and executive officers are set forth below:
Name	Age*	Position
Ahsan Aijaz	45	Co-Chief Executive Officer and Trustee
Joshua Pack	49	Co-Chief Executive Officer and Trustee
Avraham Dreyfuss	51	Chief Financial Officer
Lewis A. Burleigh	84	Trustee
Deborah Doyle McWhinney	69	Trustee
David Weinreb	59	Trustee
*	As of June 15, 2024
Each trustee will hold office until his or her resignation, removal, death, adjudication of legal incompetence or until the election and qualification of his, her or its successor. The address for each of our trustees is c/o 1345 Avenue of the Americas, New York, NY 10105.
Each officer holds office at the pleasure of our board of trustees until his or her successor is duly appointed and qualified or until their earlier death, resignation or removal.
Biographical Information
Trustees
Our trustees have been divided into two groups — Independent Trustees and Non-Independent Trustees.
Non-Independent Trustees
Ahsan Aijaz is a Co-Chief Executive Officer of the Company, member of the board of trustees of the Company and a Managing Director based in Dallas for the Fortress Credit Funds business. Mr. Aijaz heads the Net Lease business and is the Co-CIO of the Fortress Net Lease Income Fund LP. Mr. Aijaz is a member of the Leadership Committee at Fortress and also serves on multiple investment committees. Mr. Aijaz joined Fortress in 2011 and has been involved in primarily net lease transactions, as well as lending and private equity transactions across the U.S. and Europe. Prior to Fortress, Mr. Aijaz worked in the structured real estate group at a private equity firm in Los Angeles from April 2009 to May 2011. Prior to that, from August 2008 to February 2009, Mr. Aijaz worked as an Investment Banker at Butler, Wick & Co. focused on private placements and M&A transactions. In May 2000, Mr. Aijaz began his career at McDonald & Co., as an Investment Banker. Mr. Aijaz serves on the board of the Los Angeles Opera and the Wallis Annenberg Center for Performing Arts. Mr. Aijaz holds a Bachelor of Science in Finance from The Ohio State University, where he also served as a research assistant in the Finance Department. We believe that Mr. Aijaz’s depth of experience in investment management, including his experience on the Leadership Committee at Fortress, as well as his intimate knowledge of our business and operations, gives the board of trustees valuable industry specific knowledge and expertise on these and other matters.
Joshua Pack is a Co-Chief Executive Officer of Fortress and a Managing Partner and Co-CIO of the Fortress Credit Funds business. Mr. Pack serves on the investment committee for the Credit Funds, is a member of the Fortress Management and Credit Leadership Committees and is the head of the firm’s Environmental, Social and Governance (ESG) Committee. Mr. Pack has over 25 years of credit investment and workout experience through multiple credit cycles. Since joining the Credit Funds Business at its inception in 2002, Mr. Pack has analyzed, structured, and negotiated hundreds of lending, structured equity, net lease and real estate transactions. Prior to joining Fortress,

Mr. Pack was a Vice President with Wells Fargo & Co. in the capital markets group. Before that, Mr. Pack was a Vice President with American Commercial Capital, an independent specialty finance company lending to middlemarket businesses that was subsequently acquired by Wells Fargo & Co. in 2001. Mr. Pack serves as a Director on multiple corporate and philanthropic boards. Mr. Pack attended the United States Air Force Academy and received a B.A. in Economics from California State University, San Marcos. We believe that Mr. Pack’s depth of experience in investment management, including his experience as a Managing Partner of the Fortress Credit Funds Business, as well as his intimate knowledge of our business and operations, gives the board of trustees valuable industry specific knowledge and expertise on these and other matters.
Independent Trustees
Lewis A. Burleigh is a member of our board of trustees. He is a retired partner of the international law firm, Dechert, LLP where he practiced from 2001 to 2016, and a co-founder and managing director of CRE Insurance Solutions LLC, an excess lines insurance broker specializing in the placement of residual value and lease enhancement insurance for the credit tenant lease market. During his career as a lawyer, Mr. Burleigh was admitted to the bars of New York, California, Massachusetts and Pennsylvania, and was an active member of the American College of Investment Counsel and the International Law Society. Early in his career, he served as chairman of a fifty-lawyer law firm, and was its lead negotiator of its merger into a larger firm, on whose executive committee he also served. He specialized in net lease financing of real estate, and personally negotiated documents and closed over two thousand transactions involving many billions of dollars, with an emphasis on multi-property, multi-state transactions. He is the Founding Director Emeritus of the Boston Public Library and its executive and audit committees. Mr. Burleigh received his Bachelor of Arts from Harvard College and graduated from Harvard Law School. We believe that Mr. Burleigh’s experience practicing as a corporate lawyer provides valuable insight to the board of trustees on regulatory and risk management issues and his experience as a partner in investment firms and over 30 years of experience serving as a director for both public and private companies provide industry specific knowledge and expertise to the board of trustees.
Deborah Doyle McWhinney is a member of our board of trustees. Ms. McWhinney currently serves on the board of directors of Standard and Poor’s Global since 2015, Borg Warner since 2018, Franklin Templeton ETF funds since 2020 and Legal Shield since 2020. She also serves as a Trustee of California Institute of Technology and the JPL since 2007 and the Institute for Defense Analysis since 2011. Previously in her career she held executive roles at BAC, VISA, Charles Schwab, and Citibank. In all of her roles she led major transformation in payments, investments and domestic and international financial services. Ms. McWhinney received her Bachelor of Arts from the University of Montana in 1977. We believe that Ms. McWhinney’s experience as an executive and leading major transformation in payments, investments and domestic and international financial services provides the board of trustees with valuable knowledge and insight in the credit and financial services sector.
David Weinreb is a member of our board of trustees. Mr. Weinreb has nearly 40 years of real estate industry experience, including 17 years as the Chairman and Chief Executive Officer of TPMC Realty Corporation, from 1993 to 2010, prior to cofounding the Howard Hughes Corporation in November 2010, where he served as CEO and a member of the board of directors. Mr. Weinreb is currently the Chairman and CEO of Weinreb Ventures. He has served on the national board of the Alzheimer’s Drug Discovery Foundation since 2019. We believe that Mr. Weinreb’s extensive experience as an executive in the real estate sector provides the board of trustees with valuable knowledge and insight in the real estate sector.
Executive Officers
For information concerning the backgrounds of Mr. Aijaz and Mr. Pack, see “—Trustees—Non-Independent Trustees” above.
Avraham Dreyfuss is the Chief Financial Officer of the Company. Mr. Dreyfuss is a Managing Director and the Chief Financial Officer of the Company and Fortress Credit Funds business. Mr. Dreyfuss joined Fortress in April 2010. Prior to joining Fortress, Mr. Dreyfuss was the CFO at HG Vora Capital, a distressed credit hedge fund in New York City. Mr. Dreyfuss has extensive experience in the alternative investment industry working at various funds including his work as the Controller for the Lehman Brothers Absolute Strategies Division. Mr. Dreyfuss holds a BA in Accounting and Information Systems from Queens College of the City University of New York, and a CPA designation.
Although our executive officers, who provide us with most of our services, also serve in their respective roles as executive officers of the Adviser, such individuals have certain duties as executive officers of the Company arising from Maryland law, our Declaration of Trust and our Bylaws. These duties include executing contracts and other instruments in our name and on our behalf and such other duties as may be prescribed by our board of trustees from time to time.
Our executive officers will act as our agents, execute contracts and other instruments in our name and on our behalf, and in general perform all duties incident to their offices and such other duties as may be prescribed by our board of trustees from time to time. Our officers will devote such portion of their time to our affairs as is required for the performance of their duties, but they are not required to devote all of their time to us.
We have entered into indemnification agreements with each of our trustees and executive officers. Pursuant to the terms of these indemnification agreements, we would indemnify and advance expenses and costs incurred by our trustees and executive officers in connection with any claims, suits or proceedings brought against such trustees and executive officers as a result of their service. However, our indemnification obligation is subject to the limitations set forth in the indemnification agreements and in our Declaration of Trust. We also maintain a directors and officers insurance policy.
Committees
Our entire board of trustees is responsible for supervising our business. However, pursuant to our Declaration of Trust and Bylaws, our board of trustees may delegate some of its powers to one or more committees as deemed appropriate by the board of trustees; provided that each committee consists of at least a majority of independent trustees. Members of each of the committees discussed below have been appointed by our board of trustees.
The board of trustees currently has an Audit Committee and may form additional committees in the future.
Audit Committee
The Audit Committee is currently composed of Ms. McWhinney, Mr. Burleigh and Mr. Weinreb, all of whom are independent trustees. Ms. McWhinney serves as chair of the Audit Committee. Our board of trustees determined that Deborah McWhinney is an “audit committee financial expert” as that term is defined under Item 407 of Regulation S-K, as promulgated under the Exchange Act.
The Audit Committee operates pursuant to its charter, which was approved by the board of trustees, and which sets forth the responsibilities of the Audit Committee. The primary function of the Audit Committee is to serve as an independent and objective party to assist the board of trustees in selecting, engaging and discharging our independent accountants, reviewing the plans, scope and results of the audit engagement with our independent accountants, approving professional services provided by our independent accountants (including compensation therefore), reviewing the independence of our independent accountants and reviewing the adequacy of our internal controls over financial reporting.
Corporate Governance
We currently have a five-member board. Our board of trustees may change the number of trustees, but not to fewer than three nor more than fifteen, unless we amend our Bylaws. Although our Declaration of Trust does not require a minimum number of independent trustees, the board of trustees has determined that Lewis A. Burleigh, Deborah Doyle McWhinney and David Weinreb are independent trustees, giving us a majority independent board of trustees. Under our Declaration of Trust, a trustee is independent if he or she qualifies as “independent” within the meaning of NYSE Listing Manual Rule 303A.02, as such rules or requirements may be amended from time to time. We expect the board to continue to have a majority of independent trustees, except for a period of up to 60 days after the death, removal or resignation of an independent trustee pending the election of a successor independent trustee.
Each trustee will serve until his or her resignation, removal, death, adjudication of legal incompetence or until the election and qualification of his, her or its successor. Although the number of trustees may be increased or decreased, a decrease may not shorten the term of any incumbent trustee. Any trustee may resign at any time or may be removed in certain limited circumstances by the shareholders upon the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter by the holders of our outstanding shares. A vacancy on our board of trustees resulting from any cause other than removal by the shareholders, may be filled only by a vote of a majority of the remaining trustees, or in the case of election of an independent trustee, after nomination by a majority of the remaining independent trustees (if any remaining trustees are independent trustees). A vacancy on our board of trustees resulting from removal by the shareholders may be filled only by the shareholders.

Our board of trustees will generally meet quarterly or more frequently if necessary. Our trustees are not required to devote all of their time to our business and are only required to devote the time to our business as their duties may require. Consequently, in the exercise of their duties as trustees, our trustees will rely heavily on the Adviser and on information provided by the Adviser. As part of our trustees’ duties, the board will supervise the relationship between us and the Adviser. Our board of trustees is empowered to approve the payment of compensation to trustees for services rendered to us.
Our board of trustees has adopted written policies on investments and borrowings, the general terms of which are set forth in this Registration Statement. The board of trustees may revise these policies or establish further written policies on investments and borrowings and will monitor our administrative procedures, investment operations and performance. Our board of trustees, including a majority of our independent trustees, will review our investment policies with sufficient frequency, and at least annually, to determine that they are in our best interest.
Code of Business Conduct and Ethics. We will adopt a Code of Business Conduct and Ethics that applies to all of our trustees, officers and employees (if any), and to all of the officers and employees of the Adviser, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions while they are performing services for us. Our Code of Conduct, as it relates to those also covered by Fortress’s code of conduct, will operate in conjunction with, and in addition to, Fortress’s code of conduct. Our Code of Conduct will be designed to comply with SEC regulations relating to codes of conduct and ethics.

ITEM 6.	EXECUTIVE COMPENSATION
Executive Officer Compensation
We are externally managed and currently have no employees, and we do not expect to have any employees. The Management Agreement provides that the Adviser is responsible for managing our investment activities. Our executive officers serve as officers of the Adviser and are employees of the Adviser or one or more of its affiliates.
None of our executive officers will receive direct compensation from us. In consideration of the provision of services of the Adviser, we reimburse the Adviser for the costs and expenses incurred by the Adviser in performing its obligations under the Administration Agreement. See “Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement” and “Item 7. Certain Relationships and Related Transactions, and Trustee Independence” for a description of the fees that we pay to the Adviser and the Management Agreement.
Pursuant to the Administration Agreement, we reimburse the Adviser or its affiliates for an allocable portion of the compensation paid by the Adviser or its affiliates to our executive officers based on a percentage of time such officers devote, on an estimated basis, to the business and affairs of the Company and in acting on behalf of the Company.
Furthermore, we do not have employment agreements with our executive officers; we do not provide pension or retirement benefits, perquisites or other personal benefits to our executive officers; our executive officers have not received any nonqualified deferred compensation; and we do not have arrangements to make payments to our executive officers upon their termination of employment or in the event of a change in control of the Company.
Summary Compensation Table
The following table sets forth certain information with respect to compensation earned by, awarded to or paid to our named executive officers from the Formation Date through December 31, 2023.
Name and Principal Position	Year	Salary ($)	Bonus ($)	Total ($)
Ahsan Aijaz Co-Chief Executive Officer and Trustee	2023	—	—	—
Joshua Pack Co-Chief Executive Officer and Trustee	2023	—	—	—
Avraham Dreyfuss Chief Financial Officer	2023	26,172	61,572	87,744
Outstanding Equity Awards at Fiscal Year End
There were no outstanding equity awards held by our named executive officers as of December 31, 2023.
Trustee Compensation
For calendar year 2023, our non-employee trustees were paid an onboarding cash fee of $133,333, which was paid in one installment in January 2024. In addition, Deborah Doyle McWhinney received an additional cash payment of $33,334, also paid in one installment in January 2024, which represented a prorated portion of the annual cash retainer payable to the Chair of our Audit Committee (as described below). We did not grant any equity awards to our non-employee trustees during calendar year 2023.
Commencing in calendar year 2024, we will compensate each of our non-employee trustees who are not affiliated with the Adviser or Fortress with an annual retainer of $200,000, consisting of $100,000 in cash and $100,000 in Class E Shares. In addition, the Chair of our Audit Committee will receive an additional $50,000 annual cash retainer. The number of Class E Shares to be issued will be based on the then-current per share transaction price of our Class E Shares at the time of issuance.
We do not intend to pay our trustees additional fees for attending meetings of the board of trustees, but we intend to reimburse each of our trustees for reasonable out-of-pocket expenses incurred in attending meetings and committee meetings of the board of trustees (including, but not limited to, airfare, hotel and food).
Our trustees who are affiliated with the Adviser or Fortress will not receive additional compensation for serving on the board of trustees or committees thereof.

Trustee Compensation Table
The following table sets forth the compensation earned by or paid to our non-employee trustees from the Formation Date through December 31, 2023.
Name(1)	Fees Earned or Paid in Cash(2) ($)	Total ($)
Deborah Doyle McWhinney	166,667	166,667
Lewis A. Burleigh	133,333	133,333
David Weinreb	133,333	133,333
(1)	There were no outstanding equity awards held by our non-employee trustees as of December 31, 2023.
(2)
Represents the onboarding cash fee paid to our non-employee trustees who are not affiliated with the Advisor or Fortress, which was earned in calendar year 2023 and paid in January 2024. In addition, Ms. McWhinney received an additional cash payment of $33,334, also paid in one installment in January 2024, which represented a prorated portion of the $50,000 annual cash retainer payable to the Chair of our Audit Committee.

Compensation Committee Interlocks and Insider Participation
We currently do not have a compensation committee of our board of trustees. Our independent trustees participate in the consideration of our board of trustee compensation. There are no interlocks or insider participation as to compensation decisions required to be disclosed pursuant to SEC regulations.

ITEM 7.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND TRUSTEE INDEPENDENCE
(a)	Transactions with Related Persons, Promoters and Certain Control Persons
Management Agreement; Operating Partnership Agreement and Administration Agreement
We have entered into (i) the Management Agreement with the Adviser pursuant to which we pay the management fee and certain Company expenses; (ii) the Operating Partnership Agreement with FNLR GP LLC, the Special Limited Partner and the other limited partners thereto, pursuant to which the Special Limited Partner is entitled to receive the performance participation allocation and (iii) the Administration Agreement with the Adviser, pursuant to which the Adviser has agreed to perform and oversee the performance of the administrative services necessary for our continued operation. In addition, pursuant to the Management Agreement, the Operating Partnership Agreement and the Administration Agreement, we have agreed to reimburse the Adviser for certain expenses as they occur, including, in the case of the Administration Agreement, reimbursement to the Adviser (or its affiliates) for an allocable portion of the compensation paid by the Adviser (or its affiliates) to certain individuals who devote time to our business and affairs and act on our behalf. See “Item 1(c). Description of Business—Management Agreement, “Item 1(c). Description of Business—Operating Partnership” and “Item 1(c). Description of Business— Administration Agreement” for additional information relating to each such agreements, respectively. Each of the Management Agreement, the Operating Partnership Agreement and the Administration Agreement has been approved by the board of trustees, including the independent trustees.
To date, the Adviser has received no cash, shares or units for the management fee as fees are currently waived for existing investors in the fund for six months from the date of their subscription.
Performance Participation Allocation
In addition to the fees paid to the Adviser for services provided pursuant to the Management Agreement, the Special Limited Partner holds a performance participation interest in the Operating Partnership that entitles it to receive an allocation of the Operating Partnership’s Total Return. Total Return is defined as total distributions plus the change in the Company’s NAV per share, adjusted for subscriptions and repurchases. The performance participation allocation is an incentive fee paid to the Adviser and receipt of the allocation is subject to the ongoing effectiveness of the Management Agreement. Under the Operating Partnership Agreement, the Special Limited Partner is entitled to an allocation from the Operating Partnership equal to (i) for the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of the Operating Partnership, 10% of total return and (ii) for the Class C units of the Operating Partnership, 5% of total return, in each case, after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount). However, such performance participation allocation will be waived for six months by the Special Limited Partner (measured from the applicable OP Unit Issuance Date) for units issued during the Initial Share Offering Period. In addition, the performance participation allocation in respect of the Class E units will also be waived by the Special Limited Partner following the time that we become a Publicly Offered REIT. The Special Limited Partner is not entitled to a performance participation allocation for the Class A units or Class D units of the Operating Partnership. The allocation of the performance participation interest is measured on a calendar year basis, made annually and accrued monthly, and is payable in cash, Class E Shares or Class A units at the election of the Special Limited Partner. From the Formation Date through December 31, 2023, the Company did not recognize any performance participation allocation expense in the Company’s Consolidated Statement of Operations as such performance fees are currently waived for existing investors in the fund for six months from the date of their subscription.
Organizational and Offering Costs
The Adviser agreed to advance all of the organization and offering expenses on behalf of the Company (including legal, accounting, printing, mailing and filing fees and expenses, due diligence expenses of participating broker-dealers supported by itemized invoices, costs in connection with preparing sales materials, design and website expenses, fees and expenses of our escrow agent and transfer agent, fees to attend retail seminars sponsored by participating broker-dealers and reimbursements for customary travel, lodging, and meals, but excluding the ongoing servicing fees) through November 1, 2024, the first anniversary of the date on which we broke escrow for our private offering. Such costs will be reimbursed to the Adviser pro rata over 60 months beginning November 1, 2024. As of December 31, 2023, the Company had accrued $6.5 million and $2.7 million of organizational and offering expenses, respectively.

Placement Agent
We have appointed Fortress Capital Formation LLC (together with its representatives, “FCF”) to assist in the placement of certain shares (including Class F-I Shares, Class B Shares, Class C Shares and Class D Shares) to certain institutional investors, as defined under Capital Acquisition Broker Rule 016 (definitions), in our private offering. FCF is a member of FINRA and an affiliate of Fortress. Furthermore, representatives of FCF may also be employees of the Adviser or other Fortress Affiliates. To the extent FCF offers Class F-I Shares, Class B Shares, Class C Shares and Class D Shares to such institutional investors in our private offering and receives compensation therefor from Fortress Affiliates, FCF’s relations with us, and its relations with the Fortress group generally, may conflict with the interests of those investors. Any compensation paid to FCF will be paid by an entity within the Fortress group and not by the Adviser, us or our investors.
In addition, certain employees of Fortress who are registered representatives of the Dealer Manager may be compensated by FIG LLC or an affiliate of Fortress based on a variety of factors, including the amount of capital they raise for Fortress private funds and Fortress advised managed accounts. Accordingly, the management fees, performance participation interest and other compensation received by Fortress or its affiliates in connection with us create a conflict between the interests of FCF and those of our prospective investors. For retail investors (as defined in Regulation Best Interest) additional information can be found in FCF’s Form CRS.
Affiliate Promissory Notes
During the period from the Formation Date through December 31, 2023, we entered into promissory notes with FIG LLC, an affiliate of Fortress, in an aggregate principal amount of approximately $14.9 million (such notes, the “Promissory Notes”). The outstanding principal amounts under the Promissory Notes bore interest at rates equal to the CME Group Inc. one-month term secured financing overnight rate, plus two percent. During the period from the Formation Date through December 31, 2023, we incurred $87,190 of interest expense related to the Promissory Notes, which we reflected as an interest expense in our consolidated financial statements. The weighted average interest rate for borrowings under the Promissory Notes was 7.32%. As of December 31, 2023, we had repaid FIG LLC approximately $14.9 million, such amount representing the aggregate principal amount outstanding under the Promissory Notes, plus interest accrued thereon, and as a result, as of such date, we had no outstanding borrowings under the Promissory Notes. See “Item 2. Financial Information—Management’s Discussion and Analysis of Financial Condition and Results of Operations—2023 Highlights (Results of Operations)—Capital Activity and Financings” for additional information relating to the Promissory Notes.
Indemnification Agreements with Trustees and Officers
We have entered into indemnification agreements with our trustees and officers. The indemnification agreements are intended to provide our trustees and officers the maximum indemnification permitted under Maryland law, the Declaration of Trust and the Bylaws. Each indemnification agreement provides that we shall indemnify the trustee or officer who is a party to the agreement including the advancement of legal expenses, if, by reason of his or her status with the Company, such trustee or officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in the right of the Company.
For additional information regarding our related party transactions, please see Note 5 to our consolidated financial statements.
Potential Conflicts of Interest
Various potential and actual conflicts of interest may arise from the overall investment activities of Fortress, the Adviser and/or one or more existing or future Fortress Managed Accounts. By acquiring shares of the Company, each investor will be deemed to have acknowledged the existence of, and to have consented to, any such actual or potential conflicts of interest between the proposed activities of the Company and the business activities of Fortress and its affiliates, and to have waived any claim with respect to the existence of any such conflict of interest, regardless of when it arises. The following briefly summarizes some of these conflicts but is not intended to be an exclusive list of all such conflicts. Except as otherwise stated herein, solely for purposes of this “—Potential Conflicts of Interest” section, all Fortress affiliates, partners, members, shareholders, officers, directors and employees shall be deemed to be a “Fortress Affiliate.” Except as otherwise stated herein, only for the purposes of this section, (i) each member of the Fortress Owner Group shall be deemed to be a Fortress Affiliate and (ii) Fortress Managed Accounts shall be deemed to include funds and accounts managed by a member of the Fortress Owner Group.

General Scope of Potential Conflicts of Interest
Fortress and its affiliates engage in investment activities that are independent from and may from time to time conflict with those of the Company. In the future, instances may arise in which the interests of Fortress or its affiliates conflict with the interests of investors or the Company.
Dealing with Potential Conflicts of Interest
As an affiliate of an investment adviser registered with the SEC, the Adviser intends to act in good faith in a manner consistent with its duties to clients under applicable law. However, the Adviser is subject to various conflicts of interest arising from its relationships with various Fortress Affiliates. Fortress Affiliates engage, and in the future will engage, in a broad spectrum of activities, including direct investment activities and investment advisory activities, and have extensive investment activities (including principal investments by Fortress Affiliates for their own account), on behalf of both persons or entities to which they provide investment advice on a principal basis, that are independent from, and may from time to time conflict or compete with, the Company’s investment activities and the interests of investors in the Company. These circumstances could give rise to numerous situations where interests may conflict, including in respect of the proprietary investments of Fortress Affiliates in entities or assets in which the Company invests, the investment by the Company and other Fortress Managed Accounts in the same loans, securities or other assets or in different levels of the capital structure of the same entity, or other dealings involving the Company, on the one hand, and Fortress Affiliates and/or businesses they invest in, on the other hand. The particular circumstances described under the following headings further illustrate some of the conflicts of interest that may arise. While Fortress will seek to resolve any such conflicts in a fair and equitable matter in accordance with its then-prevailing policies and procedures with respect to conflicts resolution among Fortress Managed Accounts, such transactions are not required to be presented to our board of trustees for approval (unless otherwise required by our Declaration of Trust or investment guidelines), and there can be no assurance that these or other conflicts of interest with the potential for adverse effects on the Company and investors will not arise, or should they arise, will be resolved in our favor.
Mubadala Transaction
On May 22, 2023, SoftBank Group Corp. (“SoftBank”) and Mubadala Investment Company PJSC (“Mubadala”) announced that they (or their affiliates) had entered into a definitive transaction agreement with certain other parties named therein pursuant to which, among other things, affiliates of Mubadala will acquire the majority of the limited partnership interests in a partnership (the “Fortress Parent”) that will be the parent entity of Fortress Investment Group LLC (the “Transaction”). Members of Fortress management have agreed to invest in Fortress and, in accordance with the terms of the definitive transaction documentation, following the completion of the Transaction, such members of Fortress management are expected to (i) own the general partner of the Fortress Parent; (ii) own indirectly approximately 30% of the limited partnership interests of the Fortress Parent and (iii) have the right to appoint a majority of the board of directors of Fortress. Upon completion of the Transaction, it is expected that Mubadala and its controlled subsidiaries will be part of the Fortress Owner Group.
There will be no changes to the Company’s investment objective or strategies as a result of the Transaction. Additionally, the terms of the Company’s investment advisory arrangement with the Adviser, which is an affiliate of Fortress, will not change as a result of the Transaction, and the existing team that manages the Company will remain in place. Although there will be no changes to the Company’s management or strategies, under the Advisers Act, the change of Fortress’s ownership resulting from the completion of the Transaction, together with any related syndication by Mubadala, may result in a deemed “assignment” (the “Assignment”) of the Company’s investment advisory arrangement with the Adviser. Accordingly, in order for Fortress and its affiliates to continue to provide investment advisory services to the Company, the consent of a majority in interest of shareholders (other than Fortress officers, directors and employees) may be required.
Each investor acquiring shares in the Company will be deemed to agree to the possible Assignment of the investment management agreement as a result of the Transaction.
Other Activities; Allocation of Time
The members of the Investment Committee and other Fortress investment professionals will devote such time and attention to the conduct of the Company’s business as such business shall reasonably require. However, there can be no assurance, for example, that the members of the Investment Committee or such investment professionals will devote any minimum number of hours each week to the affairs of the Company or that they will continue to be employed by Fortress. In the event that members of the Investment Committee cease to be actively involved with the Company, investors will be required to rely on the ability of Fortress to identify and retain other investment professionals to conduct the Company’s business.
In addition, it is possible that in the future the Adviser and its respective affiliates will manage other investment entities, and are not prohibited from raising money for and managing future investment entities, including Fortress Managed Accounts that make the same types of investments as those the Company targets. As a result, the time and resources that the Adviser devotes to the Company may, from time to time, be diverted, and during times of intense activity in other programs the Adviser could devote less time and resources to the Company than is necessary or appropriate. In addition, the Company could compete with any such other Fortress Managed Account also managed by the Adviser or its affiliates for the same investors and investment opportunities.
Fortress and certain Fortress Affiliates may face conflicts of interest with respect to services performed for issuers to which the Company may have exposure as landlord.
Fortress and certain Fortress Affiliates may provide a broad range of financial services to companies that may be tenants of the Company, including providing arrangement, syndication, origination, structuring and other services to such companies, and will generally be paid fees for such services, in compliance with applicable law, by the companies. Any payments received by Fortress or such Fortress Affiliate for providing these services will not be shared with the Company and may be received before the Company realizes a return on its investment. In addition, the Company may enter into sale-leaseback transactions with companies to which other Fortress Managed Accounts provide debt financing or in which they hold a minority interest. Additionally, Fortress and certain Fortress Affiliates may face conflicts of interest with respect to services performed for these companies, on the one hand, and recommendations to the Company, on the other hand, and could, in certain instances, have an incentive not to pursue actions against a company that would be in the Company’s best interest.
Fortress or its affiliates may have incentives to favor their respective other accounts and clients over the Company, which may result in conflicts of interest that could be harmful to the Company.
Because Fortress and its affiliates manage assets for and intend in the future to manage assets for, other Fortress Managed Accounts, certain conflicts of interest are present. For instance, Fortress and its affiliates may receive asset management performance-based, or other fees from certain accounts that are higher than the fees and allocation received by the Adviser and Special Limited Partner from the Company. In these instances, a portfolio manager for the Adviser may have an incentive to favor the higher fee and/or performance-based fee accounts over the Company and/or to favor Fortress and/or its affiliates. In addition, a conflict of interest exists to the extent the Adviser, its affiliates, or any of their respective executives, portfolio managers or employees have proprietary or personal investments in other investment companies or accounts. In these circumstances, the Adviser has an incentive to favor these other investment companies or accounts over the Company. The board of trustees will seek to monitor these conflicts but there can be no assurances that such monitoring will fully mitigate any such conflicts.
Payments to Fortress and Fortress Affiliates
The Adviser and/or its affiliates perform operations and accounting, legal and other services for the Company and asset management services with respect to the Company’s investments and will be reimbursed for these services. The Adviser may have a conflict of interest in determining the respective portions of the costs of such services that will be charged to the Company, other Fortress Managed Accounts and other Fortress Affiliates.
In addition, the Company will pay the management fee regardless of the performance of its investments. The Adviser’s entitlement to non-performance-based compensation might reduce its incentive to devote the time and effort of its professionals to seeking profitable opportunities for the Company’s investments.
The Special Limited Partner will also be entitled to earn performance-based compensation from the Company, which may create an incentive for the Adviser to make more speculative investments on behalf of the Company, and make different decisions regarding the use of leverage as well as the timing and manner of the realization of such investments than would be made if such performance-based compensation were not allocated to the Special Limited Partner. The performance-based compensation management fee was set by the Special Limited Partner and Adviser, respectively, without negotiations with any third party.

In order for the owners of the Special Limited Partner to be taxed at rates applicable to long-term capital gain in respect of gain from the disposition of capital assets allocated with respect to the carried interest, the Company will generally have to hold a relevant investment for more than three years before disposing of it. The required holding period may create an incentive for the Adviser to make different decisions regarding the timing and manner of the realization of investments than would be made if such carried interest were not allocated to the Special Limited Partner and long-term capital gain from the sale or disposition of capital assets did not require the applicable holding period.
Allocation of Investment Opportunities
Fortress currently offers a broad range of alternative investment products, including private equity funds, hedge funds, hybrid funds, publicly traded permanent capital vehicles and managed accounts. Generally, Fortress does not maintain a “wall” or “information barrier” among respective management teams that manage these investment vehicles. Accordingly, information relating to investment opportunities may be shared across the investment teams that manage these investment vehicles.
In addition, Fortress Affiliates invest their own capital in a broad range of investments. In certain cases, the investment objectives and programs of Fortress Affiliates are similar to, or overlap with, the investment objectives and proposed investment programs of the Company. The Company does not have the exclusive right to any investment opportunity. Accordingly, Fortress Affiliates are under no obligation to offer investment opportunities to the Company and may choose to allocate all or part of any such opportunity to any Fortress Affiliate or any business in which a Fortress Affiliate has invested. Fortress Affiliates may give advice and recommend investments to other Fortress Managed Accounts which may differ from advice given to, or investments recommended or bought for, the Company, even though the investment objectives of such Fortress Managed Accounts may be the same or similar.
Fortress Affiliates may also offer additional investment products that are similar to the Company, and Fortress may permit existing or future Fortress Affiliates to have exclusive rights or priority with respect to certain investment opportunities. As a result, the Company may not be afforded the chance to participate in attractive investment opportunities in which other Fortress Affiliates are given the opportunity to participate, or in some cases may be allocated a small part of an investment opportunity within the investment objectives of the Company when other Fortress Affiliates are allocated a larger portion. The Company may be prohibited (due to, for example, exclusivity rights granted to other investment funds or regulatory limitations) from pursuing certain investment opportunities and may find that its ability to participate in any particular opportunity may be substantially limited. In addition, the creation of new Fortress Managed Accounts may give rise to additional conflicts of interest that may not be foreseeable.
In making allocation decisions with respect to investment opportunities that could reasonably be expected to fit the investment objectives of one or more Fortress Affiliates, on the one hand, and the Company, on the other hand, Fortress anticipates that it will consider one or more of the following: the objectives and investment program of a Fortress Affiliate, any exclusive and/or priority rights to investment opportunities that may have been granted to certain Fortress Affiliates, the expected duration of the investment in light of a Fortress Affiliate’s objectives and investment program, the amount of available capital (including financing), the magnitude of the investment opportunity, regulatory and tax considerations, the degree of risk arising from an investment, the expected investment return, the internal source of the investment opportunity, relative liquidity, likelihood of current income and/or such other factors as Fortress deems to be appropriate. These factors provide substantial discretion to Fortress to resolve conflicts of interest arising from limited investment opportunities.
The Company expects, from time to time, to co-invest alongside a Fortress Affiliate (including DBSO and FCO), including in the acquisition of a portfolio of properties from the same seller. Fortress will have discretion to allocate the properties from such portfolio and the associated purchase price between the Company and such Fortress Affiliate, and no approval of the board of trustees will be required for such transaction. The Company expects that properties with higher investment risks—and most likely higher returns—will be allocated to such Fortress Affiliate (particularly FCO) and not the Company. The purchase price paid by the Company for any property from such portfolio that is allocated to the Company will be no greater than its fair market value as confirmed by (x) an independent third-party valuation agent or (y) a broker.
The Company and other Fortress Affiliates may also, from time to time, combine one or more properties into a securitization vehicle the equity of which is allocated on a pro rata basis among the Company and such Fortress Affiliates based on property valuations, and where the valuations are (x) confirmed by an independent third-party valuation agent or (y) approved by the board of trustees.

A Fortress Affiliate manages the Fortress Net Lease Income Fund LP and Fortress Net Lease Income Feeder Fund LP (together with any co-invest or similar funds, the “Net Lease Funds”), which are expected to invest in net leased assets, primarily to single tenants, and are expected to include one or more land, building and/or leasehold interests in its portfolio. The Net Lease Funds, with a targeted gross levered compounded annual internal rate of return of 12-14%, are expected to invest primarily in the United States but may invest in other jurisdictions as determined by the manager to the Net Lease Funds. Investment opportunities that will be allocated to us and the Net Lease Funds will be allocated first to the Net Lease Fund during its commitment period, which ends in November 2024, until its capital commitments (including invested capital returned during the first year of the Net Lease Funds’ commitment period) have been substantially invested, committed for investment or reserved.
We do not intend to make investments in Japan, unless otherwise determined by our Adviser and approved by our board of trustees. Affiliates of the adviser manage a series of Fortress Managed Accounts called the Fortress Japan Opportunities Funds that have exclusivity with respect to certain investments in Japan.
The Fortress Real Estate Opportunities Funds III and IV (together with successor, co-invest or similar funds, the “FROF Funds”) are expected to primarily make opportunistic investments in commercial real estate and real estate-related (collectively, “CRE”) assets, equity investments, loans, securities and other investments that have the potential to achieve significant total returns generally within a three-to-seven year time horizon. The FROF Funds intend to make value-oriented investments throughout the capital structure of CRE assets. The Fortress Real Estate Opportunities Funds III, with a targeted gross compounded annual internal rate of return of at least 18%, are expected to invest primarily in North America and Western Europe, but may also invest in Asia, Australia and elsewhere on an opportunistic basis. The FROF Funds’ exclusivity, as more fully described below, does not include direct or indirect investments in net leased commercial real estate and related assets.
The following investments generally will be offered to the FROF Funds and any successor and/or Fortress Managed Accounts sharing the same or similar exclusive investment objective (collectively, the “Fortress Real Estate Exclusivity Funds”) and define their primary investment objective: (1) commercial real estate assets, (2) private pooled investment vehicles (e.g., funds or managed accounts) primarily focused on investments in commercial real estate assets (provided that the applicable Fortress Real Estate Exclusivity Funds seek to obtain control of such private pooled investment vehicle) and (3) sub-performing or non-performing debt instruments related to a single asset or group of assets with respect to which the manager of each applicable Fortress Real Estate Exclusivity Fund believes, at the time of acquisition, such fund will foreclose on, or otherwise acquire, interests of the type set forth in clause (1) or (2) above, in each case with a targeted gross compounded annual internal rate of return of at least 16% and with the asset(s) or underlying collateral primarily located in North America and/or Western Europe, except (i) as necessary or appropriate to take into account legal, regulatory, tax or other considerations, or as otherwise approved by the advisory board of each applicable Fortress Real Estate Exclusivity Fund, (ii) for investments the Fortress Real Estate Exclusivity Funds cannot make pursuant to the terms of their fund documentation, (iii) for investments by or for the intended use of or managed by one or more entities that is or was a portfolio company of a Fortress Managed Account, (iv) for direct or indirect investments in net leased commercial real estate and related assets, (v) for investments by Fortress Affiliates in real estate that is intended to be held for non-investment purposes (for example, a corporate office), (vi) for investments by any Fortress Affiliate that is a public company at the time of the initial closing of the applicable Fortress Real Estate Exclusivity Funds and any successor thereto, (vii) for investments that are appropriate for any predecessor funds (prior to the expiration of the commitment period of such funds), which investments may be shared with the Fortress Real Estate Exclusivity Funds and any of their successor funds, (viii) for investments in real estate companies and other operating companies, (ix) for investments or series of related investments in the same asset or issuer involving an aggregate purchase price of less than $10 million, (x) for investments in any of the senior living/retirement, infrastructure, transportation or cell tower sectors (including investments by Fortress Managed Accounts formed to invest in such sectors), (xi) for investments by Torre SGR S.p.A. and its affiliated funds, (xii) for investments by a series of parallel partnerships collectively referred to as the Fortress Italian NPL Opportunities Funds, (xiii) for investments by Fortress Managed Accounts (and/or their investors) arising out of their ownership of portfolio companies and (xiv) for any investment resulting from a transfer among Fortress Affiliates. In addition, in the event that an investment opportunity is available in limited amounts, or certain Fortress Affiliates have sufficient available capital and desire to make a proprietary investment in such opportunity, or certain Fortress Affiliates have more or less of their capital invested in Fortress Managed Accounts or businesses in which they or other Fortress Affiliates have invested, such Fortress Affiliates may have an incentive to allocate such investment opportunity to themselves or other Fortress Affiliates rather than to the Company. The economic interests of Fortress Affiliates in certain of these other Fortress Managed

Accounts and businesses in which Fortress Affiliates have interests, when combined with their rights to management and/or incentive fees from such Fortress Managed Accounts, may be significantly larger than their direct and indirect economic interests in the Company. Moreover, Fortress Affiliates would own the right to receive 100% of profits and other amounts attributable to an investment if made directly, rather than 10% of the net profits earned by the Company. Accordingly, Fortress Affiliates may have a substantial incentive to allocate investment opportunities or financing availability to Fortress Affiliates and the businesses they invest in or to otherwise make decisions that favor any of them over the Company. This may lead to fewer, and less attractive, investment opportunities being made available to the Company than would have been the case had Fortress Affiliates been restricted from pursuing proprietary investments and investment programs on behalf of other Fortress Managed Accounts.
Finally, the Company and Fortress Affiliates may make investments or engage in other activities that express inconsistent views with respect to an entity in which they have invested, a particular security, loan or other asset or relevant market conditions. If, for example, a Fortress Affiliate expresses a negative outlook on an entity in which the Company has invested, this may reduce the value of the Company’s investment(s). Similarly, the Company may elect to sell all or a part of an investment in an entity while Fortress Affiliates hold their investments in the same entity (or increase their exposure to it), or the Company may choose to make or increase the size of investment in an entity while Fortress Affiliates are selling all or part of their investment in the same entity.
Co-invest Arrangements
The Company may co-invest with third parties through partnerships, joint ventures or other entities. Such investments involve risks not present in investments where a third party is not involved, including the possibility that a third-party coventurer or partner may at any time have economic or business interests or goals which are inconsistent with those of the Company, or may be in a position to take action contrary to our investment objective. In addition, the Company may, in certain circumstances, be liable for actions of its third-party coventurers or partners.
To the extent that a particular investment opportunity exceeds the desired allocation to the Company, or there are current or prospective investors in such investment opportunity that Fortress believes will be of benefit to the Company or who may provide a strategic, sourcing or similar benefit to Fortress, the Company or one or more of the Fortress Affiliates due to industry expertise, end-user expertise or otherwise, the Adviser may, in its discretion, offer the opportunity to co-invest alongside the Company to, or otherwise partner with, one or more such strategic co-investors or any other person (including Fortress Affiliates, the Company’s management team members, consultants or advisors) (collectively, “Co-Investors”). In any event, no investor should have any expectation of receiving any such investment opportunity or to be owed any duty or obligation in connection therewith. The Adviser, Fortress, or any of their respective employees or Fortress Affiliates may make an investment, or otherwise participate, in any Co-Investor. Although Fortress endeavors to allocate fees, costs and expenses related to the discovery, investigation, development, acquisition or consummation, ownership, maintenance, monitoring, hedging and disposition of co-investments on a fair and reasonable basis, Co-Investors may not agree to pay or otherwise bear, or it may otherwise not be practicable for Co-Investors to bear, fees, costs or expenses related to unconsummated co-investments. In such event, such fees, costs and expenses will be considered operating expenses of and be borne by the Company (and other Fortress Managed Accounts, if applicable).
In addition, in order to facilitate an investment, the Company may make (or commit to make) such investment with a view to selling a portion of such investment to Co-Investors or other persons or obtaining third-party financing prior to or within a brief period after the closing of the acquisition. In such event, the Company will bear the risk that any or all of the excess portion of such investment may not be sold or financed or may only be sold or financed on unattractive terms and that, as a consequence, we may bear the entire portion of any breakup fee or other fees, costs and expenses related to such investment, hold a larger than expected investment or may realize lower than expected returns from such investment. Neither Fortress, the Adviser nor any of their respective affiliates will be deemed to have violated any duty or other obligation to the Company or any of its investors by engaging in such investment and sell-down activities.
Dissolution Risks
Certain Fortress Managed Accounts that may invest in tandem with the Company, may be required to liquidate their investments pursuant to the dissolution rights of their investors. Such dissolution may require the selling of the investments jointly held by such Fortress Managed Accounts and the Company under circumstances which may negatively affect the return thereon. This may negatively affect the value of the Company’s investments and/or the circumstances of their disposition and accordingly the Company’s returns.

Fees and Expenses
If any costs and expenses are incurred for the account of the Company and the Fortress Managed Accounts, the Adviser will allocate such costs and expenses among the Company and the Fortress Managed Accounts as required by applicable law or the Management Agreement. Allocations of expenses made by the Adviser will be final and binding. Such determinations are inherently subjective and may give rise to conflicts of interest. There can be no assurance that a different manner of calculation would not result in the Company bearing less (or more) expenses. Similarly, with regard to the Company’s indemnification obligations, the Adviser may be required to determine whether an Indemnified Party’s action or failure to act met the applicable standard of conduct under the Management Agreement’s indemnification provisions, and such determination is inherently subjective and may give rise to conflicts of interest. Any description in this Registration Statement of the expenses that the Company may bear is not exhaustive. From time to time the Adviser will need to make certain determinations regarding whether certain expenses are the Company’s “own” expenses and therefore should be borne by the Company. These determinations will necessarily be subjective and may give rise to conflicts of interest between the interests of the investors and the interests of the Adviser, who might otherwise bear such expenses.
Relationships with Affiliated Persons
The Company may retain or otherwise purchase services from Fortress Affiliates and businesses in which they or Fortress employees or other related persons have an interest in addition to management services to be provided by the Adviser. Conflicts of interest may arise (including for example, because the portion of reimbursable expenses may vary between different Fortress Managed Accounts) in connection with such transactions, and such conflicts of interest may have adverse consequences for the Company. In addition, if we engage a Fortress Affiliate as a service provider, potential conflicts could arise (including for example, as a result of an incentive for the Adviser not to enforce, or to enforce less vigorously, certain rights of the Company under any applicable agreement in an effort to maintain the Company’s relationship with such Fortress Affiliate or to avoid imposing adverse economic consequences upon such Fortress Affiliate). Subject to the restrictions described in this “Potential Conflicts of Interest” section, we may retain or otherwise purchase services, or purchase securities or assets, from Fortress Affiliates or businesses they or Fortress employees or other related persons have interests in without obtaining the approval of the board of trustees.
We shall obtain the approval of the board of trustees in respect of any purchase by us of a New Issuance (as defined herein) of the issuer of a structured product unless (a) at the time of such purchase (A) the issuer is not a Fortress Affiliate or controlled by a Fortress Affiliate and (B) no Affiliated Service Company (as defined herein) is engaged by the issuer or (b) (x) a Fortress Affiliate proposes to purchase at such time a larger percentage of the same class or tranche (or multiple classes or tranches in similar proportions) of such New Issuance than we propose to purchase, and the advisory board, independent board of directors (or committee thereof) or the third-party investors (or equivalent, as applicable) of such Fortress Affiliate has approved such purchase on the same terms as us and (y) the Adviser determines in good faith that (A) the conflict of interest with respect to us is substantially the same as the conflict of interest with respect to such Fortress Affiliate and (B) there is no material conflict of interest as between us, on the one hand, and such Fortress Affiliate, on the other.
“New Issuance” means the initial sale by the issuer (or its underwriter acting as such) of an interest in the relevant structured product.
Service companies may be appointed to provide services to us or with respect to structured products that may be owned directly or indirectly by us, or with respect to underlying assets or asset pools of such structured products or other securities, assets or instruments that we may hold directly or indirectly, including to act as collateral managers, custodians or trustees of structured products, to act as servicers of loans or to provide due diligence or similar services. Certain such companies acting in any such capacity that are affiliates of Fortress, the “Affiliated Service Companies.”
Existing Relationships
Fortress and its affiliates have long-term relationships with a significant number of unaffiliated third parties. In determining whether to invest in a particular property on behalf of the Company, the Adviser will consider those relationships, and there may be certain transactions that will not be undertaken on behalf of the Company in view of such relationships. In addition, the existence and development of such relationships may be considered in the management of the Company and its investments. In providing property leasing, development or other types of services to its clients, Fortress, the Adviser or their respective affiliates may recommend activities that could directly or indirectly compete with or adversely affect the Company.
Transactions with Certain Beneficial Owners
We entered into the TTC Subscription Agreement with TTC Multi-Strategy Fund on January 29, 2024. Under the TTC Subscription Agreement, TTC Multi-Strategy Fund agreed to purchase an aggregate of $65.0 million of our Class D shares in one or more closings, as determined by us in our sole discretion. See “Item 10. Recent Sales of Unregistered Securities” for additional information.
Investments with Other Fortress Affiliates
Additional conflicts of interest may arise as a result of the overlapping investment programs of the Company and other Fortress Affiliates.
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Concurrent Co-investing. The Company is permitted to co-invest initially in a particular asset or instrument at substantially the same time as other Fortress Affiliates, in which case they would generally invest at substantially the same price. Although we may invest in tandem with other Fortress Managed Accounts, they will not necessarily invest through the same investment vehicles or use the same counterparties. This may result in differences in terms and amount of leverage (if any), and associated transaction costs. There can be no assurance that the Company would dispose of such an investment at substantially the same price or time as other Fortress Affiliates due to many factors that may or may not be foreseeable at the time of investment, including availability of capital for follow-on investment and other needs, differing basis in the investment, differing financing terms applicable to different investments, time horizons applicable to different Fortress Affiliates and their differing investment objectives and investment programs. Moreover, where the Company has invested in tandem with another Fortress Managed Account, its dissolution may have adverse consequences on the Company. See also “—Dissolution Risks” above.

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Commonly-Held Investments. Where the Company and other Fortress Affiliates hold the same investment, the differing investment objectives of the Company and such Fortress Affiliates, as well as other factors applicable to the specific situation (including the differing liquidity requirements of the Company and such Fortress Affiliates), may result in a determination to dispose of, or retain, all or a portion of an investment on behalf of the Company at different times as such investment or portion thereof is being disposed of, or retained, by such Fortress Affiliates. Fortress may also recommend investments to Fortress Affiliates that may differ from investments recommended to us, even though our investment objectives and such Fortress Affiliates may be similar. Further, in some instances, Fortress Affiliates may choose to coordinate their activities (such as timing dispositions in an orderly way in order to avoid affecting the market value of a class of investment in an unduly volatile manner) with respect to commonly held investments, when it would theoretically be possible for the Adviser to act unilaterally with respect to our holdings in such investment. Such coordination could have the effect of lowering returns on such investment relative to what might have been achieved absent such coordination. However, the Adviser is not obligated to engage in such coordination and in fact may elect not to do so in any particular circumstance.

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Investing in Pre-Existing Investments. The Company may invest in entities or assets or properties leased to tenants in which other Fortress Affiliates hold an investment, and Fortress Affiliates may otherwise transact with, provide services to or receive fees from, companies that sell properties to us and become our tenants in a sale-leaseback arrangement. We may not obtain independent, third-party valuations prior to any investment by the Company in an entity, asset or property leased to a tenant in which Fortress Affiliates have a pre-existing investment. Similarly, other Fortress Affiliates may later invest in entities or assets in which the Company has invested or in tenants of properties in which the Company has invested, which may have an effect (either positive or negative) on the market price of the Company’s investments. In circumstances in which we make an investment in an entity or asset or property leased to a tenant in which other Fortress Affiliates have a pre-existing investment, we expect to make business decisions relating to such investment (such as, for example, financing or hedging interest rate, currency or credit risk) independently of the analogous decisions made with respect to such investment by such other Fortress Affiliates. This may result in situations where we choose not to hedge certain risks that other Fortress Affiliates do hedge (or vice versa), or the possibility that we are exposed to risks of financing (for example, possible margin calls) on an investment when other Fortress Affiliates are not (or vice versa).

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Risks and Restrictions Arising from Fortress Affiliate Activities. Fortress Affiliates regularly acquire confidential information and may enter into confidentiality and/or “standstill agreements” when assessing investment opportunities. These activities could prevent us from disposing of (or acquiring additional interests in) such investment opportunities, potentially for an extended period of time and could result in us disposing of an investment at a price that is lower than the price which we could have obtained if it were not subject to such restriction. A co-investment by the Company alongside other Fortress Affiliates, or a control investment by other Fortress Affiliates in an entity in which the Company has invested, may lengthen the period of time in which the Company holds that investment. Such investments by other Fortress Affiliates may also cause us to incur costs, either directly (e.g., if the transaction is a taxable event for the Company) or indirectly through their interests in co-investment funds or portfolio companies (e.g., a “break-up fee,” hedging costs or “broken deal” expenses). Further, the Company may be subject to regulatory or legal restrictions or constraints that may not have been applicable had Fortress Affiliates not also invested in the same entity (e.g., the investment in a single company or securitization vehicle by multiple Fortress Affiliates may be aggregated for regulatory purposes, resulting in possible public disclosure of the investment or becoming subject to “short-swing” trading rules under Section 16 of the Exchange Act).

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Investing in Different Levels of the Capital Structure. The Company may hold interests in an entity or asset that are of a different class or type than the class or type of interests held by another Fortress Affiliate. For example, we may hold fee title to a property and a Fortress Affiliate may hold senior debt with respect to the same property. This would potentially result in other Fortress Affiliates being senior or junior to the Company in the capital structure of such entity, which could mean that in a workout or other distressed scenario the Company might be adverse to other Fortress Affiliates and might recover all or part of its investment while the Fortress Affiliates might not. The Company will not be required to take any action or withhold from taking any action to mitigate losses by the Fortress Affiliates in such a scenario. While we will seek to resolve any such conflicts in a fair and reasonable manner in accordance with its prevailing policies and procedures with respect to conflicts resolution among the other Fortress Managed Accounts, and there can be no assurance that any conflicts will be resolved in our favor. Unless otherwise required by our Declaration of Trust or investment guidelines, the Adviser will not be required to present to our board of trustees for approval the following transactions: (i) entering into a net lease with respect to a property or portfolio of properties with a tenant that is controlled by a Fortress Affiliate unless the terms of such net lease are inconsistent with indicative market terms for transactions involving similar properties as confirmed by an independent third-party, or (ii) obtaining any financing from a Fortress Affiliate (other than short-term borrowings from Fortress Affiliates) which financing is secured by a net leased property or portfolio of net leased properties owned by the Company, unless such net lease or financing is in place at the time of investment by the Company. Such Company investment may include, without limitation, an acquisition by the Company of a lease portfolio in which a portfolio company of a Fortress Managed Account represents an immaterial (e.g., by number or credit exposure) portion of the tenants; where a Fortress Managed Account owns a portion of the debt on Company assets alongside an unaffiliated co-lender with a meaningful interest in the debt; or where a Fortress Managed Account owns the land underlying a lease acquired or entered into by the Company.

Cross-transactions
From time to time, subject to applicable law and the Adviser’s policies, the Adviser could seek to effect a purchase or sale of an investment (a “cross-transaction”) between the Company and one or more other investment funds or accounts managed by the Adviser or another Fortress Affiliate (for example, where such investment is bridged by the Company or such Fortress Managed Account as permitted pursuant to the relevant limited partnership agreement or other similar governing document). Other than as set forth below, such transactions will generally require the consent of the board of trustees under the Declaration of Trust. The board of trustees has pre-approved transactions with other Fortress Managed Accounts, in the event of a purchase of an asset from a Fortress Managed Account, at a price no greater than, and, in the event of a sale to a Fortress Managed Account, at a price no less than, fair market value of such asset as confirmed by (x) an independent third-party valuation agent or (y) a broker.
Separate Accounts
Fortress Affiliates may in the future form additional affiliated investment funds or arrange other accounts that follow an investment program that is substantially the same as (or that incorporates substantial portions of the investment program) the Company and/or may create additional conflicts of interest that may not be foreseeable. There will not be limitations on Fortress’s ability to form or sponsor such funds or accounts.
Availability of Financing
A number of factors may result in the inability of the Company to obtain or access financing comparable to those available to other Fortress Managed Accounts. These factors may include, among others: insufficient diversity of investments, the size of the Company, the availability of financing to the Company in light of the current state of the global credit markets, whether or not any financing is with recourse to the Company and how a lender views the worth of recourse provided, the Company’s limited operating history and trading history with counterparties and the time at which the Company seeks financing. Fortress or a Fortress Affiliate may obtain financing for one or more Fortress Managed Accounts and is under no obligation to make such financing available to the Company. Differences in availability and terms of financing resulting from such factors may affect our performance relative to other Fortress Managed Accounts.
Reliance on Fortress Professionals
The success of the Company is substantially dependent on the senior investment professionals of Fortress, including members of the Investment Committee. Should one or more of these individuals become incapacitated or in some other way cease to perform their duties for the Adviser on behalf of the Company, the Company’s performance could be materially adversely affected through a diminished capacity to obtain investment opportunities, to structure and execute the Company’s potential investments and to execute the Company’s business plans. Neither we nor the Adviser currently intend to maintain key man life insurance with respect to any of such persons.
Valuation Matters
The NAV of our shares will be calculated and accounted for in accordance with our valuation guidelines. Valuations used by the Adviser could be incorrect, and consequently the value of our shares may not correspond to the NAV.
Incentive Fees of Service Providers and Sourcing Partners
Service providers and individuals or companies that source and potentially manage investments for the Company (“Sourcing Partners”) may receive compensation based on, among other things, the performance of the assets that they manage, service or have sourced for the Company. Therefore, it is possible that certain service providers or Sourcing Partners may receive incentive compensation from the Company, even though the Company, as a whole, does not have net capital appreciation. Such compensation arrangements may create an incentive to make investments or investment decisions that are riskier or more speculative than would be the case if such arrangements were not in effect. In addition, because performance-based compensation may be calculated on a basis which includes unrealized appreciation of the Company’s investments, such performance-based compensation may be greater than if such compensation were based solely on realized gains. In addition, the existence of such incentive fees and other fees, such as management fees based, for example, on the value of assets managed, may result in the Company paying fees twice, once to the Adviser and once to the service provider or Sourcing Partner to service or manage the same assets (provided that, where a Sourcing Partner is a Fortress Affiliate, the Company will pay the higher of the two fees, but not both).
Intangible Benefits
In connection with its services to the Company and its investments, the Adviser, its affiliates and personnel expect to receive the benefit of certain tangible and intangible benefits. For example, in the course of the Adviser’s operations, including research, due diligence, investment monitoring, operational improvements and investment activities, the Adviser and its personnel expect to receive and benefit from information, “know-how,” experience, analysis and data relating to Company or investment (as applicable) operations, terms, trends, market demands, customers, vendors and other metrics (collectively, “Adviser Information”). In many cases, the Adviser Information will include tools, procedures and resources developed by the Adviser to organize or systematize Adviser Information for ongoing or future use. Although the Adviser expects the Company and its investments generally to benefit from the Adviser’s possession of Adviser Information, it is possible that any benefits will be experienced solely by other or future funds or investments (or by the Adviser and its affiliates) and not by the Company or investment from which

Adviser Information was originally received. Adviser Information will be the sole intellectual property of the Adviser and solely for the use of the Adviser. The Adviser reserves the right to use, share, license, sell or monetize Adviser Information, without offset to management fees, and the Company or investment will not receive any financial or other benefit of such use, sharing, licensure, sale or monetization. Additionally, expenses relating to the Company or its investments are expected to be charged using credit cards or other widely available third-party rewards programs that provide airline miles, hotel stays, travel rewards, traveler loyalty or status programs, “points,” “cash back,” rebates, discounts and other arrangements, perquisites and benefits under the available terms of such reward programs. Such terms are expected to vary from time to time, and any such rewards (whether or not de minimis or difficult to value) generally will inure to the benefit of the personnel participating in the rewards program, rather than the investments, the Company or its investors; no such rewards will offset management fees. Further, from time to time the Adviser and/or its affiliates and personnel and persons selected by them expect to receive the benefit of “friends and family” and similar discounts from portfolio investments of the Company or other Fortress Managed Accounts under which such portfolio investments make their goods and/or services available at reduced rates.
Material, Non-Public Information; Other Regulatory Restrictions
As a result of the investment management and related activities of Fortress, as well as investments made by Fortress for its own account, Fortress will from time to time acquire confidential or material non-public information and therefore be restricted from initiating certain transactions, which could affect the activities of the Company. Disclosure of such information to Fortress’s personnel responsible for the affairs of the Company will be on a need-to-know basis only, and the Company could not be free to act upon any such information. Therefore, the Company could not be provided access to material non-public information in the possession of Fortress which could be relevant to an investment decision to be made by the Company, and the Company could initiate a transaction or sell a portfolio investment which, if such information had been known to it, could not have been undertaken. In the event that material, non-public information is disclosed to Fortress or an employee of, or other person affiliated with, Fortress, the Company could be prohibited by applicable securities laws and/or Fortress’s internal policies from acting upon such information, even if the persons actually in receipt of such information are not actively involved in the affairs of the Company. Due to these restrictions, the Company could not be able to initiate a transaction that it otherwise could have initiated and could not be able to sell an investment that it otherwise could have sold.
Similarly, anti-money laundering, anti-boycott and economic and trade sanction laws and regulations in the United States and other jurisdictions could prevent Fortress or the Company from entering into transactions with certain individuals or jurisdictions. The U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and other governmental bodies administer and enforce laws, regulations and other pronouncements that establish economic and trade sanctions on behalf of the United States. Among other things, these sanctions could prohibit transactions with or the provision of services to, certain individuals or portfolio investments owned or operated by such persons, or located in jurisdictions identified from time to time by OFAC. Additionally, antitrust laws in the United States and other jurisdictions give broad discretion to the U.S. Federal Trade Commission, the United States Department of Justice and other U.S. and non-U.S. regulators and governmental bodies to challenge, impose conditions on, or reject certain transactions. In certain circumstances, antitrust restrictions relating to another Fortress Managed Account’s acquisition of a portfolio company or other investment could preclude the Company from making an attractive investment or require it to sell all or a portion of certain portfolio investments (or vice versa).
As a result of any of the foregoing, the Company could be adversely affected because of Fortress’s inability or unwillingness to participate in transactions that could violate such laws or regulations, or by remedies imposed by any regulators or governmental bodies. Any such laws or regulations could make it difficult or could prevent the Company from pursuing investment opportunities, require the sale of part or all of certain portfolio investments on a timeline or in a manner deemed undesirable or could limit the ability of the Company or one or more portfolio investments from conducting their intended business in whole or in part. Consequently, there can be no assurance that the Company will be able to participate in all potential investment opportunities that fall within its investment objectives.
Lack of Separate Representation; No Representation of Investors
Kirkland & Ellis LLP and other counsel (each, “Counsel”) represent the Adviser and certain of its affiliates from time-to-time in a variety of matters. Counsel does not represent any or all of the investors in connection with the Company. Counsel represents the Adviser and certain of its affiliates, including with respect to the Adviser’s role in relation to the Company. Furthermore, in the event a conflict of interest or dispute arises between the Adviser and the Company or any investor, it will be accepted that Counsel is counsel to the Adviser and not counsel to the

Company or any investor, notwithstanding the fact that, in certain cases, Counsel’s fees are paid through or by the Company (and therefore in effect by the investors). In connection with the Company’s offering of shares and subsequent advice to the Company and the Adviser and its affiliates, Counsel will not be representing investors of the Company and no attorney-client relationship exists between Counsel and any other person solely by virtue of such other person making an investment in the Company. No independent counsel has been retained to represent the investors. Investors should consult with their own counsel and other appropriate advisors as to the legal and tax aspects of an investment in the Company and its suitability for such investor.
Other Conflicts
We may retain certain of the Adviser’s affiliates, from time to time, for services relating to our investments or our operations, which may include accounting and audit services (including valuation support services), account management services, corporate secretarial services, data management services, trusteeship services, information technology services, finance and budget services, human resources, judicial processes, legal services, operational services, risk management services, tax services, treasury services, loan management services, construction management services, property management services, leasing services, property, title and/or other types of insurance and related services, asset management services, transaction support services, transaction consulting services and other similar operational matters. Our Operating Partnership or its subsidiaries may also issue equity incentives to certain employees of such affiliates. Any payments made to the Adviser’s affiliates will not reduce the management fee or performance participation allocation. Any such arrangements will be at or below market rates.
Such services may be provided by the Adviser’s affiliates to the Company and other Fortress Managed Accounts. In particular, the Adviser’s affiliates will provide asset management services, including certain portfolio and property-related services, to the Company and other Fortress Managed Accounts, which services may include credit evaluation of the underlying tenant, monitoring and enforcement of covenant compliance by tenants, lessees and other counterparties, monitoring Company management and operations where appropriate, monitoring the progress of construction and development of properties, including “build-to-suit” properties, and tracking of payment obligations and cash payments. The Adviser shall have the right to cause Fortress’ in-house legal (including, for the avoidance of doubt, compliance) services for the Company to be rendered by employees of Fortress or its affiliates, and the Company shall pay or reimburse Fortress or its affiliates performing such services for the cost thereof. The Company shall bear all costs and expenses of the Adviser’s affiliates (other than the costs and expenses of Affiliated Service Companies) that are directly attributable to the salaries, bonuses and fringe benefits payable to employees of the Adviser’s affiliates performing asset management services whose work is provided solely to the Company and all costs and expenses of information systems, software and hardware utilized solely by the Company in connection with asset management. For any asset management services provided to the Company and other Fortress Managed Accounts, the Company shall bear its allocable share of such costs and expenses, as well as all costs and expenses of information systems, software and hardware utilized by the Company and other Fortress Managed Accounts in connection with asset management, such allocable share to be based on the relative values of the specific assets of the Company and other Fortress Managed Accounts for which asset management services are being provided. For the avoidance of doubt, if as part of his/her responsibilities, an employee of the Adviser’s affiliate performs functions in addition to asset management services, the Company shall only be responsible for the reimbursement of the allocable portion of the employee’s salary, bonus and fringe benefits corresponding to the employee’s time spent devoted to asset management services.
To the extent other services enumerated above are provided by the Adviser’s affiliates to the Company and other Fortress Managed Accounts, the Adviser shall allocate the costs and expenses related to such services among the Company and such other Fortress Managed Accounts in a manner that the Adviser, in its discretion, determines is fair and reasonable.
The Adviser and the Company will generally engage common legal counsel and other advisors in a particular transaction, including a transaction in which there are conflicts of interest. Members of the law firms engaged to represent the Company could be investors in the Company and could also represent one or more of the companies/tenants or investors involved in the Company’s investment program. In the event of a significant dispute or divergence of interest between the Company, Fortress and/or its affiliates, the parties will at times engage separate counsel in the sole discretion of Fortress and its affiliates, and in litigation and other circumstances separate representation will occasionally be required. Additionally, Fortress and its affiliates and the Company and the companies/tenants involved in the Company’s investment program will at times engage other common service providers (including accountants, administrators, lenders, bankers, brokers, attorneys, consultants, and investment or commercial banking firms). Such advisors and services providers may be investors in the Company, affiliates of Fortress and its affiliates and/or sources of investment opportunities and co-investors or counterparties therewith. In certain circumstances, the law firm or service provider may charge varying rates or engage in different arrangements for services provided to Fortress and its affiliates and the Company. This may result in Fortress or its affiliates receiving a more favorable rate on services provided to it by such a common service provider than those payable by the Company, or Fortress or its affiliates receiving a discount on services even though the Company receives a lesser, or no, discount. This creates a conflict of interest between Fortress and its affiliates, on the one hand, and the Company on the other hand, in determining whether to engage such service providers, including the possibility that Fortress will favor the engagement or continued engagement of such persons if it receives a benefit from such service providers, such as lower fees, that it would not receive absent the engagement of such services provider by the Company.
Certain advisors and other services providers to the Company, or certain entities in which the Company has an investment, may also provide goods or services to, or have business, personal, financial or other relationships with, Fortress or the Company’s affiliates. These relationships may influence Fortress or its affiliates in deciding whether to select or recommend such service providers to perform services for the Company. The Adviser will generally select a Company’s service providers and will determine the compensation of such providers without review by or consent of the Company’s investors. To the extent allowable under its governing documents, the Company, regardless of the relationship to Fortress and its affiliates of the person performing the services, will generally bear the fees, costs and expenses related to such services. This may create an incentive for the Adviser or its affiliates to select service providers based on the potential benefit to Fortress and its affiliates rather than the Company.
By subscribing for shares of the Company, investors will be deemed to have consented to the allocation of these benefits other than to the Company, including to Fortress and its affiliates and other clients, and to have waived the conflict of interest that arises from engaging such counterparties.
Other Considerations
No Independent Advice
The terms of the agreements and arrangements under which the Company is established and will be operated have been or will be established by Fortress and are not the result of arm’s-length negotiations or representations of shareholders by separate counsel. Potential investors should therefore seek their own legal, tax and financial advice before making an investment in the Company.
Certain Business Relationships
Certain of our current trustees and officers are directors, officers or employees of the Adviser.
Trustee Independence
Our Declaration of Trust defines an independent trustee as a trustee who qualifies as “independent” within the meaning of NYSE Listing Manual Rule 303A.02, as such rules or requirements may be amended from time to time. See “Item 5. Trustees and Executive Officers” for additional information concerning independence of our trustees.
(b)	[Reserved]
(c)	Promoters and Certain Control Persons
The Adviser may be deemed a promoter of the Company. We have entered into the Management Agreement with the Adviser. The Adviser, for its services to us, will be entitled to receive management fees in addition to the reimbursement of certain expenses. The Special Limited Partner of the Operating Partnership will also be entitled to receive the performance participation allocation, as described herein. In addition, under the Management Agreement and Declaration of Trust, we expect, to the extent permitted by applicable law, to indemnify the Adviser and certain of their affiliates. See “Item 1(c). Description of Business.”

ITEM 8.	LEGAL PROCEEDINGS
Neither we, the Adviser, nor Fortress are currently subject to any material legal proceedings, nor, to our knowledge, are any material legal proceedings threatened against us, the Adviser or Fortress. From time to time, we, the Adviser or Fortress may be a party to certain legal proceedings in the ordinary course of business, including proceedings relating to the enforcement of our rights under contracts with our portfolio companies. We may also be subject to regulatory proceedings. While the outcome of these legal or regulatory proceedings cannot be predicted with certainty, we do not expect that these proceedings will have a material effect upon our financial condition or results of operations.

ITEM 9.	MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS
Market Information
Our outstanding shares will be offered and sold in transactions exempt from registration under the Securities Act under Section 4(a)(2) and Regulation D. See “Item 10. Recent Sales of Unregistered Securities” for more information. There is no public market for our shares currently, nor can we give any assurance that one will develop.
Because our shares are being acquired by investors in one or more transactions “not involving a public offering,” they are “restricted securities” and may be required to be held indefinitely. Our shares may not be sold or transferred (i) except as permitted under the Declaration of Trust and (ii) unless the transaction is registered under applicable securities laws or specifically exempted from registration. Accordingly, an investor must be willing to bear the economic risk of investment in the shares unless and until we accept their repurchase or transfer. No sale, transfer, assignment, pledge or other disposition, whether voluntary or involuntary, of the shares may be made except by registration of the transfer on our books. Each transferee will be required to execute an instrument agreeing to be bound by these restrictions and the other restrictions imposed on the shares.
Holders
As of June 15, 2024, there were no holders of record of our Class F-S Shares, no holders of record of our Class F-D Shares, 874 holders of record of our Class F-I Shares, no holders of record of our Class B Shares, no holders of record of our Class C Shares, 924 holders of record of our Class D Shares and 44 holders of record of our Class E Shares.
Calculation and Valuation of Net Asset Value
Our NAV for each class of shares is determined by the Adviser based on the net asset values of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities, including the allocation/accrual of any performance participation to the Special Limited Partner, and will also include the deduction of any class-specific items, such as ongoing servicing fees, that are specifically applicable to such class of shares, in all cases as described below.
Our board of trustees, including a majority of our independent trustees, has adopted valuation guidelines that contain a comprehensive set of methodologies to be used by the Adviser and our independent valuation advisor in connection with estimating the values of our assets and liabilities for purposes of our NAV calculation. These guidelines are intended to produce a fair and accurate estimate of the price that would be received for our investments in an arm’s-length transaction between a willing buyer and a willing seller in possession of all material information about our investments. Our independent valuation advisor will review our valuation guidelines and methodologies related to investments in real property and real estate debt and other securities (as described below) with the Adviser and our board of trustees initially and will review any material changes to the valuation guidelines and methodologies on an ongoing basis. From time to time, our board of trustees, including a majority of our independent trustees, may adopt changes to the valuation guidelines if it (1) determines that such changes are likely to result in a more accurate reflection of NAV or a more efficient or less costly procedure for the determination of NAV without having a material adverse effect on the accuracy of such determination or (2) otherwise reasonably believes a change is appropriate for the determination of NAV.
The calculation of our NAV is intended to be a calculation of the fair value of our assets less our outstanding liabilities as described below and will likely differ from the book value of our equity reflected in our financial statements. We intend to issue financial statements based on historical cost in accordance with GAAP. To calculate our NAV for the purpose of establishing a purchase and repurchase price for our shares, we expect to adopt a model, as explained below, that adjusts the value of our assets and liabilities from historical cost to fair value generally in accordance with the GAAP principles set forth in FASB Accounting Standards Codification Topic 820, Fair Value Measurements. The Adviser will calculate the fair value of our real estate properties based on factors it considers relevant, such as data obtained from the Adviser’s experience in the market, the most recent values provided by third-party independent appraisers, and input from brokerage firms and/or real estate consulting professionals. The Adviser may retain additional third-parties to assist with our valuations of certain investments. Because these fair value calculations will involve significant professional judgment in the application of both observable and unobservable attributes, the calculated fair value of our assets may differ from their actual realizable value or future fair value. While we believe our NAV calculation methodologies are consistent with standard industry practices, there is no rule or regulation that requires Eisner to calculate our NAV in a certain way. As a result, other REITs may use different methodologies or assumptions to determine NAV. In addition, NAV is not a measure used under GAAP and the valuations of and certain adjustments made to our assets and liabilities used in the determination of NAV will differ from GAAP. You should not consider NAV to be equivalent to shareholders’ equity or any other GAAP measure.
Our Independent Valuation Advisor
With the approval of our board of trustees, including a majority of our independent trustees, we have engaged Empire Valuation Consultants, LLC, an independent, third-party valuation firm, to serve as our independent valuation advisor with respect to our real properties, leases and certain real estate debt and other securities, which will review monthly internal valuations of real properties, leases and certain real estate debt and other securities prepared by the Adviser. Pursuant to our valuation services agreement with our independent valuation advisor, each valuation confirmation report for our assets will be addressed solely to us to assist Eisner in calculating our NAV and our Adviser in its review and confirmation of the calculations in connection therewith. The Adviser, with the approval of our board of trustees, including a majority of our independent trustees, may engage additional independent valuation advisors in the future as our portfolio grows. While our independent valuation advisor reviews for reasonableness the assumptions, methodologies and valuation conclusions applied by the Adviser for our real properties, leases and certain real estate debt and other securities valuations as set forth in our valuation guidelines, our independent valuation advisor is not responsible for, and does not calculate, our NAV, as such responsibility is ultimately and solely the responsibility of the Adviser.
Our independent valuation advisor may be replaced at any time, in accordance with agreed-upon notice requirements, by a majority vote of our board of trustees, including a majority of our independent trustees. Our independent valuation advisor will discharge its responsibilities in accordance with our valuation guidelines.
We have agreed to pay fees to our independent valuation advisor upon its delivery to us of its review reports. We have also agreed to indemnify our independent valuation advisor against certain liabilities arising out of this engagement. The compensation we pay to our independent valuation advisor will not be based on the estimated values of our properties.
Additional Valuation Information
Our board of trustees will not be involved in the monthly valuation of our assets and liabilities, but will periodically receive and review such information about the valuation of our assets and liabilities as it deems necessary to exercise its oversight responsibility. Our NAV per share for each class of shares will be calculated by Eisner, and such calculation will be reviewed and confirmed by the Adviser. Pursuant to our valuation services agreement with our independent valuation advisor, the independent valuation advisor will review the Adviser’s monthly valuations. Based in part on these valuations and third-party appraisals (which we do not presently expect to be reviewed by the independent valuation advisor), the Adviser will render a final valuation in order for Eisner to calculate our NAV. The appraisals for our property investments performed by independent third-party appraisal firms will be one of several components considered by the Adviser in determining the value of our properties that will be used when Eisner calculates our NAV per share for each class of shares.
Our independent valuation advisor and certain of the independent third-party appraisers have provided, and are expected to continue to provide, real estate appraisal, appraisal management and real estate valuation advisory services to Fortress and its affiliates and have received, and are expected to continue to receive, fees in connection with such services. Our independent valuation advisor and certain of the independent third-party appraisers and their respective affiliates may from time to time in the future perform other commercial real estate and financial advisory services for Fortress and its affiliates, or in transactions related to the properties that are the subjects of the valuations being performed for us, or otherwise, so long as such other services do not adversely affect the independence of the independent valuation advisor or the applicable appraiser as certified in the applicable appraisal report.
Valuation of Investments
Consolidated Properties
For the purposes of calculating our monthly NAV, our properties will initially be valued at cost, which we expect to represent fair value at that time, subject to any variation pursuant to our valuation guidelines. In accordance with

GAAP, we determine whether the acquisition of a property qualifies as an asset acquisition or business combination. We initially capitalize acquisition-related costs associated with asset acquisitions and expense such costs associated with business combinations.
Each property will be valued by an independent third-party appraisal firm no less frequently than annually. Annual appraisals may be delayed for a short period in exceptional circumstances. Each third-party appraisal is performed in accordance with the Uniform Standards of Professional Appraisal Practice, or the similar industry standard for the country where the property appraisal is conducted. Upon conclusion of the appraisal, the independent third-party appraisal firm prepares a written report with an estimated range of gross market value of the property. Concurrent with the appraisal process, the Adviser values each property and, taking into account the appraisal, among other factors, determines the appropriate valuation within the range provided by the independent third-party appraisal firm. Each appraisal must be reviewed, approved and signed by an individual with the professional designation of a Member of the Appraisal Institute (“MAI”) or, for international appraisals, a public or other certified expert for real estate valuations. We believe our policy of obtaining appraisals by independent third parties will meaningfully enhance the accuracy of our NAV calculation. Any appraisal provided by an independent third-party appraisal firm will be performed in accordance with our valuation guidelines.
The Adviser will value our properties monthly, based on current material market data and other information deemed relevant, with review and confirmation for reasonableness by our independent valuation advisor. We anticipate that the annual appraisals of our properties may be conducted on a rolling basis, such that properties may be appraised at different times but each would be appraised at least annually. When an annual appraisal is received, our valuations will fall within the range of the third-party appraisal; however, updates to valuations thereafter may be outside of the range of values provided in the most recent third-party appraisal (subject to a review for reasonableness by the independent valuation advisor). Although monthly reviews of each of our real property valuations will be performed by our independent valuation advisor in the interim 11 months except the month an appraisal is conducted, such reviews are based on asset and portfolio level information provided by the Adviser, including historical or forecasted operating revenues and expenses of the properties, lease agreements on the properties, revenues and expenses of the properties, information regarding recent or planned estimated capital expenditures, the then-most recent annual third-party appraisals, and any other information relevant to valuing the real estate property, which information will not be independently verified by our independent valuation advisor.
The Adviser will monitor our properties for events that the Adviser believes may be expected to have a material impact on the most recent estimated values of such property, and will notify our independent valuation advisor of such events. If, in the opinion of the Adviser, an event becomes known to the Adviser (including through communication with our independent valuation advisor) that is likely to have any material impact on previously provided estimated values of the affected properties, the Adviser may adjust the valuation of such properties, subject to the review and confirmation for reasonableness of our independent valuation advisor. If deemed appropriate by the Adviser or our independent valuation advisor, any necessary adjustment will be determined as soon as practicable. Annual appraisals may also trigger an adjustment in the value of a property when received.
For example, a valuation adjustment may be appropriate to reflect the occurrence of an unexpected property-specific event such as a termination or renewal of a material lease, a material change in vacancies, an unanticipated structural or environmental event at a property or a significant capital market event that may cause the value of a wholly-owned property to change materially. Valuation adjustments may also be appropriate to reflect the occurrence of broader market-driven events identified by the Adviser or our independent valuation advisor which may impact more than a specific property. Any such adjustments will be estimates of the market impact of specific events as they occur, based on assumptions and judgments that may or may not prove to be correct, and may also be based on the limited information readily available at that time.
In general, we expect that any adjustments to appraised values will be calculated promptly after a determination that a material change has occurred and the financial effects of such change are quantifiable by the Adviser. However, rapidly changing market conditions or material events may not be immediately reflected in our monthly NAV. The resulting potential disparity in our NAV may be detrimental to shareholders whose shares are repurchased or new purchasers of our common shares, depending on whether our published NAV per share for such class is overstated or understated.
Real estate appraisals will be reported on a free and clear basis (for example, without taking into consideration any mortgage on the property), irrespective of any property-level financing that may be in place. We expect to use the income capitalization approach (direct capitalization or discounted cash flows) as the primary methodology to value properties. In the direct capitalization method, a capitalization rate is applied to the forward 12 months net operating income of each property to derive fair value. In the discounted cash flow methodology, a property’s value is calculated by discounting the estimated cash flows and the anticipated terminal value of the subject property, using market-supported discount rates and terminal capitalization rates. Consistent with industry practices, the income approach may incorporate subjective judgments regarding comparable rental and operating expense data, capitalization or discount rate, and projections of future rent and expenses based on appropriate evidence as well as the residual value of the asset as components in determining value. Other methodologies that may also be used to value properties include sales comparisons and cost approaches. Under the sales comparison approach, the Adviser or the independent third-party appraiser develops an opinion of value by comparing the subject property to similar, recently sold properties in the surrounding or competing area.
Under the cost approach, the value of a property is derived by adding the estimated land value to the current cost of constructing a replacement of the improvements and then subtracting the amount of value depreciation in the structures from all causes. Because the appraisals performed by third parties, the estimated value within the range of values provided by third-party-appraisal firms, and the updates to the valuation of our properties made by the Adviser involve subjective judgments, the estimated fair value of our assets that will be included in our NAV may not reflect the liquidation value or net realizable value of our properties.
In conducting their investigations and analyses, our independent valuation advisor and other independent third-party appraisal firms will take into account customary and accepted financial and commercial procedures and considerations as they deem relevant, which may include, without limitation, the review of documents, materials and information relevant to valuing the property that are provided by us, such as (i) historical or forecasted operating revenues and expenses of the property; (ii) lease agreements on the property; (iii) budgeted revenues and expenses of the property; (iv) information regarding recent or planned estimated capital expenditures; and (v) any other information relevant to valuing the real estate property. Although our independent valuation advisor may review information supplied or otherwise made available by us for reasonableness, it will assume and rely upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to it by any other party, and will not undertake any duty or responsibility to verify independently any of such information. Our independent valuation advisor will not make or obtain an independent valuation or appraisal of any of our other assets or liabilities (contingent or otherwise) other than our real properties and certain of our real estate debt and other securities. With respect to operating or financial forecasts and other information and data to be provided to or otherwise to be reviewed by or discussed with our independent valuation advisor, our independent valuation advisor will assume that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting currently available estimates and judgments of our management and the Adviser, and will rely upon the Adviser to advise our independent valuation advisor promptly if any material information previously provided becomes inaccurate or was required to be updated during the period of review.
In performing their analyses, the Adviser, our independent valuation advisor and other independent third-party appraisal firms will make numerous other assumptions with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond its control and our control, as well as certain factual matters. For example, our independent valuation advisor and other independent third-party appraisal firms will assume that we have clear and marketable title to each real estate property valued, that no title defects exist unless specifically informed to the contrary, that improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, our independent valuation advisor’s review, opinions and conclusions will necessarily be based upon market, economic, financial and other circumstances and conditions existing prior to the valuation, and any material change in such circumstances and conditions may affect our independent valuation advisor’s review and conclusions. Our independent valuation advisor’s review reports may contain other assumptions, qualifications and limitations set forth in the respective appraisal reports that qualify the review, opinions and conclusions set forth therein. As such, the carrying values of our real properties may not reflect the price at which the properties could be sold in the market, and the difference between carrying values and the ultimate sales prices could be material. In addition, accurate valuations are more difficult to obtain in times of low transaction volume because there are fewer market transactions that can be considered in the context of the appraisal.

Pursuant to our valuation services agreement with our independent valuation advisor, each valuation confirmation report for our assets will be addressed solely to us to assist Eisner in calculating our NAV, and our Adviser in its review and confirmation of the calculations in connection therewith. Such valuation confirmation reports and appraisal reports, respectively, relating to our properties will not be addressed to the public, will not contain any conclusion regarding our NAV, and may not be relied upon by any other person to establish an estimated value of our common shares and will not constitute a recommendation to any person to purchase or sell any common shares. In preparing appraisal reports, independent third-party appraisal firms will not be requested to solicit third-party indications of interest for our common shares or any of our properties in connection with possible purchases thereof or the acquisition of all or any part of us.
In cases in which our net equity interests in certain properties have no or only a nominal net asset value due to factors such as cash flow performance or marketability, as reasonably determined by the Adviser, the Adviser may exclude such properties from the review by our independent valuation advisor and from valuation by the independent third-party appraisal firm.
The Adviser’s valuation of each other investment’s liabilities, including any third-party incentive fee payments or investment level debt, deal terms and structure will not be reviewed by our independent valuation advisor or appraised. Eisner will then incorporate such adjusted valuations into our NAV, which will then be reviewed and confirmed by the Adviser.
Unconsolidated Properties Held Through Joint Ventures
Unconsolidated properties held through joint ventures generally will be valued in a manner that is consistent with the guidelines described above for consolidated properties. Once the value of a property held by the joint venture and the fair value of any other assets and liabilities of the joint venture are determined, the value of our interest in the joint venture would then be determined by the Adviser using a hypothetical liquidation calculation to value our interest in the joint venture, which would generally be a percentage of the joint venture’s NAV, subject to the terms of the joint venture. Unconsolidated properties held in a joint venture that acquires multiple properties over time may be valued as a single investment. The valuation of our interest in joint ventures prepared by the Adviser will not be reviewed by our independent valuation advisor.
Valuation of Real Estate Debt and Other Securities
In general, real estate debt and other securities will be valued by the Adviser based on market quotations or at fair value determined in accordance with GAAP. GAAP defines fair value as the price that would be received to sell an asset or be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.
Readily available market quotations
Market quotations may be obtained from third-party pricing service providers or, if not available from third-party pricing service providers, broker-dealers for certain of our real estate debt and other securities. When reliable market quotations for real estate debt and other securities are available from multiple sources, the Adviser will use commercially reasonable efforts to use two or more quotations and will value such investments based on the average of the quotations obtained. However, to the extent that one or more of the quotations received is determined in good faith by the Adviser to not be reliable, the Adviser may disregard such quotation if the average of the remaining quotations is determined in good faith to be reliable by the Adviser. Securities that are traded publicly on an exchange or other public market (stocks, exchange traded derivatives and securities convertible into publicly-traded securities, such as warrants) will be valued at the closing price of such securities in the principal market in which the security trades.
No readily available market quotations
If market quotations are not readily available (or are otherwise not reliable for a particular investment), the fair value will be determined in good faith by the Adviser. Due to the inherent uncertainty of these estimates, estimates of fair value may differ from the values that would have been used had a ready market for these investments existed and the differences could be material. Market quotes are considered not readily available in circumstances where there is an absence of current or reliable market-based data (e.g., trade information, bid/ask information, or broker-dealer quotations).

Certain investments, such as mortgages, mezzanine loans, preferred equity or private company investments, are unlikely to have market quotations.
In the case of loans acquired by us, such initial value will generally be the acquisition cost of such loan. In the case of loans originated by us, such initial value will generally be the cost of such loan. Each such investment will then be valued by the Adviser within the first full month after we make such investment and no less frequently than monthly thereafter in accordance with the procedures set forth in the immediately following paragraph.
To conduct its initial monthly valuations of such loan investments, the Adviser will initially determine if there is adequate collateral real estate value supporting such investments and whether the investment’s yield approximates market yield. If the market yield is estimated to approximate the investment’s yield, then such investment is valued at its par value. If the market yield is not estimated to approximate the investment’s yield, the Adviser will project the expected cash flows of the investment based on its contractual terms and discount such cash flows back to the valuation date based on an estimated market yield.
Market yield is estimated as of each monthly valuation date based on a variety of inputs regarding the collateral asset(s) performance, local/macro real estate performance, and capital market conditions, in each case as determined in good faith by the Adviser. These factors may include, but are not limited to: purchase price/par value of such real estate debt or other difficult to value securities; debt yield, capitalization rates, loan-to-value ratio, and replacement cost of the collateral asset(s); borrower financial condition, reputation, and indications of intent (e.g., pending repayments, extensions, defaults, etc.); and known transactions or other price discovery for comparable debt investments. In the absence of collateral real estate value supporting such securities, the Adviser will consider the residual value to its securities, following repayment of any senior debt or other obligations of the collateral asset(s). Our independent valuation advisor will generally review and confirm the reasonableness of the valuation of our real estate debt investments without readily available market quotations upon the Adviser’s initial valuation of such investment and each month thereafter.
Our board of trustees has delegated to the Adviser the responsibility for monitoring significant events that may materially affect the values of our real estate debt and other securities investments and for determining whether the value of the applicable investments should be re-evaluated in light of such significant events. Except as otherwise provided in our valuation guidelines, the valuation of our real estate debt and other securities will not be reviewed by our independent valuation advisor or appraised.
Liabilities
We will include the fair value of our liabilities as part of our NAV calculation. We expect that these liabilities will include the fees payable to the Adviser and the Dealer Manager, any accrued performance participation allocation to the Special Limited Partner, accounts payable, accrued operating expenses, property-level mortgages, any portfolio-level credit facilities and other liabilities. All liabilities will be valued using widely accepted methodologies specific to each type of liability. Liabilities related to class-specific ongoing servicing fees and, when and as applicable, any class-specific management fees and class-specific accruals/allocations of the Special Limited Partner’s performance participation interest will be allocable to a specific class of shares and will only be included in the NAV calculation for that class, as described below. Our debt will be valued at fair value in accordance with GAAP. For purposes of calculating our NAV, the organization and offering expenses paid by the Adviser through the first anniversary of the date on which we broke escrow for our private offering will not be recognized as expenses or as a component of equity and reflected in our NAV until we reimburse the Adviser for these costs. The Adviser’s valuation of each investment’s liabilities, including any third-party incentive fee payments or investment-level debt, deal terms and structure will not be reviewed by the independent valuation advisor or appraised.
NAV and NAV Per Share Calculation
Our NAV will be calculated for each of these classes by Eisner. Our board of trustees, including a majority of our independent trustees, may replace Eisner with another party, including our Adviser, if it is deemed appropriate to do so. The Adviser is ultimately and solely responsible for reviewing and confirming our NAV, and overseeing the process around the calculation of our NAV, in each case, as performed by Eisner.
Each class will have an undivided interest in our assets and liabilities, other than class-specific ongoing servicing fees, and when and as applicable, any class-specific management fees and class-specific accruals/allocations of the Special Limited Partner’s performance participation interest. In accordance with the valuation guidelines, Eisner calculates our NAV per share for each class as of the last calendar day of each month, using a process that reflects several components (each as described above), including the estimated fair value of (1) each of our properties based in part upon individual appraisal reports provided periodically by third-party independent appraisal firms, as finally determined and updated monthly by the Adviser, with review and confirmation for reasonableness by our independent valuation advisor, (2) our real estate debt and other securities for which third-party market quotes are available, (3) our other real estate debt and other securities, if any, and (4) our other assets and liabilities. Because class-specific ongoing servicing fees, and when and as applicable, any class-specific management fees and class-specific accruals/allocations of the Special Limited Partner’s performance participation interest that are allocable to a specific class of shares will only be included in the NAV calculation for that class, the NAV per share for our share classes may differ.
Our Operating Partnership has classes of units that are each economically equivalent to a corresponding class of shares. Accordingly, on the last day of each month, the NAV per Operating Partnership unit of such units equals the NAV per share of the corresponding class. To the extent our Operating Partnership has classes of units that do not correspond to a class of our shares, such units will be valued in a manner consistent with these guidelines. The NAV of our Operating Partnership on the last calendar day of each month equals the sum of the NAVs of each outstanding Operating Partnership unit on such day.
Our NAV for each class of shares will be based on the NAVs of our investments (including real estate debt and other securities), the addition of any other assets (such as cash on hand), and the deduction of any liabilities (including the allocation/accrual of any performance participation interest to the Special Limited Partner and the deduction of any ongoing servicing fees and management fees specifically applicable to such class of shares). At the end of each month, before taking into consideration repurchases or class-specific expense accruals for that month, any change in our aggregate NAV (whether an increase or decrease) is allocated among each class of shares based on each class’s relative percentage of the previous aggregate NAV plus issuances of shares that were effective on the first business day of such month. The NAV calculation is available generally within 15 calendar days after the end of the applicable month.
Changes in our monthly NAV before class-specific items include, without limitation, accruals of our net portfolio income, interest expense, unrealized/realized gains and losses on assets, any applicable organization and offering costs and any expense reimbursements. Changes in our monthly NAV before class-specific items also include material non-recurring events, such as capital expenditures and material property acquisitions and dispositions occurring during the month. Notwithstanding anything herein to the contrary, the Adviser may in its discretion consider material market data and other information that becomes available after the end of the applicable month in valuing our assets and liabilities and calculating our NAV for a particular month. On an ongoing basis, the Adviser will adjust the accruals to reflect actual operating results and the outstanding receivable, payable and other account balances resulting from the accumulation of monthly accruals for which financial information is available.
Following the aggregation of the NAVs of our investments, the addition of any other assets (such as cash on hand), and the deduction of any other liabilities, Eisner incorporates any class-specific adjustments to our NAV, including additional issuances and repurchases of our common shares, accruals of class-specific ongoing servicing fees and, as applicable, any accruals of any class-specific management fees and accruals/allocations of the Special Limited Partner’s performance participation interest. For each applicable class of shares, the ongoing servicing fee is calculated as a percentage of the aggregate NAV for such class of shares. At the close of business on the date that is one business day after each record date for any declared distribution, our NAV for each class will be reduced to reflect the accrual of our liability to pay any distribution to our shareholders of record of each class as of the record date. NAV per share for each class is calculated by dividing such class’s NAV at the end of each month by the number of shares outstanding for that class at the end of such month.
The combination of the Class F-S NAV, Class F-D NAV, Class F-I NAV, Class B NAV, Class C NAV, Class D NAV and Class E NAV equals the aggregate NAV of our assets, which will consist almost entirely of the value of our interest in the Operating Partnership, less our liabilities, including liabilities related to class-specific ongoing servicing fees, management fees, and performance participation accruals/allocations. The value of our interest in the Operating Partnership is equal to the excess of the aggregate NAV of the Operating Partnership over the portion thereof that would be distributed to any limited partners other than us if the Operating Partnership were liquidated. The aggregate NAV of the Operating Partnership is the excess of the value of the Operating Partnership’s assets (including the fair value of its properties, real estate debt and other securities, cash and other investments) over its liabilities (including the fair value of its debt, any declared and accrued unpaid distributions, any accrued performance participation allocation and the expenses attributable to its operations). The Adviser calculates the fair value of the assets and liabilities of the Operating Partnership as directed by our valuation guidelines based upon values received from various sources, as described in more detail above.
Relationship between NAV and Our Transaction Price
Purchases and repurchases of our common shares are not made based on the current NAV per share of our common shares at the time of purchase or repurchase. Generally, our transaction price will equal our prior month’s NAV. The transaction price will be the price at which we repurchase shares (subject to a potential early redemption discount) and the price at which we offer shares (subject to any applicable upfront selling commission and dealer manager fees). Although the transaction price will generally be based on our prior month’s NAV per share, such prior month’s NAV may be significantly different from the current NAV per share of the applicable class of shares of beneficial interest as of the date on which your purchase or repurchase occurs.
In addition, we may offer shares of any class at a price that we believe reflects the NAV per share of such shares more appropriately than the prior month’s NAV per share of the applicable class (including by updating a previously available offering price) or suspend our offering and/or our share repurchase plan in cases where we believe there has been a material change (positive or negative) to our NAV per share of such class of shares since the end of the prior month. In cases where our transaction price is not based on the prior month’s NAV per share, the offering price and repurchase price will not equal our NAV per share as of any time. The Adviser may determine whether a material change has occurred to our NAV per share since the end of the prior month and whether to set a transaction price that differs from the previous month’s NAV per share, and in such cases, has discretion over what such transaction price will be.
Limits on the Calculation of Our NAV Per Share
The overarching principle of our valuation guidelines is to produce reasonable estimated values for each of our investments (and other assets and liabilities), or the price that would be received for that investment in orderly transactions between market participants. However, the majority of our assets will consist of real estate properties and, as with any real estate valuation protocol and as described above, the valuation of our properties (and other assets and liabilities) is based on a number of judgments, assumptions and opinions about future events that may or may not prove to be correct. The use of different judgments, assumptions or opinions would likely result in a different estimate of the value of our real estate properties (and other assets and liabilities). Any resulting potential disparity in our NAV per share may be in favor of shareholders whose shares are repurchased, existing shareholders or new purchasers of our common shares, as the case may be, depending on the circumstances at the time (for cases in which our transaction price is based on NAV). See “Item 1A. Risk Factors—Valuations and appraisals of our real estate and real estate debt are estimates of fair value and may not necessarily correspond to realizable value,” “—Our NAV per share amounts may change materially if the appraised values of our properties materially change from prior appraisals or the actual operating results for a particular month differ from what we originally budgeted for that month” and “—It may be difficult to reflect, fully and accurately, material events that may impact our monthly NAV.”
Additionally, while the methodologies and procedures contained in our valuation guidelines are designed to operate reliably within a wide variety of circumstances, it is possible that in certain unanticipated situations or after the occurrence of certain extraordinary events (such as a significant disruption in relevant markets, a terrorist attack or an act of nature), our ability to calculate NAV may be impaired or delayed, including, without limitation, circumstances where there is a delay in accessing or receiving information from vendors or other reporting agents upon which we may rely upon in determining the monthly value of our NAV. In these circumstances, a more accurate valuation of our NAV could be obtained by using different assumptions or methodologies. Accordingly, in special situations when, in the Adviser’s reasonable judgment, the administration of the valuation guidelines would result in a valuation that does not represent a fair and accurate estimate of the value of our investment, alternative methodologies may be applied; provided that the Adviser must notify our board of trustees at the next scheduled board meeting of any alternative methodologies utilized and their impact on the overall valuation of our investment. Notwithstanding the foregoing, our board of trustees may suspend the offering and/or our share repurchase plan if it determines that the calculation of our NAV is materially incorrect or unreliable or there is a condition that restricts the valuation of a material portion of our assets.
We include no discounts to our NAV for the illiquid nature of our shares, including the limitations on your ability to sell shares under our share repurchase plan and our ability to modify or suspend our share repurchase plan at any time. Our NAV generally does not consider exit costs (e.g., selling costs and commissions and debt prepayment penalties related to the sale of a property) that would likely be incurred if our assets and liabilities were liquidated or sold. While we may use market pricing concepts to value individual components of our NAV, our per share NAV is not derived from the market pricing information of open-end real estate funds listed on stock exchanges.
Our NAV per share does not represent the amount of our assets less our liabilities in accordance with GAAP. We do not represent, warrant or guarantee that:
•	a shareholder would be able to realize the NAV per share for the class of shares a shareholder owns if the shareholder attempts to sell its shares;
•
a shareholder would ultimately realize distributions per share equal to the NAV per share for the class of shares it owns upon liquidation of our assets and settlement of our liabilities or a sale of our company;

•	our common shares would trade at their NAV per share on a national securities exchange;
•	a third party would offer the NAV per share for each class of shares in an arm’s-length transaction to purchase all or substantially all of our shares; or
•	the NAV per share would equate to a market price of an open-ended real estate fund.
Distribution Policy
See “Item 11. Description of Registrant’s Securities to be Registered—Description of our Shares—Distribution Policy.”

ITEM 10.	RECENT SALES OF UNREGISTERED SECURITIES
On March 22, 2023, we issued 10 common shares to the Adviser for an aggregate purchase price of $100, which were subsequently repurchased by us at cost on December 29, 2023. These shares were issued and sold in reliance upon the available exemption from registration requirements of the Securities Act under Section 4(a)(2) thereof.
On November 1, 2023, we satisfied the minimum offering requirement for our private offering and the board of trustees authorized the release of proceeds from escrow. On such date, we issued and sold 5,820,291 common shares, consisting of 2,210,250 Class F-I Shares, 899,600 Class B Shares, 2,508,441 Class C Shares, and 202,000 Class E Shares, to accredited investors in our private offering and our escrow agent released proceeds of $58.2 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On December 1, 2023, we issued and sold 6,057,171 common shares, consisting of 135,283 Class F-I Shares, 1,956,391 Class B Shares, 3,965,104 Class C Shares, and 394 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $60.6 million to us as payment for such shares, including shares pursuant to our distribution reinvestment plan. Additionally, pursuant to the terms of the Class B Shares and Class C Shares, 753,620 Class B shares were automatically converted into 753,620 Class C Shares.
On January 2, 2024, we issued and sold 12,022,878 common shares, consisting of 350,755 Class F-I Shares, 948,066 Class B Shares, 121,258 Class C Shares, 10,602,404 Class D Shares, and 395 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $120.3 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. Additionally, pursuant to the terms of the Class B Shares, Class C Shares and Class D Shares, 1,000,000 Class B Shares were automatically converted into 999,391 Class D Shares, and 4,343,271 Class C Shares were automatically converted into 4,342,273 Class D Shares.
On January 29, 2024, we entered into the TTC Subscription Agreement, pursuant to which TTC Multi-Strategy Fund agreed to purchase an aggregate of $65.0 million of our Class D shares in one or more closings, as determined by us in our sole discretion.
On February 1, 2024, we issued and sold 11,997,722 common shares, consisting of 288,344 Class F-I Shares, 2,727,182 Class B Shares, 947,873 Class C Shares, 8,033,926 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 397 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $120.1 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On March 1, 2024, we issued and sold 6,040,640 common shares, consisting of 2,868,117 Class F-I Shares (of which 6,985 shares were Waiver Eligible Shares, see “Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement”), 7,547 Class B Shares, 9,236 Class C Shares, 3,147,821 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 7,919 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $60.6 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. Additionally, pursuant to the terms of the Class C Shares and Class D Shares, 3,962,260 Class C Shares were automatically converted into 3,961,984 Class D Shares.
On April 1, 2024, we issued and sold 5,360,973 common shares, consisting of 1,891,785 Class F-I Shares (of which 6,994 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 7,589 Class B Shares, 3,451,175 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 10,424 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $53.8 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On May 1, 2024, we issued and sold 3,423,125 common shares, consisting of 3,101,739 Class F-I Shares (of which 7,668 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 8,248 Class B Shares, 307,602 Class D Shares (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 5,536 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $34.4 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On May 15, 2024, we issued 3,900 Class E Shares to the Adviser as payment for $39,260 of management fees. The price per share of the Class E Shares was equal to the NAV per share of the Class E Shares as of the applicable calculation date.

On June 3, 2024, we issued and sold 3,637,449 common shares, consisting of 3,255,501 Class F-I Shares (of which 9,629 shares were Waiver Eligible Shares, see “ Item 1(c). Description of Business—Compensation of the Adviser and Expense Reimbursement ”), 377,902 Class D Shares (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 4,046 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $36.5 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On June 18, 2024, we issued 12,170 Class E Shares to the Adviser as payment for $122,580 of management fees. The price per share of the Class E Shares was equal to the NAV per share of the Class E Shares as of the applicable calculation date. See “ Item 10. Recent Sales of Unregistered Securities ” for additional information.
As of June 15, 2024, we have issued and sold in the aggregate 54,361,610 common shares, which, after giving effect to conversions and including shares issued pursuant to our distribution reinvestment plan, consist of 18,906,023 Class F-I Shares, 35,224,476 Class D Shares and 231,111 Class E Shares, to accredited investors in our private offering for aggregate proceeds of $551.0 million. In addition, we have issued 16,070 Class E Shares to the Adviser as payment for $161,840 of management fees. The price per share of the Class E Shares was equal to the NAV per share of the Class E Shares as of the applicable calculation dates.
All of the foregoing shares have been issued and sold in reliance upon the available exemption from registration requirements of the Securities Act under Section 4(a)(2) thereof and Regulation D thereunder.

ITEM 11.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
Description of our Shares
General
We are a statutory trust under the laws of the State of Maryland. The rights of our shareholders are governed by Maryland law as well as our Certificate of Trust, Declaration of Trust, Bylaws and certain policies adopted by our board of trustees. The following summary of the terms of our shares of beneficial interest is a summary of the material provisions concerning our shares of beneficial interest and you should refer to the Maryland Statutory Trust Act (the “MSTA”) and our Certificate of Trust, Declaration of Trust, Bylaws and certain policies adopted by our board of trustees for a full description. The following summary is qualified in its entirety by the more detailed information contained in our Certificate of Trust, Declaration of Trust, Bylaws and certain policies adopted by our board of trustees.
Under our Declaration of Trust, we have authority to issue an unlimited number of common shares of beneficial interest, par value of $0.01 per share, including unlimited common shares classified as Class F-S Shares, unlimited common shares classified as Class F-D Shares, unlimited common shares classified as Class F-I Shares, unlimited common shares classified as Class B Shares, unlimited common shares classified as Class C Shares, unlimited common shares classified as Class D Shares and unlimited common shares classified as Class E Shares, and an unlimited number of shares classified as preferred shares of beneficial interest, par value $0.01 per share.
Common Shares
Subject to the restrictions on ownership and transfer of our shares of beneficial interest set forth in our Declaration of Trust and except as may otherwise be specified in our Declaration of Trust, the holders of common shares are entitled to one vote per share on all matters voted on by shareholders. Subject to any preferential rights of any outstanding class or series of shares of beneficial interest and to the provisions in our Declaration of Trust regarding the restriction on ownership and transfer of our shares of beneficial interest, the holders of common shares are entitled to such distributions as may be authorized from time to time by our board of trustees (or a committee of the board of trustees) and declared by us out of legally available funds and, upon liquidation, are entitled to receive all assets available for distribution to our shareholders. Upon issuance for full payment in accordance with the terms of our private offering, all common shares issued in the offering will be fully paid and non-assessable. Holders of common shares will not have preemptive rights, which means that you will not have an automatic option to purchase any new common shares that we issue.
Our Declaration of Trust also contains a provision permitting our board of trustees, without any action by our shareholders, to classify or reclassify any unissued common shares into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of any new class or series of shares of beneficial interest.
We will generally not issue certificates for our common shares. Common shares will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. DST Asset Manager Solutions, Inc. acts as our registrar and as the transfer agent for our shares.
Class F-S Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class F-S Shares, if subscribers purchase Class F-S Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided that the selling agents limit such charges to 3.50% of the transaction price for each Class F-S Share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class F-S Shares equal to 0.85% per annum of the aggregate NAV of our outstanding Class F-S Shares. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing services performed by such broker-dealers. To the extent a broker-dealer is not eligible to receive any ongoing servicing fees for failure to provide such services, such ongoing servicing fees will not be paid to such broker-dealer and will instead be retained by us (or the applicable shares may be converted to Class F-I Shares if we and the Dealer Manager determine that such shares should be so converted).
No Upfront Sales Load is payable in respect of any Class F-S Shares sold pursuant to our distribution reinvestment plan, but such shares will be charged the ongoing servicing fee payable with respect to all our outstanding Class F-S Shares.
Class F-S Shares are generally available for purchase in our private offering through brokerage and transaction based accounts.
In certain arrangements made between the Dealer Manager and financial intermediaries, a holder’s Class F-S Shares may be converted or exchanged into an equivalent NAV amount of Class F-I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees hit any agreed-upon amount.
Class F-D Shares
Although no upfront selling commissions will be paid to the Company or Dealer Manager with respect to Class F-D Shares, if subscribers purchase Class F-D Shares through certain financial intermediaries, those financial intermediaries may directly charge subscribers transaction or other fees, including upfront placement fees or brokerage commissions, in such amount as they may determine; provided that the selling agents limit such charges to 1.50% of the net offering price for each Class F-D Share.
We pay the Dealer Manager an ongoing servicing fee with respect to our outstanding Class F-D Shares equal to 0.25% per annum of the aggregate NAV of all our outstanding Class F-D Shares, including any Class F-D Shares sold pursuant to our distribution reinvestment plan. The ongoing servicing fees are paid monthly in arrears. The Dealer Manager reallows (pays) all of the ongoing servicing fees to participating broker-dealers and servicing broker-dealers for ongoing shareholder services performed by such broker-dealers. To the extent a broker-dealer is not eligible to receive any ongoing servicing fees for failure to provide such services, such ongoing servicing fees will not be paid to such broker-dealer and will instead be retained by us (or the applicable shares may be converted to Class F-I Shares if we and the Dealer Manager determine that such shares shall be so converted).
Class F-D Shares are generally available for purchase in our private offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class F-D Shares, (ii) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class F-D Shares, (iii) through transaction/brokerage platforms at participating broker-dealers, (iv) through certain registered investment advisers, (v) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (vi) by other categories of investors that we name in an amendment or supplement to the private placement memorandum for our private offering.
In certain arrangements made between the Dealer Manager and financial intermediaries, a holder’s Class F-D Shares may be converted or exchanged into an equivalent NAV amount of Class F-I Shares at the time in which their total transaction or other fees, including upfront placement fees or brokerage commissions and ongoing servicing fees hit any agreed-upon amount.
Class F-I Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class F-I Shares.
Class F-I Shares are generally available for purchase in our private offering only (i) through fee-based programs, also known as wrap accounts, that provide access to Class F-I Shares, (ii) by endowments, foundations, pension funds and other institutional investors, (iii) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class F-I Shares, (iv) through certain registered investment advisers, (v) by certain investors as determined by the Adviser and/or the Dealer Manager in their discretion, and (vi) by other categories of investors that we name in an amendment or supplement to the private placement memorandum for our private offering. We may also offer Class F-I Shares to certain feeder vehicles primarily created to hold our Class F-I Shares, which in turn offer interests in themselves to investors. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests.

During the Initial Share Offering Period, any Class F-I investor may elect to have its Class F-I Shares converted into Class B Shares. In contrast to Class F-I Shares, Class B Shares may be automatically converted to Class C Shares under certain circumstances as described in “—Class B Shares” below.
Class B Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class B Shares.
Class B Shares are generally available for purchase in our private offering if an investor would otherwise be eligible to purchase Class F-I Shares. We may also offer Class B Shares to certain feeder vehicles primarily created to hold our Class B Shares, which in turn offer interests in themselves to investors. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests.
During the Initial Share Offering Period, in the event that any Class B investor, either on its own or together with a group of commonly advised investors (as determined by the Adviser in its discretion), has invested, in the aggregate, at least $25 million in shares, the Class B Shares held by such Class B investor will automatically convert to Class C Shares at a conversion rate equivalent to the quotient obtained by dividing (i) the NAV of a Class B Share by (ii) the NAV of a Class C Share as of the date of conversion, which will generally be available within 15 calendar days after the end of the applicable month.
Class C Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class C Shares.
Class C Shares are generally available for purchase in our private offering if (i) an investor would otherwise be eligible to purchase Class F-I Shares and (ii) such investor, on its own, or together with any other commonly advised investors (as determined by the Adviser in its discretion), has invested at least $25 million in shares. We may also offer Class C Shares to certain feeder vehicles primarily created to hold our Class C Shares, which in turn offer interests in themselves to investors. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests.
During the Initial Share Offering Period, in the event that any Class C investor, either on its own or together with a group of commonly advised investors (as determined by the Adviser in its discretion), has invested, in the aggregate, at least $50 million in shares, the Class C Shares held by such Class C investor will automatically convert to Class D Shares at a conversion rate equivalent to the quotient obtained by dividing (i) the NAV of a Class C Share by (ii) the NAV of a Class D Share as of the date of conversion, which will generally be available within 15 calendar days after the end of the applicable month.
Class D Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class D Shares.
Class D Shares are generally available for purchase in our private offering if (i) an investor would otherwise be eligible to purchase Class F-I Shares and (ii) such investor, on its own, or together with any other commonly advised investors (as determined by the Adviser in its discretion), has invested at least $50 million in shares. We may also offer Class D Shares to certain feeder vehicles primarily created to hold our Class D Shares, which in turn offer interests in themselves to investors. Such feeder vehicles may have additional costs and expenses, which would be disclosed in connection with the offering of their interests.
Class E Shares
No Upfront Sales Load or ongoing servicing fees are paid for sales of any Class E Shares.
The Class E Shares are only being offered to current employees, officers or directors of Fortress or its affiliates (including eligible family members).
Other Terms of Common Shares
Each Class F-S Share, Class F-D Share, Class B Share, Class C Share, Class D Share and Class E Share held in a shareholder’s account will automatically and without any action on the part of the holder thereof convert into a number of Class F-I Shares (including any fractional shares) with an equivalent NAV as such share on the earliest of (i) a listing of Class F-I Shares, or (ii) our merger or consolidation with or into another entity or the sale or other disposition of all or substantially all of our assets (except for any such transaction taken in connection with an internal restructuring transaction).

Preferred Shares
Our Declaration of Trust authorizes our board of trustees to designate and issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of repurchase of each class or series of preferred shares so issued. Because our board of trustees has the power to establish the preferences and rights of each class or series of preferred shares, it may afford the holders of any series or class of preferred share preferences, powers and rights senior to the rights of holders of common shares.
If we ever created and issued preferred shares with a distribution preference over common shares, payment of any distribution preferences of outstanding preferred shares would reduce the amount of funds available for the payment of distributions on the common shares. Further, holders of preferred shares are normally entitled to receive a liquidation preference in the event we liquidate, dissolve or wind up before any payment is made to the common shareholders, likely reducing the amount common shareholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred shares may render more difficult or tend to discourage a merger, offer or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management. Our board of trustees may issue any preferred shares at any time in the future without shareholder approval.
Meetings and Special Voting Requirements
Under the MSTA and our Declaration of Trust, we are not required to, and do not anticipate, holding an annual meeting of shareholders each year. Special meetings of shareholders may be called only upon the request of a majority of our trustees, a majority of our independent trustees or our chief executive officer, president or chairman of the board of trustees. Special meetings of shareholders may be called by shareholders only for the purpose of removing trustees and filling any resulting vacancy, and will be called by our secretary upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting, provided such request contains the information required in our Bylaws and the shareholders comply with the procedures contained in our Bylaws.
The presence either in person or by proxy of shareholders entitled to cast one-third of all the votes entitled to be cast on such matter at the meeting on any matter will constitute a quorum (unless the board, when setting a meeting, determines that a greater percentage (but not more than a majority of all the votes entitled to be cast at such meeting on any matter) shall constitute a quorum for such meeting). Generally, the affirmative vote of a majority of all votes cast is necessary to take shareholder action, except as described in the next paragraph.
Under our Declaration of Trust, shareholders generally are entitled to vote at a duly held meeting at which a quorum is present on (i) amendments to our Declaration of Trust on which shareholders are entitled to vote as provided in our Declaration of Trust, (ii) a merger, conversion, or transfer or other disposition of all or substantially all of our assets on which shareholders are entitled to vote as provided in our Declaration of Trust, (iii) removal of our trustees and election of successor trustees as provided in our Declaration of Trust, and (iv) such other matters that our board of trustees have submitted to our shareholders for approval or ratification. The vote of shareholders entitled to cast a majority of the votes entitled to be cast is generally required to approve amendments to our Declaration of Trust upon which shareholders are entitled to vote, any merger, conversion, or transfer or other disposition of all or substantially all of our assets (unless any such transaction (x) is taken in connection with an internal restructuring transaction or any listing of our shares on a national securities exchange or (y) could be taken by a Maryland corporation without approval of its shareholders pursuant to the Maryland General Corporation Law), and no such action can be taken by our board of trustees without such majority vote of our shareholders. All other matters submitted to a vote of our shareholders require the approval of a majority of the votes cast on the matter, other than the removal of a trustee and certain elections of trustees. In addition, with respect to the approval of any amendment to our Declaration of Trust or merger, consolidation or transfer or other disposition of substantially all of our assets requiring approval by our shareholders, prior to a shareholder vote, our board of trustees must first adopt a resolution that the proposed action is advisable and directing the matter to be submitted to the shareholders. Shareholders have the power, without the concurrence of the trustees, to remove a trustee from our board of trustees for cause, by the affirmative vote of two-thirds of the shares of beneficial interest then outstanding and entitled to vote. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the trust through bad faith or active and deliberate dishonesty. Shareholders may elect trustees to fill vacancies resulting from the removal of such trustees by the shareholders by a majority of the votes cast; however, where the number of nominees is greater than the number of trustees to be elected, shareholders shall elect a trustee by a plurality of the votes cast.
Shareholders are not entitled to exercise any appraisal rights or of the rights of an objecting shareholder unless our board of trustees determines that such rights apply, with respect to all or any classes or series of shares of beneficial interests, to one or more transactions occurring after the date of the determination in connection with which shareholders would otherwise be entitled to exercise such rights.
Pursuant to our Declaration of Trust, shareholders may, during usual business hours, inspect and copy our Declaration of Trust and Bylaws and all amendments thereto, minutes of the proceedings of the shareholders, the annual statement of affairs of the trust and any voting trust agreements on file at our principal office.
Restrictions on Ownership and Transfer
Our Declaration of Trust contains restrictions on the number of our shares that a person or group may own. Unless the board otherwise determines, no person or group may acquire or hold, directly or indirectly through application of constructive ownership rules, in excess of 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common shares or 9.8% in value or number of shares, whichever is more restrictive, of our outstanding shares of all classes or series unless they receive an exemption (prospectively or retroactively) from our board of trustees.
Subject to certain limitations, our board of trustees, in its sole discretion, may exempt a person prospectively or retroactively from, or modify, these limits, subject to such terms, conditions, representations and undertakings as required by our Declaration of Trust and as our board of trustees may determine. Our board of trustees has granted limited exemptions to certain persons who directly or indirectly own our shares, including trustees, officers and shareholders controlled by them or trusts for the benefit of their families.
Our Declaration of Trust further prohibits any person from beneficially or constructively owning our shares that would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire our shares that may violate any of these restrictions, or who is the intended transferee of our shares which are transferred to the trust, as described below, is required to give us immediate written notice, or in the case of a proposed or attempted transaction, give at least 15 days prior written notice, and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required for us to qualify as a REIT.
Any attempted transfer of our shares which, if effective, would result in violation of the above limitations, except for a transfer which results in shares being beneficially owned by fewer than 100 persons, in which case such transfer will be void and of no force and effect and the intended transferee shall acquire no rights in such shares, will cause the number of shares causing the violation, rounded to the nearest whole share, to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries designated by us and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day, as defined in our Declaration of Trust, prior to the date of the transfer. Our shares held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiaries. Any dividend or other distribution paid prior to our discovery that shares have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiaries. Subject to Maryland law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiaries. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that our shares have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiaries as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust, such as a gift, devise or other similar transaction, the market price, as defined in our Declaration of Trust, of the shares on the day of the event causing the shares to be held in the trust and (ii) the price per share received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferee and are owed by the proposed transferor to the transferee. Any net sale proceeds in excess of the amount payable per share to the proposed transferee will be paid immediately to the charitable beneficiaries. If, prior to our discovery that our shares have been transferred to the trust, the shares are sold by the proposed transferee, then the shares shall be deemed to have been sold on behalf of the trust and, to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, our shares held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust, or, in the case of a devise or gift, the market price at the time of the devise or gift and (ii) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiaries in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee. We may reduce the amount payable to the proposed transferee by the amount of dividends and other distributions which have been paid to the proposed transferor and are owed to the proposed transferor to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiaries.
If the transfer to the trust as described above is not automatically effective for any reason to prevent violation of the above limitations or our failing to qualify as a REIT, then the transfer of the number of shares that otherwise cause any person to violate the above limitations will be void and the intended transferee shall acquire no rights in such shares.
All certificates, if any, representing our shares issued in the future will bear a legend referring to the restrictions described above.
Every owner of more than 5% of our outstanding shares during any taxable year, or such lower percentage as required by the Code or the regulations promulgated thereunder or as otherwise required by our board of trustees, within 30 days after the end of each taxable year, is required to give us written notice, stating his or her name and address, the number of shares of each class and series of our shares which he or she beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall, upon demand, be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Any subsequent transferee to whom you transfer any of your shares must comply with Rule 502(d) of Regulation D promulgated under the Securities Act.
Number of Trustees; Vacancies on Board of Trustees; Removal of Trustees
Our Declaration of Trust provides that the number of our trustees may be established only by our board of trustees pursuant to our Bylaws. Our Bylaws provide that, unless our Bylaws are amended, the number of trustees may not be fewer than three nor more than fifteen.
Any vacancy on our board of trustees (other than vacancies resulting from shareholder removal of a trustee) may be filled only by a vote of a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any trustee elected to fill a vacancy will serve until a successor is duly elected and qualifies. Our independent trustees will choose the nominees to fill vacancies in our independent trustee positions. Vacancies resulting from shareholder removal of a trustee can be filled only by the shareholders.

Any trustee may resign at any time and may be removed for cause by our shareholders upon the affirmative vote of shareholders entitled to cast at least two-thirds of all the votes entitled to be cast generally in the election of trustees. “Cause” is defined in our Declaration of Trust as conviction of a felony or a final judgment of a court of competent jurisdiction holding that such trustee caused demonstrable, material harm to the trust through bad faith or active and deliberate dishonesty.
Amendments to our Declaration of Trust and Bylaws
Except as provided by the terms of any classes or series of shares and as provided below, our Declaration of Trust may be amended by the board of trustees, without any action by our shareholders. Amendments to our Declaration of Trust that the board of trustees determines would materially and adversely affect the contract rights of our outstanding shares, but excluding amendments of the type specified in (i) Section 5.3.2 (Non-Pro Rata Distributions) or Section 5.4 (Classified or Reclassified Shares) of our Declaration of Trust or (ii) Section 2-605 of the Maryland General Corporation Law (both of which shall not require approval of any shareholder), must be approved by the board of trustees and shareholders entitled to cast a majority of the votes entitled to be cast on the matter.
Our board of trustees will have the exclusive power to adopt, alter or repeal any provision of our Bylaws and to make new bylaws.
Effect of Certain Provisions of Maryland Law and of our Declaration of Trust and Bylaws
Certain provisions of Maryland law, our Declaration of Trust and Bylaws could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for shareholders or otherwise be in their best interest.
Distribution Policy
We intend to declare monthly distributions based on record dates established by our board of trustees and to pay such distributions on a monthly basis and have declared such distributions since November 30, 2023. Our distribution policy has been set by our board of trustees and is subject to change based on available cash flows. We cannot guarantee the amount of distributions to be paid, if any. In connection with a distribution to our shareholders, our board of trustees approves a monthly distribution for a certain dollar amount per share for each class of our shares. We then calculate each shareholder’s specific distribution amount for the month using applicable record and declaration dates, and your distributions begin to accrue on the date you are admitted as a shareholder.
Distributions will generally be made on all classes of our common shares at the same time. The per share amount of distributions on Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares will likely differ because of adjustment for class-specific items such as ongoing servicing fees and, if the REIT becomes a Publicly Offered REIT, management fees and accruals/allocations of the performance participation interest. We expect to use the “record share” method of determining the per share amount of distributions on Class F-S Shares, Class F-D Shares, Class F-I Shares, Class B Shares, Class C Shares, Class D Shares and Class E Shares, although our board of trustees may choose any other method. The “record share” method is one of several distribution calculation methods for multiple-class funds recommended, but not required, by the American Institute of Certified Public Accountants. Under this method, the amount to be distributed on our common shares will be increased by the sum of all class-specific ongoing servicing fees, and as applicable, any class-specific management fees and accruals/allocations of the performance participation interest, for such period. Such amount will be divided by the number of our common shares outstanding on the record date. Such per share amount will be reduced for each class of common shares by the per share amount of any class-specific ongoing servicing fees, and as applicable, any class-specific management fees and accruals/allocations of performance participation interest allocable to such class, if applicable.
We intend to distribute sufficient income so that we satisfy the requirements for qualification as a REIT. In order to qualify as a REIT, we will be required to distribute annually to holders of Fortress Net Lease REIT common shares at least 90% of our “real estate investment trust taxable income,” which, as defined by the Code and the Treasury Regulations, is generally equivalent to net taxable ordinary income (and could be all cash or a combination of cash and stock satisfying the requirements of applicable law). Shareholders receiving such dividend and any future dividend payable in cash or Fortress Net Lease REIT common shares will be required to include the full amount of such dividends as ordinary income to the extent of our current and accumulated earnings and profits (except to the extent designated as capital gain dividends), as determined for U.S. federal income tax purposes for the year of such dividends, and may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. With respect to certain non-United States shareholders, we may be required to withhold United States withholding tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in shares. For more information regarding the tax treatment of distributions to holders of Fortress Net Lease REIT common shares, see the “Certain U.S. Tax Considerations—Annual Distribution Requirements” section of this Registration Statement.
Distributions are authorized at the discretion of our board of trustees, in accordance with our earnings, cash flows and general financial condition. Our board of trustees’ discretion is directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. We have not established any limit on the amount of proceeds from our private offering that may be used to fund distributions other than those limits imposed by our organizational documents and Maryland law. See the “Certain U.S. Tax Considerations” section of this Registration Statement for information concerning the U.S. federal income tax consequences of distributions paid by us.
There is no assurance we will pay distributions in any particular amount, if at all. We may fund any distributions from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds (including from sales of our common shares or Operating Partnership units to the Special Limited Partner, affiliates of Fortress), the sale of our assets, and repayments of our real estate debt investments, and we have no limits on the amounts we may fund from such sources. The extent to which we fund distributions from sources other than cash flow from operations will depend on various factors, including the level of participation in our distribution reinvestment plan, the extent to which the Adviser elects to receive its management fee in Class E Shares or Class A units and the Special Limited Partner elects to receive distributions on its performance participation interest in Class A units, how quickly we invest the proceeds from this and any future offering and the performance of our investments, including our real estate debt portfolio. Funding distributions from borrowings, offering proceeds, the sale of our assets, and repayments of our real estate debt investments will result in us having less funds available to acquire properties or other real estate-related investments. As a result, the return you realize on your investment may be reduced. Doing so may also negatively impact our ability to generate cash flows. Likewise, funding distributions from the sale of additional securities will dilute your interest in us on a percentage basis and may impact the value of your investment especially if we sell these securities at prices less than the price you paid for your shares.
Our board of trustees may delegate to a committee of trustees the power to fix the amount and other terms of a distribution. In addition, if our board of trustees gives general authorization for a distribution and provides for or establishes a method or procedure for determining the maximum amount of the distribution, our board of trustees may delegate to one of our officers the power, in accordance with the general authorization, to fix the amount and other terms of the distribution.
Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for our dissolution and the liquidation of our assets in accordance with the terms of our Declaration of Trust or distributions in which (i) our board of trustees advises each shareholder of the risks associated with direct ownership of the property, (ii) our board of trustees offers each shareholder the election of receiving such in-kind distributions, and (iii) in-kind distributions are made only to those shareholders that accept such offer. Our shareholders who receive distributions in kind of marketable securities may incur transaction expenses in liquidating the securities.
Distribution Reinvestment Plan
We have adopted a distribution reinvestment plan whereby shareholders will have their cash distributions automatically reinvested in additional common shares unless they elect to receive their distributions in cash. Any cash distributions attributable to the class or classes of shares owned by participants in the distribution reinvestment plan will be immediately reinvested in our shares on behalf of the participants on the business day such distribution would have been paid to such shareholder. See the “Certain U.S. Tax Considerations” section of this Registration Statement for information concerning the U.S. federal income tax consequences of participating in the distribution reinvestment plan.
The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price for such shares at the time the distribution is payable. Shareholders will not pay an Upfront Sales Load when purchasing shares pursuant to the distribution reinvestment plan. The ongoing servicing fees with respect to our Class F-S Shares and Class F-D Shares are calculated based on our NAV for those shares and may reduce the NAV or, alternatively, the distributions payable with respect to shares of such class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan. In addition, any class specific management fees or accruals/allocations of the performance participation interest may also reduce the NAV, or alternatively, the distributions payable with respect to shares of a class, including shares issued in respect of distributions on such shares under the distribution reinvestment plan. Shares acquired under the distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares of that class purchased in our private offering.
We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our shareholders; provided that notice of any material amendment is sent to participants at least ten business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution reinvestment plan for any reason at any time upon ten business days’ prior written notice to participants. A shareholder’s participation in the plan will be terminated to the extent that a reinvestment of such shareholder’s distributions in our shares would cause the percentage ownership or other limitations contained in our Declaration of Trust to be violated. Participants may terminate their participation in the distribution reinvestment plan with ten business days’ prior written notice to us.
Account Statements
Our transfer agent will provide on a quarterly basis to each participant in the distribution reinvestment plan a statement of account describing, as to such participant, (i) the distributions reinvested during the quarter, (ii) the number of shares purchased during the quarter, (iii) the per share purchase price for such shares and (iv) the total number of shares purchased on behalf of the participant under the plan. On an annual basis, tax information with respect to income earned on shares under the plan for the calendar year will be provided to each applicable participant.
Other Considerations
There is currently no market for our shares, and we do not expect that a market for our shares will develop in the future. We do not intend for the shares registered under this Registration Statement to be listed on any national securities exchange. There are no outstanding options or warrants to purchase our shares. Shareholders shall be entitled to the same limitation of personal liability extended to stockholders of a Maryland corporation as provided for by the Maryland Statutory Trust Act. Our Declaration of Trust provides that no shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person by reason of being a shareholder.

ITEM 12.	INDEMNIFICATION OF TRUSTEES AND OFFICERS
The Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its sole member, are not liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under the Management Agreement or otherwise as our investment adviser of the Company.
Declaration of Trust
To the maximum extent permitted by the Maryland General Corporation Law, as amended from time to time, the Company shall indemnify each present and former trustee and officer (including persons who serve at the Company’s request as directors, officers or trustees of another organization in which the Company has any interest as a shareholder, creditor or otherwise) and the Adviser and its officers, managers, partners, agents, employees, controlling persons, members and affiliates (each a “Covered Person”) against any claim or liability to which the Covered Person may become subject by reason of such status, except, in the case of a Covered Person that is the Adviser or any of its officers, managers, partners, agents, employees, controlling persons, members or affiliates, in each case, in his, her or its capacity as such, with respect to any matter where such Covered Person has been finally adjudicated in a decision on the merits to have engaged in Disabling Conduct. In addition, the Company shall, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay from time to time, in advance of final disposition of any action, suit or proceeding, expenses incurred by a Covered Person by reason of such status; provided that, the Company must have received (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the Covered Person has met the applicable standard of conduct necessary for indemnification by the Company and (ii) a written undertaking by or on behalf of the Covered Person to repay amounts so paid by the Company if it is ultimately determined that the indemnification of such expenses is not authorized under the Declaration of Trust. The Company is not required to indemnify or advance funds to any Covered Person entitled to indemnification under the Declaration of Trust (x) with respect to any action initiated or brought voluntarily by such Covered Person (and not by way of defense) unless (I) approved or authorized by the board or (II) incurred to establish such Covered Person’s right to indemnification under the Declaration of Trust, or (y) in connection with any claim with respect to which such person is found to be liable to the Company.
The Company may provide or obligate itself to provide such indemnification or payment or reimbursement of expenses to any person that served a predecessor of the Company as a Covered Person or any employee or agent of the Company or any predecessor of the Company. Any indemnification or payment or reimbursement of the expenses permitted by the Declaration of Trust will be furnished in accordance with the procedures provided for indemnification or advance or reimbursement of expenses, as the case may be, under Section 2-418 of the Maryland General Corporation Law (or any successor provision thereto) for directors of Maryland corporations.
Indemnification Agreements
We have entered into indemnification agreements with each of our trustees and executive officers. Pursuant to the terms of these indemnification agreements, we would indemnify and advance expenses and costs incurred by our trustees and executive officers in connection with any claims, suits or proceedings brought against such trustees and executive officers as a result of his or her service. However, our indemnification obligation is subject to the limitations set forth in the indemnification agreements and in our Declaration of Trust. We also maintain a directors and officers insurance policy.
Management Agreement
The Company will indemnify the Adviser and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including, without limitation, its general partner or managing member (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising from any actual or alleged act or omission to act performed or omitted by it in connection with any matter arising out of or in connection with the Management Agreement or otherwise as an investment adviser of the Company and for any losses due to any actual or alleged act or omission to act of any broker, agent, counsel or accountant of the Company; provided, that the selection, engagement or retention of such broker, agent, counsel or accountant by the Indemnified Party did not constitute fraud, gross negligence, recklessness, willful misconduct, bad faith (in each case as determined in accordance with the laws of the State of Delaware), or intentional and material breach of the Management Agreement (“Disabling Conduct”), except for any such losses primarily attributable to such Indemnified Party’s Disabling Conduct.
Operating Partnership Agreement
The Operating Partnership Agreement provides for the indemnification of us, as sole member of the general partner, by the Operating Partnership for liabilities we incur in dealings with third parties on behalf of the Operating Partnership. To the extent that the indemnification provisions purport to include indemnification of liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and therefore unenforceable.

ITEM 13.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
Set forth below is an index to our financial statements attached to this Registration Statement.

ITEM 14.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
There are not and have not been any disagreements between the Company and its accountant on any matter of accounting principles, practices, or financial statement disclosure.

ITEM 15.	FINANCIAL STATEMENTS AND EXHIBITS
(a)	List separately all financial statements filed
The financial statements attached to this Registration Statement are listed under “Item 13. Financial Statements and Supplementary Data.”
(b)	Exhibits
3.1	Certificate of Trust of the Company, dated January 24, 2023*
3.2	Second Amended and Restated Declaration of Trust of the Company, dated September 27, 2023*
3.3	Bylaws of the Company, as adopted May 1, 2023*
4.1	Distribution Reinvestment Plan adopted by the Company, effective as of September 27, 2023*
10.1	Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated September 27, 2023*
10.2	Amended and Restated Management Agreement, dated September 27, 2023, by and among the Company, the Operating Partnership and the Adviser*
10.3	Administration Agreement, dated May 1, 2023, by and between the Company and the Adviser*
10.4	Amended and Restated Dealer Manager Agreement, dated September 27, 2023, by and among the Company, the Adviser and the Dealer Manager*
10.5	Form of Indemnification Agreement by and between the Company and its trustees and officers*
10.6	Form of Participating Broker-Dealer Agreement by and between the Dealer Manager and participating broker-dealers*
10.7	Subscription Agreement, dated January 29, 2024, by and between the Company and TTC Multi-Strategy Fund*
21.1	Subsidiaries of the Company*
*	Previously filed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of Fortress Net Lease REIT
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Fortress Net Lease REIT and subsidiaries (the “Company”) as of December 31, 2023, the related consolidated statements of operations, changes in equity and cash flows for the period from January 24, 2023 (Date of Formation) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and the results of its operations and its cash flows from January 24, 2023 (Date of Formation) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
New York, New York
April 26, 2024
We have served as the Company’s auditor since 2023.

Fortress Net Lease REIT
Consolidated Balance Sheet
(in thousands, except per share data)
As of December 31, 2023
Assets
Investments in real estate, net	$98,469
Intangible assets, net	20,912
Cash and cash equivalents	4,515
Restricted cash	127,889
Other assets	673
Total assets	$252,458

Liabilities and Equity
Liabilities
Subscriptions received in advance	$123,192
Due to affiliate	9,205
Distribution payable	470
Other liabilities	450
Accounts payable and accrued expenses	10,052
Total liabilities	143,369

Commitments and contingencies (see Note 8)

Equity
Common stock – Class F-I shares, $0.01 par value per share, 2,346 shares issued and outstanding as of December 31, 2023	23
Common stock – Class B shares, $0.01 par value per share, 2,102 shares issued and outstanding as of December 31, 2023	21
Common stock – Class C shares, $0.01 par value per share, 7,227 shares issued and outstanding as of December 31, 2023	73
Common stock – Class E shares, $0.01 par value per share, 202 shares issued and outstanding as of December 31, 2023	2
Additional paid-in capital	115,952
Accumulated deficit	(6,982)
Total equity	109,089
Total liabilities and equity	$252,458
The accompanying notes are an integral part of these consolidated financial statements.

Fortress Net Lease REIT
Consolidated Statement of Operations
(in thousands, except per share data)
For The Period From January 24, 2023 (Date of Formation) Through December 31, 2023
Revenue
Rental revenue	$85
Total revenues	85

Expenses
Organizational costs	6,491
General and administrative	176
Depreciation and amortization	25
Total expenses	6,692
Other income (expense)
Interest income	413
Interest expense	(87)
Net loss	$(6,281)
Net loss per share of common stock – basic and diluted	$(3.96)
Weighted-average shares of common stock outstanding, basic and diluted	1,587
The accompanying notes are an integral part of these consolidated financial statements.

Fortress Net Lease REIT
Consolidated Statement of Changes in Equity
For the Period From January 24, 2023 (Date of Formation) Through December 31, 2023
(in thousands, except per share data)
	Par Value				Additional Paid-in Capital	Accumulated Deficit	Total
	Class F-I Shares	Class B Shares	Class C Shares	Class E Shares
Equity
Balance at January 24, 2023 (Date of Formation)	$—	$—	$—	$—	$—	$—	$—
Common stock issued	23	29	65	2	118,564	—	118,683
Offering costs	—	—	—	—	(2,704)	—	(2,704)
Distribution reinvestment	—	—	—	—	92	—	92
Share class exchange	—	(8)	8	—	—	—	—
Net loss	—	—	—	—	—	(6,281)	(6,281)
Distributions declared on common stock ($0.0792 gross per share)	—	—	—	—	—	(701)	(701)
Balance at December 31, 2023	$ 23	$ 21	$ 73	$ 2	$ 115,952	$ (6,982)	$ 109,089
The accompanying notes are an integral part of these consolidated financial statements.

Fortress Net Lease REIT
Consolidated Statement of Cash Flows
(in thousands)
For The Period From January 24, 2023 (Date of Formation) Through December 31, 2023
Cash flows from operating activities:
Net loss	$(6,281)
Adjustments to reconcile net loss to net cash provided by operating activities:
Organizational costs	6,491
Depreciation and amortization	25
Other items	(138)
Changes in assets and liabilities:
(Increase) in other assets	(11)
Increase in other liabilities	450
Net cash provided by operating activities	536

Cash flows from investing activities:
Acquisitions of real estate	(95,648)
Capital expenditures and improvements	(14,220)
Net cash used in investing activities	(109,868)

Cash flows from financing activities:
Proceeds from affiliate note payable	14,900
Repayment of affiliate note payable	(14,900)
Proceeds from issuance of common stock	118,775
Subscriptions received in advance	123,192
Payment of distributions to common stock	(231)
Net cash provided by financing activities	241,736
Net change in cash, cash equivalents and restricted cash	132,404

Cash, cash equivalents and restricted cash, beginning of period	—
Cash, cash equivalents and restricted cash, end of period	$132,404

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheet:
Cash and cash equivalents	$4,515
Restricted cash	127,889
Total cash, cash equivalents and restricted cash	$132,404

Supplemental disclosures:
Interest paid	$87

Non-cash investing and financing activities:
Accrued capital expenditures	$9,887
Distributions declared and unpaid	$470
Offering costs due to affiliate	$2,704
Share class exchange	$8
The accompanying notes are an integral part of these consolidated financial statements.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
1.	Organization and Business Purpose
Fortress Net Lease REIT (“FNLR” or the “Company”) was formed on January 24, 2023 (Date of Formation) as a Maryland statutory trust and intends to qualify as a real estate investment trust (“REIT”) for U.S. federal income tax purposes. The Company was organized to invest primarily in single-tenant commercial real estate properties subject to long-term net leases with investment grade and other creditworthy tenants or guarantors located in the United States and, to a lesser extent, Canada, Europe or other jurisdictions as the Company sees fit. The Company, through FNLR GP LLC (a wholly owned subsidiary of the Company), is the sole general partner of FNLR OP LP, a Delaware limited partnership (“FNLR OP”), and FNLR SLP LLC (the “Special Limited Partner”), a wholly owned subsidiary of Fortress Investment Group LLC (“Fortress”), owns a special limited partner interest in FNLR OP. Substantially all of the Company’s business is conducted through FNLR OP. The Company and FNLR OP are externally managed by FNLR Management LLC (the “Adviser”), an affiliate of Fortress.
As of December 31, 2023, the Company has acquired a land parcel, a leasehold interest in a property, a property under development, all subject to build-to-suit leases, and a property for which the Company executed a triple net lease agreement to fully lease the property. All acquisitions are industrial properties located in the United States. The Company’s principal business is the acquisition, ownership and leasing of single tenant properties subject to long-term net leases with creditworthy tenants or guarantors. The principal business and operations are not distinguished by geography or property type for purposes of measuring performance. Accordingly, the Company has only one reportable segment.
On May 1, 2023, the Company initiated the offering of its shares through a continuous private placement offering, under Regulation D of the Securities Act of 1933, as amended. The Company is authorized to issue an unlimited number of common shares of beneficial interests, par value $0.01 per share. Initially, the Company plans to offer up to $750 million in common shares in its primary offering (the “Initial Offering”), not including any shares issued pursuant to our distribution reinvestment plan or any Class E shares or FNLR OP units purchased by the general partner of FNLR OP, Fortress or employees, officers or directors of Fortress or its affiliates. As of December 31, 2023, the Company has received aggregate proceeds of $118.7 million from selling shares of the Company’s common shares through the Initial Offering. The share classes have different upfront selling commissions, dealer manager fees and ongoing shareholder servicing fees.
2.	Summary of Significant Accounting Policies
The Company believes the following significant accounting policies, among others, affect its more significant estimates and assumptions used in the preparation of the consolidated financial statements.
Principles of Consolidation and Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the accounts of the Company and the Company’s subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
The Company consolidates all entities in which it has a controlling financial interest through majority ownership or voting rights and variable interest entities whereby the Company is the primary beneficiary. In determining whether the Company has a controlling financial interest in a partially owned entity and the requirement to consolidate the accounts of that entity, the Company considers whether the entity is a variable interest entity (“VIE”) and whether it is the primary beneficiary. The Company is the primary beneficiary of a VIE when it has (i) the power to direct the most significant activities impacting the economic performance of the VIE and (ii) the obligation to absorb losses or receive benefits significant to the VIE. FNLR OP is considered to be a VIE. The Company consolidates this entity because it has the ability to direct the most significant activities of the entity such as purchases, dispositions, financings, budgets and overall operating plans. The Company meets the VIE disclosure exemption criteria, as the Company’s interest in FNLR OP is considered a majority voting interest.
Use of Estimates
The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may ultimately differ materially from those estimates.
Rental Revenue
The Company accounts for rental revenue in accordance with Accounting Standards Codification (“ASC”) 842, Leases (“ASC 842”). Rental revenue consists of fixed contractual base rent arising from the tenant lease at our property classified as an operating lease. Revenue under leases that are deemed probable of collection is recognized as revenue on a straight-line basis over the non-cancelable term of the related leases, including any rent steps or abatement provisions. The Company begins to recognize revenue upon the acquisition of the related property or when a tenant takes possession of the leased space. For leases that are deemed not probable of collection, revenue is recorded as the lesser of (i) the amount which would be recognized on a straight-line basis or (ii) cash that has been received from the tenant, with any tenant and deferred rent receivable balances charged as a direct write-off against rental revenue in the period of the change in the collectability determination. Our estimate of collectability includes, but is not limited to, factors such as the tenant’s payment history, financial condition, industry and geographic area. These estimates could differ materially from actual results. As of December 31, 2023, there was no rent that was deemed not probable of collection.
Investments in Real Estate
In accordance with ASC 805, Business Combinations, the Company determines whether the acquisition of a property qualifies as a business combination, which requires that the assets acquired and liabilities assumed constitute a business. If the property acquired does not constitute a business, the Company accounts for the transaction as an asset acquisition. The guidance for business combinations states that when substantially all of the fair value of the gross assets to be acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset or set of assets is not a business. All property acquisitions to date have been accounted for as asset acquisitions.
Whether the acquisition of a property acquired is considered a business combination or asset acquisition, the Company recognizes the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired entity. In addition, for transactions that are business combinations, the Company evaluates the existence of goodwill or a gain from a bargain purchase. The Company capitalizes acquisition-related costs associated with asset acquisitions.
Upon acquisition of a property, the Company assesses the fair value of acquired tangible and intangible assets (including land, buildings, tenant improvements, “above-market” and “below-market” leases, acquired in-place leases, other identifiable intangible assets and assumed liabilities) and allocates the purchase price to the acquired assets and assumed liabilities on a relative fair value basis. The Company assesses and considers fair value based on estimated cash flow projections that utilize discount and/or capitalization rates that it deems appropriate, as well as other available market information. Estimates of future cash flows are based on a number of factors including the historical operating results, known and anticipated trends, and market and economic conditions.
The fair value of the tangible assets of an acquired property considers the value of the property as if it were vacant. The Company records acquired above-market and below-market leases at their fair values (using a discount rate which reflects the risks associated with the leases acquired) equal to the difference between (1) the contractual amounts to be paid pursuant to each in-place lease and (2) management’s estimate of fair market lease rates for each corresponding in-place lease, measured over a period equal to the remaining term of the lease for above-market leases and the initial term plus the term of any below-market fixed rate renewal options for below-market leases. The Company records acquired in-place lease values based on the Company’s evaluation of the specific characteristics of each tenant’s lease. Factors to be considered include costs to execute similar leases or estimated carrying costs during hypothetical expected lease-up periods considering current market conditions. In estimating costs to execute similar leases, the Company considers leasing commissions, legal and other related expenses. In estimating carrying costs, the Company includes real estate taxes, insurance and other operating expenses, if any, and estimates of lost rentals at market rates during the expected lease-up periods, depending on local market conditions. The Company also considers an allocation of purchase price of other acquired intangibles, including acquired in-place leases that may have a customer relationship intangible value, including but not limited to, the nature and extent of the existing relationship with the tenants, the tenants’ credit quality and expectations of lease renewals.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
Intangible lease assets are recorded as Intangible assets on the Company’s Consolidated Balance Sheet and amortized at lease commencement over the life of the lease. From January 24, 2023 (Date of Formation) through December 31, 2023, amortization of in-place lease intangibles was $5,776 and recorded as Depreciation and amortization expense on the Consolidated Statement of Operations.
The cost of building and improvements includes the purchase price of the Company’s properties and any acquisition-related costs, along with any subsequent improvements to such properties. The Company’s investments in real estate are stated at cost and are generally depreciated on a straight-line basis over the estimated remaining useful lives of the assets as follows:
Description	Depreciable Life
Buildings	35 years
Tenant improvements	25 years
Land improvements	6 years
In-place lease intangibles	Over lease term
The Company determines a tenant improvement’s depreciable useful life as the shorter of the tenant’s lease term or the economic useful life associated with the tenant improvement. For the period from January 24, 2023 (Date of Formation) through December 31, 2023, depreciation expense was $19,310 and included in Depreciation and amortization expense on the Consolidated Statement of Operations.
The Company capitalizes certain costs related to the development of real estate, including pre-construction costs, construction costs, real estate taxes and insurance. Additionally, the Company capitalizes interest costs related to development activities. Capitalization of these costs begin when the activities and related expenditures commence and cease when the project is substantially complete and ready for its intended use at which time the project is placed in service and depreciation commences but no later than one year after substantial completion.
The Company reviews real estate properties for impairment quarterly or when there is an event or change in circumstances that indicates an impaired value. Since cash flows on real estate properties considered to be “long-lived assets to be held and used” are evaluated on an undiscounted basis to determine whether an asset has been impaired, the Company’s strategy of holding properties over the long term directly decreases the likelihood of recording an impairment loss. If the Company’s strategy changes or market conditions otherwise dictate an earlier sale date, an impairment loss may be recognized, and such loss could be material to our results. If the Company determines that an impairment has occurred, the affected assets must be reduced to their fair value. No impairments occurred during the period from January 24, 2023 (Date of Formation) through December 31, 2023.
Definite-lived intangible assets are recorded as a component of Intangible assets on the Company’s Consolidated Balance Sheet. The amortization of acquired above-market and below-market leases will be recorded as an adjustment to Rental revenue on the Company’s Consolidated Statement of Operations. The amortization of in-place leases is recorded as an adjustment to Depreciation and amortization expense on the Company’s Consolidated Statement of Operations. As of December 31, 2023, the Company has not recorded any above-market or below-market lease intangibles.
The Company reviews indefinite-lived intangible assets for impairment annually or when there is an event or change in circumstances that indicates a decrease in value. If there are qualitative factors that indicate it is more likely than not that the indefinite-lived intangible asset is impaired, the Company calculates the fair value of the asset and will record the impairment charge if the carrying amount exceeds the fair value. This new cost basis will be used for future periods when recording subsequent loss and cannot be written up to a higher value as a result of increases in fair value. No impairments occurred during the period from January 24, 2023 (Date of Formation) through December 31, 2023.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
Leases
Lessee
The Company accounts for its leases in accordance with ASC 842. The Company determines if an arrangement is a lease at contract inception. If there is an identified asset in the contract (either explicitly or implicitly) and the Company has control over its use, the contract is (or contains) a lease. During the period presented, there were no lease arrangements for which the Company is the lessee.
Lessor
The majority of the Company’s properties, consisting of land and buildings, are leased on a long-term triple net basis with base terms typically ranging from 10 to 30 years with long-term renewal options, which provides that the tenants are responsible for the payment of all property operating expenses during the lease term, including but not limited to, property taxes, repairs and maintenance, insurance and certain capital expenditures. The Company records such expenses on a net basis.
A lease is classified as an operating lease if none of the following criteria are met: (i) ownership transfers to the lessee at the end of the lease term, (ii) the lessee has a purchase option that is reasonably certain to be exercised, (iii) the lease term is for a major part of the economic life of the leased property, (iv) the present value of the future lease payments and any residual value guaranteed by the lessee that is not already reflected in the lease payments equals or exceeds substantially all of the fair value of the leased property, and (v) the leased property is of such a specialized nature that it is expected to have no future alternative use to the Company at the end of the lease term. If one or more of these criteria are met, the lease will generally be classified as a sales-type lease, unless the lease contains a residual value guarantee from a third party other than the lessee, in which case it would be classified as a direct financing lease under certain circumstances.
Cash and Cash Equivalents
Cash and cash equivalents represent cash on hand, cash held in banks and liquid investments with original maturities of three months or less. The Company may have bank balances in excess of federally insured amounts; however, the Company deposits its cash and cash equivalents with high credit-quality institutions to minimize credit risk.
Restricted Cash
As of December 31, 2023, restricted cash consists of approximately $123.2 million of cash received for subscriptions prior to the date in which the subscriptions are effective, which is held in a bank account controlled by the Company’s transfer agent but in the name of the Company. Other restricted cash consists of amounts held in escrow as construction in progress reserves.
Other Assets
The Company’s deferred charges, include leasing costs incurred in connection with new leases, which consist primarily of brokerage fees, are recorded as a component of Other assets on the Consolidated Balance Sheet and amortized over the life of the related lease.
Organization and Offering Costs
The Adviser has agreed to advance organization and offering costs on behalf of the Company (including legal, accounting and other expenses attributable to the organization, but excluding selling commissions and shareholder servicing fees) through the first anniversary of the date on which escrow is released, which was November 1, 2023.
The Company will reimburse the Adviser for all such advanced expenses ratably over a 60-month period following the first anniversary of the date escrow is released. After the first anniversary of the date escrow is released, the Company will reimburse the Adviser for any organization and offering costs it incurs on the Company’s behalf as and when incurred.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
The Adviser may elect to receive all or a portion of any such reimbursements in the form of cash, Class E shares or Class A units of FNLR OP. From January 24, 2023 (Date of Formation) through December 31, 2023, the Company has recorded approximately $6.5 million of Organizational costs on the Consolidated Statement of Operations and charged to equity approximately $2.7 million of offering costs as shown on the Consolidated Statement of Changes in Equity.
Independent Brokerage Solutions LLC (the “Dealer Manager”) will serve as the dealer manager for the Company’s continuous private offering. No upfront selling fees will be paid to the Company or Dealer Manager with respect to the Class F-I, Class B, Class C, Class D and Class E shares; however, for Class F-S and Class F-D shares that are purchased through certain financial intermediaries, those financial intermediaries may directly charge transaction or other fees, including upfront placement fees or brokerage commissions, limited to a percent of the transaction price. The Dealer Manager is entitled to receive a shareholder servicing fee of 0.85% and 0.25% per annum of the aggregate net asset value (“NAV”) of the Company’s outstanding Class F-S shares and Class F-D shares, respectively. There is no ongoing servicing fee for the Class F-I, Class B, Class C, Class D or Class E shares.
The following table details the selling commissions and shareholder servicing fees for each applicable share class as of December 31, 2023:
	Class F-I Shares	Class F-S Shares	Class F-D Shares	Class B Shares	Class C Shares	Class D Shares	Class E Shares
Selling commissions	—	up to 3.5%	up to 1.5%	—	—	—	—
Shareholder servicing fee (% of NAV)	—	0.85%	0.25%	—	—	—	—
Income Taxes
The Company qualifies to be taxed as a REIT for U.S. federal income tax purposes commencing with the year ending December 31, 2023. The Company’s qualification as a REIT will depend upon its ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”) relating to, among other things, the sources of the Company’s gross income, the composition and value of the Company’s assets, the Company’s distribution levels and the diversity of ownership of the Company’s capital shares. The Company believes that it is organized in conformity with the requirements for qualification as a REIT under the Code and that its intended manner of operation will enable the Company to meet the requirements for qualification and taxation as a REIT for U.S. federal income tax purposes commencing with the Company’s taxable year ending December 31, 2023.
As a REIT, the Company generally will not be subject to U.S. federal income tax on its net taxable income that it distributes currently to its shareholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. If the Company fails to qualify for taxation as a REIT in any taxable year and does not qualify for certain statutory relief provisions, the Company’s income for that year will be taxed at regular corporate rates, and the Company would be disqualified from taxation as a REIT for the four taxable years following the year during which the Company ceased to qualify as a REIT. Even if the Company qualifies as a REIT for U.S. federal income tax purposes, it may still be subject to state and local taxes on its income and assets and to U.S. federal income and excise taxes on its undistributed income.
Earnings Per Share
Basic earnings/(loss) per share of common shares is determined by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period. All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share. The Company computed its weighted average shares outstanding used in the calculation of net loss per share based on the daily number of outstanding shares from January 24, 2023 (Date of Formation) through December 31, 2023.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
3.	Investments in Real Estate, net
Investments in real estate, net consisted of the following:
(in thousands)	December 31, 2023
Buildings and tenant improvements	$49,264
Land and land improvements	12,718
Construction in progress	36,506
Total	98,488
Accumulated depreciation	(19)
Investments in real estate, net	$98,469
The Company acquired a leasehold interest and property under development for approximately $12.5 million, a land parcel and property under development for approximately $13.7 million, a property under development for approximately $3.0 million and a property with 982,708 of rentable square feet of gross leasable area (“GLA”) (unaudited) for approximately $66.4 million. As of December 31, 2023, the GLA (unaudited) was fully occupied.
The following table details the purchase price allocation for the properties acquired from January 24, 2023 (Date of Formation) through December 31, 2023:
(in thousands)	Amount
Buildings and tenant improvements	$49,264
Land and land improvements	12,718
Construction in progress	12,398
Leasehold interest	7,492
In-place lease intangibles	13,426
Other assets	350
Total Purchase Price	$95,648
4.	Intangibles
The following table summarizes the identified intangible assets as of December 31, 2023:
(in thousands)	Amount
Intangible lease asset:
In-place lease intangibles	$13,420
Indefinite lived intangible asset:
Leasehold interest	7,492
Total intangible assets	$20,912
The estimated future amortization of the Company’s in-place lease intangible assets for each of the next five years and thereafter as of December 31, 2023 is as follows:
(in thousands)	Amount
2024	$530
2025	537
2026	537
2027	537
2028	537
Thereafter	10,742
Total	$13,420

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
5.	Related Party Transactions
Due to Affiliate
The Company will reimburse the Adviser for the use of accounting, information technology and operational services, software or other assets utilized to provide such services to the Company based on an allocation by the Adviser. From January 24, 2023 (Date of Formation) through December 31, 2023, the Company has not reimbursed the Adviser for such expenses.
Management Fee
The Company will pay the Adviser a management fee equal to 1.00% of NAV per annum payable monthly; provided the Adviser has waived the management fee for six months for each investor currently invested in the fund measured from the later date of (i) the day on which such shareholder first purchased any such shares and (ii) if applicable, the day on which such shares were released from escrow; such later date in respect of any investor, the “Issuance Date.” The management fee paid to the Adviser in respect of any Class E Shares will be waived by the Adviser for periods following the time that the Company becomes a “publicly offered REIT” for U.S. federal income tax purposes.
Performance Participation Allocation
The Special Limited Partner holds a performance participation interest in the FNLR OP that entitles it to receive an allocation of total return. This allocation is an expense to the Company as it represents a liability payable for services rendered relating to ongoing operations of the Company. Total return is defined as total distributions plus the change in the Company’s NAV per share, adjusted for subscriptions and repurchases. The Special Limited Partner is entitled to an allocation from FNLR OP equal to (i) for the Class F-S units, Class F-D units, Class F-I units, Class B units and Class E units of FNLR OP, 10% of total return and (ii) for the Class C units of FNLR OP, 5% of total return in each case, after the other unit holders have received a total return of 5% (after recouping any loss carryforward amount). The allocation of the performance participation interest is measured on a calendar year basis, made annually and accrued monthly, and is payable in Class A units of FNLR OP, Class E shares or cash at the election of the Special Limited Partner. The Special Limited Partner has waived the performance participation for six months for each investor currently invested in the fund measured from the Issuance Date. In addition, the Special Limited Partner’s performance participation interest with respect to Class E units of FNLR OP will be waived by the Special Limited Partner following the time that the Company becomes a “publicly offered REIT” for U.S. federal income tax purposes.
Advanced Organizational and Offering Costs
The Adviser agreed to advance all of the organization and offering costs on behalf of the Company (including legal, marketing, due diligence, administrative, accounting, transfer agent fees and other expenses attributable to the Company’s organization) through November 1, 2024. Such costs will be reimbursed to the Adviser on a pro-rata basis over a 60-month period beginning November 1, 2024, the first anniversary of the date on which the Company broke escrow for its private offering, and are recorded as a component of Due to affiliate on the Company’s Consolidated Balance Sheet. At December 31, 2023, approximately $9.2 million of reimbursable costs were payable to the Adviser and included within Due to affiliate on the Consolidated Balance Sheet.
Notes payable – Affiliate
During the period from January 24, 2023 (Date of Formation) through December 31, 2023, the Company entered into promissory notes with an affiliate of Fortress in an aggregate principal amount of approximately $14.9 million. The outstanding principal amounts of the promissory notes bore interest at rates equal to the CME Group Inc. one-month term Secured Financing Overnight Rate plus two percent. During the period from January 24, 2023 (Date of Formation) through December 31, 2023, the Company incurred $87,190 of interest expense related to the promissory notes, which is included in Interest expense on the Consolidated Statement of Operations. The weighted average interest rate for the affiliate note payable was 7.32%. As of December 31, 2023, the Company had no outstanding borrowings under the promissory notes.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
6.	Leases
Lessor – Operating leases
The Company’s rental revenue consists of rent earned from an operating lease of the Company’s triple net leased fully occupied property which consists of fixed annual rent that escalates annually throughout the term of the lease. The tenant is responsible for all property-related expenses, including taxes, insurance, and maintenance and the Company has rights in accordance with the lease agreement to protect the value of the leased property. The Company’s triple net lease property is occupied by a single tenant. From January 24, 2023 (Date of Formation) through December 31, 2023, the Company recorded $84,745 of Rental revenue on the Consolidated Statement of Operations.
As of December 31, 2023, the future minimum receipts of lease payments are as follows:
Year	Future Minimum Receipts (in thousands)
2024	$10,213
2025	23,865
2026	24,581
2027	25,318
2028	26,077
Thereafter	738,026
Total	$848,080
7.	Equity
Authorized Capital
As of December 31, 2023, the Company has the authority to issue an unlimited number of preferred shares and seven classes of common shares including Class F-S, F-D, F-I, Class B, Class C, Class D and Class E. Each class of common shares and preferred shares has a par value of $0.01. The Company’s board of trustees has the ability to establish the preferences and rights of each class or series of preferred shares, without shareholder approval, and as such, it may afford the holders of any series of class of preferred shares preferences, powers and rights senior to the rights of holders of common shares. The differences among the common share classes relate to upfront transaction fees and ongoing shareholder servicing fees. See Note 2 – Summary of Significant Accounting Policies for a further description of such items. Other than the differences in upfront transaction fees and ongoing shareholder servicing fees, each class of common shares has the same economic and voting rights.
Common Shares
The following table details the movement in the Company’s outstanding shares of common shares from January 24, 2023 (Date of Formation) through December 31, 2023:
(in thousands)	Class F-I Shares	Class B Shares	Class C Shares	Class E Shares	Total
January 24, 2023 (Date of Formation)
Common shares issued	2,342	2,855	6,469	202	11,868
Distribution reinvestment	4	1	4	—	9
Share class exchange	—	(754)	754	—	—
Common shares repurchased	—	—	—	—	—
December 31, 2023	2,346	2,102	7,227	202	11,877

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
Preferred Shares
The Company’s Declaration of Trust authorizes the board of trustees to issue one or more classes or series of preferred shares without shareholder approval, and to establish the preferences and rights of each class or series of preferred shares. At December 31, 2023, no shares of the Company’s preferred shares were issued and outstanding.
Share and Unit Repurchases
The Company has adopted a share repurchase plan whereby, subject to certain limitations, beginning January 2024, shareholders may request, on a monthly basis, that the Company repurchase all or any portion of their shares. For any shares held for less than one year, there is a 2% early purchase deduction applied to the repurchase price to shareholders, subject to certain exceptions. Class C shares and Class D shares may only be repurchased to the extent they have been outstanding for at least two years. The Company is not obligated to repurchase any shares and may choose to repurchase fewer shares than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may modify and suspend the Company’s share repurchase plan if it deems such action to be in the Company’s best interest and the best interest of its shareholders. In the event that the Company determines to repurchase some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro-rata basis.
The Company had no repurchase requests during the period from January 24, 2023 (Date of Formation) through December 31, 2023.
Distributions
The Company generally intends to distribute substantially all of its taxable income, which does not necessarily equal net income as calculated in accordance with GAAP, to its shareholders each year to comply with the REIT provisions of the Code. Each class of common shares receive the same gross distribution per share during the period the Adviser and Special Limited Partner have waived the management fee and performance participation allocation, respectively. The Adviser has declared aggregate distributions for each common share class of $0.0792 from January 24, 2023 (Date of Formation) through December 31, 2023.
The Company has adopted a distribution reinvestment plan whereby shareholders will have their cash distributions automatically reinvested in additional common shares unless they elect to receive their distributions in cash. The per share purchase price for shares purchased pursuant to the distribution reinvestment plan will be equal to the transaction price at the time the distribution is payable. Shareholders will not pay an upfront transaction fee when purchasing shares pursuant to the distribution reinvestment plan. The ongoing servicing fees with respect to shares of Class F-S shares and Class F-D shares are calculated based on the NAV for those shares and may reduce the NAV.
8.	Commitments and Contingencies
In the normal course of business, the Company may, directly or indirectly, enter into agreements that contain representations and warranties and which provide indemnifications. Future events could occur that lead to the execution of these provisions against the Company. The Company’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Company that have not yet occurred.
As of December 31, 2023, the Company had outstanding commitments of approximately $183.5 million in connection with its properties under development.
9.	Earnings Per Share
Basic earnings/(loss) per common share is determined by dividing net income/(loss) attributable to common shareholders by the weighted average number of common shares outstanding during the period. All classes of common shares are allocated net income/(loss) at the same rate per share and receive the same gross distribution per share.

Fortress Net Lease REIT
Notes to Consolidated Financial Statements
December 31, 2023
(in thousands, except per share data)	From January 24, 2023 (Date of Formation) Through December 31, 2023
Net loss	$(6,281)
Weighted average number of common shares outstanding	1,587
Net loss per common share	$ (3.96)
10.	Subsequent Events
On January 2, 2024, the Company issued and sold 12,022,878 common shares, consisting of 350,755 Class F-I Shares, 948,066 Class B Shares, 121,258 Class C Shares, 10,602,404 Class D Shares, and 395 Class E Shares, to accredited investors in our private offering, amounting to proceeds of approximately $120.3 million to the Company as payment for such shares, including shares issued pursuant to the distribution reinvestment plan. Additionally, pursuant to the terms of the Class B Shares, Class C Shares and Class D Shares, 1,000,000 Class B Shares were automatically converted into 999,391 Class D Shares, and 4,343,271 Class C Shares were automatically converted into 4,342,273 Class D Shares.
On January 29, 2024, the Company acquired an industrial property located in Parkesburg, PA for approximately $21.9 million. The property was subsequently leased back to the seller under an absolute triple net lease.
On February 1, 2024, the Company issued and sold 11,997,722 common shares, consisting of 288,344 Class F-I Shares, 2,727,182 Class B Shares, 947,873 Class C Shares, 8,033,926 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 397 Class E Shares, to accredited investors in our private offering, amounting to proceeds of approximately $120.1 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On February 29, 2024, the Company acquired two industrial properties located in Tiffin, OH and Newberg, OR for approximately $25.4 million. The properties were subsequently leased back to the seller under an absolute triple net master lease.
On March 1, 2024, the Company issued and sold 6,040,640 common shares, consisting of 2,868,117 Class F-I Shares (of which 6,985 shares were eligible for a waiver of management fees and performance participation, see Note 5), 7,547 Class B Shares, 9,236 Class C Shares, 3,147,821 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 7,919 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $60.6 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan. Additionally, pursuant to the terms of the Class C Shares and Class D Shares, 3,962,260 Class C Shares were automatically converted into 3,961,984 Class D Shares.
On March 29, 2024, the Company acquired three industrial properties located in Orem, UT for approximately $45.5 million. The properties were subsequently leased back to the seller under an absolute triple net master lease.
On April 1, 2024, the Company issued and sold 5,360,973 common shares, consisting of 1,891,785 Class F-I Shares (of which 6,994 shares were eligible for a waiver of management fees and performance participation, see Note 5), 7,589 Class B Shares, 3,451,175 Class D Shares, (including Class D Shares issued and sold pursuant to the TTC Subscription Agreement), and 10,424 Class E Shares, to accredited investors in our private offering, amounting to proceeds of $53.8 million to us as payment for such shares, including shares issued pursuant to our distribution reinvestment plan.
On April 11, 2024, the Company acquired twenty-seven industrial properties located across nine states within the United States for approximately $133.2 million. The properties were subsequently leased back to the seller under an absolute triple net master lease.
The Company has performed an evaluation of subsequent events through April 26, 2024, which is the date the consolidated financial statements were issued and has determined that there were no other significant subsequent events requiring adjustment or disclosure to the consolidated financial statements as of December 31, 2023.

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.
Fortress Net Lease REIT

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss
Title: Chief Financial Officer

Date: June 28, 2024